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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 1, 2007

Registration No. 333-142207

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUNTSMAN INTERNATIONAL LLC
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	87-0630358 (I.R.S. Employer IdentificationNumber)

500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrants' Principal Executive Offices)

Samuel D. Scruggs, Esq.
Executive Vice President, General Counsel and Secretary
Huntsman International LLC
500 Huntsman Way
Salt Lake City, UT 84108
(801) 584-5700
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Nathan W. Jones, Esq.
Stoel Rives LLP
201 South Main Street, Suite 1100
Salt Lake City, UT 84111
(801) 328-3131

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Airstar Corporation	Utah	2800	87-0457111
Eurofuels LLC	Delaware	2800	91-2064641
Eurostar Industries LLC	Delaware	2800	87-0658223
Huntsman Advanced Materials Americas Inc.	Delaware	2800	52-2215309
Huntsman Advanced Materials Holdings LLC	Delaware	2800	92-0194011
Huntsman Advanced Materials LLC	Delaware	2800	92-0194012
Huntsman Australia Inc.	Utah	2800	87-0510821
Huntsman Chemical Company LLC	Utah	2800	68-0518488
Huntsman Chemical Finance Corporation	Utah	2800	87-0552847
Huntsman Chemical Purchasing Corporation	Utah	2800	87-0568517
Huntsman EA Holdings LLC	Delaware	2800	87-0667306
Huntsman Enterprises, Inc.	Utah	2800	87-0562447
Huntsman Ethyleneamines Ltd.	Texas	2800	87-0668124
Huntsman Expandable Polymers Company, LC	Utah	2800	87-0623756
Huntsman Family Corporation	Utah	2800	87-0517283
Huntsman Fuels, L.P.	Texas	2800	91-2085706
Huntsman Group Holdings Finance Corporation	Utah	2800	87-0552846

(Continued on next page)

(Continued from previous page)

Exact Name of Additional Registrants*	Jurisdiction of Incorporation/Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Huntsman Group Intellectual Property Holdings Corporation	Utah	2800	87-0540073
Huntsman Headquarters Corporation	Utah	2800	87-0526140
Huntsman International Chemicals Corporation	Utah	2800	87-0440648
Huntsman International Financial LLC	Delaware	2800	87-0632917
Huntsman International Fuels, L.P.	Texas	2800	91-2073796
Huntsman International Services Corporation	Texas	2800	75-1423616
Huntsman International Trading Corporation	Delaware	2800	87-0522263
Huntsman MA Investment Corporation	Utah	2800	87-0564509
Huntsman MA Services Corporation	Utah	2800	87-0661851
Huntsman Petrochemical Canada Holdings Corporation	Utah	2800	84-1375735
Huntsman Petrochemical Corporation	Delaware	2800	58-1594518
Huntsman Petrochemical Finance Corporation	Utah	2800	87-0552845
Huntsman Petrochemical Purchasing Corporation	Utah	2800	87-5068520
Huntsman Polymers Corporation	Delaware	2800	75-2104131
Huntsman Polymers Holdings Corporation	Utah	2800	87-0577209
Huntsman Procurement Corporation	Utah	2800	87-0644129
Huntsman Propylene Oxide Holdings LLC	Delaware	2800	91-2064642
Huntsman Propylene Oxide Ltd.	Texas	2800	91-2073797
Huntsman Purchasing, Ltd.	Utah	2800	84-1370346
Huntsman Texas Holdings LLC	Delaware	2800	87-0658222
JK Holdings Corporation	Delaware	2800	87-0518183
Petrostar Fuels LLC	Delaware	2800	87-0668830
Petrostar Industries LLC	Delaware	2800	87-0668831
Polymer Materials Inc.	Utah	2800	87-0432897
Tioxide Americas Inc.	Cayman Islands	2800	98-0015568
Tioxide Group	U.K.	2800	00-0000000

*
Address and telephone number of principal executive office are the same as those of Huntsman International LLC.

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION—DATED MAY 1, 2007

PRELIMINARY PROSPECTUS

Huntsman International LLC

Exchange Offer for
$347,000,000 7.875% Senior Subordinated Notes due 2014,
$175,000,000 7.375% Senior Subordinated Notes due 2015 and
€135,000,000 7.5% Senior Subordinated Notes due 2015

This exchange offer will expire at 5:00 p.m., New York City Time,
on                    , unless extended.

Terms of the exchange offer:

•
We will exchange all outstanding 7.875% Senior Subordinated Notes due 2014 ("old 2014 notes"), all outstanding 7.375% Senior Subordinated Notes due 2015 ("old 2015 dollar notes" and, together with the old 2014 notes, the "old dollar notes") and all outstanding 7.5% Senior Subordinated Notes due 2015 ("old euro notes" and, together with the old dollar notes, the "old notes") that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•
The terms of the new 7.875% Senior Subordinated Notes due 2014 ("new 2014 notes"), the new 7.375% Senior Subordinated Notes due 2015 ("new 2015 dollar notes" and, together with the new 2014 notes, the "new dollar notes") and the new 7.5% Senior Subordinated Notes due 2015 ("new euro notes" and, together with the new dollar notes, the "new notes") to be issued in this exchange offer are substantially identical to the terms of the old notes, except for transfer restrictions and registration rights relating to the old notes. The old notes and the new notes are collectively referred to herein as the "notes." The old euro notes and the new euro notes are collectively referred to herein as the "euro notes." The old dollar notes and the new dollar notes are collectively referred to herein as the "dollar notes."

•
You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

•
The exchange of old notes will not be a taxable event for United States federal income tax purposes.

•
We will not receive any proceeds from the exchange offer.

•
There is no existing market for the new notes, and we have not and will not apply to list the new dollar notes on any securities exchange. We intend to apply to list the new euro notes on the Luxembourg Stock Exchange.

        See the "Description of New Notes" section on page 157 for more information about the new notes to be issued in this exchange offer.

        This investment involves risks. See the section entitled "Risk Factors" that begins on page 15 for a discussion of the risks that you should consider prior to tendering your old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2007

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes it receives. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE EXCHANGE OFFER
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED FINANCIAL DATA
UNAUDITED PRO FORMA FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
BUSINESS
MANAGEMENT
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF NEW NOTES
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

        The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus contains information regarding our business and detailed financial information. You should carefully read this entire document.

        Unless the context otherwise requires, references in this prospectus to "we," "us," "our" or our "Company" refer to Huntsman International LLC, together with its subsidiaries. Any references to our "Company," "we," "us" or "our" as of a date prior to March 23, 1999 (the date of our formation) are to our predecessor entities. In this prospectus, "Huntsman International Holdings" refers to Huntsman International Holdings LLC (our former parent that merged into our Company on August 16, 2005) and, unless the context otherwise requires, its subsidiaries; "Huntsman Advanced Materials" refers to Huntsman Advanced Materials Holdings LLC (our 100% owned subsidiary, the membership interests of which Huntsman Corporation contributed to us on December 20, 2005) and, unless the context otherwise requires, its subsidiaries; "Huntsman LLC" refers to Huntsman LLC (our affiliate that merged into our Company on August 16, 2005); "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies); and "guarantors" or "guarantor subsidiaries" refer to our subsidiaries that have guaranteed our debt obligations, including the notes, consisting of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries.

        In this prospectus, we may refer to "notes," "old notes," "new notes," "dollar notes," "old dollar notes" or "new dollar notes" without distinguishing among the particular issues of notes. In such instances, the term shall refer to each applicable issue of notes separately. In addition, we may refer to "indenture," "exchange and registration rights agreement" or "guarantee" without distinguishing between the particular instrument applicable to an issue of notes. In such instances, the term shall refer to the particular instrument applicable to each issue of notes.

        In this prospectus, we may use, without definition, the common names of competitors or other industry participants. We may also use the common names or abbreviations for certain chemicals or products. Many of these terms are defined in the Glossary of Chemical Terms that begins on page 121 below.

OUR COMPANY

History

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and ICI. In that transaction, Huntsman International Holdings acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide businesses and Huntsman Specialty's PO business. Huntsman International Holdings also acquired BP's 20% ownership interest in an olefins facility located at Wilton, U.K. and certain related assets. Huntsman International Holdings then transferred the acquired businesses to us and to our subsidiaries.

        A summary of our other key acquisitions follows:

  •
  In 1993, we purchased Monsanto's LAB and maleic anhydride businesses.

  •
  In 1994, we purchased Texaco's global chemical business.

  •
  In 1997, we purchased Texaco's PO business. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our Polymers business.

  •
  In 2000, we completed the acquisition of the Morton global TPU business from Rohm and Haas.

  •
  In 2001, we completed our acquisition of Dow's global ethyleneamines business, and we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia.

  •
  In 2003, Huntsman Corporation completed its acquisition of 88% of our advanced materials business (the "Huntsman Advanced Materials Transaction") through the purchase of Vantico.

  •
  On June 30, 2006, we acquired Ciba's global textile effects business (the "Textile Effects Acquisition").

        Our consolidated group has also divested certain businesses, including our packaging subsidiary in 1997, our global styrenics business in 1998, our U.S. butadiene and MTBE business operated by our Base Chemicals segment on June 27, 2006, and our European base chemicals and polymers business on December 29, 2006, which we sold to SABIC.

        In February 2005, our parent, Huntsman Corporation, completed an initial public offering of common stock and mandatory convertible preferred stock. Also during 2005, we completed a series of transactions designed to simplify our consolidated group's financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies, including the following:

  •
  On August 16, 2005, Huntsman LLC merged into our Company (the "Huntsman LLC Merger"). At that time, Huntsman International Holdings also merged into our Company (collectively with the Huntsman LLC Merger, the "Affiliate Mergers"). As a result of the Huntsman LLC Merger, we succeeded to the assets, rights and obligations of Huntsman LLC. We entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding debt securities. Our subsidiaries that guaranteed our outstanding debt securities now provide guarantees with respect to these securities, and all of Huntsman LLC's subsidiaries that guaranteed its debt securities continue to provide guarantees with respect to these debt securities. In addition, Huntsman LLC's guarantor subsidiaries executed supplemental indentures to guarantee all of our outstanding debt securities.

  •
  On December 20, 2005, Huntsman Corporation agreed that its subsidiary, Huntsman Advanced Materials, would pay $125 million to affiliates of SISU Capital Limited and other third parties to retire the 9.7% of the equity of Huntsman Advanced Materials held by such persons in connection with the parent-subsidiary merger of Huntsman Advanced Materials. Huntsman Corporation then contributed its 100% ownership interest in Huntsman Advanced Materials to us (the "Huntsman Advanced Materials Minority Interest Transaction"). In conjunction with this transaction, we amended our senior secured credit facilities (the "Senior Credit Facilities") and increased our existing term loan B by $350 million. We used proceeds from the increased term loan, together with approximately $74 million of cash on hand, to pay the merger consideration associated with retiring the minority equity interests in Huntsman Advanced Materials, to redeem Huntsman Advanced Materials' $250 million of outstanding 11% senior secured notes due 2010, to pay $35.6 million in call premiums plus accrued interest, and to pay other related costs.

Recent Developments

Amendment of Senior Credit Facilities

        On April 19, 2007, we entered into an amendment to our Senior Credit Facilities. Subject in some cases to certain conditions, the amendment provides for improved applicable interest rates, extends the maturity of our dollar denominated term loan to April 2014, increases the restricted payments basket for certain types of payments, eliminates certain financial covenants and increases our capacity for additional term loan borrowings. In addition, pursuant to the amendment, we repaid our euro denominated term loan in full.

Agreement to Sell U.S. Base Chemicals and Polymers Business

        On February 15, 2007, we entered into an agreement with Flint Hills Resources, a wholly owned subsidiary of Koch, which provides that Flint Hills Resources will acquire our U.S. base chemicals and polymers business (the "Pending U.S. Petrochemicals Disposition"). We expect to realize a total value from the sale of approximately $761 million. Under the agreement, Flint Hills Resources will acquire our U.S. base chemicals and polymers manufacturing assets for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $286 million at December 31, 2006). We will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities (net, approximately $19 million at December 31, 2006), which will be liquidated for cash in the ordinary course of business following the closing. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007, following the re-start of our Port Arthur, Texas, olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus. In the event that the Port Arthur, Texas olefins manufacturing facility is not operating at a specified performance level by August 15, 2007, Flint Hills Resources has the option to close on its purchase of the U.S. polymers business separate from the purchase of the U.S. base chemicals business (the "Polymers Purchase Option"). If Flint Hills Resources exercises the Polymers Purchase Option, the U.S. polymers business purchase price will be $150 million, plus the value of associated inventory, and we will amend the asset purchase agreement to facilitate the separate closing of the U.S. base chemicals business for the remaining $306 million of sales price, plus the value of associated inventory. We currently expect that the Port Arthur, Texas olefins manufacturing facility may not achieve the specified performance level by August 15, 2007. We expect to use the net proceeds from this transaction to repay debt.

        The transaction includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at our retained Port Neches, Texas, site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to us, will continue to provide feedstock for our downstream derivative units.

Formation of Polyurethanes Joint Venture in Russia and Former Soviet States

        On February 1, 2007, we announced the creation of a new Russian-based joint venture to manufacture and sell polyurethane systems to adhesives, coatings, elastomers and insulation markets in Russia and other areas of the former Soviet Union.

Sale of Australian Polyester Resins Assets

        On January 4, 2007, we completed the sale of our Australian polyester resins assets to Nuplex for A$9.6 million (approximately $7.5 million) in cash, plus the value of inventory at the sale date, for a total transaction value of A$20.3 million (approximately $15.8 million), subject to post closing adjustments. The transaction further includes additional consideration to be received over a three year period upon achieving certain associated earnings targets. The sale includes our Australian polyesters, vinylesters and gelcoats manufacturing assets. In connection with the sale agreement, we also entered into a tolling agreement with Nuplex whereby we will continue to manufacture product using the Australian polyester resins assets. Nuplex will own the assets located on our site. The tolling agreement expires January 2009.

Sale of European Base Chemicals and Polymers Business

        On December 29, 2006, we sold all of the outstanding equity interests of Huntsman Petrochemicals (UK) Limited to SABIC for an aggregate purchase price of $685 million in cash, plus the assumption by SABIC of approximately $126 million in unfunded pension liabilities (the "U.K. Petrochemicals Disposition"). The final sales price is subject to agreement by SABIC on adjustments relating to working capital, investment in the LDPE plant currently under construction at Wilton, U.K. and unfunded pension liabilities. We used the net proceeds from the transaction to legally defease the remaining $250 million outstanding principal amount of our 9.875% senior notes due 2009 and to repay $400 million of debt under our Senior Credit Facilities.

        As a result of the U.K. Petrochemicals Disposition, SABIC acquired our European base chemicals and polymers business. The results of operations of our European base chemicals and polymers business for current and prior periods have been classified as discontinued operations in our financial statements. The transaction did not include our Teesside, U.K.-based Pigments operations or the Wilton, U.K.-based aniline and nitrobenzene operations of our Polyurethanes segment. For more information, see "Note 3. Discontinued Operations" and "Note 4. Business Dispositions and Combinations" to our consolidated financial statements included elsewhere in this prospectus.

OUR BUSINESS

        We are among the world's largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 75 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 15,000 associates worldwide. Our businesses benefit from large production scale in certain products and proprietary manufacturing technologies, which allow us to maintain a low-cost position. We had revenues for the years ended December 31, 2006 and 2005 of $10,623.6 million and $10,676.9 million, respectively.

        Our business is organized around our six segments: Polyurethanes, Advanced Materials, Performance Products, Pigments, Polymers and Base Chemicals. Upon the anticipated closing in the third quarter 2007 of the Pending U.S. Petrochemicals Disposition, we expect to operate our business in four segments: Polyurethanes, Materials and Effects, Performance Products and Pigments.

        Our current segments can be divided into three broad categories: differentiated, inorganic and commodity. Our Polyurethanes, Materials and Effects and Performance Products segments produce differentiated products, our Pigments segment produces inorganic products and our Polymers and Base Chemicals segments produce commodity chemicals. Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced largely by seasonal demand patterns in the coatings industry. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. The profitability of our commodity products has historically been cyclical in nature. Our six operating segments are all impacted, to a greater or lesser degree, by economic conditions, prices of raw materials and global supply and demand pressures.

2006 Segment Revenues*	2006 Segment EBITDA*

*
Percentage allocations in the segment revenues chart above reflect the allocation of all inter-segment revenue eliminations to our Base Chemicals segment. Percentage allocations in the segment EBITDA chart above do not give effect to $149.1 million of corporate and other unallocated items and exclude $19.8 million of restructuring, impairment and plant closing costs and $24.7 million of EBITDA from discontinued operations and gains/losses from disposition of assets. For a detailed discussion of our revenues, total assets and EBITDA by segment, see "Note 26. Operating Segment Information" to our consolidated financial statements included elsewhere in this prospectus. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE(1)	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, Electrolux, Firestone, GE, Haier, Lear, Louisiana Pacific, Shell, Weyerhauser, Nobel, Chevron
Materials and Effects	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives, tooling resin formulations, textile chemicals and dyes	adhesives, aerospace, electrical power transmission, consumer electronics, civil engineering, wind power generation, automotive, apparel, home and technical textiles	ABB, Akzo, BASF, Boeing, Bosch, Cytec, Hexcel, Rohm & Haas, Russel, Sara Lee, Sherwin Williams, Wellspun, Hanesbrands, Milliken, Russell

Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG and technology licenses	detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products and PET fibers and resins	ChevronTexaco, Colgate, Ecolab, Huish, Monsanto, Procter & Gamble, Unilever, Lubrizol, Reichhold
Pigments	titanium dioxide	paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, Sigma Kalon, Clariant, ICI, Jotun, PolyOne
Polymers	LDPE and LLDPE, polypropylene, EPS, styrene and APAO	flexible and rigid packaging, adhesives and automotive, medical and construction products	Ashland, Berry, Kimberly Clark, Pliant, Polymer Group, PolyOne, Sealed Air
Base Chemicals(2)	ethylene, propylene and cyclohexane	packaging film, polyester and nylon fibers, PVC and polymer resins	Ineos, Dow, DuPont, Invista, Nova, Shell, Solutia

(1)
The PO/MTBE operations in our Polyurethanes segment were not included in the sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment).

(2)
On February 15, 2007, we entered into an agreement to sell our U.S. base chemicals and polymers assets. See "—Recent Developments—Agreement to Sell U.S. Base Chemicals and Polymers Business" above. On December 29, 2006, we sold our European base chemicals and polymers business. See "—Recent Developments—Sale of European Base Chemicals and Polymers Business" above. On June 27, 2006, we sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment.

THE EXCHANGE OFFER

Securities Offered	$347,000,000 aggregate principal amount of new 2014 notes, $175,000,000 aggregate principal amount of new 2015 dollar notes and €135,000,000 aggregate principal amount of new euro notes, all of which have been registered under the Securities Act of 1933, as amended (the "Securities Act"). The terms of the new notes are substantially identical to the same respective issue of old notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the old notes do not apply to the registered new notes.
The Exchange Offer
We are offering to issue registered new notes in exchange for like principal amount and like denomination of our old notes. We are offering to issue these registered new notes to satisfy our obligations under exchange and registration rights agreements that we entered into with the initial purchasers of the old notes when we sold them in transactions that were exempt from the registration requirements of the Securities Act. You may tender your old notes for exchange by following the procedures described under the heading "The Exchange Offer."
Tenders; Expiration Date; Withdrawal
The exchange offer will expire at 5:00 p.m., New York City time, on , unless we extend it. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. You may withdraw any notes that you tender for exchange at any time prior to . If we decide for any reason not to accept any old notes you have tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer—Terms of the Exchange Offer" and "—Withdrawal Rights" for a more complete description of the tender and withdrawal provisions.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions and we may terminate or amend the exchange offer if any of these conditions occur prior to the expiration of the exchange offer. These conditions include any change in applicable law or legal interpretation or governmental or regulatory actions that would impair our ability to proceed with the exchange offer, any general suspension or general limitation relating to trading of securities on any national securities exchange or the over-the-counter market or a declaration of war or other hostilities involving the United States. We may waive any of these conditions in our sole discretion.
Procedures for Tendering Old Notes
A holder who wishes to tender old dollar notes in the exchange offer must transmit to Wells Fargo Bank, N.A. (the "dollar exchange agent") an agent's message, transmitted by a book-entry transfer facility, which agent's message must be received by the dollar exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, the dollar exchange agent must receive a timely confirmation of book-entry transfer of the old notes into the dollar exchange agent's account at The Depository Trust Company, or DTC, under the procedures for book-entry transfers described in "The Exchange Offer—How to Tender Old Notes for Exchange."

Old dollar notes may be tendered by electronic transmission of acceptance through DTC's Automated Tender Offer Program, which we refer to as ATOP. Custodial entities that are participants in DTC must tender old notes through ATOP. A letter of transmittal need not accompany tenders effected through ATOP. Please carefully follow the instructions contained in this document on how to tender your securities. See "The Exchange Offer—DTC Book Entry Transfers."

To tender book-entry interests in old euro notes in the exchange offer, the holder of the old euro notes on the records of Euroclear or Clearstream, Luxembourg must contact either Euroclear or Clearstream, Luxembourg to arrange to block such holder's account. In lieu of delivering a letter of transmittal to Citibank, N.A. (the "euro exchange agent"), you must, unless otherwise instructed by Euroclear or Clearstream Luxembourg, notify Euroclear or Clearstream, Luxembourg, as the case may be, to deliver to the euro exchange agent prior to 5:00 p.m., New York City time, on the expiration date, a computer-generated message, in which the holder of the old euro notes acknowledges and agrees to be bound by the terms of the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and received by the euro exchange agent before 5:00 p.m., New York City time, on the expiration date.
Exchange Offer; Exchange and Registration Rights
Under exchange and registration rights agreements, we have agreed to use our reasonable best efforts to consummate the exchange offer within 45 days after the date on which the exchange offer registration statement is declared effective. In addition, we have agreed to file a "shelf registration statement" that would allow some or all of the old notes to be offered to the public if we are unable to complete the exchange offer or a change in applicable laws or legal interpretation occurs that would limit the intended effects or availability of the exchange offer.
Penalty Interest
If we fail to fulfill our obligations with respect to registration of the old 2014 notes (a "registration default"), the annual interest rate on the notes will increase by 0.125% during the first 90-day period during which the registration default continues, and will increase by an additional 0.125% for each subsequent 90-day period during which the registration default continues, up to a maximum increase of 0.50% over the interest rate that would otherwise apply to the old 2014 notes. As soon as we cure a registration default, the interest rates on the new 2014 notes will revert to their original levels. If we must pay additional interest on other notes, we will also pay it to holders in cash on the same dates that we make other interest payments on the notes, until we correct the registration default.

We have paid additional interest to holders of 2015 notes in cash on the same dates that we made other interest payments on the 2015 notes. The Company's obligation to pay additional interest to holders of 2015 notes terminated in December 2006.
U.S. Federal Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."
Use of Proceeds
We will not receive any cash proceeds from the exchange offer. In consideration for issuing the new notes in the exchange offer as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our indebtedness. We will pay all expenses incident to the exchange offer. See "Use of Proceeds" for a discussion of the use of proceeds from the issuance of the old notes.
Dollar Exchange Agent	Wells Fargo Bank, N.A.
Euro Exchange Agent	Citibank, N.A.
Consequences of Failure to Exchange
Old notes that are not tendered or that are tendered but not accepted will continue to be subject to the restrictions on transfer that are described in the legend on those notes. In general, you may offer or sell your old notes only if they are registered under, or offered or sold under an exemption from, the Securities Act and applicable state securities laws. We, however, will have no further obligation to register the old notes. If you do not participate in the exchange offer, the liquidity of your notes could be adversely affected.
Consequences of Exchanging Your Old Notes
Based on interpretations of the SEC set forth in certain no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the new notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if you:
•	acquire the new notes issued in the exchange offer in the ordinary course of your business;
•	are not participating, do not intend to participate, and have no arrangement or understanding with anyone to participate, in the distribution of the new notes issued to you in the exchange offer; and

• are not an "affiliate" of our Company as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any new notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for, or indemnify you against, any liability you may incur.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will deliver a prospectus when it resells or transfers any new notes. See "Plan of Distribution" for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

THE NEW NOTES

        The terms of the new notes and those of the same respective issue of outstanding old notes are identical in all material respects, except:

  (1)
  the new notes will have been registered under the Securities Act;

  (2)
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  (3)
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        A brief description of the material terms of the new notes follows:

Issuer	Huntsman International LLC.
Notes Offered
$175,000,000 aggregate principal amount of 7.375% Senior Subordinated Notes due 2015. €135,000,000 aggregate principal amount of 7.5% Senior Subordinated Notes due 2015. $347,000,000 aggregate principal amount of 7.875% Senior Subordinated Notes due 2014.
Maturity	The new 2014 notes mature on November 15, 2014. The new 2015 dollar notes and the new euro notes (together the "new 2015 notes") mature on January 1, 2015.
Interest Rate	The new 2014 notes bear interest at a rate of 7.875% per annum. The new 2015 dollar notes bear interest at a rate of 7.375% per annum. The new euro notes bear interest at a rate of 7.5% per annum.
Interest Payment Dates	We will pay interest on the new 2014 notes each November 15 and May 15, beginning on May 15, 2007. We will pay interest on the new 2015 notes each January 1 and July 1, beginning on July 1, 2005.

Guarantee
Each issue of notes are unconditionally guaranteed by substantially all of our domestic subsidiaries and certain of our foreign subsidiaries. If we cannot make payments on the notes when they are due, then our subsidiary guarantors are required to make payments on our behalf. See the subheadings "—The Guarantees" in "Description of New Notes."
Optional Redemption
Prior to November 15, 2009 (for new 2014 notes) or January 1, 2008 (for new 2015 notes), we may, at our option and subject to certain requirements, use the net proceeds from (i) one or more offerings of qualified capital stock or (ii) capital contributions to our equity, to redeem up to 40% of the aggregate principal amount of the notes at a redemption price equal to 107.875% (for new 2014 notes), 107.375% (for new 2015 dollar notes) or 107.500% (for new euro notes) of their face amount plus in each case accrued and unpaid interest. See the subheadings "—Description of the Notes and the Guarantees—Optional Redemption" in "Description of New Notes."

On or after November 15, 2010 (for new 2014 notes) or January 1, 2010 (for new 2015 notes), we may redeem some or all of the notes, at our option, at any time at the redemption prices listed in the subheadings "—Description of the Notes and the Guarantees—Optional Redemption" in "Description of New Notes."

Prior to November 15, 2010 (for new 2014 notes) or January 1, 2010 (for new 2015 notes), we may redeem some or all of the notes, at our option, at any time at a redemption price equal to 100% of their face amount plus a "make whole" premium. See the subheadings "—Description of the Notes and the Guarantees—Optional Redemption" in "Description of New Notes." The notes will be:
Ranking	The notes will be:
•	our general unsecured senior subordinated obligations;
•
subordinated in right of payment to all our existing and future senior indebtedness and structurally subordinated to all liabilities (including trade payables) of our subsidiaries which are not guarantors (except with respect to indebtedness owed to us or other guarantors);
•	equal in right of payment to all our existing and future senior subordinated indebtedness; and
•	unconditionally guaranteed by the guarantors on a senior subordinated basis.

Since the notes are unsecured, in the event of a bankruptcy or insolvency, our secured lenders will have a prior secured claim to any collateral securing the debt owed to them.
The guarantees will be:
	•	the general unsecured senior subordinated obligations of the guarantors;
	•	subordinated in right of payment to all existing and future senior indebtedness of the guarantors; and
	•	equal in right of payment to all existing and future senior subordinated indebtedness of the guarantors.

Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

As of December 31, 2006, we and the guarantors had approximately $2.3 billion of senior indebtedness outstanding (of which approximately $2.1 billion is secured indebtedness), and our subsidiaries which are not guarantors had approximately $164.7 million of indebtedness outstanding, excluding intercompany indebtedness due to us or the guarantors.
Change of Control Offer
If we undergo a change of control (as defined), we will be required to make an offer to purchase each holder's notes at a price equal to 101% of their face amount plus accrued and unpaid interest, if any, to the date of repurchase. See the subheadings "—Description of the Notes and the Guarantees—Repurchase at the Option of Holders upon a Change of Control" in "Description of New Notes."
Asset Sales
We may have to use the net proceeds from asset sales to offer to repurchase the notes under certain circumstances at their face amount, plus accrued and unpaid interest, if any, to the date of repurchase. See subheadings the "—Description of the Notes and the Guarantees—Certain Covenants—Limitation on Asset Sales" in "Description of New Notes."
Covenants	The indenture governing the notes contains covenants that limit our ability and the ability of certain of our subsidiaries to:
	•	incur additional indebtedness;
	•	pay dividends or distributions on, or redeem, repurchase or acquire our capital stock;
	•	issue capital stock;
	•	make certain investments;
	•	create liens;

	•	engage in transactions with affiliates;
	•	merge or consolidate; and
	•	transfer or sell assets.

These covenants are subject to important exceptions and qualifications, which are described in the subheadings "—Description of the Notes and the Guarantees—Certain Covenants" in "Description of New Notes."
Risk Factors
You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific risk factors set forth under "Risk Factors," beginning on page 15, before participating in this exchange offer.

For additional information regarding the notes, see "Description of New Notes."

FAILURE TO EXCHANGE YOUR OLD NOTES

        The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and all applicable state securities laws. We will issue the new notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption "The Exchange Offer."

        Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

OTHER DEBT

        As of December 31, 2006, we had $3,093.1 million in debt outstanding other than the old notes.

        The indentures governing the notes limits our ability to incur additional debt. Consequently, we would be required to obtain an amendment of the indenture before we incurred any additional debt, other than the types of debt specifically identified in the indentures as permitted. For more information, see "Other Indebtedness and Certain Financing Arrangements" below.

SUMMARY HISTORICAL FINANCIAL DATA

        The summary historical financial data set forth below presents the historical financial data of our Company as of the dates and for the periods indicated. In 2005, we completed the Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction to simplify our consolidated group's financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies. Each of these transactions was accounted for as an exchange of shares between entities under common control similar to the pooling method. Huntsman LLC and Huntsman Advanced Materials came under common control with us effective May 1, 2003 and June 30, 2003, respectively. Huntsman International Holdings and our Company have been under common control since our inception. The summary historical financial data presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods for which they were under common control. As a result, the financial information as of and for the years ended December 31, 2003 and 2002 is not comparable to the financial information as of and for the years ended December 31, 2006, 2005 and 2004.

        The summary financial and other data as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 has been derived from the audited financial statements of our Company. The summary financial data set forth below should be read in conjunction with our audited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," and "Selected Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

	Year Ended December 31,
	2006	2005	2004	2003	2002
	(Dollars in Millions)
Revenue	$10,623.6	$10,676.9	$9,562.5	$6,351.7	$3,507.3
Income (loss) from continuing operations	375.7	123.0	(281.0)	(332.6)	0.9
Total assets	8,195.5	8,633.0	9,174.4	8,609.7	5,167.3
Total debt(1)	3,645.3	4,457.9	6,291.7	5,939.0	2,773.8
Cash dividends declared per unit of member's equity	—	—	—	—	—

(1)
Includes the current portion of long-term debt.

RISK FACTORS

        You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before participating in this exchange offer. Any of the following risks could materially and adversely affect our business, financial condition, results of operations or cash flows.

Future acquisitions, partnerships and joint ventures, as well as our recent Textile Effects Acquisition, may require significant resources and/or result in unanticipated adverse consequences that could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        In the future we may seek to grow our Company and businesses by making acquisitions or entering into partnerships and joint ventures. Any future acquisition, partnership or joint venture, such as our recent Textile Effects Acquisition, may require that we make a significant cash investment, issue stock or incur substantial debt. In addition, acquisitions, partnerships or investments, such as our recent Textile Effects Acquisition, may require significant managerial attention, which may be diverted from our other operations. These capital, equity and managerial commitments may impair the operation of our businesses. Furthermore, our recent Textile Effects Acquisition and any future acquisitions of businesses or facilities, could entail a number of additional risks, including:

  •
  problems with effective integration of operations;

  •
  the inability to maintain key pre-acquisition business relationships;

  •
  increased operating costs;

  •
  exposure to unanticipated liabilities; and

  •
  difficulties in realizing projected efficiencies, synergies and cost savings.

        We have incurred indebtedness to finance past acquisitions. We may finance future acquisitions with additional indebtedness. We could face the financial risks associated with incurring additional indebtedness such as reducing our liquidity and access to financing markets and increasing the amount of cash flow required to service such indebtedness, which could have a material adverse effect on our business, results of operations and financial condition and our ability to make payments on the notes.

Significant price volatility or interruptions in supply of our raw materials may result in increased costs that we may be unable to pass on to our customers, which could negatively affect our ability to make payments on the notes.

        The prices of the raw materials that we purchase from third parties are cyclical and volatile. We purchase a substantial portion of these raw materials from third party suppliers, and the cost of these raw materials represents a substantial portion of our operating expenses. The prices for a number of these raw materials generally follow price trends of, and vary with market conditions for, crude oil and natural gas feedstocks, which are highly volatile and cyclical.

        The feedstocks and other raw materials we consume generally are commodity products that are readily available at market prices. Nevertheless, we frequently enter into supply agreements with particular suppliers where we believe such agreements will reduce our costs. In some cases, the existence of pipelines or the proximity of suppliers may provide significant cost benefits to us. Disruptions of existing supply arrangements could substantially impact our profitability. If certain of our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the necessary raw materials from other sources and we may not be able to increase prices for our finished products to recoup the higher raw materials costs. In addition, if any of the raw materials that we use become unavailable within the geographic area from which they are now sourced, then we may not be able to obtain suitable or cost effective substitutes. Any interruption in the supply of raw materials could increase our costs or decrease our revenues, which could reduce our cash flow.

        Our supply agreements typically provide for market-based pricing and provide us only limited protection against price volatility. While we attempt to match cost increases with corresponding product price increases, we are not always able to raise product prices immediately or at all. Timing differences between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, have had and may continue to have a negative effect on our cash flow. Any cost increase that we are not able to pass on to our customers could have a material adverse effect on our business, results of operations, financial condition, liquidity and our ability to make payments on the notes.

Demand for many of our products is cyclical, and we may experience prolonged depressed market conditions for such products, which may adversely affect our ability to make payments on the notes.

        Historically, the markets for many of our products, particularly our commodity products, have experienced alternating periods of tight supply, causing prices and profit margins to increase, followed by periods of capacity additions, resulting in oversupply and declining prices and profit margins.

        During 2006, we derived approximately 25% of our revenue from sales of commodity products. In December 2006, we completed the U.K. Petrochemical Disposition and in February 2007, we entered into an agreement to sell our U.S. base chemicals and polymers assets; however, we currently retain significant commodity assets. Due to the commodity nature of these products, competition in these markets is based primarily on price and to a lesser extent on performance, product quality, product deliverability and customer service. As a result, we may not be able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Historically, the prices for our commodity products have been cyclical and sensitive to relative changes in supply and demand, the availability and price of feedstocks and general economic conditions. Our other products may be subject to these same factors, but, typically, the impact of these factors is greatest on our commodity products.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers.

        Our credit procedures and policies may not be adequate to eliminate customer credit risk. Our customers may experience financial difficulties, including bankruptcies, restructurings and liquidations. These and other financial problems that may be experienced by our customers, as well as potential financial weakness in our industry, may increase our risk in extending trade credit to customers. A significant adverse change in a customer relationship or in a customer's financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect accounts receivable from that customer, all of which could have a material adverse effect on our business, results of operations, financial condition and liquidity.

Natural or other disasters could disrupt our business and result in loss of revenue or in higher expenses.

        Any serious disruption at any of our facilities due to hurricane, fire, earthquake, flood, terrorist attack or any other natural or man-made disaster could impair our ability to use our facilities and have a material adverse impact on our revenues and increase our costs and expenses. Substantially all of our revenues are derived from products manufactured at facilities, including among others, our U.S. Gulf Coast facilities, that are exposed to the risk of disasters. If there is a natural disaster or other serious disruption at any of these facilities, it could impair our ability to adequately supply our customers and negatively impact our operating results. On April 29, 2006, our Port Arthur, Texas Olefins manufacturing plant experienced a major fire. With the exception of cyclohexane operations at this site, which were restarted in June 2006, the remaining operations at the site remain shut down. This facility is estimated to remain shut down until early in the third quarter of 2007. In addition, many of our current and potential customers are concentrated in specific geographic areas. A disaster in one of these regions could have a material adverse impact on our operations, operating results and financial condition and our ability to make payments on the notes.

We have a history of losses and may incur losses in the future.

        We incurred net losses in two of the last five fiscal years. Our history of net losses may have a negative impact on our business, including our ability to fund operations, make capital expenditures and service debt obligations. Persistent continued net losses likely would negatively affect our ability to meet such obligations over the long-term. Our history of net losses may also increase our cost of borrowing and make it more difficult and/or expensive to take advantage of opportunities for growth.

Our available cash and access to additional capital may be limited by our significant leverage, which could restrict our ability to grow our businesses, or adversely effect our results or our ability to make payments on the notes.

        We have a significant amount of indebtedness outstanding. As of December 31, 2006, we had total consolidated outstanding indebtedness of approximately $3.6 billion (including the current portion of long-term debt) and a debt to total capitalization ratio of approximately 70%. This balance does not reflect approximately $443 million of outstanding amounts under our off-balance sheet A/R Securitization Program at December 31, 2006. Our outstanding debt could have important consequences for our businesses, including:

  •
  a high degree of debt makes us more vulnerable to a downturn in our businesses, our industry or the economy in general, as a significant percentage of our cash flow from operations will be required to make payments on our indebtedness, making it more difficult to react to changes in our business and in market or industry conditions;

  •
  a substantial portion of our future cash flow from operations may be required to be dedicated to the payment of principal and interest on indebtedness, thereby reducing the funds available for other purposes, including the growth of our businesses;

  •
  our ability to obtain additional financing may be constrained due to our existing level of debt; and

  •
  part of our indebtedness is, and any future debt may be, subject to variable interest rates, which makes us vulnerable to increases in interest rates.

        We require substantial capital to finance our operations and continued growth, and we may incur substantial additional debt from time to time for a variety of purposes, including acquiring additional businesses. However, our existing debt instruments contain restrictive covenants. Among other things, these covenants limit or prohibit our ability to incur more debt; make prepayments of other debt; pay dividends, redeem stock or make other distributions; issue capital stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; and merge or consolidate; and transfer or sell assets. Also, if we undergo a change of control, our debt instruments may require us to make an offer to purchase certain of our notes. Under these circumstances, we may also be required to repay indebtedness under our Senior Credit Facilities prior to our notes. In this event, we may not have the financial resources necessary to purchase such notes, which would result in an event of default under the indentures governing such notes.

        As of December 31, 2006, the current portion of our long term debt totaled approximately $188 million. For 2007, we estimate that our annual aggregate debt service expense will be approximately $275 million, which will include approximately $10 million in amortization of capitalized debt costs. As of December 31, 2006, we had combined outstanding variable rate borrowings of approximately $1.9 billion. Assuming a 1% increase in interest rates, without giving effect to any interest rate hedges, our annual interest rate expense would increase by approximately $19 million. If we are unable to generate sufficient cash flow or are otherwise unable to obtain the funds required to meet payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of those instruments. In the event of a default, a holder of the indebtedness could elect to declare all the funds borrowed under those instruments to be due and payable together with accrued and unpaid interest, the creditors under our Senior Credit Facilities could elect to terminate their commitments thereunder and we or one or more of our subsidiaries, could be forced into bankruptcy or liquidation. Any of the foregoing consequences could have a material adverse effect on our business, results of operations and financial condition and our ability to make payments on the notes.

If our subsidiaries do not make sufficient distributions to us, then we will not be able to make payment on our debt, including the notes.

        Generally, our debt is the exclusive obligation of our Company and our guarantors and not of any of our other subsidiaries. Because a significant portion of our operations are conducted by these other subsidiaries, our cash flow and our ability to service indebtedness, including our ability to pay the interest on our debt when due and principal of such debt at maturity, are dependent to a large extent upon cash dividends and distributions or other transfers from non-guarantor subsidiaries. In addition, we must first pay amounts due on our senior indebtedness, including our Senior Credit Facilities and our outstanding senior secured notes and senior notes prior to making payments on the notes. Any payment of dividends, distributions, loans or advances by our non-guarantor subsidiaries to us could be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate, and any restrictions imposed by the current and future debt instruments of our non-guarantor subsidiaries. In addition, payments to us by our subsidiaries are contingent upon our non-guarantor subsidiaries' earnings.

        Our subsidiaries are separate and distinct legal entities and, except for our guarantor subsidiaries, have no obligation, contingent or otherwise, to pay any amounts due on our debt or to make any funds available therefor, whether by dividends, loans, distributions or other payments, and do not guarantee the payment of interest on, or principal of, our debt. Any right that we have to receive any assets of any of our subsidiaries that are not guarantors upon the liquidation or reorganization of any such subsidiary, and the consequent right of holders of notes to realize proceeds from the sale of their assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors and holders of debt issued by that subsidiary. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them.

A downgrade in the ratings of the securities of our Company or our subsidiaries could result in increased interest and other financial expenses related to future borrowings of our Company or our subsidiaries and could restrict our access to additional capital or trade credit.

        Standard and Poor's Ratings Services and Moody's Investors Service maintain credit ratings for us and our parent, Huntsman Corporation. Each of these ratings is currently below investment grade. Any decision by these or other ratings agencies to downgrade such ratings in the future could result in increased interest and other financial expenses relating to our future borrowings and could restrict our ability to obtain additional financing on satisfactory terms. In addition, any downgrade could restrict our access to, and negatively impact the terms of, trade credit extended by our suppliers of raw materials.

Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability, materially reduce our sales and/or materially increase our costs.

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market.

        As a result of these developments, we currently market, either directly or through third parties, MTBE to customers located outside the U.S. for use as a gasoline additive, which has produced a lower level of cash flow than the previous sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        Numerous companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in approximately 150 cases currently pending in U.S. courts that allege MTBE contamination in groundwater. We were recently named for the first time as a defendant in five of those lawsuits. The plaintiffs in the MTBE groundwater contamination cases generally seek compensatory damages, punitive damages, injunctive relief, such as monitoring and abatement, and attorney fees. We currently have insufficient information to meaningfully assess our potential exposure in these cases. It is possible that we could be named as a defendant in additional existing or future MTBE contamination cases. We cannot provide assurances that adverse results against us in existing or future MTBE contamination cases will not have a material adverse effect on our business, results of operations and financial position.

Our results of operations may be adversely affected by fluctuations in currency exchange rates and international business risks.

        We conduct a majority of our business operations outside the U.S., and these operations are subject to risks normally associated with international operations. These risks include the need to convert currencies which may be received for our products into currencies in which we purchase raw materials or pay for services, which could result in a gain or loss depending on fluctuations in exchange rates. In addition, we translate our local currency financial results into U.S. dollars based on average exchange rates prevailing during the reporting period or the exchange rate at the end of that period. During times of a strengthening U.S. dollar, our reported international sales and earnings may be reduced because the local currency may translate into fewer U.S. dollars. Because we currently have significant operations located outside the United States, we are exposed to fluctuations in global currency rates.

        Other risks of international operations include trade barriers, tariffs, exchange controls, national and regional labor strikes, social and political risks, general economic risks and required compliance with a variety of foreign laws, including tax laws. Furthermore, in foreign jurisdictions where process of law may vary from country to country, we may experience difficulty in enforcing agreements. In jurisdictions where bankruptcy laws and practices may vary, we may experience difficulty collecting foreign receivables through foreign legal systems. The occurrence of these risks could disrupt the businesses of our international subsidiaries, which could significantly affect their ability to make distributions to us.

The industries in which we compete are highly competitive, and we may not be able to compete effectively with our competitors that have greater financial resources, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        The industries in which we operate are highly competitive. Among our competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, certain of our businesses use technology that is widely available. Accordingly, barriers to entry, apart from capital availability, are low in certain commodity product segments of our business, and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. Further, petroleum-rich countries have become more significant participants in the petrochemical industry and may expand this role significantly in the future. Increased competition in any of our businesses could compel us to reduce the prices of our products, which could result in reduced profit margins and loss of market share and have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

Our operations involve risks that may increase our operating costs, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        Although we take precautions to enhance the safety of our operations and minimize the risk of disruptions, our operations are subject to hazards inherent in the manufacturing and marketing of differentiated and commodity chemical products. These hazards include: chemical spills, pipeline leaks and ruptures; storage tank leaks, discharges or releases of toxic or hazardous substances or gases and other hazards incident to the manufacturing, processing, handling, transportation and storage of dangerous chemicals. We are also potentially subject to other hazards, including natural disasters and severe weather; explosions and fires; transportation problems, including interruptions, spills and leaks; mechanical failures; unscheduled downtimes; labor difficulties; remediation complications; and other risks. For example, on April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire and the facility is currently not operational. Damage from the fire is significant and the plant is currently expected to be off line until early in the third quarter of 2007.

        Many potential hazards can cause bodily injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties and liabilities. Furthermore, we are subject to present and future claims with respect to workplace exposure, exposure of contractors on our premises as well as other persons located nearby, workers' compensation and other matters.

        We maintain property, business interruption and casualty insurance policies which we believe are in accordance with customary industry practices, but we are not fully insured against all potential hazards and risks incident to our business. We maintain property damage and business interruption insurance policies and products liability and sudden and accidental insurance policies, as well as insurance policies covering other types of risks, including pollution legal liability insurance. Each of these insurance policies is subject to customary exclusions, deductibles and coverage limits, in accordance with industry standards and practices. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        In addition, we are subject to various claims and litigation in the ordinary course of business. In conjunction with many of our past acquisitions, we have obtained indemnity agreements from the prior owners addressing liabilities that may arise from operations and events prior to our ownership. We are a party to various pending lawsuits and proceedings. It is possible that judgments could be rendered against us in these cases or others in which we could be uninsured or not covered by indemnity and beyond the amounts that we currently have reserved or anticipate incurring for such matters.

We are subject to many environmental and safety regulations that may result in unanticipated costs or liabilities, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. Actual or alleged violations of environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities, which could have a material adverse effect on our business, results of operations and financial condition and on our ability to make payments on the notes.

        In addition, we could incur significant expenditures in order to comply with existing or future environmental or safety laws. Capital expenditures and costs relating to environmental or safety matters will be subject to evolving regulatory requirements and will depend on the timing of the promulgation and enforcement of specific standards which impose requirements on our operations. Therefore, we cannot assure you that capital expenditures and costs beyond those currently anticipated will not be required under existing or future environmental or safety laws.

        Furthermore, we may be liable for the costs of investigating and cleaning up environmental contamination on or from our properties or at off-site locations where we disposed of or arranged for the disposal or treatment of hazardous materials or from disposal activities that pre-dated our purchase of our businesses. We may therefore incur additional costs and expenditures beyond those currently anticipated to address all such known and unknown situations under existing and future environmental laws.

Our business is dependent on our intellectual property. If our patents are declared invalid or our trade secrets become known to our competitors, our ability to compete may be adversely affected.

        Proprietary protection of our processes, apparatuses and other technology is important to our business. Consequently, we may have to rely on judicial enforcement of our patents and other proprietary rights. While a presumption of validity exists with respect to patents issued to us in the U.S., there can be no assurance that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, if any pending patent application filed by us does not result in an issued patent, or if patents are issued to us, but such patents do not provide meaningful protection of our intellectual property, then our ability to compete may be adversely affected. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner, which could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to protect our intellectual property, these confidentiality agreements may be breached, may not provide meaningful protection for our trade secrets or proprietary know-how, or adequate remedies may not be available in the event of an unauthorized use or disclosure of our trade secrets and know-how. In addition, others could obtain knowledge of our trade secrets through independent development or other access by legal means. The failure of our patents or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets or proprietary know-how could have a material adverse effect on our business, results of operations, financial condition, liquidity and on our ability to make payments on the notes.

Loss of key members of our management could disrupt our business.

        We depend on the continued employment and performance of our senior executives and other key members of management. If any of these individuals resigns or becomes unable to continue in his present role and is not adequately replaced, our business operations and our ability to implement our growth strategies could be materially disrupted. We generally do not have employment agreements with, and we do not maintain any "key man" life insurance for, our executive officers.

Terrorist attacks, such as the attacks that occurred on September 11, 2001, the continuing military action in Iraq, general instability in various OPEC member and other energy-producing nations, the threat of other attacks or acts of war in the U.S. and abroad and increased security regulations related to our industry could adversely affect our business.

        The attacks of September 11, 2001, and subsequent events, including the continuing military action in Iraq, have caused instability in the U.S. and other financial markets and have led, and may continue to lead, to further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the U.S. or abroad, which could cause further instability in financial markets. Current regional tensions and conflicts in various OPEC member and other energy-producing nations, including the continuing military action in Iraq, have caused, and may cause further, increases in raw material costs, particularly natural gas and crude oil based feedstocks, which are used in our operations. The uncertainty surrounding the threat of further armed hostilities, military action or acts of terrorism may impact any or all of our physical facilities and operations, which are located in North America, Europe, Australia, Asia, Africa, South America and the Middle East, or those of our customers. Furthermore, the terrorist attacks, subsequent events and future developments in any of these areas may result in reduced demand from our customers for our products. In addition, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals, which could result in higher operating costs. These developments will subject our worldwide operations to increased risks and, depending on their magnitude, could have a material adverse effect on our business, results of operations, financial condition and liquidity and our ability to make payments on the notes.

Our internal control over financial reporting could be adversely affected by a material weakness in our internal controls.

        In our amended quarterly report on Form 10-Q/A for the quarter ended September 30, 2006, we disclosed that in February 2007 we discovered an error in the accounting for the impairment of our European base chemicals and polymers business, which led to a restatement of our reported results for the three and nine month periods ended September 30, 2006. In connection with the restatement, we concluded that, as of September 30, 2006 and December 31, 2006, we had a material weakness in our financial reporting process related to the accounting for this complex, non-routine transaction. As a result of this material weakness, our chief executive officer and chief financial officer concluded that as of December 31, 2006 our disclosure controls and procedures were not effective. While we have taken steps to remediate this weakness, to the extent that our actions to remediate this weakness are ineffective or inadequate, or there are other weaknesses or deficiencies that arise, the effectiveness of our disclosure controls and internal control over financial reporting may be adversely affected.

RISKS RELATED TO THE NOTES

Despite our current levels of indebtedness, we may incur substantially more debt, which could further increase the risks associated with our substantial indebtedness.

        Although the agreements governing our outstanding indebtedness contain, and the indenture governing the notes contains, restrictions on the incurrence of additional indebtedness by us and our restricted subsidiaries, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. As of December 31, 2006, we had approximately $3.645 billion of indebtedness and we had approximately $606.5 million available for revolving borrowings, or, within limits, issuances of letters of credit under our senior secured credit facilities. As of December 31, 2006, we had approximately $443.2 million in advances and approximately $2.8 million available for additional advances under our off-balance sheet A/R Securitization Program. We may incur substantial additional indebtedness from time to time for a variety of purposes. Although a covenant in the indenture governing the notes will restrict our ability to incur additional indebtedness, this covenant is subject to certain significant exceptions, such as our ability to incur additional debt when our pro forma Fixed Charge Coverage Ratio (as defined) exceeds 2 to 1 and to incur additional indebtedness under the definition of "Permitted Indebtedness." Our fixed charge coverage ratio currently exceeds 2 to 1. See "Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and "—Certain Definitions." Since the operating results of many of our businesses are cyclical, we could incur significant amounts of additional indebtedness at the peak of the operating cycle. To the extent that we incur indebtedness that constitutes senior indebtedness, such indebtedness may be secured. If new debt is added to the current debt levels, the related risks that we now face could intensify.

We and the guarantors of the notes are permitted to provide guarantees of indebtedness of our direct or indirect parent. The indenture does not contain restrictions on such parent company and in certain circumstances the guarantees that we and the guarantors are permitted to issue in respect of such parent company's debt may be senior in right of payment to the notes or the guarantees of the notes, as the case may be.

        The indenture will provide that we and the guarantors of the notes may provide guarantees of indebtedness of our direct or indirect parent if, among other things, the proceeds of such parent's indebtedness are used to refinance our indebtedness. The amount of such guarantees by us and the guarantors shall be limited to the amount of our indebtedness that is so refinanced plus the amount of premiums and expenses to be paid, in each case in connection with such refinancing of our debt. The parent company whose indebtedness we and the guarantors so guarantee will not be governed by the covenants in the indenture governing the notes relating to, among other things, restricted payments and incurrence of indebtedness. There is a significant risk that such parent company's indebtedness, including our and our subsidiaries' guarantees of such parent indebtedness, may be satisfied from the assets of our company and the guarantors. If our or our subsidiaries' guarantees of parent indebtedness rank senior in right of payment to the notes and the guarantees and our parent becomes insolvent, our parent's creditors may assert claims against us or our subsidiaries that are senior in right of payment to claims of holders of the notes. See "Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness," "—Limitation on Restricted Payments," "—Limitation on Liens" and "—Limitations on Transactions with Affiliates."

The instruments governing our debt contain cross default provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The indentures governing our outstanding senior notes, senior secured notes and senior subordinated notes and the notes offered hereby contain numerous covenants, and the agreements governing our senior secured credit facilities and our off-balance sheet A/R Securitization Program contain numerous covenants and require us to meet certain financial ratios and tests. Our failure to comply with the obligations contained in the indentures governing our outstanding senior notes, senior secured notes and senior subordinated notes and the notes offered hereby, our senior secured credit facilities and our off-balance sheet A/R Securitization Program or other instruments governing our indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments becoming immediately due and payable. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors.

The notes and the subsidiary guarantees are subordinated to our and the subsidiary guarantors' senior debt.

        The notes will be our senior subordinated obligations. Accordingly, the notes will be subordinated to all of our existing and future senior debt. We expect to incur additional senior debt from time to time in the future. The indenture governing the notes will limit, but not prohibit, the incurrence of other debt by us, including senior debt. As a result of such subordination, upon any distribution to our creditors in a liquidation, dissolution, bankruptcy, reorganization or any similar proceeding by or relating to us or our property, the holders of our senior debt would be entitled to receive payment in full before the holders of the notes would be entitled to receive any payment. In addition, all payments on the notes could be blocked in the event of a default on our senior debt. See "Description of Notes—Subordination."

        The notes will not be secured. The borrowings under our senior secured credit facilities and our senior secured notes are secured by liens on our assets. If we or any of our guarantors liquidates, dissolves or declares bankruptcy, or if payment under the credit agreement or any of our other secured debt is accelerated, our secured creditors would be entitled to exercise the remedies available to a secured creditor under applicable law and will have a claim on those assets before the holders of the notes. The guarantees are unsecured senior subordinated obligations of the guarantors, subordinated to all senior indebtedness of the guarantors, and in the event of the bankruptcy or insolvency of a guarantor, such guarantor's secured creditors will have a prior secured claim to any collateral securing the debt owed to them. As of December 31, 2006, we and the guarantors had approximately $2.3 billion of senior debt outstanding to which the notes and the guarantees are subordinated, and approximately $164.7 million of additional debt is available for borrowing under our senior secured revolving credit facilities.

The notes will be structurally subordinated to all indebtedness of our subsidiaries that are not guarantors of the notes.

        We derive a significant portion of our revenue from our consolidated subsidiaries. While certain of our subsidiaries will guarantee the notes, other subsidiaries are not guaranteeing the notes. You will not have any claim as a creditor against our other subsidiaries that are not guarantors of the notes. Accordingly, all obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes. As of December 31, 2006, our non-guarantor subsidiaries had approximately $164.7 million of total indebtedness, excluding intercompany indebtedness owed to us or the guarantors. Under the indenture, if we meet a specified fixed charge coverage ratio, our non-guarantor subsidiaries may incur additional indebtedness, which would be structurally senior to the notes.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of certain change of control events, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. Our ability to repurchase the notes upon a change of control is prohibited by our senior secured credit facilities. In any event, we cannot assure you that we will have sufficient funds to repurchase the notes upon a change of control. Our failure to repurchase the notes upon a change of control would result in a default under the indenture governing the notes, which would, in turn, result in a default under our senior secured credit facilities and our outstanding senior notes and senior subordinated notes.

The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency.

        We have incurred substantial debt, including our outstanding senior notes and senior subordinated notes and our senior secured credit facilities. Various fraudulent conveyance laws enacted for the protection of creditors may apply to our issuance of the notes and the guarantors' issuance of the guarantees. To the extent that a court were to find that:

  (1)
  the notes were issued or a guarantee was incurred with actual intent to hinder, delay or defraud any present or future creditor; or

  (2)
  we or a guarantor did not receive fair consideration or reasonably equivalent value for issuing the notes or guarantees;

and that we or a guarantor

  (A)
  was insolvent;

  (B)
  was rendered insolvent by reason of the issuance of the notes or a guarantee;

  (C)
  was engaged or about to engage in a business or transaction for which our or its remaining assets or those of a guarantor constituted unreasonably small capital; or

  (D)
  intended to incur, or believed that we or it would incur, debts beyond our or its ability to pay those debts as they matured;

then the court could void the notes and the guarantees or subordinate the notes or the guarantees in favor of our or the guarantor's other creditors. Furthermore, to the extent that the notes or a guarantee were voided as a fraudulent conveyance or held unenforceable for any other reason:

  •
  claims of holders of the notes against us or a guarantor would be adversely affected;

  •
  the notes or the guarantees would be effectively subordinated to all obligations of our other creditors or the creditors of the guarantor; and

  •
  the other creditors would be entitled to be paid in full before any payment could be made on the notes or the guarantees.

You may find it difficult to sell your notes because no public trading market for the notes exists and securities laws will restrict your ability to transfer the notes.

        These notes have not been registered under the Securities Act. Accordingly, the notes may only be offered or sold pursuant to an exemption from the registration requirements of the Securities Act or pursuant to an effective registration statement. Although we are required to commence an exchange offer for the notes, or to register resales of the notes under the Securities Act, within certain time periods as described elsewhere in this offering circular, we cannot assure you that such exchange offer or registration will be completed. We are not obligated to effect any such registration with respect to the euro notes.

        The notes will constitute a new class of securities for which there is no established trading market. Although we expect the notes to be eligible for trading in PORTAL, we cannot assure you that we will obtain such a listing or that an active trading market will develop for or the notes. The initial purchasers have advised us that they currently intend to make a market in these notes after this offering is completed. However, the initial purchasers are not obligated to do so and may cease their market making at any time. Moreover, the initial purchasers' market making activities will be subject to limits imposed by the Securities Act or the Exchange Act during the pendency of any exchange offer described under "Exchange Offer; Registration Rights." If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, our ability to effect the exchange offer, prevailing interest rates, our operating results and the market for similar securities.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        Certain information set forth in this prospectus contains "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions or dispositions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation, management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but, there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus. Any forward-looking statements should be considered in light of the risks set forth under the heading "Risk Factors," and elsewhere in this prospectus.

        This prospectus includes information with respect to market share, industry conditions and forecasts that we obtained from internal industry research, publicly available information (including industry publications and surveys), and surveys and market research provided by consultants. The publicly available information and the reports, forecasts and other research provided by consultants generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy and completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, our internal research and forecasts are based upon our management's understanding of industry conditions, and such information has not been verified by any independent sources.

THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

        When we sold the old notes in December 2004, November 2006, February 2007 and March 2007, we conveyed the rights contained in exchange and registration rights agreements with the initial purchasers of those notes. Under the exchange and registration rights agreements, we agreed to file the registration statement of which this prospectus forms a part regarding the exchange of the old notes for new notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement was declared effective. We will use our best efforts to keep the registration statement effective until the exchange offer is completed. The exchange and registration rights agreements provide that we will be required to pay liquidated damages to the holders of the old notes if the exchange offer has not been completed within 45 days after the effective date of the registration statement. Copies of the exchange and registration rights agreements are filed as exhibits to the registration statement.

TERMS OF THE EXCHANGE OFFER

        This prospectus and the accompanying letters of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept for exchange old notes that are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on                        , or such later date and time to which we, in our sole discretion, extend the exchange offer. The exchange offer, however, will be in effect no longer than 45 days from the date of this prospectus.

        The form and terms of the new notes being issued in the exchange offer are the same as the form and terms of the same respective issue of old notes, except that:

  •
  the new notes will have been registered under the Securities Act;

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes; and

  •
  the new notes will not contain provisions relating to the payment of liquidated damages to be made to the holders of the old notes under circumstances related to the timing of the exchange offer.

        Old dollar notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 or any integral multiple thereof. Old euro notes tendered in the exchange offer must be in denominations of the principal amount of €1,000 or any integral multiple thereof.

        We expressly reserve the right, in our sole discretion:

  •
  to extend the expiration date;

  •
  to delay accepting any old notes;

  •
  if any of the conditions set forth below under "—Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; and

  •
  to amend the exchange offer in any manner.

        We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

        During an extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them promptly after the expiration or termination of the exchange offer.

HOW TO TENDER OLD NOTES FOR EXCHANGE

        We have forwarded to you, along with this prospectus, letters of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the relevant exchange agent at DTC, Euroclear or Clearstream, Luxembourg, a holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC's Automated Tender Offer Program ("ATOP") or by Euroclear or Clearstream, Luxembourg, as the case may be. To tender old notes without submitting a letter of transmittal, the electronic instructions sent to DTC, Euroclear or Clearstream, Luxembourg and transmitted to the relevant exchange agent must contain your acknowledgment of receipt of, and your agreement to be bound by and to make all of the representations contained in, the letter of transmittal. In all other cases, a letter of transmittal must be manually executed and delivered as described in this prospectus.

        We have appointed two separate exchange agents in connection with this exchange offer. Wells Fargo Bank, N.A, the dollar exchange agent, has been appointed as the exchange agent with responsibility for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A., the euro exchange agent, has been appointed as the exchange agent with responsibility for the tender and exchange of all old euro notes for new euro notes. Holders of old notes are responsible for knowing which exchange agent is responsible for the type of notes such holder wishes to tender. Any letters of transmittal or other instructions sent by a holder to the wrong exchange agent may be delayed or rejected.

        Only a holder of record of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must comply with the procedures of DTC or Euroclear or Clearstream, Luxembourg, as applicable, and either:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and deliver the letter of transmittal or facsimile to the applicable exchange agent prior to the expiration date; or

  •
  in lieu of delivering a letter of transmittal, comply with the instructions and procedures of DTC or Euroclear or Clearstream, Luxembourg, as the case may be, for the transmittal on behalf of the holder of a computer-generated message to the relevant exchange agent in which the holder of the old notes acknowledges and agrees to be bound by the terms of the letter of transmittal, which computer-generated message shall be received by the relevant exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        In addition, either:

  •
  the applicable exchange agent must receive old notes along with the letter of transmittal; or

  •
  with respect to the old dollar notes, the dollar exchange agent must receive, before expiration of the exchange offer, timely confirmation of book-entry transfer of old dollar notes into the dollar exchange agent's account at DTC, according to the procedure for book-entry transfer described below; or

  •
  with respect to the old euro notes, the euro exchange agent must receive, before the expiration date, timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old euro notes are credited has been blocked from and including the day on which the confirmation is delivered to the euro exchange agent and that no transfers will be effected in relation to such old euro notes at any time after such date.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the exchange agent's address set forth below under the caption "—The Exchange agent" before expiration of the exchange offer. To receive confirmation of valid tender of old notes, a holder should contact the exchange agent at the telephone number listed under the caption "—The Exchange agent".

        The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Only a registered holder of old notes may tender the old notes in the exchange offer. If a holder completing a letter of transmittal tenders less than all of the old notes held by such holder, such tendering holder should fill in the applicable box of the letter of transmittal. The amount of old notes delivered to the exchange agent will be deemed to have been tendered, unless otherwise indicated.

        If old notes, the letter of transmittal or any other required documents are physically delivered to the exchange agent, the method of delivery is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before expiration of the exchange offer. Holders should not send the letter of transmittal or old notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

        Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the owner's behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its old notes, either:

  •
  make appropriate arrangements to register ownership of the old notes in the owner's name; or

  •
  obtain a properly completed bond power from the registered holder of old notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        If the applicable letter of transmittal is signed by the record holder(s) of the old notes tendered, the signature must correspond with the name(s) written on the face of the old note without alteration, enlargement or any change whatsoever. If the applicable letter of transmittal is signed by a participant in DTC or Euroclear or Clearstream, Luxembourg, as applicable, the signature must correspond with the name as it appears on the security position listing as the holder of the old notes.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  (1)
  by a holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  (2)
  for the account of an "eligible institution."

        An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

        If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

        If a person or persons other than the registered holder or holders of the old notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes.

        If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any old notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange in our sole discretion. Our determination will be final and binding. We reserve the absolute right to:

  (1)
  reject any and all tenders of any old note improperly tendered;

  (2)
  refuse to accept any old note if, in our judgment or the judgment of our counsel, acceptance of the old note may be deemed unlawful; and

  (3)
  waive any defects or irregularities or conditions of tender as to any particular old note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.

        Our interpretation of the terms and conditions of tender as to any particular old note either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of old notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of us incur any liability for failure to give such notification.

        By tendering, each holder will represent to us, among other things, that the person acquiring new notes in this exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes issued in this exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired in this exchange offer, such holder or any such other person:

  (1)
  may not rely on the applicable interpretations of the staff of the SEC; and

  (2)
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer who acquired its old notes as a result of market-making activities or other trading activities and thereafter receives new notes issued for its own account in this exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes issued in this exchange offer. The letters of transmittal state that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

        Upon satisfaction or waiver of all of the conditions to this exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes registered under the Securities Act. For purposes of this exchange offer, we shall be deemed to have accepted properly tendered old notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "—Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any old notes for exchange.

        For each old note accepted for exchange, the holder will receive a new note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered old note. Accordingly, registered holders of new notes on the relevant record date for the first interest payment date following the consummation of this exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the old notes, from the respective dates such old notes were originally issued. Old notes that we accept for exchange will cease to accrue interest from and after the date of consummation of this exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the old 2014 notes under circumstances relating to the timing of this exchange offer.

        In all cases, we will issue new dollar notes in this exchange offer for old dollar notes that are accepted for exchange only after the exchange agent timely receives:

  (1)
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the book entry transfer facility;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        In all cases, we will issue new euro notes in this exchange offer for old euro notes that are accepted for exchange only after the euro exchange agent timely receives:

  (1)
  a timely confirmation from Euroclear or Clearstream, Luxembourg that the securities account to which the old euro notes are credited has been blocked;

  (2)
  a properly completed and duly executed letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message; and

  (3)
  all other required documents.

        If for any reason set forth in the terms and conditions of this exchange offer we do not accept any tendered old notes, or if a holder submits old notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of old dollar notes tendered by book-entry transfer into the dollar exchange agent's account at DTC, such non-exchanged old dollar notes will be credited to an account maintained with DTC promptly after the expiration or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, Luxembourg, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg promptly after the expiration or termination of this exchange offer.

DTC BOOK ENTRY TRANSFERS

        The dollar exchange agent will make a request to establish an account at DTC with respect to old dollar notes for purposes of this exchange offer promptly upon receipt of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old dollar notes by causing DTC to transfer those old dollar notes into the exchange agent's account at DTC in accordance with DTC's electronic Automated Tender Offer Program procedures for such transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered old dollar notes into the dollar exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of new dollar notes may be effected through book-entry transfer at DTC, as applicable. However, the letter of transmittal or facsimile thereof, with any required signature guarantees, or an agent's message, and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under "—The Exchange agent" on or prior to the expiration date or comply with the guaranteed delivery procedures described below.

EUROCLEAR AND CLEARSTREAM, LUXEMBOURG PROCEDURES FOR BLOCKING INSTRUCTIONS

        The registered holder of the old euro notes on the records of Euroclear or Clearstream, Luxembourg must, unless otherwise instructed by Euroclear or Clearstream Luxembourg, instruct Euroclear or Clearstream, Luxembourg to block the securities in the account in Euroclear or Clearstream, Luxembourg to which such old euro notes are credited. In order for the exchange offer to be accepted, the euro exchange agent must have received, prior to the expiration date, a confirmation from Euroclear or Clearstream, Luxembourg that the securities account of old euro notes tendered has been blocked from and including the day on which the confirmation is delivered to the euro exchange agent and that no transfers will be effected in relation to the old euro notes at any time after such date. Old euro notes should be blocked in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as the case may be. The exchange of the old euro notes so tendered will only be made after a timely receipt by the euro exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by Euroclear or Clearstream, Luxembourg and received by the euro exchange agent which states that Euroclear or Clearstream, Luxembourg has received an express acknowledgment from a participant tendering old euro notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant.

        These instructions are subject to the rules and procedures of Euroclear and Clearstream, Luxembourg, which are subject to change. Holders of old euro notes must comply with any and all instructions received from Euroclear and Clearstream, Luxembourg.

GUARANTEED DELIVERY PROCEDURES

        If a registered holder of old dollar notes desires to tender the old dollar notes, and the old dollar notes are not immediately available, or time will not permit the holder's old dollar notes or other required documents to reach the dollar exchange agent before the expiration date, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the dollar exchange agent received from an eligible institution a properly completed and duly executed letter of transmittal, or a facsimile of the letter of transmittal, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery,

  (1)
  stating the name and address of the holder of old dollar notes and the amount of old dollar notes tendered;

  (2)
  stating that the tender is being made; and

  (3)
  guaranteeing that within three New York Stock Exchange trading days after the expiration date, the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the dollar exchange agent; and

  •
  the certificates for all physically tendered old dollar notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the exchange dollar agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL RIGHTS

        You may withdraw tenders of your old notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written notice of withdrawal to the appropriate exchange agent at the exchange agent's corresponding address set forth below under "—The Exchange agent." Any such notice of withdrawal must:

  (1)
  specify the name of the person having tendered the old notes to be withdrawn;

  (2)
  identify the old notes to be withdrawn, including the principal amount of such old notes; and

  (3)
  where certificates for old notes are transmitted, specify the name in which old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to an exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If old notes have been tendered pursuant to the procedure for book-entry transfer or the blocking instructions described above, any notice of withdrawal must specify the name and number of the account at DTC or Euroclear or Clearstream, Luxembourg, as applicable, to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. Any old notes tendered for exchange that are not exchanged for any reason will be returned to the holder without cost to such holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC, such old notes will be credited to an account maintained with DTC for the old notes as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. In the case of old euro notes tendered in accordance with the blocking procedures of Euroclear or Clearstream, Luxembourg, the old euro notes will be returned to their holder by cancellation of the blocking instruction in accordance with the standard operating procedures of Euroclear or Clearstream, Luxembourg as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described under "—How to Tender Old Notes for Exchange" above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

        Notwithstanding any other provision of this exchange offer, we will not be required to accept for exchange, or to issue new notes in this exchange offer for any old notes, and we may terminate or amend this exchange offer, if at any time before the expiration of this exchange offer:

  (1)
  any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer;

  (2)
  any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

  (3)
  there shall occur a change in the current interpretation by the staff of the SEC which permits the new notes issued in this exchange offer in exchange for the old notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of our company within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new notes acquired in this exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such new notes issued in this exchange offer;

  (4)
  there has occurred any general suspension of or general limitation on prices for, or trading in, securities on any national exchange or in the over-the-counter market;

  (5)
  any governmental agency creates limits that adversely affect our ability to complete this exchange offer; or

  (6)
  there shall occur any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence this exchange offer.

        The non-occurrence of each of the preceding events is a condition to this exchange offer. We expressly reserve the right to amend or terminate this exchange offer upon the occurrence of any of these events. The conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to them. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion prior to the expiration of this exchange offer. If we do so, this exchange offer will remain open for at least three (3) business days following any waiver of the preceding conditions and, if we determine that any waiver constitutes a material change to the terms of this exchange offer, this exchange offer will remain open for at least five (5) business days following any such waiver. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time, except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer. We will give oral or written notice or public announcement of any waiver by us of any condition and any related amendment, termination or extension of this exchange offer. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

THE EXCHANGE AGENT

        As explained above, we have appointed two separate exchange agents in connection with this exchange offer. Wells Fargo Bank, N.A has been appointed as the dollar exchange agent and is responsible for the tender and exchange of all old dollar notes for new dollar notes. Citibank, N.A. has been appointed as the euro exchange agent and is responsible for the tender and exchange of all old euro notes for new euro notes. All executed letters of transmittal should be directed to the appropriate exchange agent at the address set forth below corresponding to such exchange agent. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the relevant exchange agent addressed as follows:

The Dollar Exchange Agent	The Euro Exchange Agent
By registered mail or certified mail:	For all deliveries:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480 Attn: Reorg.	Citibank, N.A. 5 Carmelite Street London EC 4Y 0PA Attn: Debt Exchanges For information or to confirm by telephone, call: (44) 20-7508-3867
By regular mail or overnight courier:	By facsimile transmission:
Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th Street and Marquette Avenue Minneapolis, MN 55479 Attn: Reorg.	(for eligible institutions only) (44) 20-7508-3866
By hand delivery before 4:30 p.m.:
Wells Fargo Bank, N.A. Northstar East Building 608 2nd Avenue South 12th Floor—Corporate Trust Services Minneapolis, MN 55402 Attn: Reorg.
For information, call: (800) 344-5128
By facsimile transmission: (for eligible institutions only) (612) 667-4927
Confirm by telephone: (612) 667-9764

        Delivery of the letter of transmittal to the wrong exchange agent, to an address other than as set forth above, or transmission of such letter of transmittal via facsimile other than as set forth above, does not constitute a valid delivery of such letter of transmittal.

FEES AND EXPENSES

        We will not make any payment to brokers, dealers or others soliciting acceptance of this exchange offer, except for reimbursement of mailing expenses.

ACCOUNTING TREATMENT

        We will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer. We will amortize the expense of this exchange offer over the term of the new notes in accordance with accounting principles generally accepted in the United States of America ("GAAP").

TRANSFER TAXES

        You will not be obligated to pay any transfer taxes in connection with the tender of your old notes in this exchange offer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the holder of the old notes tendered, or if a transfer tax is imposed for any reason other than the exchange of old notes in connection with this exchange offer, then you must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILING TO EXCHANGE OLD NOTES

        Holders who desire to tender their old notes in exchange for new notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor our Company is under any duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange.

        Old notes that are not tendered or are tendered but not accepted will, following the consummation of this exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the old notes and the existing restrictions on transfer set forth in the legend on the old notes and in the offering memoranda dated December 3, 2004 and October 31, 2006, relating to the old notes. Except in limited circumstances with respect to specific types of holders of old notes, we will have no further obligation to provide for the registration under the Securities Act of such old notes. In general, old notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the untendered old notes under the Securities Act or under any state securities laws.

        Upon completion of this exchange offer, holders of the old notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

        Holders of the new notes and any old notes which remain outstanding after consummation of this exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OLD NOTES

        Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the new notes may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is a broker-dealer or an "affiliate" of our Company within the meaning of Rule 405 under the Securities Act. The new notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  (1)
  the new notes are acquired in the ordinary course of such holder's business; and

  (2)
  such holder has no arrangement or understanding with any person to participate in the distribution of the new notes.

        However, the SEC has not considered this exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to this exchange offer as in such other circumstances.

        Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

  (1)
  it is not an affiliate of ours;

  (2)
  it is not engaged in, and does not intend to engage in, a distribution of the new notes and has no arrangement or understanding to participate in a distribution of the new notes;

  (3)
  it is acquiring the new notes in the ordinary course of its business; and

  (4)
  it is not acting on behalf of a person who could not make representations (1)-(3).

        Each broker-dealer that receives new notes in this exchange offer for its own account in exchange for old notes must acknowledge that it acquired such old notes as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the new notes. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with this exchange offer.

        In addition, to comply with state securities laws of certain jurisdictions, the new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the new notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each old note until:

  (1)
  the date on which such old note has been exchanged by a person other than a broker-dealer or an affiliate for a new note;

  (2)
  following the exchange by a broker-dealer in this exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

  (3)
  the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

  (4)
  the date on which such old note is distributed to the public in a transaction under Rule 144 of the Securities Act.

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the new notes. The new notes will be exchanged for old notes in like principal amount, and the exchanged old notes will be canceled. As a result, the issuance of new notes in exchange for old notes as contemplated in this prospectus will not result in any change in our indebtedness.

        The aggregate net proceeds received by us from the sale of the old 2015 notes, after deducting the initial purchasers' discounts and commissions and offering expenses, were approximately $355 million U.S. dollar equivalents in cash. We used all of the net proceeds to redeem part of our outstanding 10.125% senior subordinated notes due 2009.

        On November 13, 2006, in conjunction with the offering of $200 million of the old 2014 notes, we also completed an offering of €400 million (approximately $508 million on or about the offering date; $525.1 million as of December 31, 2006) 6.875% senior subordinated notes due 2013. On March 1, 2007, we completed an additional offering of $147.0 million of old notes issued at a premium of 104% of the principal amount. The aggregate net proceeds received by us from the sale of the old 2014 notes and the sale of the euro-denominated 6.875% senior subordinated notes due 2013, after deducting the initial purchasers' discounts and commissions, were approximately $851 million in U.S. dollar equivalents. We used the net proceeds to redeem all of our outstanding dollar-denominated 10.125% senior subordinated notes due 2009.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the periods indicated (dollars in millions):

	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005	Year Ended Dec. 31, 2004	Year Ended Dec. 31, 2003	Year Ended Dec. 31, 2002
Fixed Charges:
Interest expensed and capitalized (includes amortization of deferred financing costs)	$371.6	$434.9	$599.3	$485.6	$255.9
Interest portion of rent expense	17.4	23.9	18.4	13.3	5.3

Total fixed charges	389.0	458.8	617.7	498.9	261.2

Earnings:
Pretax income (loss) from continuing operations before minority interest	345.0	129.7	(344.1)	(302.4)	(0.4)
Fixed charges	389.0	458.8	617.7	498.9	261.2
Amortization of capitalized interest	2.2	1.9	1.6	1.4	1.0
Less:
Interest capitalized	(16.4)	(9.3)	(6.7)	(5.1)	(10.5)

Total earnings plus fixed charges	$719.8	$581.1	$268.5	$192.8	$251.3

Ratio of earnings to fixed charges	1.9	1.3	—	—	—
Deficiency of earnings to fixed charges	$—	$—	$349.2	$306.1	$9.9

CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2006. The information presented below should be read in conjunction with our consolidated financial statements, "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Historical Financial Data" included in this prospectus and, in each case, any related notes thereto. We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes as contemplated in this prospectus, we will receive in exchange old notes in like principal amount, which will be cancelled and as such will not result in any increase in our capitalization.

As of December 31, 2006
(in millions)
Cash and cash equivalents	$246.0

Long-term debt (including current portion)(1):
Term Loan B	1,711.2
2010 Secured Notes	294.0
2012 Senior Fixed Rate Notes	198.0
Australian Credit Facilities	61.4
Subordinated Notes	1,228.3
HPS (China) debt	90.3
Other debt	62.1

Total long-term debt	3,645.3
Members' equity	1,533.1

Total capitalization	$5,178.4

(1)
Excludes off-balance sheet financing associated with our accounts receivable securitization program of approximately $443.2 million in U.S. dollar equivalents in commercial paper issued by a non-consolidated special purpose entity.

SELECTED FINANCIAL DATA

        The selected financial data set forth below presents the historical financial data of our Company as of the dates and for the periods indicated.

        During 2005, we completed a series of transactions designed to simplify our consolidated group's financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies, including the following:

  •
  On August 16, 2005, we completed the Huntsman LLC Merger in which Huntsman LLC, another wholly-owned subsidiary of Huntsman Corporation, merged with and into us and we continued in existence as the surviving entity. At the same time, Huntsman International Holdings, our former parent, was also merged into our Company. Prior to the Affiliate Mergers, all of our membership interests were owned by Huntsman International Holdings, and Huntsman International Holdings was owned 58% by Huntsman Corporation and 42% by Huntsman LLC.

  •
  On December 20, 2005, Huntsman Corporation acquired all of the outstanding interests of Huntsman Advanced Materials that it did not already own and contributed all of the outstanding equity of Huntsman Advanced Materials to us in the Huntsman Advanced Materials Minority Interest Transaction. As a result, Huntsman Advanced Materials and its subsidiaries have become our subsidiaries. We did not pay any consideration to Huntsman Corporation in connection with the Huntsman Advanced Materials Minority Interest Transaction, other than the issuance of additional equity to Huntsman Corporation.

        The Affiliate Mergers and the Huntsman Advanced Materials Minority Interest Transaction were accounted for as an exchange of shares between entities under common control similar to the pooling method. Huntsman LLC and Huntsman Advanced Materials came under common control with us effective May 1, 2003 and June 30, 2003, respectively. Huntsman International Holdings and our Company have been under common control since our inception. The summary historical financial data presented herein reflect the financial position, results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods for which they were under common control. As a result, the financial information as of and for the years ended December 31, 2003 and 2002 is not comparable to the financial information as of and for the years ended December 31, 2006, 2005 and 2004.

        The summary financial and other data as of December 31, 2006 and 2005 and for each of three years in the period ended December 31, 2006 has been derived from the audited financial statements of our Company. The summary financial data set forth below should be read in conjunction with our audited consolidated financial statements, "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data," and "Selected

Historical Financial Data" included elsewhere in this prospectus and, in each case, any related notes thereto.

	Year ended December 31,
	2006	2005	2004	2003	2002
Statements of Operations Data:
Revenues	$10,623.6	10,676.9	$9,562.5	$6,351.7	$3,507.3
Gross profit	1,556.5	1,633.0	1,225.2	768.8	625.8
Restructuring, impairment and plant closing costs (credits)	20.0	114.1	282.9	(70.9)	7.7
Operating income (loss)	754.0	731.8	287.6	207.8	246.3
Income (loss) from continuing operations	375.7	123.0	(281.0)	(332.6)	0.9
Income (loss) from discontinued operations, net of tax(1)	(198.0)	25.2	93.3	15.3	(15.7)
Cumulative effect of changes in accounting principle, net of tax(2)	—	(27.5)	—	—	—
Extraordinary gain on acquisition in accounting principles, net of tax of nil(3)	55.9	—	—	—	—
Net income (loss)	233.6	120.7	(187.7)	(317.3)	20.1
Other Data:
Depreciation and amortization	$439.1	$473.9	$499.0	$394.2	$256.2
Capital expenditures	549.9	338.7	226.6	204.8	190.5
Balance Sheet Data (at period end):
Total assets	$8,195.5	$8,633.0	$9,174.4	8,609.7	$5,167.3
Total debt	3,645.3	4,457.9	6,291.7	5,939.0	2,773.8

(1)
Income (loss) from discontinued operations represents the operating results and loss on disposal of our European base chemicals and polymers business and our TDI business. The European base chemicals and polymers business was sold on December 29, 2006 and the TDI business was sold on July 6, 2005.

(2)
During the fourth quarter of 2005, we adopted Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 47, "Accounting for Conditional Asset Retirement Obligations," and recorded a charge for the cumulative effect of accounting change, net of tax, of $31.7 million. Also in the fourth quarter of 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date resulted in a cumulative effect of accounting change credit, net of tax, of $4.2 million.

(3)
On June 30, 2006, we completed the Textile Effects Acquisition. The extraordinary gain on the acquisition of a business represents the fair value of the net assets acquired in excess of the purchase price paid for the textile effects business, after the values of all long-lived assets were reduced to zero.

UNAUDITED PRO FORMA FINANCIAL DATA

        On February 15, 2007, we entered into the Pending U.S. Petrochemicals Disposition, pursuant to which Flint Hills Resources, a wholly owned subsidiary of Koch, will acquire our U.S. base chemicals and polymers business assets for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $286 million at December 31, 2006). We will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities, which will be liquidated for cash in the ordinary course of business following the closing. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007, following the re-start of our Port Arthur, Texas, olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus.

        The transaction includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at our retained Port Neches, Texas, site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to us, will continue to provide feedstock for our downstream derivative units.

        As of December 31, 2006, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the impairment or Disposal of Long-Lived Assets, because these assets were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur facility. We expect to incur a loss in connection with the anticipated 2007 sale of our U.S. base chemicals and polymers business. We tested these assets for recoverability using expected future cash flows together with expected proceeds from the Port Arthur fire insurance recovery and concluded that these expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of December 31, 2006. We will continue to assess these assets for recoverability during 2007. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish and, at some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will increase as we rebuild the plant, and we expect to recognize an impairment charge.

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. The results of operations of this business were not classified as discontinued operations under applicable accounting rules because of the expected continuing cash flows from the MTBE business we continue to operate in our Polyurethanes segment.

        On June 30, 2006, we acquired the textile effects business. The operating results of the textile effects business have been consolidated with our operating results beginning July 1, 2006.

        The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 gives effect to the Pending U.S. Petrochemical Disposition, the sale of our U.S. butadiene and MTBE business and the Textile Effects Acquisition as of these transactions occurred on January 1, 2006. The following unaudited pro forma consolidated statements of operations for the two years ended December 31, 2005 give effect to the Pending U.S. Petrochemical Disposition as if the sale occurred at the beginning of the period presented. The following unaudited pro forma consolidated balance sheet as of December 31, 2006 gives effect to the Pending U.S. Petrochemicals Disposition as if the sale transaction occurred on December 31, 2006.

        The pro forma information is not necessarily indicative of the financial position or results of operations of future periods or indicative of results that would have actually occurred had the transaction been completed as of the date thereof or as of the beginning of the periods presented therein. The pro forma adjustments, as described in the accompanying notes to the pro forma consolidated balance sheet and statements of operations, are based upon available information and certain assumptions we believe are reasonable. The pro forma financial information should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
YEAR ENDED DECEMBER 31, 2006
(Dollars in Millions)

		Pro Forma Adjustments
	Huntsman International LLC	Disposition of U.S. Base Chemicals and Polymers Business(1)	Disposition of U.S. Butadiene and MTBE Business(2)	Acquisition of Textile Effects Business(3)	Pro Forma
Revenues	$10,623.6	$(1,880.9)	$(473.5)	$546.5	$8,815.7
Cost of goods sold	9,067.1	(1,757.4)	(462.2)	374.5	7,222.0

Gross profit	1,556.5	(123.5)	(11.3)	172.0	1,593.7
Operating expenses:
Selling, general and administrative	794.8	(27.2)	(2.1)	121.5	887.0
Research and development	115.4			13.2	128.6
Other operating income	(127.7)	9.2	(0.2)		(118.7)
Restructuring, impairment and plant closing costs	20.0	(8.8)		22.3	33.5

Total expenses	802.5	(26.8)	(2.3)	157.0	930.4

Operating income	754.0	(96.7)	(9.0)	15.0	663.3
Interest expense, net	(355.2)			(1.7)	(356.9)
Loss on accounts receivable securitization program	(16.1)	3.6			(12.5)
Equity in income of unconsolidated affiliates	3.6				3.6
Loss on early extinguishment of debt	(39.0)				(39.0)
Other income	1.3	7.4			8.7

Income from continuing operations before income taxes and minority interest	348.6	(85.7)	(9.0)	13.3	267.2
Income tax benefit (expense)	30.0	— (4)	— (4)	(5.0)	25.0
Minority interest in subsidiaries' income	(2.9)			1.7	(1.2)

Income (loss) from continuing operations	$375.7	$(85.7)	$(9.0)	$10.0	$291.0

(1)
Reflects the disposition of the U.S base chemicals and polymers business' operations as a result of the sale transaction.

(2)
Reflects the disposition of the U.S. butadiene and MTBE business' operations as a result of the sale transaction.

(3)
Reflects the operations of the textile effects business for periods prior to its acquisition.

(4)
No adjustments were made to income tax expense as we have a full valuation allowance on our net U.S. deferred tax assets.

NOTE: The above pro forma statement of operations does not reflect the preliminary loss on the transaction, net of taxes, of $166.6 million, or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
YEAR ENDED DECEMBER 31, 2005
(Dollars in Millions)

	Huntsman International LLC	Pro Forma Adjustments(1)	Pro Forma
Revenues	$10,676.9	$(2,207.1)	$8,469.8
Cost of goods sold	9,043.9	(1,978.5)	7,065.4

Gross profit	1,663.0	(228.6)	1,404.4
Operating expenses:
Selling, general and administrative	661.4	(32.5)	628.9
Research and development	95.5		95.5
Other operating expense	30.2	0.4	30.6
Restructuring, impairment and plant closing costs	114.1	(6.0)	108.1

Total expenses	901.2	(38.1)	863.1

Operating income	731.8	(190.5)	541.3
Interest expense, net	(425.6)		(425.6)
Loss on accounts receivable securitization program	(9.0)		(9.0)
Equity in income of unconsolidated affiliates	8.2		8.2
Loss on early extinguishment of debt	(167.3)		(167.3)
Other expense	(0.2)		(0.2)

Income (loss) from continuing operations before income taxes and minority interest	137.9	(190.5)	(52.6)
Income tax expense (expense) benefit	(13.2)	18.7 (2)	5.5
Minority interest in subsidiaries' income	(1.7)		(1.7)

Income (loss) from continuing operations	$123.0	$(171.8)	$(48.8)

(1)
Reflects the disposition of the U.S base chemicals and polymers business operations as a result of the sale transaction.

(2)
Reflects the tax effect of the pro forma adjustments.

NOTE: The above pro forma statement of operations does not reflect the preliminary loss on the transaction, net of taxes, of $166.6 million, or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
YEAR ENDED DECEMBER 31, 2004
(Dollar in Millions)

	Huntsman International LLC	Pro Forma Adjustments(1)	Pro Forma
Revenues	$9,562.5	$(1,945.9)	$7,616.6
Cost of goods sold	8,337.3	(1,811.4)	6,525.9

Gross profit	1,225.2	(134.5)	1,090.7
Operating expenses:
Selling, general and administrative	635.5	(51.5)	584.0
Research and development	96.2		96.2
Other operating income	(77.0)	1.2	(75.8)
Restructuring, impairment and plant closing costs	282.9	(8.9)	274.0

Total expenses	937.6	(59.2)	878.4

Operating income	287.6	(75.3)	212.3
Interest expense, net	(592.6)		(592.6)
Loss on accounts receivable securitization program	(13.3)		(13.3)
Equity in income of unconsolidated affiliates	4.0		4.0
Loss on early extinguishment of debt	(25.6)		(25.6)
Other expense	(0.2)		(0.2)

Loss from continuing operations before income taxes and minority interest	(340.1)	(75.3)	(415.4)
Income tax benefit	66.3	— (2)	66.3
Minority interest in subsidiaries' income	(7.2)		(7.2)

Loss from continuing operations	$(281.0)	$(75.3)	$(356.3)

(1)
Reflects the disposition of the U.S base chemicals and polymers business' operations as a result of the sale transaction.

(2)
No adjustments were made to income tax expense as we have a full valuation allowance on our net U.S. deferred tax assets.

NOTE: The above pro forma statement of operations does not reflect the preliminary loss on the transaction, net of taxes, of $166.6 million, or the reduction to interest expense resulting from the use of the sales proceeds.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
AS OF DECEMBER 31, 2006
(Dollars in Millions)

	Huntsman International LLC	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$246.0	$714.5	(1)	$960.5
Accounts receivable, net	1,243.3			1,243.3
Accounts receivable from affiliates	19.5			19.5
Inventories, net	1,520.1	(226.4	)(2)	1,293.7
Prepaid expenses	55.7			55.7
Deferred income taxes	70.7			70.7
Other current assets	161.6			161.6

Total current assets	3,316.9	488.1		3,805.0
Property plant and equipment, net	3,829.5	(607.3	)(2)	3,222.2
Investment in unconsolidated affiliates	201.0			201.0
Intangible assets, net	192.6			192.6
Goodwill	90.2			90.2
Deferred income taxes	188.7			188.7
Other noncurrent assets	376.6	(61.2	)(2)	315.4

Total assets	$8,195.5	$(180.4)		$8,015.1

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$1,006.2			$1,006.2
Accounts payable to affiliates	16.7			16.7
Accrued liabilities	841.7	$(12.9	)(2)
		3.3	(3)	832.1
Deferred income taxes	9.4			9.4
Current portion of long-term debt	187.9	(0.5	)(2)	187.4

Total current liabilities	2,061.9	(10.1)		2,051.8
Long-term debt	3,457.4	(2.5	)(2)	3,454.9
Deferred income taxes	161.6			161.6
Other noncurrent liabilities	952.1	(1.2	)(2)	950.9

Total liabilities	6,633.0	(13.8)		6,619.2

Minority interests	29.4			29.4
Member's equity:
Member's equity	2,811.8			2,811.8
Accumulated deficit	(1,150.4)	(166.6	)(4)	(1,317.0)
Accumulated other comprehensive loss	(128.3)			(128.3)

Total member's equity	1,533.1	(166.6)		1,366.5

Total liabilities and member's equity	$8,195.5	$(180.4)		$8,015.1

(1)
Reflects the net sale consideration, based on December 31, 2006 inventory values.

(2)
Reflects the disposition of the U.S. base chemicals and polymers business.

(3)
Reflects the accrual of liabilities associated with the sale transaction.

(4)
Reflects the preliminary loss on the sale transaction, net of taxes of nil.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read in conjunction with the historical financial statements and other financial information appearing elsewhere in the prospectus, including "Prospectus Summary—Summary Historical Financial Data," "Capitalization" and "Selected Historical Financial Data."

OVERVIEW

        We are among the world's largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 75 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 15,000 associates worldwide. Our businesses benefit from vertical integration, large production scale in certain products and proprietary manufacturing technologies, which allow us to maintain a low-cost position.

        Our business is organized around our six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. These segments can be divided into three broad categories: differentiated, inorganic and commodity. Our Polyurethanes, Materials and Effects and Performance Products segments produce differentiated products, our Pigments segment produces inorganic products and our Polymers and Base Chemicals segments produce commodity chemicals.

        Growth in our Polyurethanes and Materials and Effects segments has been driven by the continued substitution of our products for other materials across a broad range of applications, as well as by the level of global economic activity. Historically, demand for many of these products has grown at rates in excess of GDP growth. In Polyurethanes, this growth, particularly in Asia, has recently resulted in improved demand and higher industry capacity utilization rates for many of our key products, including MDI.

        In our Performance Products segment, demand for our performance specialties has generally continued to grow at rates in excess of GDP as overall demand is significantly influenced by new product and application development. Overall demand for most of our performance intermediates has generally been stable or improving, but excess surfactant manufacturing capacity and a decline in the use of LAB in new detergent formulations have continued to keep margins under pressure. Ethylene glycol industry operating rates and profitability have declined since 2005 due to additional capacity coming on stream. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, maleic anhydride demand can be cyclical.

        Historically, demand for titanium dioxide pigments has grown at rates approximately equal to global GDP growth. Pigment prices have historically reflected industry-wide operating rates but have typically lagged behind movements in these rates by up to twelve months due to the effects of product stocking and destocking by customers and producers, contract arrangements and seasonality. The industry experiences some seasonality in its sales because sales of paints, the largest end use for titanium dioxide, generally peak during the spring and summer months in the northern hemisphere. This results in greater sales volumes in the second and third quarters of the year.

        The profitability of our Polymers and Base Chemicals segments has historically been cyclical in nature. The industry has recently operated in an up cycle that resulted primarily from strong demand reflecting global economic conditions and the fact that there have been no recent capacity additions in our markets. However, volatile crude oil and natural gas-based raw materials costs and a recent weakening in demand could negatively impact the profitability of our Polymers and Base Chemicals segments. In addition, the profitability of our Base Chemicals segment has been negatively impacted in 2006 and will be negatively impacted in 2007 by the fire at our Port Arthur, Texas manufacturing plant. During 2006, we sold our U.S. butadiene and MTBE business and our European base chemicals and polymers business. On February 15, 2007, we announced the pending sale of our U.S. base chemicals and polymers business.

        For a discussion of recent developments affecting our Company, see "Business—Recent Developments" below.

OUTLOOK

        As we enter 2007, we continue to experience many positive trends across our businesses and the markets that we serve. Raw material and energy prices have declined, while at the same time, demand and selling prices for many of our products continue to improve. We anticipate that the earnings in our Polyurethanes, Materials and Effects and Performance Products segments—the differentiated segments that will remain following the expected completion of the Pending U.S. Petrochemicals Disposition—will be higher in the first quarter of 2007 as compared to the fourth quarter of 2006 and also will be higher for the full year 2007 as compared to the full year 2006. In Pigments, we are guardedly optimistic in our outlook for the upcoming spring paint season in light of the softness in demand that we experienced in the fourth quarter of 2006. We believe that higher earnings in our differentiated segments, together with substantially lower interest expense, will have a positive impact on our earnings in the coming quarters.

RESULTS OF OPERATIONS

        The following table sets forth the condensed consolidated results of operations for the years ended December 31, 2006, 2005 and 2004 (dollars in millions):

				Percent Change
	Year Ended December 31,
				2006 vs 2005	2005 vs 2004
	2006	2005	2004
Revenues	$10,623.6	$10,676.9	$9,562.5	—%	12%
Cost of goods sold	9,067.1	9,043.9	8,337.3	—%	8%

Gross profit	1,556.5	1,633.0	1,225.2	(5)%	33%
Operating expense	782.5	787.1	654.7	(1)%	20%
Restructuring, impairment and plant closing costs	20.0	114.1	282.9	(82)%	(60)%

Operating income	754.0	731.8	287.6	3%	154%
Interest expense, net	(355.2)	(425.6)	(592.6)	(17)%	(28)%
Loss on accounts receivable securitization program	(16.1)	(9.0)	(13.3)	79%	(32)%
Equity in income of unconsolidated affiliates	3.6	8.2	4.0	(56)%	105%
Loss on early extinguishment of debt	(39.0)	(167.3)	(25.6)	(77)%	554%
Other income (expense)	1.3	(0.2)	(0.2)	NM	—%

Income (loss) from continuing operations before income taxes and minority interest	348.6	137.9	(340.1)	153%	NM
Income tax benefit (expense)	30.0	(13.2)	66.3	NM	NM
Minority interests in subsidiaries' income	(2.9)	(1.7)	(7.2)	71%	(76)%

Income (loss) from continuing operations	375.7	123.0	(281.0)	205%	NM
(Loss) income from discontinued operations (including a loss on disposal of $280.1 in 2006 and $36.4 in 2005), net of tax	(198.0)	25.2	93.3	NM	(73)%
Extraordinary gain on the acquisition of a business, net of tax of nil	55.9	—	—	NM	NM
Cumulative effect of changes in accounting principle, net of tax	—	(27.5)	—	NM	NM

Net income (loss)	233.6	120.7	(187.7)	94%	NM
Interest expense, net	355.2	425.6	592.6	(17)%	(28)%
Income tax (benefit) expense from continuing operations	(30.0)	13.2	(66.3)	NM	NM
Income tax expense from discontinued operations and cumulative effect of changes in accounting principle	34.0	26.3	43.4	29%	(39)%
Depreciation and amortization	439.1	473.9	499.0	(7)%	(5)%

EBITDA(1)	$1,031.9	$1,059.7	$881.0	(3)%	20%

Net cash provided by operating activities	$883.5	$981.0	$181.1	(10)%	442%
Net cash provided by (used in) investing activities	159.2	(308.8)	(222.5)	NM	39%
Net cash (used in) provided by financing activities	(943.8)	(780.9)	83.4	21%	NM

NM—Not meaningful

        The following table sets forth certain items of (expense) income included in EBITDA (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
Loss on early extinguishment of debt	$(39.0)	$(167.3)	$(25.6)
Loss on accounts receivable securitization program	(16.1)	(9.0)	(13.3)
Legal and contract settlement expense, net	—	—	(6.6)
Amounts included in discontinued operations	161.8	150.8	197.1
Cumulative effect of changes in accounting principle	—	(30.8)	—
Loss on sale of businesses/assets, net	(187.7)	(36.4)	—
Recovery of property losses	8.8	—	—
Extraordinary gain on the acquisition of a business	55.9	—	—
Restructuring, impairment and plant closing (costs) credits:
Polyurethanes	2.7	(13.4)	(36.9)
Materials and Effects	(3.8)	(0.5)	(9.0)
Performance Products	(2.2)	(11.1)	(97.5)
Pigments	(3.8)	(30.1)	(123.3)
Polymers	(4.4)	(51.6)	(13.6)
Base Chemicals	(8.3)	(6.2)	(0.3)
Corporate and other	(0.2)	(1.2)	(2.3)

Total restructuring, impairment and plant closing costs	(20.0)	(114.1)	(282.9)

Total	$(36.3)	$(206.8)	$(131.3)

NM—Not meaningful.

(1)
EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe that EBITDA enhances an investor's understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by GAAP. Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization. EBITDA excludes interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes interest expense has material limitations. EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore, any measure that excludes depreciation and amortization expense has material limitations. Our management compensates for the limitations of using EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions. For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments. Our management also uses trade working capital to evaluate its investment in accounts receivable and inventory, net of accounts payable

  We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA and that cash provided by operating activities is the liquidity measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following table reconciles EBITDA to our net income (loss) and to our cash provided by operations (dollars in millions):

				Percent Change
	Year Ended December 31,
				2006 vs 2005	2005 vs 2004
	2006	2005	2004
EBITDA	$1,031.9	$1,059.7	$881.0	(3)%	20%
Depreciation and amortization	(439.1)	(473.9)	(499.0)	(7)%	(5)%
Interest expense, net	(355.2)	(425.6)	(592.6)	(17)%	(28)%
Income tax benefit (expense) from continuing operations	30.0	(13.2)	66.3	NM	NM
Income tax expense from discontinued operations and cumulative effect of changes in accounting principle, net of tax	(34.0)	(26.3)	(43.4)	29%	(39)%

Net income (loss)	233.6	120.7	(187.7)	94%	NM
Cumulative effect of changes in accounting principle, net of tax	—	27.5	—	NM	NM
Extraordinary gain on the acquisition of a business, net of tax	(55.9)	—	—	NM	NM
Equity in income of investment in unconsolidated affiliates	(3.6)	(8.2)	(4.0)	(56)%	105%
Depreciation and amortization	439.1	473.9	499.0	(7)%	(5)%
Loss on disposal of businesses/assets	187.7	35.4	2.4	430%	NM
Noncash restructuring, impairment and plant closing costs	18.1	58.6	138.0	(69)%	(58)%
Loss on early extinguishment of debt	39.0	167.3	25.6	(77)%	554%
Noncash interest expense	8.8	47.2	145.5	(81)%	(68)%
Deferred income taxes	(63.2)	16.2	(58.3)	NM	NM
Net unrealized (gain) loss on foreign currency transactions	(42.4)	15.3	(111.7)	NM	NM
Other, net	26.6	16.1	6.1	65%	164%
Changes in operating assets and liabilites	95.7	11.0	(273.8)	770%	NM

Net cash provided by operating activities	$883.5	$981.0	$181.1	(10)%	442%

NM—Not meaningful.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        For the year ended December 31, 2006, we had net income of $233.6 million on revenues of $10,623.6 million compared to net income of $120.7 million on revenues of $10,676.9 million for 2005. The increase of $112.9 million in our net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2006 decreased by $53.3 million as compared to 2005 due principally to lower sales volumes in our Performance Products, Pigments, Polymers and Base Chemicals segments. This decrease was partially offset by increased sales volumes in our Polyurethanes and Materials and Effects segments and increased average selling prices in our Polyurethanes, Performance Products, Polymers, Pigments and Base Chemicals segments. For more information, see "—Segment Analysis" below.

  •
  Our gross profit for the year ended December 31, 2006 decreased by $76.5 million, or 5%, as compared to 2005. This decrease in gross profit, which occurred in all of our segments except Performance Products, was mainly due to lower margins, as raw material and energy costs increased more than average selling prices during the year ended December 31, 2006 as compared to 2005. For more information, see "—Segment Analysis" below.

  •
  Our operating expenses for the year ended December 31, 2006 remained relatively unchanged at $782.5 million as compared to $787.1 million for 2005. Higher operating expenses related to the Textile Effects Acquisition on June 30, 2006 were offset in part by a $90.3 million gain on the sale of our U.S. butadiene and MTBE business on June 27, 2006 and a resulting reduction in operating expenses.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2006 decreased to $20.0 million from $114.1 million in 2005. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included herein.

  •
  Our net interest expense for the year ended December 31, 2006 decreased by $70.4 million, or 17%, as compared to 2005. This decrease was primarily due to lower average debt balances which resulted from the repayment of debt and from lower average interest rates despite higher underlying interest rates on variable rate borrowings.

  •
  Our loss on early extinguishment of debt decreased for the year ended December 31, 2006 by $128.3 million, or 77%, as compared to 2005, resulting from higher repayment of debt during 2005 primarily from the proceeds of the initial public offering of Huntsman Corporation and operating cash flows.

  •
  Our income tax benefit increased by $43.2 million to a benefit of $30.0 million for the year ended December 31, 2006 as compared with an expense of $13.2 million for the same period in 2005. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. Our tax expense decreased while pre-tax income increased largely due to the reversal of accruals for tax contingencies resulting from tax authority examination settlements and the favorable precedent from a court decision for another taxpayer, the release of valuation allowances in the U.K. resulting from a change in judgment about the realizability of deferred tax assets, net decreases in operating income in jurisdictions that record a tax benefit, and net increases in operating income in jurisdictions with a full valuation allowance. Additionally, on August 16, 2005 we completed the Affiliate Mergers. Prior to the Affiliate Mergers, Huntsman International Holdings, including our Company, was treated as a partnership for U.S. federal income tax purposes and as such was generally not subject to U.S. income tax, but rather such income was taxed directly to its owners. After the Affiliate Mergers, we are treated as a corporate subsidiary and are subject to U.S. income tax. Therefore, our tax expense for the years ended December 31, 2006 and December 31, 2005 are not comparable. For further information concerning taxes, see "Note 19. Income Taxes" to our consolidated financial statements included herein.

  •
  The loss from discontinued operations represents the operating results and loss on disposal of our European base chemicals and polymers business and our TDI business. Our 2006 loss from discontinued operations included a loss on disposal of $280.1 million related to the U.K. Petrochemicals Disposition. The income from discontinued operations in 2005 included a loss on disposal of our TDI business of $36.4 million. For further information, see "Note 3. Discontinued Operations" to our consolidated financial statements included elsewhere in this prospectus.

  •
  The extraordinary gain on the acquisition of a business represents the fair value of the net assets acquired in excess of the purchase price paid for the textile effects business, after the values of all long-lived assets were reduced to zero. For more information, see "Note 4. Business

    Dispositions and Combinations—Textile Effects Acquisition" to our consolidated financial statements included elsewhere in this prospectus.

  •
  During the fourth quarter of 2005, we adopted FIN 47, Accounting for Conditional Asset Retirement Obligations,and recorded a charge for the cumulative effect of this change in accounting principle of $31.7 million, net of tax of $4.8 million. Also in 2005, we accelerated the date of the actuarial measurement for our pension and postretirement benefit obligations from December 31 to November 30. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit for us of $4.2 million, net of tax of $1.5 million, recorded effective January 1, 2005.

Segment Analysis

        In the fourth quarter of 2006, our Port Neches olefins facility was transferred from our Base Chemicals segment to our Performance Products segment. All segment information for prior periods has been restated to reflect this transfer.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year Ended December 31,
			Percent Change
	2006	2005
Revenues
Polyurethanes	$3,457.2	$3,396.3	2%
Materials and Effects	1,734.6	1,185.3	46%
Performance Products	2,036.8	2,025.4	1%
Pigments	1,057.8	1,052.8	—%
Polymers	1,756.8	1,702.0	3%
Base Chemicals	963.1	1,775.5	(46)%
Eliminations	(382.7)	(460.4)	(17)%

Total	$10,623.6	$10,676.9	—%

	Year Ended December 31,
			Percent Change
	2006	2005
Segment EBITDA
Polyurethanes	$582.5	$676.3	(14)%
Materials and Effects	153.2	154.1	(1)%
Performance Products	207.8	164.9	26%
Pigments	112.8	115.3	(2)%
Polymers	112.8	102.7	10%
Base Chemicals	11.9	256.7	(95)%
Corporate and other	(149.1)	(410.3)	(64)%

Total	$1,031.9	$1,059.7	(3)%

Polyurethanes

        For the year ended December 31, 2006, Polyurethanes segment revenues increased by $60.9 million, or 2%, as compared to 2005. This increase was primarily a result of 5% growth in MDI sales volumes, partially offset by lower volumes in MTBE and a decline in MDI average selling prices. Lower average MDI selling prices were due to pricing pressures in Asia and Europe in response to the expectation of new industry capacity. The increase in MDI sales volumes was driven mainly by strong growth in insulation-related applications. MTBE revenues declined as a result of a 3% reduction in sales volumes as we improved PO/MTBE plant optimization by reducing our production of byproduct MTBE.

        For the year ended December 31, 2006, Polyurethanes segment EBITDA decreased to $582.5 million as compared to $676.3 million for 2005. The decrease was a result of lower sales volumes, largely MTBE and trade sales, coupled with lower contribution margins from both MDI and MTBE. MDI margins were lower due to downward pricing pressure and record raw material costs. MTBE margins were lower as our sales of MTBE moved from the U.S. to markets outside the U.S. Polyurethanes segment EBITDA was also impacted, in part, by lower losses in 2006 from the discontinued TDI operations of $42.0 million, as compared to 2005, a gain of $8.8 million in 2006 related to property loss recoveries and lower year-on-year restructuring, impairment and plant closing costs. During the year ended December 31, 2006, our Polyurethanes segment recorded a restructuring, impairment and plant closing credit of $2.7 million as compared to a charge of $13.4 million in 2005. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Materials and Effects

        Materials and Effects revenues for the year ended December 31, 2006 increased by $549.3 million, or 46%, as compared to 2005. This increase is primarily due to the Textile Effects Acquisition on June 30, 2006. The textile effects business contributed $461.6 million of revenue for the year ended December 31, 2006, while advanced materials revenues for the same period increased by $87.7 million, or 7%, as compared to 2005. The increase in advanced materials revenues was primarily attributable to higher sales volumes. Average selling prices were lower in Europe and Asia in response to price competition in the first half of 2006, but these lower average selling prices were offset by higher average selling prices in the Americas. Sales volumes increased in all regions and in most markets as a result of improved demand and the introduction of additional product lines.

        Materials and Effects EBITDA for the year ended December 31, 2006 decreased by $0.9 million, as compared to 2005. The textile effects business contributed $11.8 million to segment EBITDA for the year ended December 31, 2006, while advanced materials EBITDA for the same period decreased by $12.7 million, or 8%, as compared to 2005. Advanced materials EBITDA decreased primarily due to increased manufacturing and energy costs of $14.2 million and higher operating expenses of $14.1 million, partially in support of new business development initiatives and a result of a negative foreign currency exchange impact. During the year ended December 31, 2006, our Materials and Effects segment recorded restructuring, impairment and plant closing costs of $3.8 million as compared to $0.5 million in 2005. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Performance Products

        For the year ended December 31, 2006, Performance Products revenues increased by $11.4 million, or 1%, as compared with 2005, primarily as the result of higher average selling prices for all major product lines partially offset by lower sales volume in certain product lines. Average selling prices increased 9% in response to higher raw material and energy costs. The 8% decline in sales volumes was principally due to lower sales of glycols and other intermediates, partially offset by improved sales volumes in our specialties product group.

        For the year ended December 31, 2006, Performance Products segment EBITDA increased by $42.9 million, or 26%, as compared with 2005. This increase was primarily due to profitable growth in our specialties product group, the receipt of insurance proceeds and reduced repair costs associated with the 2005 U.S. Gulf Coast storms and lower restructuring, impairment and plant closing costs. These increases were partially offset by lower glycol earnings. During the years ended December 31, 2006 and 2005, the Performance Product segment recorded restructuring, impairment and plant closing charges of $2.2 million and $11.1 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Pigments

        For the year ended December 31, 2006, Pigments revenues increased slightly to $1,057.8 million, as compared to $1,052.8 million for 2005. The increase resulted principally from a 1% increase in average selling prices, offset by a 1% decrease in sales volumes. Average selling prices increased in Europe primarily as a result of positive foreign currency exchange impacts on selling prices. Sales volumes decreased primarily due to lower customer demand in North America.

        Pigments segment EBITDA for the year ended December 31, 2006 decreased by $2.5 million, or 2%, as compared to 2005, resulting primarily from lower contribution margins related to higher raw material and energy costs, offset in part by lower restructuring, impairment and plant closing costs. During the years ended December 31, 2006 and 2005, our Pigments segment recorded restructuring, impairment and plant closing charges of $3.8 million and $30.1 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Polymers

        For the year ended December 31, 2006, Polymers revenues increased by $54.8 million, or 3%, as compared to 2005, mainly due to a 7% increase in average selling prices, offset in part by a 3% decrease in sales volumes. Average selling prices were higher primarily due to tighter market conditions and in response to an increase in raw material and energy costs. Sales volumes decreased as a result of continued weak demand for our Australian styrenics and expandable polystyrene products.

        For the year ended December 31, 2006, Polymers segment EBITDA increased by $10.1 million, or 10%, as compared to 2005. This increase in segment EBITDA resulted principally from lower restructuring, impairment, and plant closing costs, offset somewhat by lower contribution margins as raw materials and energy costs increased more than average selling prices. During the years ended December 31, 2006 and 2005, our Polymers segment recorded restructuring, impairment and plant closing charges of $4.4 million and $51.6 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Base Chemicals

        Beginning in the third quarter of 2006, the operating results of our European base chemicals and polymers business were classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented.

        For the year ended December 31, 2006, Base Chemicals revenues decreased by $812.4 million, or 46%, as compared to 2005. This decrease was mainly due to a 50% decrease in sales volumes, partially offset by a 7% increase in average selling prices. The sales volume decrease was driven principally by 48% lower sales volumes of olefins which resulted from the fire at our Port Arthur, Texas manufacturing plant, the unplanned outages at our Jefferson County, Texas production facilities that resulted from the 2005 U.S. Gulf Coast storms and the divestiture of our U.S. butadiene and MTBE business on June 27, 2006. Higher average selling prices resulted primarily in response to higher raw material and energy costs.

        For the year ended December 31, 2006, Base Chemicals segment EBITDA decreased by $244.8 million, or 95%, as compared to 2005. The decrease in segment EBITDA was due to lost sales volumes related to the fire at our Port Arthur, Texas manufacturing plant and lower contribution margins as raw material and energy costs increased more than average selling prices. We estimate that segment EBITDA was negatively impacted by approximately $166 million in 2006 due to lost olefins sales volumes and damage related to the fire at our Port Arthur, Texas plant. For further information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus. A $280.1 million loss on the U.K. Petrochemical Disposition also contributed to the lower segment EBITDA. See "Note 3. Discontinued Operations" to our consolidated financial statements included elsewhere in this prospectus. This decrease in segment EBITDA was partially offset by a $90.3 million gain on the sale of our U.S. butadiene and MTBE business in 2006. During the year ended December 31, 2006 and 2005, our Base Chemicals segment recorded restructuring, impairment and plant closing charges of $8.3 million and $6.2 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus. Excluding impairment, EBITDA from our European base chemicals business was $165.1 million for the year ended December 31, 2006 compared to $176.1 million for the year ended December 31, 2005.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other non-operating income and expense, minority interest in subsidiaries' (income) loss, the extraordinary gain on acquisition of a business and cumulative effect of changes in accounting principle. For the year ended December 31, 2006, EBITDA from corporate and other items improved by $261.2 million to a loss of $149.1 million from a loss of $410.3 million for 2005. The improvement primarily resulted from a decrease in expenses of $128.3 million related to the loss on early extinguishment of debt, an increase of $42.1 million in unallocated foreign currency gains, an extraordinary gain of $55.9 million related to the Textile Effects Acquisition and a $30.8 million cumulative effect of changes in accounting principle charge in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        For the year ended December 31, 2005, we had net income of $120.7 million on revenues of $10,676.9 million compared to a net loss of $187.7 million on revenues of $9,562.5 million for 2004. The improvement of $308.4 million in our net income was the result of the following items:

  •
  Revenues for the year ended December 31, 2005 increased by $1,114.4 million, or 12%, as compared with 2004 due principally to higher average selling prices in all of our operating segments, primarily in response to higher raw materials and energy costs. For further information, see "—Segment Analysis" below.

  •
  Our gross profit for the year ended December 31, 2005 increased by $407.8 million, or 33%, as compared to 2004. This increase in gross profit, which occurred in our Polyurethanes, Pigments and Polymers segments, was mainly due to higher margins as average selling prices increased more than raw material and energy costs in 2005 as compared with 2004. The decrease in gross profit in our Materials and Effects, Performance Products and Base Chemicals segments resulted from the impact of the 2005 U.S. Gulf Coast storms, which resulted in a loss of sales, repair costs and higher raw material costs. For further information, see "—Segment Analysis" below.

  •
  Our operating expenses for the year ended December 31, 2005 increased by $132.4 million, or 20%, as compared with 2004, primarily due to higher foreign currency losses.

  •
  Restructuring, impairment and plant closing costs for the year ended December 31, 2005 decreased to $114.1 million from $282.9 million in 2004. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

  •
  Our net interest expense for the year ended December 31, 2005 decreased by $167.0 million, or 28%, as compared with 2004, primarily due to lower average debt balances resulting from the repayment of debt from the proceeds of Huntsman Corporation's initial public offering on February 16, 2005 and operating cash flows, and from lower average interest rates despite higher underlying interest rates on variable rate borrowings.

  •
  Income tax expense increased to an expense of $13.2 million for the year ended December 31, 2005 compared with a benefit of $66.3 million for the same period of 2004. Increased tax expense was largely due to reduced pre-tax loss. Our tax obligations are affected by the mix of income and losses in the tax jurisdictions in which we operate. The change in income tax expense includes changes in our mix of income and losses, as well as non-recurring items of expense and benefit recognized each year.

  •
  The loss from discontinued operations represents the operating results of our European base chemicals and polymers business and the operating results and loss on disposal of our TDI business. For further information, see "Note 3. Discontinued Operations" to our consolidated financial statements included elsewhere in this prospectus.

  •
  During the fourth quarter of 2005, we adopted FIN 47, Accounting for Conditional Asset Retirement Obligations, and recorded a charge for the cumulative effect of this change in accounting principle of $31.7 million, net of tax of $4.8 million. Also in 2005, we accelerated the date of the actuarial measurement for our pension and postretirement benefit obligations from December 31 to November 30.. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit for us of $4.2 million, net of tax of $1.5 million, recorded effective January 1, 2005.

Segment Analysis

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

        The following table sets forth the revenues and EBITDA for each of our operating segments (dollars in millions):

	Year Ended December 31,
			Percent Change
	2005	2004
Revenues
Polyurethanes	$3,396.3	$2,818.0	21%
Materials and Effects	1,185.3	1,162.4	2%
Performance Products	2,025.4	1,945.5	4%
Pigments	1,052.8	1,048.1	—%
Polymers	1,702.0	1,451.8	17%
Base Chemicals	1,775.5	1,715.3	4%
Eliminations	(460.4)	(578.6)	(20)%

Total	$10,676.9	$9,562.5	12%

	Year Ended December 31,
			Percent Change
	2005	2004
Segment EBITDA
Polyurethanes	$676.3	$364.0	86%
Materials and Effects	154.1	151.0	2%
Performance Products	164.9	88.5	86%
Pigments	115.3	(30.0)	NM
Polymers	102.7	77.6	32%
Base Chemicals	256.7	278.7	(8)%
Corporate and other	(410.3)	(48.8)	741%

Total	$1,059.7	$881.0	20%

NM—Not meaningful

Polyurethanes

        For the year ended December 31, 2005, Polyurethanes segment revenues increased by $578.3 million, or 21%, as compared with 2004, primarily as a result of increased MDI and MTBE revenues. MDI revenues increased by 25% due to 29% higher average selling prices. The increase in MDI selling prices was driven by improved market conditions, stronger growth in higher value applications, and in response to higher raw material and energy costs. MDI sales volumes were 3% lower principally due to product availability limitations and the effects of unplanned outages related to the U.S. Gulf Coast storms. MTBE revenues increased by 28% as a result of 38% higher average selling prices. The increase in MTBE average selling prices was principally due to strong demand and tight supplies in the market. MTBE sales volumes decreased by 8% primarily due to loss of production related to unplanned outages for maintenance and the U.S. Gulf Coast storms.

        For the year ended December 31, 2005, Polyurethanes segment EBITDA increased by $312.3 million, or 86%, as compared with 2004. Segment EBITDA increased primarily as a result of higher contribution margins, with average selling prices more than offsetting increases in raw material and energy costs. Margin improvements were partially offset by higher losses from discontinued operations and the negative impact of the U.S. Gulf Coast storms. During the years ended

December 31, 2005 and 2004, our Polyurethanes segment recorded a loss from discontinued operations of its TDI business of $43.9 million and $7.8 million, respectively. In addition, our Polyurethanes segment recorded restructuring, impairment and plant closing costs of $13.4 million in the year ended December 31, 2005 as compared with $36.9 million in 2004. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Materials and Effects

        Materials and Effects revenues for the year ended December 31, 2005 increased by $22.9 million, or 2%, as compared with 2004, primarily attributable to an 8% increase in average selling prices, with sales volumes down 6%. Average selling prices were higher due to price increase initiatives in certain markets in response to higher raw material costs and due to a higher value product mix. Our ongoing portfolio re-alignment activities resulted in higher sales volumes in some of our markets, which were more than offset by lower sales volumes of basic epoxy resins in the coatings, construction and adhesives markets and reduced volumes of electronic laminates products.

        Materials and Effects segment EBITDA for the year ended December 31, 2005 increased by $3.1 million, or 2%, as compared with 2004. Segment EBITDA improved on higher revenues and an improved product mix, resulting from increased sales volumes of higher margin adhesives and power and composite engineering applications. These improvements more than offset higher raw material costs caused principally by decreased supplies of materials and higher energy prices related to the U.S. Gulf Coast storms and a reduction of $8.7 million in legal and contract settlement gains. In addition, our Materials and Effects segment recorded restructuring, impairment and plant closing costs of $0.5 million and $9.0 million during the years ended December 31, 2005 and 2004, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Performance Products

        For the year ended December 31, 2005, Performance Products revenues increased by $79.9 million, or 4%, as compared with 2004, primarily as a result of higher average selling prices for all major product lines, offset by lower sales volumes in certain product lines. Overall, average selling prices increased by 17% in response to higher raw material and energy costs and improved market conditions for certain products. Sales volumes declined by 11% principally due to the loss of production volume in the U.S. related to the U.S. Gulf Coast storms and the unplanned outage at our PO facility, together with lower sales of glycols and certain surfactants.

        For the year ended December 31, 2005, Performance Products segment EBITDA increased by $76.4 million, or 86%, as compared with 2004, resulting primarily from lower restructuring, impairment and plant closing costs and higher margins, partially offset by lower sales volumes and the negative impact of the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, the Performance Products segment recorded restructuring, impairment and plant closing charges of $11.1 million and $97.5 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Pigments

        For the year ended December 31, 2005, Pigments revenues remained relatively unchanged at $1,052.8 million, as compared with revenues of $1,048.1 million in 2004, resulting principally from a 6% increase in average selling prices, offset in part by a 5% reduction in sales volumes. Sales volumes were lower due to the restructuring of our Grimsby, U.K. and Umbogintwini, South Africa facilities during

2004 and due to lower end-use demand across all regions. Average selling prices increased in all regions and benefited from price increase initiatives implemented during late 2004 and 2005.

        Pigments segment EBITDA for the year ended December 31, 2005 increased by $145.3 million to $115.3 million from negative $30.0 million for 2004. During the years ended December 31, 2005 and 2004, our Pigments segment recorded restructuring, impairment and plant closing charges of $30.1 million and $123.3 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus. This increase in segment EBITDA during 2005 was due primarily to the combination of lower restructuring, impairment and plant closing costs, $15.1 million of lower legal settlement costs related to Discoloration Claims and higher margins during 2005.

Polymers

        For the year ended December 31, 2005, Polymers revenues increased by $250.2 million, or 17%, as compared with 2004, due mainly to 22% higher average selling prices, offset somewhat by lower sales volumes. Average selling prices were higher primarily due to tighter market conditions and in response to an increase in raw material and energy costs. Sales volumes decreased by 4% as a result of soft demand in our Australian styrenics business and raw materials supply shortages in our polypropylene business.

        For the year ended December 31, 2005, Polymers segment EBITDA increased by $25.1 million, or 32%, as compared to 2004. This increase in segment EBITDA resulted from higher contribution margins, as average selling prices increased more than raw material and energy costs, and was partially offset by higher restructuring, impairment and plant closing costs. During the years ended December 31, 2005 and 2004, our Polymers segment recorded restructuring, impairment and plant closing charges of $51.6 million and $13.6 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Base Chemicals

        Beginning in the third quarter of 2006, the operating results of our European base chemicals and polymers business were classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented.

        For the year ended December 31, 2005, Base Chemicals revenues increased by $60.2 million, or 4%, as compared with 2004. This increase was due mainly to a 29% increase in average selling prices, partially offset by a 19% decrease in sales volumes. Higher average selling prices were primarily due to improved market conditions and in response to higher raw material and energy costs. The sales volume decrease was driven principally by a loss of production volume in the U.S. related to the U.S. Gulf Coast storms.

        For the year ended December 31, 2005, Base Chemicals segment EBITDA decreased by $22.0 million, or 8%, as compared with 2004. This decrease in segment EBITDA was primarily due to slightly lower contribution margins, as higher average selling prices were more than offset by higher raw materials and energy costs. The increase in raw materials and energy costs during 2005 were caused principally by decreased supplies of materials and energy sources related to the U.S. Gulf Coast storms. EBITDA was also lower due to lost production in the U.S. related to the U.S. Gulf Coast storms. During the years ended December 31, 2005 and 2004, our Base Chemicals segment recorded restructuring, impairment and plant closing charges of $6.2 million and $0.3 million, respectively. For further information concerning restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus. EBITDA from our European base chemicals business was $176.1 million for the year ended December 31, 2005 and $223.6 million for the year ended December 31, 2004.

Corporate and Other

        Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on the sale of accounts receivable, loss on the early extinguishment of debt, other non-operating income and expense and minority interest in subsidiaries' (income) loss. For the year ended December 31, 2005, EBITDA from corporate and other items decreased by $361.5 million to a loss of $410.3 million from a loss of $48.8 million for 2004. The decrease in 2005 period EBITDA resulted primarily from a $141.7 million increase in losses on early extinguishment of debt, a $147.6 million increase in unallocated foreign currency losses, $28.3 million higher incentive compensation and a charge of $30.8 million for the cumulative effect of changes in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

Cash for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

        Net cash provided by operating activities for the years ended December 31, 2006 and 2005 was $883.5 million and $981.0 million, respectively. The decrease in cash provided by operations was primarily attributable to lower operating results from our business operations as described in "Results of Operations" above.

        Net cash provided by (used in) investing activities for the year ended December 31, 2006 and 2005 was $159.2 million and $(308.8) million, respectively. During the years ended December 31, 2006 and 2005, we invested $549.9 million and $338.7 million, respectively, in capital expenditures. The increase in 2006 capital expenditures was largely attributable to increased spending on the Wilton, U.K. LDPE facility that we sold in the U.K. Petrochemical Disposition. During the year ended December 31, 2006, we spent approximately $176 million on the construction of the Wilton, U.K. LDPE facility as compared to approximately $37 million in 2005. In addition, during 2006, we spent approximately $23 million relating to the construction of our polyetheramine manufacturing facility in Jurong Island, Singapore, in addition to other expansionary capital projects. Also during the year ended December 31, 2006, we acquired the textile effects business for $176.9 million, net of cash acquired, and sold our U.S. butadiene and MTBE business for $274.0 million (of which $204.0 million was collected during 2006, while the additional $70.0 million will be payable upon the restart of our Port Arthur olefins facility, if certain conditions are met). In 2006, we also sold our European base chemicals and polymers business for $685.0 million in cash. For more information, see "Note 4. Business Dispositions and Combinations" to our consolidated financial statements included elsewhere in this prospectus.

        Net cash used in financing activities for the year ended December 31, 2006 was $943.8 million as compared to $780.9 million in 2005. This change in net cash used by financing activities is mainly a result of net repayments of debt during the year ended December 31, 2005 of $1,376.4 million. During 2005, we received contributions from our parent of $837.6 million, mainly as a result of its initial public offering of common and 5% mandatory convertible preferred stock, which contributions were primarily used to repay debt. Also, during the year ended December 31, 2005, we used approximately $104.7 million to pay premiums associated with repayment of indebtedness and paid $124.8 million for the purpose of completing the Admat Minority Interest Transaction. During the year ended December 31, 2006, we had net repayments under our debt arrangements of $910.8 million and used $30.4 million to pay premiums associated with repayment of indebtedness. Included in the 2006 debt repayments were $650.0 million in principal repayments from the proceeds of our U.K. Petrochemicals Disposition.

Cash for the Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

        Net cash provided by operating activities for the years ended December 31, 2005 and 2004 was $981.0 million and $181.1 million, respectively. The increase in cash provided by operations was primarily attributable to a significant improvement in operating results and a decrease in interest paid as described in "Results of Operations" above.

        Net cash used in investing activities for the years ended December 31, 2005 and 2004 was $308.8 million and $222.5 million, respectively. The increase in cash used in investing activities was largely attributable to higher capital expenditures of $112.1 million resulting partly from increased capital expenditures in HPS, our consolidated Chinese splitting joint venture of $38 million, and in our LDPE facility under construction at Wilton, U.K. of approximately $37 million.

        Net cash (used in) provided by financing activities in the year ended December 31, 2005 was $(780.9) million as compared with $83.4 million in 2004. This increase in net cash used in financing activities is mainly a result of net repayments of debt during the year ended December 31, 2005 of approximately $1,376.4 million. During the year ended December 31, 2005, we used $104.7 million to pay premiums associated with repayment of indebtedness.

Changes in Financial Condition

        The following information summarizes our working capital position as of December 31, 2006 (after giving effect to the sale of our U.S. butadiene and MTBE business, the U.K. Petrochemicals Disposition and the Textile Effects Acquisition) and December 31, 2005 (dollars in millions):

	December 31, 2006	Dispositions	Acquisition	Adjusted December 31, 2006 Subtotal	December 31, 2005	Increase (Decrease)	Percent Change
Cash and cash equivalents	$246.0	$—	$(26.7)	$219.3	$132.5	$86.8	66%
Accounts receivable, net	1,262.8	212.4	(234.6)	1,240.6	1,485.6	(245.0)	(16)%
Inventories, net	1,520.1	181.7	(232.6)	1,469.2	1,309.2	160.0	12%
Prepaid expenses	55.7	16.6	(2.5)	69.8	45.9	23.9	52%
Deferred income taxes	70.7	—	(4.8)	65.9	31.2	34.7	111%
Other current assets	161.6	—	(66.4)	95.2	69.9	25.3	36%

Total current assets	3,316.9	410.7	(567.6)	3,160.0	3,074.3	85.7	3%

Accounts payable	1,022.9	179.2	(110.8)	1,091.3	1,101.4	(10.1)	(1)%
Accrued liabilities	841.7	37.9	(147.5)	732.1	732.3	(0.2)	—%
Deferred income taxes	9.4	—	(3.4)	6.0	2.4	3.6	150%
Current portion of long-term debt	187.9	—	—	187.9	44.6	143.3	321%

Total current liabilities	2,061.9	217.1	(261.7)	2,017.8	1,880.7	136.6	7%

Working capital	$1,255.0	$193.6	$(305.9)	$1,142.7	$1,193.6	$(50.9)	(4)%

        During the year ended December 31, 2006, our working capital position was significantly impacted by the three transactions referenced above. Excluding these dispositions and acquisitions, our working capital decreased by $50.9 million as a result of the net impact of the following significant changes:

  •
  The increase in cash and cash equivalents of $86.8 million resulted from the matters identified in the Consolidated Statements of Cash Flows contained in our consolidated financial statements included elsewhere in this prospectus.

  •
  Accounts receivable decreased by $245.0 million primarily due to an increase in outstanding receivables sold under our A/R Securitization Program of approximately $141 million and to lower accounts receivable from our U.S. base chemicals business resulting from lost sales at our Port Arthur olefins manufacturing plant that was damaged by fire. For more information see "Note 22. Casualty Losses and Insurance Recoveries" to our consolidated financial statements included elsewhere in this prospectus.

  •
  Inventories increased $160.0 million primarily due to an increase in inventory volumes and the effect of changes in foreign currency exchange rates.

  •
  The increase in prepaid expenses of $23.9 million was mainly attributable to an increase in prepaid insurance resulting from higher premiums associated with our recent insurance claims.

  •
  The $34.7 million increase in deferred income taxes was primarily due to insurance recoveries that were deferred for financial reporting purposes but included in taxable income. For further information, see "Note 22. Casualty Losses and Insurance Recoveries" to our consolidated financial statements included elsewhere in this prospectus.

  •
  Other current assets increased by $25.3 million primarily due to an increase in spare parts expected to be used within one year.

  •
  Current portion of long-term debt increased by $143.3 million primarily due to an increase in the current classification of $58.2 million of non-recourse debt in our Australian subsidiaries that becomes due in August 2007, an increase of $16.2 million of insurance premium financing and $75.0 million of Term Loan debt voluntarily repaid in January 2007.

Debt and Liquidity

Senior Credit Facilities

        As of December 31, 2006, our Senior Credit Facilities consisted of our (i) $650 million revolving facility (the "Revolving Facility"), (ii) $1,614.2 million term loan B facility (the "Dollar Term Loan"), and (iii) €73.9 million ($97.0 million) term loan B facility (the "Euro Term Loan" and, collectively with the Dollar Term Loan, the "Term Loans"). As of December 31, 2006, there were no borrowings outstanding under the Revolving Facility, and we had $43.5 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility. The Revolving Facility matures in 2010 and the Term Loans mature in 2012; provided, however, that the maturities of the Revolving Facility and the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

        As of December 31, 2006, borrowings under the Revolving Facility and the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan currently bear interest at EURIBOR plus 2.00%. At our option, the Revolving Facility may bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75%, depending on our applicable leverage ratio; and (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75%, depending on our applicable leverage ratio. At our option, the Term Loans may bear interest at a rate equal to: (i) LIBOR plus an applicable margin ranging between 1.50% and 1.75%, depending on our applicable leverage ratio or, with respect to the Euro Term Loan only, at EURIBOR plus an applicable margin ranging between 1.75% and 2.00%; and (ii) a prime-based rate plus an applicable margin ranging between 0.50% and 0.75%, depending on our applicable leverage ratio.

        As of December 31, 2006, the weighted average interest rate on the Senior Credit Facilities was approximately 7.0%. Our obligations under the Senior Credit Facilities are guaranteed by our guarantor subsidiaries, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes) on substantially all of our domestic property, plant and equipment, the stock of all of or our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries. The agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest rate coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions or limitations on our ability to incur liens, incur additional debt, merge or sell assets, make certain restricted payments, prepay other indebtedness, make investments or engage in transactions with affiliates and other customary default provisions.

        We entered into an amendment to our Senior Credit Facilities on June 30, 2006 to provide for an additional $100 million of borrowings under the Dollar Term Loan. We borrowed the additional amounts under the Dollar Term Loan in July and used the proceeds to redeem all of our $100 million outstanding senior floating rate notes due 2011 at a call price of 104.0% of the aggregate principal amount thereof. The June 30, 2006 amendment also modified certain other provisions in our Senior Credit Facilities, including certain financial covenants. During the 2006 we made several voluntary repayments under our Senior Credit Facilities from available liquidity, including payments of $50 million in April 2006 and $50 million in August 2006.

        On January 16, 2007, we made a voluntary repayment of $75.0 million U.S. dollar equivalents on our Term Loans ($70.8 million on the Dollar Term Loan and €3.25 million on the Euro Term Loan) with available liquidity. In addition, on December 29, 2006 we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to repay $400 million U.S. dollar equivalents on our Term Loans ($377.3 million on the Dollar Term Loan and €17.3 million on the Euro Term Loan).

Secured Notes

        As of December 31, 2006, we had outstanding $296.0 million aggregate principal amount ($294.0 million book value and $455.4 million original aggregate principal amount) under its 11.625% senior secured notes due 2010 (the "2010 Secured Notes"). The 2010 Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount plus accrued interest, declining ratably to par on and after October 15, 2009. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit Facilities as described above (other than capital stock of our subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

        The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions and are guaranteed by the guarantors. The indentures governing the 2010 Secured Notes also contain provisions requiring us to offer to repurchase the notes upon a change of control.

Senior Notes

        As of December 31, 2006, we had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% senior notes due 2012 (the "2012 Senior Notes"). Interest on the 2012 Senior Notes is payable semiannually in January and July of each year. The 2012 Senior Notes are redeemable after July 15, 2008 at 105.75% of the principal amount plus accrued interest, declining ratably to par on and after July 15, 2010.

        The 2012 Senior Notes are unsecured obligations. The indentures governing our 9.875% senior notes due 2009 (the "2009 Senior Notes") and the 2012 Senior Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions and certain restricted payments, asset sales and affiliate transactions and are guaranteed by the guarantors. The indentures governing the 2012 Senior Notes contain provisions requiring us to offer to repurchase the notes upon a change of control. On December 29, 2006, we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to legally defease the outstanding $250 million of our 2009 Senior Notes. We deposited sufficient funds with the trustee for redemption and irrevocably assigned all rights and title to these funds to the trustee for the benefit of the note holders. The notes are scheduled for redemption by the trustee on March 1, 2007 at a price of 102.468% of the aggregate principal amount plus accrued interest. On July 13, 2006, we entered into a transaction to repurchase $37.5 million of the 2009 Senior Notes at a price of approximately 105% of the aggregate principal amount plus accrued interest. In addition, on August 14, 2006 and on September 20, 2006, we completed redemptions of $62.5 million and $100.0 million, respectively, of the 2009 Senior Notes at a call price of 104.937% of the aggregate principal amount plus accrued interest.

        In accordance with an amendment to our Senior Credit Facilities, on July 14, 2006, we borrowed an additional $100 million under the Dollar Term Loan and, on July 24, 2006, redeemed in full our senior floating rate notes due 2011 at 104.0% of the principal amount plus accrued interest.

Subordinated Notes

        As of December 31, 2006, we had outstanding $175.0 million 7.375% senior subordinated notes due 2015 and €135.0 million ($177.2 million) 7.5% senior subordinated notes due 2015, constituting the 2015 old notes. Under the terms of a registration rights agreement among us, the guarantors and the initial purchasers of the 2015 old notes, we were required to complete an exchange offer for the 2015 old notes on or before September 11, 2005. Because we did not complete the exchange offer by this date, we were required to pay additional interest on the 2015 Subordinated Notes. As of December 31, 2006, we had paid a total of $1.6 million and €1.2 million in additional interest. Additional interest ceased to accrue on December 17, 2006. Since we were not able to complete the exchange offer before this date, we withdrew the registration statement relating to the exchange offer.

        As of December 31, 2006, we had outstanding €114.0 million ($149.6 million) (€450 million original aggregate principal amount) 10.125% senior subordinated notes due 2009 (the "2009 Subordinated Notes"). As of December 31, 2006, the 2009 Subordinated Notes have an unamortized premium of $1.4 million and are currently redeemable at 101.688% of the principal amount plus accrued interest, declining to par on or after July 1, 2007.

        On November 13, 2006, we completed an offering of new subordinated notes consisting of €400 million (approximately $508 million on or about the offering date; $525.1 million as of December 31, 2006) 6.875% senior subordinated notes due 2013 (the "2013 Subordinated Notes") and $200 million 7.875% senior subordinated notes due 2014 constituting a portion of the 2014 old notes. We used the net proceeds of approximately $699 million to redeem all ($366.1 million) of our outstanding U.S. dollar-denominated 10.125% 2009 Subordinated Notes and a portion (€258.0 million) of our outstanding euro-denominated 10.125% 2009 Subordinated Notes. The call price of the 2009 Subordinated Notes was 101.688% of the principal amount plus accrued interest. The 2013 Subordinated Notes are redeemable on or after November 15, 2009 at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

        Interest on the 2015 old notes and the 2009 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 old notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating, among other things, to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

        At the end of February 2007 and beginning of March 2007, we closed a direct private placement of $147.0 million in aggregate principal amount of U.S. dollar denominated 7.875% senior subordinated notes due November 15, 2014, comprising the remainder of the 2014 old notes. This portion of the 2014 old notes was issued at a premium of 104% of principal amount for a yield of 7.01%. We intend to use the expected net proceeds of approximately $151.7 million to redeem all (approximately €114 million) of our remaining outstanding 2009 Subordinated Notes, which are being called for redemption on March 27, 2007, at a call price of 101.688% plus accrued interest. This refinancing is expected to reduce our annual interest expense by approximately $5 million.

Other Debt

        We maintain a $25.0 million multicurrency overdraft facility used for the working capital needs for our European subsidiaries (the "European Overdraft Facility"). As of December 31, 2006, we had no borrowings outstanding under the European Overdraft Facility.

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, operates three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, operates a plant that manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate.

        HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of December 31, 2006, HPS had $28.9 million outstanding in U.S. dollar borrowings and 480 million in RMB borrowings ($61.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2006, the interest rate was approximately 5.8% for U.S. dollar borrowings and 6.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning on June 30, 2007. Huntsman Corporation has guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation's guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes. HPS commenced operations during 2006.

        Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$78.0 million ($61.4 million) as of December 31, 2006. These facilities are non-recourse to us and bear interest at the Australian index rate plus a margin of 2.9%. As of December 31, 2006, the interest rate for these facilities was 9.3%. The Australian credit facilities mature in August 2007 and all borrowings under such facilities have been classified as current portion of debt.

        In July 2006, in conjunction with our annual renewal of property and liability insurance programs, we financed substantially all of our premiums for the 2006/2007 renewal period and, at that time, we entered into notes payable in the amount of $65.6 million due in the next twelve months. As of December 31, 2006, the outstanding amount due under these notes is $36.8 million. Insurance premium financings are generally secured by the unearned premiums under such policies.

Compliance with Covenants

        Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

Short-Term and Long-Term Liquidity

        We depend upon our credit facilities and other debt instruments to provide liquidity for our operations and working capital needs. As of December 31, 2006, we had approximately $870.5 million of combined cash and combined unused borrowing capacity, consisting of $246.0 million in cash,

$606.5 million in availability under our Revolving Facility, $15.0 million attributable to our European Overdraft Facility and approximately $3 million in availability under our A/R Securitization Program. In January 2007, we voluntarily repaid $75.0 million of Term Loan debt with available liquidity.

        Our liquidity has been significantly impacted by the closing of the U.K. Petrochemicals Disposition on December 29, 2006. We sold our European base chemicals and polymers business for an aggregate purchase price of $685 million in cash, plus the assumption by the purchaser of approximately $126 million in unfunded pension liabilities. We used the net proceeds to defease the remaining $250 million outstanding principal amount of our 9.875% 2009 Senior Notes and to repay $400 million of the debt under our Senior Credit Facilities.

        We anticipate that, going forward, our liquidity will be impacted by the following:

  •
  As a result of the U.K. Petrochemicals Disposition, availability under the A/R Securitization Program is being negatively impacted during certain periods of the year when our receivables are seasonally low, such as near year-end and late summer. We anticipate this impact to be approximately $60 million during such periods; for example, at December 31, 2006, our capacity under the A/R Securitization Program was limited to approximately $446 million.

  •
  In connection with the U.K. Petrochemical Disposition, we agreed to make payments to SABIC of approximately $35 million (£18 million) related to the transfer of pension plan assets and liabilities. We accrued this liability in connection with the sale transaction and expect to fund the obligation in the first half of 2007. The final sales price of the U.K. Petrochemical Disposition is also subject to adjustments relating to working capital and investment in the LDPE plant currently under construction in Wilton U.K. We have accrued a liability relating to these adjustments of $14.5 million and expect to fund this obligation in the first half of 2007.

  •
  As a result of the fire damage at our Port Arthur, Texas facility that occurred on April 29, 2006, we have received and anticipate receiving additional settlements of insurance claims, as well as incurring significant expenditures to rebuild the facility (see "—Casualty Losses and Insurance Recoveries" below).

  •
  In connection with the sale of our U.S. butadiene and MTBE business, $70 million of the purchase price will be payable to us after the restart of our Port Arthur, Texas facility that was damaged by fire and the related resumption of crude butadiene supply, provided that we achieve certain intermediate steps toward restarting the facility within 30 months of the sale.

  •
  We are currently finalizing the working capital settlement related to the Textile Effects Acquisition. As of December 31, 2006, we had recorded a receivable for the working capital settlement of $21.4 million related to the Textile Effects Acquisition. We expect the working capital settlement amounts to be finalized and collected during the first half of 2007.

  •
  We expect to realize a total value from the Pending U.S. Petrochemicals Dispositions of approximately $761 million. Under the agreement, Flint Hills Resources will acquire our U.S. base chemicals and polymers manufacturing assets for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $286 million at December 31, 2006). We will retain other elements of working capital, including accounts receivable, accounts payable and certain accrued liabilities (net, approximately $19 million at December 31, 2006), which will be liquidated for cash in the ordinary course of business following the closing. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007, following the re-start of our Port Arthur, Texas, olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus. We expect to use the net proceeds from this transaction to repay debt.

        We believe our current liquidity, together with funds generated by our businesses, is sufficient to meet the short-term and long-term needs of our businesses, including funding operations, making capital expenditures and servicing our debt obligations in the ordinary course.

Capital Expenditures

        Excluding capital expenditures relating to the fire damage at our Port Arthur, Texas facility discussed below, we expect to spend approximately $525 million on capital projects in 2007. We expect to finance our capital expenditure commitments through a combination of cash flows from operations and financing arrangements.

        We currently estimate that we will incur approximately $100 million of capital expenditures in 2007 related to the fire damage at our Port Arthur, Texas facility. In addition, we currently estimate that repair and maintenance expenses and other non-capital costs associated with the fire damage will be approximately $65 million during 2007.

        Capital expenditures for the year ended December 31, 2006 were $549.9 million as compared to $338.7 million in 2005. The increase in capital expenditures in 2006 was largely attributable to increased capital expenditures at the Wilton, U.K. LDPE project which had approximately $176 million in capital spending during the year ended December 31, 2006 as compared to approximately $37 million spent in 2005. As noted, the Wilton, U.K. LDPE project was sold as part of the U.K. Petrochemicals Disposition. In addition, during 2006, we spent approximately $23 million relating to construction of our polyetheramine manufacturing facility in Jurong Island, Singapore, in addition to other expansionary capital projects. During the year ended December 31, 2006, we also completed our equity investments in HPS, our consolidated Chinese joint venture, and SLIC, our unconsolidated Chinese joint venture, and during 2006, funded approximately $15 million as equity in HPS and $14 million as equity in SLIC. HPS and SLIC commenced operations during 2006.

Contractual Obligations and Commercial Commitments

        Our obligations under long-term debt (including the current portion), lease agreements and other contractual commitments as of December 31, 2006 are summarized below (dollars in millions):

	2007	2008-2009	2010-2011	After 2011	Total
Long-term debt, including current portion	$187.9	$211.2	$358.8	$2,887.4	$3,645.3
Interest(1)	284.9	551.6	476.9	298.3	1,611.7
Operating leases	53.1	92.7	68.6	104.5	318.9
Purchase commitments(2)	1,425.3	626.8	141.3	140.3	2,333.7

Total(3)	$1,951.2	$1,482.3	$1,045.6	$3,430.5	$7,909.6

(1)
Interest calculated using interest rates as of December 31, 2006.

(2)
We have various purchase commitments extending through 2023 for materials, supplies and services entered into in the ordinary course of business. Included in the purchase commitments table above are contracts which require minimum volume purchases that extend beyond one year or are renewable annually and have been renewed for 2006. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. To the extent the contract requires a minimum notice period, such notice period has been included in the above table. The contractual purchase price for substantially all of these contracts is variable based upon market prices, subject to annual negotiations. We have estimated our contractual obligations by using the terms of our 2006 pricing for each contract. We also have a limited number of contracts which require a minimum payment, even if no volume is purchased. We believe that all of our purchase obligations will be utilized in our normal operations.

(3)
Totals do not include expected tax payments. Totals also do not include commitments pertaining to our pension and other postretirement obligations. Our estimated future contributions to our pension and postretirement plans are as follows (dollars in millions):

	2007	2008-2009	2010-2011	5-Year Average Annual
Pension plans	$158.6	$251.7	$266.6	$135.4
Other postretirement obligations	12.4	24.6	24.2	12.3

Off-Balance Sheet Arrangements

Receivables Securitization

        For a discussion of our A/R Securitization Program, see "Note 16. Securitization of Accounts Receivable" to our consolidated financial statements included elsewhere in this prospectus.

Restructuring, Impairment and Plant Closing Costs

        For a discussion of restructuring, impairment and plant closing costs, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Legal Proceedings

        For a discussion of legal proceedings, see "Note 20. Commitments and Contingencies—Legal Matters" to our consolidated financial statements included elsewhere in this prospectus.

        In March 2007, we were named for the first time as a defendant in five lawsuits alleging liability related to MTBE contamination in groundwater. Numerous other companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in these and many other cases currently pending in U.S. courts. The plaintiffs in the five cases in which we have been named are municipal water districts and a regional water supply authority that claim that defendants' conduct has caused MTBE contamination of their groundwater. The plaintiffs seek injunctive relief, such as monitoring and abatement, compensatory damages, punitive damages and attorney fees. At this time, we have insufficient information to meaningfully assess our potential exposure in these cases.

Environmental, Health and Safety Matters

        We are committed to achieving and maintaining compliance with all applicable EHS legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

        For a further discussion of environmental, health and safety matters, see "Note 21. Environmental, Health and Safety Matters" to our consolidated financial statements included elsewhere in this prospectus.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        For a discussion of recently issued accounting pronouncements, see "Note 2. Summary of Significant Accounting Policies—Recently Issued Accounting Pronouncements" to our consolidated financial statements included elsewhere in this prospectus.

CRITICAL ACCOUNTING POLICIES

        The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the U.S. requires management to make judgments, estimates and assumptions that affect the reported amounts in the consolidated financial statements. Our significant accounting policies are summarized in "Note 2. Summary of Significant Accounting Policies" to our consolidated financial statements included elsewhere in this prospectus. Summarized below are our critical accounting policies:

Casualty Losses and Insurance Recoveries

2005 U.S. Gulf Coast Storms

        On September 22, 2005, we suspended operations at our Gulf Coast facilities in Texas and Louisiana as a result of hurricane Rita. In addition, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of the hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million per site, while business interruption coverage does not apply for the first 60 days.

        In connection with the losses incurred from hurricane Rita, we are in the process of completing insurance claims for property damage and business interruption. During 2006, we received insurance recovery advances of $12.5 million, and, on January 23, 2007, we executed a sworn statement in proof of loss with the insurance companies to receive additional insurance recovery advances of $14.0 million to be received during the first quarter of 2007. The $26.5 million of insurance recoveries are recorded in "Other operating income (expense)" on the accompanying consolidated statements of operations as they represent the recovery of losses previously recognized in prior periods, of which $13.3 million was allocated to the Performance Products segment and $13.2 million was allocated to the Base Chemicals segment. The insurance receivable of $14.0 million is recorded within "Other current assets" on the accompanying consolidated balance sheets. We and our insurers are working to reach a settlement on the remainder of the insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

Port Arthur, Texas Plant Fire

        On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire. With the exception of cyclohexane operations at the site, which were restarted in June 2006, the remaining operations at the site remain shutdown. The damage is significant and, while no assurances can be made, preliminary indications are that we expect to restart the facility early in the third quarter of 2007. The Port Arthur manufacturing plant is covered by property damage and business interruption insurance. With respect to coverage for this outage, the deductible for property damage is $10 million and business interruption coverage does not apply for the first 60 days.

        During 2006, we incurred expenditures and losses for both property damage and business interruption as a result of the Port Arthur fire. Net of the $10 million deductible, we incurred approximately $17.2 million in property damages, including the write-off of damaged assets, costs to respond and clean up the facility and costs for the repair and maintenance of damaged equipment, all of which were accrued for recovery by insurance, as recovery from our insurers was considered probable. In addition, we spent approximately $18.3 million in capital to rebuild the facility.

        With respect to lost profits due to business interruption, we estimate lost margins during 2006 to be approximately $195 million. Partially offsetting these lost margins, during 2006 we accrued for the recovery of costs during the non-deductible business interruption period from our insurance policies of approximately $39.2 million, as recovery from our insurers was considered probable. We estimate the lost margins for business interruption attributed to the 60 day deductible period to be approximately $50 million.

        During the fourth quarter of 2006, we received insurance recovery advances of $150.0 million, of which $56.4 million was applied to our insurance receivables related to recovery of costs incurred and $93.6 million has been recorded as a deferred gain and is included in "Accrued liabilities" on the accompanying consolidated balance sheets.

        The incurrence of future fixed costs during the business interruption period and the future repair and maintenance expense of the damaged equipment will be offset against the deferred gain. Any such amounts incurred above the deferred gain will be recorded as an insurance receivable if realization is deemed probable. Future insurance recovery advances, if any, in excess of accrued fixed costs and other expenses relating to the damaged facilities will be recorded as a deferred gain, and any remaining deferred gain will not be recognized in our consolidated statements of operations until final settlement with our insurance carriers.

        We currently estimate the total cost to repair and replace the damaged equipment in order to restart the facility to be approximately $200 million. We expect to collect nearly all of this amount less a $10 million deductible as property damage claimed under our insurance. The total estimable loss for business interruption will depend greatly upon such factors as future market conditions and the final duration of the outage. We continue to work with our insurance carriers on the scope of our insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

Revenue Recognition

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable.

        Revenue arrangements that contain multiple deliverables, which relate primarily to the licensing of technology, are evaluated in accordance with EITF Issue No. 00-21 Revenue Arrangements with Multiple Deliverables to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

Long-Lived Assets

        The determination of useful lives of our property, plant and equipment is considered a critical accounting estimate. Such lives are estimated based upon our historical experience, engineering estimates and industry information and are reviewed when economic events indicate that we may not be able to recover the carrying value of the assets. The estimated lives of our property range from 3 to 60 years and depreciation is recorded on the straight-line method. Inherent in our estimates of useful lives is the assumption that periodic maintenance and an appropriate level of annual capital expenditures will be performed. Without on-going capital improvements and maintenance, the productivity and cost efficiency declines and the useful lives of our assets would be shorter.

        Management uses judgment to estimate the useful lives of our long-lived assets. If the useful lives of our property, plant and equipment as of December 31, 2006 were to have been estimated to be one year greater or one year less, then depreciation expense for the year ended December 31, 2006 would have been approximately $32 million less or $28 million greater, respectively.

        We are required to evaluate our plant assets whenever events indicate that the carrying value may not be recoverable in the future or when management's plans change regarding those assets, such as idling or closing a plant. We evaluate impairment by comparing undiscounted cash flows of the related asset groups to the carrying value. Key assumptions in determining the future cash flows include the useful life, technology, competitive pressures, raw material pricing and regulations. During the third quarter of 2006, we concluded that the long-lived assets of our European base chemicals and polymers business were impaired based upon the expected sales price less cost to sell. Accordingly, we recorded impairment charges of $260.2 million during the third quarter of 2006. During the fourth quarter of 2006, we tested the PO/MTBE assets for recoverability and concluded that these assets were not impaired.

        On February 15, 2007, we entered into an agreement to sell our U.S. based chemicals and polymers business and expect to realize a total value from the sale of approximately $761 million. See "Note 29. Subsequent Events" to our consolidated financial statements included elsewhere in this prospectus. We expect to incur a loss in connection with the anticipated 2007 sale of our U.S. base chemicals and polymers business. As of December 31, 2006, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the impairment or Disposal of Long-Lived Assets, because these assets were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur facility. We tested these assets for recoverability using expected future cash flows together with expected proceeds from the Port Arthur fire insurance recovery and concluded that these expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of December 31, 2006. We will continue to assess these assets for recoverability during 2007. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish and, at some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will increase as we rebuild the plant, and we expect to recognize an impairment charge.

Restructuring and Plant Closing Costs

        We have recorded restructuring charges in recent periods in connection with closing certain plant locations, work force reductions and other cost savings programs. These charges are recorded when management has committed to a plan and incurred a liability related to the plan. Also in connection with the Textile Effects Acquisition, we recorded liabilities for workforce reduction, non-cancelable lease termination costs and demolition, decommissioning and other restructuring costs. Estimates for plant closing include the write-off of the carrying value of the plant, any necessary environmental and/or regulatory costs, contract termination and demolition costs. Estimates for work force reductions and other costs savings are recorded based upon estimates of the number of positions to be terminated, termination benefits to be provided and other information as necessary. While management evaluates the estimates on a quarterly basis and will adjust the reserve when information indicates that the estimate is above or below the initial estimate, management's estimates on a project-by-project basis have not varied to a material degree. For further discussion of our restructuring activities, see "Note 11. Restructuring, Impairment and Plant Closing Costs" to our consolidated financial statements included elsewhere in this prospectus.

Income Taxes

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

        Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 31, 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as our branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Materials foreign operations are no longer being treated as our branches and are not subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

        As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe adequate provision has been made for all outstanding issues for all open years.

Employee Benefit Programs

        We sponsor several contributory and non-contributory defined benefit plans, covering employees primarily in the U.S., the U.K., Netherlands, Belgium and- Canada but also covering employees in a number of other countries. We fund the material plans through trust arrangements (or local equivalents) where the assets are held separately from us. We also sponsor unfunded postretirement plans which provide medical and life insurance benefits covering certain employees in the U.S. and Canada. Amounts recorded in the consolidated financial statements are recorded based upon actuarial valuations performed by various independent actuaries. Inherent in these valuations are numerous assumptions regarding expected return on assets, discount rates, compensation increases, mortality rates and health care costs trends. These assumptions are disclosed in "Note 18. Employee Benefit Plans" to our consolidated financial statements included elsewhere in this prospectus. Management, with the advice of its actuaries, uses judgment to make assumptions on which our employee benefit plan liabilities and expenses are based. The effect of a 1% change in three key assumptions is summarized as follows (dollars in millions):

Assumptions	Statement of Operations(1)	Balance Sheet Impact(2)
Discount rate
—1% increase	$(35.0)	$(489.6)
—1% decrease	51.3	620.4
Expected return on assets
—1% increase	(23.0)	—
—1% decrease	23.0	—
Rate of compensation increase
—1% increase	23.0	125.5
—1% decrease	(22.9)	(125.5)

(1)
Estimated impact on 2006 net periodic benefit cost.

(2)
Estimated impact on December 31, 2006 funded status.

Environmental Reserves

        Environmental remediation costs for our facilities are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. Adjustments to our estimates are made periodically based upon additional information received as remediation progresses. For further information see "Note 21. Environmental, Health and Safety Matters" to our consolidated financial statements included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        We are exposed to market risk, including changes in currency exchange rates, interest rates and certain commodity prices. To manage the volatility relating to these exposures, from time to time, we enter into various derivative transactions. We hold and issue derivative financial instruments for economic hedging purposes only.

INTEREST RATE RISK

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        As of December 31, 2006, we had combined outstanding variable rate borrowings of approximately $1.9 billion. Assuming a 1% increase in interest rates, without giving effect to any interest rate hedges, our annual interest rate exposure would increase by approximately $19 million.

        From time to time, we may purchase interest rate swaps and/or interest rate collars to reduce the impact of changes in interest rates on our floating-rate long-term debt.

        Interest rate contracts were recorded as a component of other non-current liabilities as of December 31, 2006 and 2005. The effective portion of the changes in the fair value of the swaps are recorded in accumulated other comprehensive loss as they are cash flow hedges, with any ineffectiveness recorded in interest expense.

        As of December 31, 2006 and 2005, we had entered into various types of interest rate contracts to manage our interest rate risk on our long-term debt as indicated below (dollars in millions):

	2006	2005
Notional amount	$75.0	$83.3
Fair value
Cash flow hedges	0.4	—
Non-designated derivatives	0.3	0.4
Maturity	2007-2010	2006-2010

        For the years ended December 31, 2006 and 2005, the changes in accumulated other comprehensive (loss) income associated with cash flow hedging activities is indicated below:

	2006	2005
Balance at January 1	$2.1	$5.2
Current period change in fair value	(0.4)	(1.9)
Reclassifications to earnings	(1.6)	(1.2)

Balance at December 31	$0.1	$2.1

        During the twelve months ending December 31, 2007, accumulated other comprehensive income of approximately $0.1 million is expected to be reclassified to earnings. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATE RISK

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in U.S. dollars, euros, francs, British pounds and certain Asian currencies. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. Our A/R Securitization Program in certain circumstances requires that we enter into forward foreign currency hedges intended to hedge currency exposures.

        During the year ended December 31, 2006, we entered into foreign currency instruments to minimize the foreign currency impact on forecasted capital expenditures payable in Singapore Dollars associated with the construction of our polyetheramine manufacturing facility in Singapore. As of December 31, 2006, the notional amount of these derivative instruments is approximately 13 million Singapore dollars, and these instruments extend through April of 2007. These contracts are not designated as hedges for financial reporting purposes and are recorded at market value. Subsequent to December 31, 2006, we have entered into additional foreign currency derivatives with a notional amount of approximately 9 million Singapore dollars extending through July, 2007.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in some cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("Permanent Loans") and the designation of certain debt and swaps as net investment hedges.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as Permanent Loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of December 31, 2006, we have designated approximately €525 million of euro-denominated debt as a hedge of our net investments. As of December 31, 2006, we had approximately €1,061 million in net euro assets.

        In conjunction with the November 13, 2006 offering of the 2013 Subordinated Notes and the 2014 Subordinated Notes, we redeemed a substantial portion of our U.S. dollar-denominated subordinated debt with newly issued euro-denominated subordinated debt and unwound certain existing cross-currency interest rate swaps. As of December 31, 2006, we have outstanding one cross-currency interest rate swap pursuant to which we have agreed to swap $31.1 million of 11.0% fixed rate debt payments for €25.0 million of 9.4% fixed rate debt payments. At maturity, July 15, 2007, we are required to pay principal of €25.0 million and will receive principal of $31.1 million. This swap is not designated as a hedge for financial reporting purposes. As of December 31, 2006, the fair value of this swap was $1.5 million and was recorded in other noncurrent assets in our balance sheet.

        On March 27, 2007 we entered into a cross currency rate interest rate swap pursuant to which we have agreed to swap $152.6 million of LIBOR floating rate debt payments for €115.9 million of EURIBOR floating rate debt payments. On maturity, August 15, 2012, we are required to pay principal of €115.9 million and will receive principal of $152.6 million. This swap is currently not designated as a hedge for financial reporting purposes.

COMMODITY PRICE RISK

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time we may enter into various commodity contracts to hedge our purchase of commodity products. We do not attempt to hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings.

BUSINESS

HISTORY

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty and ICI. In that transaction, Huntsman International Holdings acquired ICI's polyurethane chemicals, selected petrochemicals and titanium dioxide businesses and Huntsman Specialty's PO business. Huntsman International Holdings also acquired BP's 20% ownership interest in an olefins facility located at Wilton, U.K. and certain related assets. Huntsman International Holdings then transferred the acquired businesses to us and to our subsidiaries.

        A summary of our other key acquisitions follows:

  •
  In 1993, we purchased Monsanto's LAB and maleic anhydride businesses.

  •
  In 1994, we purchased Texaco's global chemical business.

  •
  In 1997, we purchased Texaco's PO business. Also in 1997, we acquired Rexene Corporation, significantly increasing the size of our Polymers business.

  •
  In 2000, we completed the acquisition of the Morton global TPU business from Rohm and Haas.

  •
  In 2001, we completed our acquisition of Dow's global ethyleneamines business, and we completed our acquisition of the Albright & Wilson European surfactants business from Rhodia.

  •
  In 2003, Huntsman Corporation completed the Huntsman Advanced Materials Transaction through the purchase of Vantico.

  •
  On June 30, 2006, we completed the Textile Effects Acquisition.

        Our consolidated group has also divested certain businesses, including our packaging subsidiary in 1997, our global styrenics business in 1998, our U.S. butadiene and MTBE business operated by our Base Chemicals segment on June 27, 2006, and our European base chemicals and polymers business on December 29, 2006, which we sold to SABIC.

        In February 2005, our parent, Huntsman Corporation, completed an initial public offering of common stock and mandatory convertible preferred stock. Also during 2005, we completed a series of transactions designed to simplify our consolidated group's financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies, including the following:

  •
  On August 16, 2005, we completed the Huntsman LLC Merger in which Huntsman LLC merged into our Company. At that time, Huntsman International Holdings also merged into our Company. As a result of the Huntsman LLC Merger, we succeeded to the assets, rights and obligations of Huntsman LLC. We entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding debt securities. Our subsidiaries that guaranteed our outstanding debt securities now provide guarantees with respect to these securities, and all of Huntsman LLC's subsidiaries that guaranteed its debt securities continue to provide guarantees with respect to these debt securities. In addition, Huntsman LLC's guarantor subsidiaries executed supplemental indentures to guarantee all of our outstanding debt securities.

  •
  On December 20, 2005, Huntsman Corporation agreed to pay $125 million to affiliates of SISU Capital Limited and other third parties to acquire the 9.7% of the equity of Huntsman Advanced Materials that it did not already own. In conjunction with this acquisition, we amended our Senior Credit Facilities and increased our existing term loan B by $350 million.

    Huntsman Corporation used proceeds from the increased term loan, together with approximately $74 million of cash on hand, to acquire the equity interest in Huntsman Advanced Materials, to redeem Huntsman Advanced Materials' $250 million of outstanding 11% senior secured notes due 2010, to pay $35.6 million in call premiums plus accrued interest, and to pay other related costs. Huntsman Corporation then contributed its 100% ownership interest in Huntsman Advanced Materials to us.

RECENT DEVELOPMENTS

Amendment of Senior Credit Facilities

        On April 19, 2007, we entered into an amendment to our Senior Credit Facilities. Subject in some cases to certain conditions, the amendment provides for improved applicable interest rates, extends the maturity of our dollar denominated term loan to April 2014, increases the restricted payments basket for certain types of payments, eliminates certain financial covenants and increases our capacity for additional term borrowings. In addition, pursuant to the amendment, we repaid our euro denominated term loan in full.

Agreement to Sell U.S. Base Chemicals and Polymers Business

        On February 15, 2007, we entered into an agreement for the Pending U.S. Petrochemicals Disposition. We expect to realize a total value from the sale of approximately $761 million. Under the agreement, Flint Hills Resources will acquire our U.S. base chemicals and polymers manufacturing assets for approximately $456 million in cash, plus the value of inventory on the date of closing (approximately $286 million at December 31, 2006). We will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities (net, approximately $19 million at December 31, 2006), which will be liquidated for cash immediately following the closing. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007, following the re-start of our Port Arthur, Texas, olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus. We expect to use the net proceeds from this transaction to repay debt.

        The transaction includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at our retained Port Neches, Texas, site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to us, will continue to provide feedstock for our downstream derivative units.

Formation of Polyurethanes Joint Venture in Russia and Former Soviet States

        On February 1, 2007, we announced the creation of a new Russian-based joint venture to manufacture and sell polyurethane systems to adhesives, coatings, elastomers and insulation markets in Russia and other areas of the former Soviet Union.

Sale of Australian Polyester Resins Assets

        On January 4, 2007, we completed the sale of our Australian polyester resins assets to Nuplex for A$9.6 million (approximately $7.5 million) in cash, plus the value of inventory at the sale date, for a total transaction value of A$20.3 million (approximately $15.8 million), subject to post closing adjustments. The transaction further includes additional consideration to be received over a three year period upon achieving certain associated earnings targets. The sale includes our Australian polyesters, vinylesters and gelcoats manufacturing assets. In connection with the sale agreement, we also entered into a tolling agreement with Nuplex whereby we will continue to manufacture product using the Australian polyester resins assets. Nuplex will own the assets located on our site. The tolling agreement expires January 2009.

Sale of European Base Chemicals and Polymers Business

        On December 29, 2006, we completed the U.K. Petrochemicals Disposition for an aggregate purchase price of $685 million in cash, plus the assumption by SABIC of approximately $126 million in unfunded pension liabilities. The final sales price is subject to agreement by SABIC on adjustments relating to working capital, investment in the LDPE plant currently under construction at Wilton, U.K. and unfunded pension liabilities. We used the net proceeds from the transaction to legally defease the remaining $250 million outstanding principal amount of our 9.875% senior notes due 2009 and to repay $400 million of debt under our Senior Credit Facilities.

        As a result of the U.K. Petrochemicals Disposition, SABIC acquired our European base chemicals and polymers business. The results of operations of our European base chemicals and polymers business for current and prior periods have been classified as discontinued operations in our financial statements. The transaction did not include our Teesside, U.K.-based Pigments operations or the Wilton, U.K.-based aniline and nitrobenzene operations of our Polyurethanes segment. For more information, see "Note 3. Discontinued Operations" and "Note 4. Business Dispositions and Combinations" to our consolidated financial statements included elsewhere in this prospectus.

OVERVIEW

        We are among the world's largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide. Our administrative, research and development and manufacturing operations are primarily conducted at the 75 facilities that we own or lease. Our facilities are located in 24 countries and we employ approximately 15,000 associates worldwide. Our businesses benefit from large production scale in certain products and proprietary manufacturing technologies, which allow us to maintain a low-cost position. We had revenues for the years ended December 31, 2006 and 2005 of $10,623.6 million and $10,676.9 million, respectively.

Our Products and Segments

        Our business is currently organized around our six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. Upon the anticipated closing in the third quarter 2007 of the Pending U.S. Petrochemicals Disposition, we expect to operate our business in four segments: Polyurethanes, Materials and Effects, Performance Products and Pigments.

        Our current segments can be divided into three broad categories: differentiated, inorganic and commodity. Our Polyurethanes, Materials and Effects and Performance Products segments produce differentiated products, our Pigments segment produces inorganic products and our Polymers and Base Chemicals segments produce commodity chemicals. Growth in our differentiated products has been driven by the substitution of our products for other materials and by the level of global economic activity. Accordingly, the profitability of our differentiated products has been somewhat less influenced by the cyclicality that typically impacts the petrochemical industry. Our Pigments business, while cyclical, is influenced largely by seasonal demand patterns in the coatings industry. Certain products in our Polymers segment also follow different trends than petrochemical commodities as a result of our niche marketing strategy for such products that focuses on supplying customized formulations. The profitability of our commodity products has historically been cyclical in nature. Our six operating segments are all impacted, to a greater or lesser degree, by economic conditions, prices of raw materials and global supply and demand pressures.

2006 Segment Revenues*	2006 Segment EBITDA*

*
Percentage allocations in the segment revenues chart above reflect the allocation of all inter-segment revenue eliminations to our Base Chemicals segment. Percentage allocations in the segment EBITDA chart above do not give effect to $149.1 million of corporate and other unallocated items and exclude $19.8 million of restructuring, impairment and plant closing costs and $24.7 million of EBITDA from discontinued operations and gains/losses from disposition of assets. For a detailed discussion of our revenues, total assets and EBITDA by segment, see "Note 26. Operating Segment Information" to our consolidated financial statements included elsewhere in this prospectus. For a discussion of EBITDA and a reconciliation of EBITDA to net income and cash provided by operating activities, see "Part II. Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations."

        The following table identifies the key products, their principal end markets and applications and representative customers of each of our segments:

Segment	Products	End Markets and Applications	Representative Customers
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE(1)	Refrigeration and appliance insulation, construction products, adhesives, automotive, footwear, furniture, cushioning, specialized engineering applications and fuel additives	BMW, Electrolux, Firestone, GE, Haier, Lear, Louisiana Pacific, Shell, Weyerhauser, Nobel, Chevron
Materials and Effects	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives, tooling resin formulations, textile chemicals and dyes	adhesives, aerospace, electrical power transmission, consumer electronics, civil engineering, wind power generation, automotive, apparel, home and technical textiles	ABB, Akzo, BASF, Boeing, Bosch, Cytec, Hexcel, Rohm & Haas, Russel, Sara Lee, Sherwin Williams, Wellspun, Hanesbrands, Milliken, Russell
Performance Products	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG and technology licenses	detergents, personal care products, agrochemicals, lubricant and fuel additives, adhesives, paints and coatings, construction, marine and automotive products and PET fibers and resins	ChevronTexaco, Colgate, Ecolab, Huish, Monsanto, Procter & Gamble, Unilever, Lubrizol, Reichhold
Pigments	titanium dioxide	paints and coatings, plastics, paper, printing inks, fibers and ceramics	Akzo, Sigma Kalon, Clariant, ICI, Jotun, PolyOne
Polymers	LDPE and LLDPE, polypropylene, EPS, styrene and APAO	flexible and rigid packaging, adhesives and automotive, medical and construction products	Ashland, Berry, Kimberly Clark, Pliant, Polymer Group, PolyOne, Sealed Air
Base Chemicals(2)	ethylene, propylene and cyclohexane	packaging film, polyester and nylon fibers, PVC and polymer resins	Ineos, Dow, DuPont, Invista, Nova, Shell, Solutia

(1)
The PO/MTBE operations in our Polyurethanes segment were not included in the sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment).

(2)
On February 15, 2007, we entered into an agreement to sell our U.S. base chemicals and polymers assets. See "—Recent Developments—Agreement to Sell U.S. Base Chemicals and Polymers Business" above. On December 29, 2006, we sold our European base chemicals and polymers business. See "—Recent Developments—Sale of European Base Chemicals and Polymers Business" above. On June 27, 2006, we sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment.

Polyurethanes

General

        We are a leading global manufacturer and marketer of a broad range of polyurethane chemicals, including MDI products, PO, polyols, PG and TPU. Polyurethane chemicals are used to produce rigid and flexible foams, as well as coatings, adhesives, sealants and elastomers. We focus on the higher-margin, higher-growth markets for MDI and MDI-based polyurethane systems. Growth in our Polyurethanes segment has been driven primarily by the continued substitution of MDI-based products for other materials across a broad range of applications. We operate five primary Polyurethanes manufacturing facilities in the U.S., Europe and China. We also operate 12 Polyurethanes formulation facilities, which are located in close proximity to our customers worldwide. We have a significant interest in a manufacturing joint venture that has recently completed construction of a low-cost, world-scale, integrated MDI production and finishing facilities near Shanghai, China.

        Our customers produce polyurethane products through the combination of an isocyanate, such as MDI or TDI, with polyols, which are derived largely from PO and EO. While the range of TDI-based products is relatively limited, we are able to produce over 2,000 distinct MDI-based polyurethane products by varying the proportion and type of polyol used and by introducing other chemical additives to our MDI formulations. As a result, polyurethane products, especially those derived from MDI, are continuing to replace traditional products in a wide range of end-use markets, including insulation in construction and appliances, cushioning for automotive and furniture, adhesives, wood binders, footwear and other specialized engineering applications.

        We are a leading North American producer of PO. We and some of our customers process PO into derivative products, such as polyols for polyurethane products, PG and various other chemical products. End uses for these derivative products include applications in the home furnishings, construction, appliance, packaging, automotive and transportation, food, paints and coatings and cleaning products industries. We also produce MTBE as a co-product of our PO manufacturing process. MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "—Risk Factors" below for a discussion of legal and regulatory developments that have resulted in the curtailment and potential elimination of MTBE in gasoline in the U.S. and elsewhere. Also see, "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of material changes concerning sales of MTBE. We sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment in June 2006; however, the PO/MTBE operations in our Polyurethanes segment were not included in this transaction.

        In 1992, we were the first global supplier of polyurethane chemicals to open a technical service center in China. We have since expanded this facility to include an integrated polyurethanes formulation facility. In January 2003, we entered into two related joint ventures to build MDI production and finishing facilities near Shanghai, China. Production at our MDI finishing plant near Shanghai, China operated by HPS, our consolidated subsidiary, was commissioned on June 30, 2006. Production at our MNB, aniline and crude MDI plants operated by SLIC, our unconsolidated joint venture, commenced on September 30, 2006. These world-scale facilities strengthen our ability to service our customers in the critical Chinese market and will support the significant demand growth that we believe this region will continue to experience.

Products and Markets

        MDI is used primarily in rigid foam applications and in a wide variety of customized higher-value flexible foam and coatings, adhesives, sealants and elastomers. Polyols, including polyether and polyester polyols, are used in conjunction with MDI and TDI in rigid foam, flexible foam and other non-foam applications. Propylene oxide is one of the principal raw materials for producing polyether polyols. The following chart illustrates the range of product types and end uses for polyurethane chemicals.

        Polyurethane chemicals are sold to customers who combine the chemicals to produce polyurethane products. Depending on their needs, customers will use either commodity polyurethane chemicals produced for mass sales or polyurethane systems tailored for their specific requirements. By varying the blend, additives and specifications of the polyurethane chemicals, manufacturers are able to develop and produce a breadth and variety of polyurethane products.

        MDI.    MDI has a substantially larger market size and a higher growth rate than TDI. This is primarily because MDI can be used to make polyurethanes with a broader range of properties and can therefore be used in a wider range of applications than TDI. We believe that future growth of MDI is expected to be driven by the continued substitution of MDI-based polyurethane for fiberglass and other materials currently used in rigid insulation foam for construction. We expect that other markets, such as binders for reconstituted wood board products, specialty cushioning applications and coatings will further contribute to the continued growth of MDI.

        The U.S. and European markets currently consume the largest quantities of MDI. With the recent rapid growth of the developing Asian economies, the Asian markets are becoming an increasingly important market for MDI, and we currently believe that per-capita demand for MDI in Asia will continue to increase as its less-developed economies continue to grow.

        There are four major global producers of MDI: Bayer, our Company, BASF and Dow. While there are also some regional producers in Asia and Europe, we believe it is unlikely that any new global producers of MDI will emerge in the foreseeable future due to the substantial requirements for entry, such as the limited availability of licenses for MDI technology and the substantial capital commitment and integration that is required to develop both the necessary technology and the infrastructure to manufacture and market MDI.

        TPU.    TPU is a high-quality, fully formulated thermal plastic derived from the reaction of MDI or an aliphatic isocyanate with polyols to produce unique qualities such as durability, flexibility, strength, abrasion-resistance, shock absorbency and chemical resistance. We can tailor the performance characteristics of TPU to meet the specific requirements of our customers. TPU is used in injection molding and small components for the automotive and footwear industries. It is also extruded into films, wires and cables for use in a wide variety of applications in the coatings, adhesives, sealants and elastomers markets.

        Polyols.    Polyols are combined with MDI, TDI and other isocyanates to create a broad spectrum of polyurethane products. Demand for specialty polyols has been growing at approximately the same rate at which MDI consumption has grown.

        Aniline.    Aniline is an intermediate chemical used primarily to manufacture MDI. Generally, most aniline is either consumed internally by the producers of the aniline or is sold to third parties under long-term supply contracts. We believe that the lack of a significant spot market for aniline means that in order to remain competitive, MDI manufacturers must either be integrated with an aniline manufacturing facility or have a long-term cost-competitive aniline supply contract.

        PO.    Propylene oxide is an intermediate chemical used mainly to produce a wide range of polyols and PG. Demand for PO depends largely on overall economic demand, especially that of consumer durables. The following chart illustrates the primary end markets and applications for PO.

        MTBE.    MTBE is an oxygenate that is blended with gasoline to reduce harmful vehicle emissions and to enhance the octane rating of gasoline. The use of MTBE is controversial, and it has been effectively eliminated in the U.S. market. See "—Environmental, Health and Safety Matters—MTBE Developments" below and "—Risk Factors" above. We continue to sell MTBE for use as a gasoline additive, substantially all of which is sold for use outside the U.S. See "—Manufacturing and Operations" below and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        We sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment in June, 2006; however, the PO/MTBE operations in our Polyurethanes segment were not included in this transaction

Sales and Marketing

        We manage a global sales force, with 40 locations in 35 countries, which sells our polyurethane chemicals to over 2,000 customers in more than 90 countries. Our sales and technical resources are organized to support major regional markets, as well as key end-use markets which require a more global approach. These key end-use markets include the appliance, automotive, footwear, furniture and coatings, construction products, adhesives, sealants and elastomers industries.

        We provide a wide variety of polyurethane solutions as components (i.e., the isocyanate or the polyol) or in the form of "systems" in which we provide the total isocyanate and polyol formulation to our customers in ready-to-use form. Our ability to deliver a range of polyurethane solutions and technical support tailored to meet our customers needs is critical to our long term success. We have strategically located our polyurethane formulation facilities, commonly referred to in the chemicals industry as "systems houses," close to our customers, enabling us to focus on customer support and technical service. We believe this customer support and technical service system contributes to customer retention and also provides opportunities for identifying further product and service needs of customers. We manufacture polyols primarily to support our MDI customers' requirements.

        We believe that the extensive market knowledge and industry experience of our sales teams and technical experts, in combination with our strong emphasis on customer relationships, have facilitated our ability to establish and maintain long-term customer supply positions. Due to the specialized nature of our markets, our sales force must possess technical knowledge of our products and their applications. Our strategy is to continue to increase sales to existing customers and to attract new customers by providing innovative solutions, quality products, reliable supply, competitive prices and superior customer service.

Manufacturing and Operations

        Our MDI production facilities are located in Geismar, Louisiana, Rozenburg, Netherlands and, through our joint ventures, Shanghai, China. These facilities receive aniline, which is a primary material used in the production of MDI, from our facilities located in Geismar, Wilton, U.K. and Shanghai, China. We believe that this relative scale and product integration of our large facilities provide a significant competitive advantage over other producers. In addition to reducing transportation costs for our raw materials, integration helps reduce our exposure to cyclical prices.

        The following table sets forth the annual production capacity of polyurethane chemicals at each of our polyurethanes facilities:

	MDI(1)	Polyols	TPU	Aniline		Nitrobenzene		PO	PG	MTBE(2)
	(millions of pounds)									(millions of gallons)
Geismar, Louisiana	890	160		715	(3)	935	(3)
Port Neches, Texas								525	145	260
Ringwood, Illinois			20
Rozenburg, Netherlands	750	120
Wilton, U.K.				670		880
Osnabrück, Germany		20	30
Total	1,640	300	50	1,385		1,815		525	145	260

(1)
In addition to the production referenced, we also are entitled to 50% of the MDI output (265 million pounds) from SLIC, our unconsolidated Chinese joint venture.

(2)
The PO/MTBE operations in our Polyurethanes segment are not included in the recently completed sale of our U.S. butadiene and MTBE business (operated in our Base Chemicals segment).

(3)
Represents our approximately 78% share of capacity under our Rubicon LLC manufacturing joint venture with Chemtura Corporation.

        At both our Geismar and Rozenburg facilities we utilize sophisticated proprietary technology to produce our MDI. This technology, which is also used in our world-scale joint venture in Shanghai, China, contributes to our position as a low cost MDI producer. In addition to MDI, we use a proprietary manufacturing process to manufacture PO. We own or license all technology, know-how and patents developed and utilized at our PO facility. Our process combines isobutane and oxygen in proprietary oxidation (peroxidation) reactors, thereby forming TBHP and TBA, which are further processed into PO and MTBE, respectively. Because our PO production process is less expensive relative to other technologies and allows all of our PO co-products to be processed into saleable or useable materials, we believe that our PO production technology possesses several distinct advantages over its alternatives.

        We also operate polyurethane systems houses in Deerpark, Australia; Shanghai, China; Cartagena, Colombia; Deggendorf, Germany; Thane (Maharashtra), India; Ternate, Italy; Tlalnepantla, Mexico; Mississauga, Ontario; Kuan Yin, Taiwan; and Samuprakam, Thailand.

        During 2006 (and concluding by the first quarter of 2007), our long-term MTBE sales agreements have or will be terminated. In 2006, we marketed approximately 81% of our MTBE to customers located in the U.S. for use as a gasoline additive, substantially all of which is sold for use outside the U.S. Sales of MTBE for use outside the U.S. have produced a lower level of cash flow than our former sales of MTBE for use in the U.S. We may elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than historically produced through sales of MTBE.

Joint Ventures

        Rubicon Joint Venture.    We and Chemtura Corporation own Rubicon LLC, which owns aniline, nitrobenzene and DPA manufacturing facilities in Geismar, Louisiana. We are entitled to approximately 78% of the nitrobenzene and aniline production capacity of Rubicon LLC, and Chemtura Corporation is entitled to 100% of the DPA production. In addition to operating the joint venture's owned aniline, nitrobenzene and DPA facilities, Rubicon LLC also operates our wholly owned MDI and polyol facilities at Geismar and is responsible for providing other auxiliary services to the entire Geismar complex. As a result of this joint venture, we are able to achieve greater scale and lower costs for our products than we would otherwise have been able to obtain. We began consolidating Rubicon LLC in our financial statements as of January 1, 2005.

        Chinese MDI Joint Ventures.    In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, built three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is our unconsolidated affiliate. HPS, our splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd, has constructed a plant to manufacture pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is our consolidated affiliate.

        These projects have been funded by a combination of equity invested by the joint venture partners and borrowed funds. As of project completion, our equity investment in the joint ventures was approximately $82 million, of which approximately $40 million was an investment in our unconsolidated affiliate, SLIC, and approximately $42 million was an investment in our consolidated affiliate, HPS. Total capital expenditures at HPS through project completion totaled approximately $126 million. SLIC and HPS commenced operations during 2006. The total production capacity of the SLIC facilities is expected to be 530 million pounds per year of MDI and the production capacity of the HPS facility is 270 million pounds per year of pure MDI, polymeric MDI and MDI variants.

Raw Materials

        The primary raw materials for MDI-based polyurethane chemicals are benzene and PO. Benzene is a widely available commodity that is the primary feedstock for the production of MDI and aniline. Historically, benzene has been the largest component of our raw material costs. We use the benzene produced in our Base Chemicals segment and purchase benzene from third parties to manufacture nitrobenzene and aniline, almost all of which we then use to produce MDI. Our vertical integration provides us with a competitively priced supply of feedstocks and reduces our exposure to supply interruption.

        A major cost in the production of polyols is attributable to the costs of PO. The integration of our PO business with our polyurethane chemicals business gives us access to a competitively priced, strategic source of PO and the opportunity to develop polyols that enhance our range of MDI products. The primary raw materials used in our PO production process are butane/isobutane, propylene, methanol and oxygen, which accounted for 52%, 31%, 14% and 2%, respectively, of total raw material costs in 2006. We purchase our raw materials primarily under long-term contracts. While most of these feedstocks are commodity materials generally available to us from a wide variety of suppliers at competitive prices in the spot market, all the propylene used in the production of our PO is produced internally and delivered through a pipeline connected to our PO facility.

Competition

        Our major competition in the polyurethane chemicals market includes BASF, Bayer, Dow and Lyondell. While these competitors and others produce various types and quantities of polyurethane chemicals, we focus on MDI and MDI-based polyurethane systems. We compete based on technological innovation, technical assistance, customer service and product reliability. Our polyurethane chemicals business competes in two basic ways: (1) where price is the dominant element of competition, our polyurethane chemicals business differentiates itself by its high level of customer support including cooperation on technical and safety matters; and (2) elsewhere, we compete on the basis of product performance and our ability to react quickly to changing customer needs and by providing customers with innovative solutions to their needs.

        The market in which our Polyurethanes segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Materials and Effects

General

        On June 30, 2006, we completed the Textile Effects Acquisition in order to expand our differentiated chemicals business portfolio. For more information, see "—History" above. Our textile effects business is a leading global supplier of textile solutions, manufacturing a broad range of dye and chemical products that enhance the color of finished textiles and improve such performance characteristics as wrinkle resistance and the ability to repel water and stains. The business has approximately 4,000 employees and operates 13 primary manufacturing facilities located in seven countries. It serves over 10,000 customers located in 80 countries. The operating results of the textile effects business are consolidated with our operating results beginning on July 1, 2006, and the textile effects operations are reported with our advanced materials operations as part of our Materials and Effects segment.

        Our Materials and Effects segment is also a leading global manufacturer and marketer of technologically advanced epoxy, acrylic and polyurethane-based polymer products and textile chemicals and dyes. We focus on formulations and systems that are used to address customer-specific needs in a wide variety of industrial and consumer applications. Our products are used either as replacements for traditional materials, such as metal, wood, clay, glass, stone, ceramics and natural fibers, or in applications where traditional materials do not meet demanding engineering specifications. For example, structural adhesives are used to replace metal rivets and advanced composites are used to replace traditional aluminum panels in the manufacture of aerospace components. Revenue growth for much of our product portfolio has historically been in excess of global GDP growth. Our Materials and Effects segment is characterized by the breadth of our product offering, our expertise in complex chemistry, our long-standing relationships with our customers and our ability to develop and adapt our technology and our applications expertise for new markets and new applications.

        We operate 22 synthesis, formulating and production facilities in North America, Europe, Asia, South America and Africa. We market over 6,000 products to more than 5,000 customers in over 20 end-markets, which are grouped as follows:

Market Groups	End Markets
Coatings, Construction and Adhesives	civil engineering, shipbuilding and marine maintenance, consumer appliances, food and beverage packaging, industrial appliances, consumer/do it yourself ("DIY"), aerospace, DVD, LNG transport
Power and Electronics	electrical power transmission, distribution and generation, printed circuit boards, consumer and industrial electronics
Design and Composites Engineering	aerospace, wind power generation, automotive, recreational sports equipment, medical appliances, design studios and prototype manufacturers
Textile Effects	consumer fashion apparel, sportswear, career and uniform apparel, military, automotive, home textiles and furnishings, carpet and other functional textiles

        Since completing the Huntsman Advanced Materials Transaction in June 2003, we have initiated a comprehensive restructuring program designed to reduce our costs and transform our advanced materials business from a product-driven business to a market-focused business. This program includes optimization of our global supply chain, reductions in general and administrative costs and the consolidation and centralization of support functions across advanced materials business and with our other businesses. We have closed manufacturing facilities in Quillan, France, Thomastown, Australia and Kaohsiung, Taiwan and have significantly reduced the scale of our operations in Bergkamen, Germany and East Lansing, Michigan. We have also closed sales and administrative offices in seven locations.

        In October 2006, we announced a restructuring of our textile effects business. This restructuring is necessary to allow our Materials and Effects segment to adapt to the dynamic business shifts that have occurred in the textile market. We intend to spend nearly $150 million over the next three years to significantly expand resources and capacity in Asia, while refocusing and consolidating resources in Europe and North America. Other elements of our plan include simplifying global distribution networks, enhancing research and development activities and continuing investments in environmental, health and safety projects to ensure that all of our acquired manufacturing units are operating in accordance with our standards.

Products and Markets

        Coatings, Construction and Adhesives.    Our products are used for the protection of steel and concrete substrates, such as floorings, metal furniture and appliances, buildings, linings of storage tanks and food and beverage cans, and the primer coat of automobile bodies and ships, among other applications. Epoxy-based surface coatings are among the most widely used industrial coatings, due to their structural stability and broad application functionality combined with overall economic efficiency. We focus our efforts in coating systems applications in utilizing our applications expertise and broad product range to provide formulated polymer systems to our customers. We believe our range of curing agents, matting agents, accelerators, cross-linkers, reactive diluents and thermoplastic polyamides, together with our basic and advanced epoxy resin compounds, distinguish us in the various end markets for coating systems.

        The structural adhesives market requires high-strength "engineering" adhesives for use in the manufacture and repair of items to bond various engineering substrates. Our business focus is on engineering adhesives based on epoxy, polyurethane, acrylic and other technologies which are used to bond materials, such as steel, aluminum, engineering plastics and composites in substitution of traditional joining techniques. Our Araldite® brand name has considerable value in the industrial and consumer adhesives markets. In many countries, Araldite® is synonymous with high-performance adhesives, and we generally believe that this is the value-added segment of the market where recognition of our long-standing Araldite® brand is a key competitive advantage. We also believe that products marketed under the Araldite® name are generally less price-sensitive than the brands of our competitors. Packaging is a key characteristic of our adhesives products. Our range of adhesives is sold in a variety of packs and sizes, specifically targeted to three specific end-markets and sold through specifically targeted routes to market:

  •
  General industrial bonding.    We sell a broad range of advanced formulated adhesives to a broad base of small-to medium-sized customers, including specialist distributors, who generally require relatively small quantities of easy-to-use products and a moderate level of instruction and support.

  •
  Industry specific.    We sell our adhesive products into diverse, global industry-specific markets, which include the DVD, LNG transport, filterbonding, trailers and solar cell applications markets. Our target markets are chosen because we believe it is worthwhile to utilize our highly trained direct sales force and applications experts to tailor products and services to suit the needs and performance specifications of the specific market segments. We often provide a turnkey solution and the customer often commits to an investment in capital equipment to use the materials provided.

  •
  Consumer/DIY.    We package and sell consumer adhesives through strategic distribution arrangements with a number of the major marketers of consumer/DIY adhesives, such as Bostik and Shelleys. These products are sold globally through a number of major retail outlets, often under the Araldite® brand name.

        Power and Electronics.    Our electrical materials are formulated polymer systems, which make up the insulation materials used in equipment for the generation, transmission and distribution of electrical power, such as transformers, switch gears, ignition coils, sensors, motors, and magnets, and for the protection of electrical and electronic devices and components. The purpose of these products is to insulate, protect or shield either the environment from electrical current or electrical devices from the environment, such as temperature or humidity. Our electrical insulating materials target two key market segments, the heavy electrical equipment market and the light electrical equipment market.

        Products for the heavy electrical equipment market segment are used in power plant components, devices for power grids and insulating parts and components. In addition, there are numerous devices, such as motors and magnetic coils used in trains and medical equipment, which are manufactured using epoxy and related technologies. Products for the light electrical equipment market segment are used in applications such as industrial automation and control, consumer electronics, car electronics and electrical components. The end customers in the electrical insulating materials market encompass the relevant original equipment manufacturer ("OEM") as well as numerous manufacturers of components used in the final products.

        We also develop, manufacture and market materials used in the production of printed circuit boards. Our products are ultimately used in industries ranging from telecommunications and personal computer mother board manufacture to automotive electronic systems manufacture. In printed circuit board technologies, we have three product lines:

  •
  soldermasks, which are heat, chemical and environmentally resistant coatings that allow various components and circuitry to be soldered to the surface of printed circuit boards;

  •
  liquid inner layer resists, which are temporary, photo-imageable materials which enable the generation of circuitry on the inner layers of printed circuit boards; and

  •
  dielectric materials, which are materials with electrical insulation properties that constitute an insulating layer in high-density, multi-layer printed circuit boards.

        Soldermasks are our most important product line in printed circuit board technologies, particularly in Europe. Sales are made mainly under the Probimer®, Probimage®, and Probelec® trademarks. Probimer® is a widely recognized brand name for soldermasks.

        Design and Composites Engineering.    A structural composite is made by combining two or more different materials, such as fibers, resins and other specialty additives to create a product with enhanced structural properties. Specifically, structural composites are lightweight, high-strength, rigid materials with high resistance to chemicals, moisture and high temperatures. Our product range comprises basic and advanced epoxy resins, curing agents, other advanced chemicals and additives or formulated polymer systems utilizing a variety of these products used in reinforced structures. The four key target markets for our structural composites are aerospace, windmill blades for wind power generation, other industrial and automotive applications, and recreational (mainly sports equipment such as skis and tennis racquets). Structural composites continue to substitute for traditional materials, such as metals and wood, in a wide variety of applications due to their light weight, strength and durability. A key industry trend is the increased emphasis on customer collaboration, especially in the aerospace industry, where consistent quality of products is essential. Customers are increasingly seeking higher performance characteristics, such as improved temperature resistance. We also produce industry-specific adhesives for aerospace, wind turbines and industrial applications. These products offer superior bonding properties as compared to other joining techniques.

        We produce mainly polyurethane-based and epoxy formulated polymer systems used in the production of models, prototypes, patterns, molds and a variety of related products for design, prototyping and short-run manufacture. Our products are used extensively in the automotive, aerospace and industrial markets as productivity tools to quickly and efficiently create accurate prototypes and develop experimental models, and to lower the cost of manufacturing items in limited quantities primarily using computer-aided-design techniques. Our tooling and modeling materials are used because of their strength, resilience, high temperature resistance or dimensional stability coupled with low shrinkage and ease of cure. In applications where ease and speed of processing, size of finished product and low abrasion are more important, polyurethane resins are gaining increasing recognition. We separate the overall tooling and modeling materials market into two distinct groups: standard tooling and modeling materials and stereolithography technology.

        Our standard tooling and modeling materials are polymer-based materials used by craftsmen to make the traditional patterns, molds, models, jigs and fixtures required by the foundry, automotive, ceramics and other such industries. Techniques have evolved with computer-aided-design and modern engineering processes. Customers wishing to produce a model of a design require a rapid method of producing such a model. We provide consumables to be used in high technology machinery made by manufacturers to produce these models. In developing these solutions, we have worked closely with consumers to meet their demands. We are well-placed to drive the development of the market through our strong leadership position and wide breadth of application expertise.

        Stereolithography is a technology that is used to accurately produce physical three-dimensional models directly from computer-aided-design data without cutting, machining or tooling. The models are produced by selectively curing a light-sensitive liquid resin with a laser beam. Stereolithography is the most accurate technology commercially available for producing complex three-dimensional models. Models produced using this technology have a high-quality finish with fine detail. Stereolithography can be used for a variety of applications, including the production of concept models, master models, prototypes used for functional testing, tools and for short-run production parts. We sell our stereolithography products to customers in the aerospace, appliance, automotive, consumer, electronics and medical markets.

        Textile Effects.    Textiles generally involve a complex matrix of fibers, effects and functionality, and the resulting products range from fashion apparel to bulletproof vests, home linens to air and water filters, and upholstery to automotive interiors. Our broad range of dyestuffs and chemicals enhance both the aesthetic appearance of these products and the functionality needed to ensure that they perform in their end-use markets. Since the requirements for these markets vary dramatically, our business strategy focuses on the two major markets—apparel and technical textiles. We work to provide the right balance of products and service to meet the technical challenges in each of these markets.

        The apparel market, which also includes our home interiors products, focuses on products that provide an aesthetic effect and/or improve the processing efficiency within the textile mill. We offer a complete range of colors for cotton, polyester and nylon that cover the range of shades needed for sportswear, intimate apparel, towels, sheeting and casual wear. Our dyes have been developed to ensure that they offer the highest levels of wash fastness currently available in the market. Optical brighteners and other pretreatment products provide "bright white" effects for apparel, towels and sheeting. Pretreatment and dyeing auxiliaries ensure that these fabrics are processed efficiently and effectively—cleaning the fabrics with fewer chemicals, less energy and less water and thereby minimizing the environmental footprint and reducing the processing costs. Silicone softeners may be used to enhance the feel of products.

        Technical textiles include automotive textiles, carpet, military fabrics, mattress ticking and nonwoven and other technical fabrics. Though the product groups may differ in their end-uses, the articles must provide a high-level of functionality and performance in their respective markets. High-lightfast dyes and UV absorbers are used in automotive interiors and outdoor furnishings to provide colors that don't fade when exposed to sunlight and heat. Powerful stain repellent and release technology imparts durable protection for upholstery, military and medical fabrics, without affecting the color, breathability or feel of the fabric. Specialized dyes and prints create unique camouflage patterns for military uniforms, backpacks and tarps that won't fade through wash and wear or during exposure to the elements.

Sales and Marketing

        We maintain multiple routes to market to service our diverse customer base. These routes to market range from using our own direct sales force to targeted, technically-oriented distribution to mass general distribution. Our direct sales force targets sales and specifications to engineering solutions decision-makers at major customers who purchase significant amounts of products from us. We use technically-oriented specialist distributors to augment our sales effort in niche markets and applications where we do not believe it is appropriate to develop direct sales resources. We use mass general distribution channels to sell our products into a wide range of general applications where technical expertise is less important to the user of the products to reduce our overall selling expenses. We believe our use of multiple routes to market enables us to reach a broader customer base at an efficient cost.

        We conduct the sales activities for our market groups through separate dedicated regional sales forces in the Americas, Europe, Africa and the Middle East ("EAME") and Asia. Our global customers are covered by key account managers who are familiar with the specific requirements of their clients. The management of long-standing customer relationships, some of which are 20 to 30 years old, is at the heart of the sales and marketing process. We are also supported by a strong network of distributors. We serve a highly fragmented customer base.

        For our consumer adhesives, we have entered into exclusive branding and distribution arrangements with, for example, Bostik in Europe and Shelleys in Australia. Under these arrangements, our distribution partners fund advertising and sales promotions, negotiate and sell to major retail chains, own inventories and provide store deliveries (and sometimes shelf merchandising) in exchange for a reliable, high-quality supply of Araldite® branded, ready-to-sell packaged products.

        For our textile effects products, we focus on providing effect competence and process competence to our customers. Effect competence—delivering value-added effects to our customer's products—enables us to capitalize on new and innovative technologies and to assist our customers in their efforts to differentiate themselves from competitors. Process competence—applying know-how and expertise to improve customers' processes—allows us to utilize our technical service to reduce cost and enhance efficiency.

Manufacturing and Operations

        We are a global business serving customers in three principal geographic regions: EAME; North and South America; and Asia Pacific. To service our customers efficiently, we maintain 13 manufacturing plants around with the world with a strategy of global, regional and local manufacturing employed to optimize the level of service and minimize the cost to our customers. The table below summarizes the plants that we operate:

Location	Description of Facility
Bergkamen, Germany	Synthesis Facility
Monthey, Switzerland	Resins and Synthesis Facility
Pamplona, Spain	Resins and Synthesis Facility
McIntosh, Alabama	Resins and Synthesis Facility
Chennai, India(2)	Resins and Synthesis Facility
Bad Saeckingen, Germany(1)	Formulating Facility
Duxford, U.K.	Formulating Facility
Sadat City, Egypt	Formulating Facility
Taboão da Serra, Brazil	Formulating Facility
East Lansing, Michigan	Formulating Facility
Istanbul, Turkey(1)	Formulating Facility
Los Angeles, California	Formulating Facility
St. Fons, France(1)	Synthesis Facility
Langweid am Leich, Germany(1)	Formulating Facility
Basel, Switzerland(1)	Synthesis Facility
Schweizerhalle, Switzerland(1)	Formulating Facility
Panyu, China(1)(3)	Production Facility
Qingdao, China(1)	Synthesis Facility
Samutsakorn (Mahachai), Thailand(1)	Synthesis Facility
Atoto, Mexico	Synthesis Facility
Charlotte, North Carolina(1)	Formulating Facility
St. Gabriel, Louisiana(1)	Synthesis Facility

(1)
Leased land and/or building.

(2)
76%-owned manufacturing joint venture with Tamilnadu Petroproducts Limited.

(3)
95%-owned manufacturing joint venture with Guangdong Panyu Shilou Town Economic Development Co. Ltd.

        Our facilities in Asia are well-positioned to take advantage of the market growth that is expected in this region. Furthermore, we believe that we are the largest producer of epoxy resin compounds in India.

Raw Materials

        The principal raw materials we purchase for the manufacture of basic and advanced epoxy resins are epichlorohydrin, bisphenol A, tetrabromobisphenol A and BLR. We also purchase amines, polyols, isocyanates, acrylic materials, hardeners and fillers for the production of our formulated polymer systems and complex chemicals and additives. The manufacture of textile effects products requires a wide selection of raw materials (approximately 3,000 different chemicals), including amines, fluorochemicals and sulfones. No one raw material represents greater than 2% of our textile effects raw material expenditures. Raw material costs constitute a sizeable percentage of sales for certain applications. We have supply contracts with a number of suppliers, including, for example, Dow. The terms of our supply contracts vary. In general, these contracts contain provisions that set forth the quantities of product to be supplied and purchased and formula-based pricing.

        Additionally, we produce some of our most important raw materials, such as BLR and its basic derivatives, which are the basic building blocks of many of our products. We are the third largest producer of BLR in the world. Approximately 50% of the BLR we produce is consumed in the production of our formulated polymer systems. The balance of our BLR is sold as liquid or solid resin in the merchant market, allowing us to increase the utilization of our production plants and lower our overall BLR production cost. We believe that manufacturing a substantial proportion of our principal raw material gives us a competitive advantage over other epoxy-based polymer systems formulators, most of whom must buy BLR from third-party suppliers. This position helps protect us from pricing pressure from BLR suppliers and aids in providing us a stable supply of BLR in difficult market conditions.

        We consume certain amines produced by our Performance Products segment and isocyanates produced by our Polyurethanes segment, which we use to formulate advanced materials products. In some cases, we use tolling arrangements with third parties to convert our Base Chemicals products into certain of our key raw materials.

Competition

        The market in which our Materials and Effects segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

        Coatings, Construction and Adhesives.    Competition in coating systems is primarily driven by product performance, service and customer certification. We believe that the competitive strengths of our coating systems product lines are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Our major competitors for formulated polymer systems and complex chemicals and additives used in coatings systems are Air Products, Arizona, Hexion, Cognis, Cray Valley and Degussa.

        Competition in basic liquid and solid epoxy resins is primarily driven by price. There are two major manufacturers of basic epoxy resins used in industrial protective coatings, Dow and Hexion. Other participants in this market include Air Products, BASF, Kukdo, Leuna and NanYa. Competition in coating systems is increasingly becoming more global, with trends toward industry consolidation and the emergence of new competitors in Asia. Our competitors are considerably more fragmented in Asia than in Europe and North America.

        We face substantial competition for the sale of our products for adhesives applications. Competition in the industry specific market segments is based on an understanding of the relevant industry sector and the ability to provide highly reliable and tailored engineering solutions, applications expertise and ease of use with the customer's processing equipment. Competition in the consumer market segment is based on branding, packaging and making widely available, easy-to-use products on which our customers can rely. We believe that our competitive strengths and our focus on defined market needs, provision of a high level of service and recognition as a quality supplier in the chosen sectors, all of which are exemplified by our strong Araldite® brand name. The principal participants in the structural adhesives market include Henkel/Loctite, ITW, National Starch, Sika, 3M and many other regional or industry specific competitors.

        Power and Electronics.    Competition for electrical insulating materials applications is based on technology, know-how, applications expertise, formulations expertise, reliability, performance and price. Manufacturers of heavy electrical equipment place more importance on reliability and level of support, while manufacturers of light electrical equipment choose materials offering the lowest cost, but also the required quality and performance. As a result, epoxy products, which offer a combination of price and performance superior to competing polyurethane and silicone and conventional glass and ceramic products, are widely used in heavy electrical equipment, and both epoxy and cheaper polyurethane products are used in light electrical equipment.

        We believe that our competitive strengths in the electrical materials market are our long-standing customer relationships, product reliability and technical performance. Our key products used in heavy electrical and light electrical applications, such as resins, hardeners and auxiliaries, are tested and certified according to industry standards established by Underwriters Laboratories, International Electrotechnical Commission, or Cenelec, and also to customer-specific requirements. Our main competitors in the electrical insulating materials market segment include Altana, Hexion, Schenectady, Wuxi, Dexter-Hysol, Hitachi Chemical, Nagase Chemtex and Toshiba Chemical.

        Competition in the printed circuit board materials markets is based on price, technological innovation and the ability to provide process expertise and customer support. Consolidation among our customers has led to increased pricing pressure. We believe that our competitive strengths are our fully developed technology, our application technology center in Basel, Switzerland and our technology center under construction in Panyu, China, our global presence and long-standing relationships with key customers and OEMs, and the approval of our products by global OEMs. Major competitors of our soldermask products include Atotec, Coates, Cookson, Goo, Peters, Taiyo Ink and Tamura. Major competitors for our liquid resist products include Chung Yu, Eternal and Shipley.

        Design and Composites Engineering.    Competition in structural composites applications varies but is primarily driven by technology, know-how, applications expertise, formulations expertise, product performance, customer service and customer certification. We believe that our competitive strengths are our strong technology base, broad range of value-added products, leading market positions, diverse customer base and reputation for customer service. Pricing dynamics differ greatly among the various end-markets, largely due to their differing structures. Pricing in the aerospace market very much reflects the advanced technology and applications know-how which we provide to customers. Pricing is typically more competitive in the industrial and recreational markets due to the more standardized requirements of the end-user market and higher sales volumes compared to those of the aerospace market. Competition in the electrical laminates industry is largely price-driven due to the standard nature of the products supplied, the highly price-sensitive nature of the electronics industry and the ability of customers to source globally. Our competitors in the structural composites markets include Hexion, DIC, Dow, Mitsui and Sumitomo. In the aerospace market, we compete principally with Mitsui and Sumitomo. Our competitors in the automotive, industrial and recreational markets include Dow and Hexion. Finally, our competitors in the laminates market include all of these companies as well as NanYa.

        Competition in standard tooling and modeling solutions is based on quality of service, technical solutions, range, competitive prices and prompt supply, including 24-hour delivery if required. This market segment is generally characterized by pricing pressure and intense competition. Competition in stereolithography is driven by the requirement for innovative solutions. We believe that our competitive strength is our broad range of products, which we make available on a global basis, covering all of the needs of both our standard tooling and modeling and stereolithography customers. A few large manufacturers (including Axson, DSM and Sika), as well as many small, local manufacturers provide a limited product range to local regions in the plastic tooling and modeling solutions market but none have our breadth of product offering.

        Textile Effects.    We are the leading global market share provider for textile chemicals and dyes. Competition within the textile chemicals and dyes markets is generally fragmented with few competitors who offer complete solutions for both markets. Our major competitors are Dystar, Clariant, BASF, Cognis and Lanxess. We believe that our competitive strengths include our product offering, which is characterized by its broad range; high quality; significant integration between products and service; reliable technical expertise; long-standing relationships with customers; and strong business infrastructure in Asia. We believe that we have more customer service capacity and account management capacity than any of our competitors worldwide.

Performance Products

General

        Our Performance Products segment is organized around three market groups, performance specialties, performance intermediates and maleic anhydride and licensing, and serves a wide variety of consumer and industrial end markets. In performance specialties, we are a leading global producer of amines, carbonates and certain specialty surfactants. Growth in demand in our performance specialties market tends to be driven by the end-performance characteristics that our products deliver to our customers. These products are manufactured for use in a growing number of niche industrial end uses and have been characterized by growing demand and stable profitability. For example, we are one of two significant global producers of polyetheramines, for which our sales volumes have grown at a compound annual rate of over 10% in the last ten years due to strong demand in a number of industrial applications, such as epoxy curing agents, agrochemicals, fuel additives and civil construction materials. In performance intermediates, we consume internally produced and third-party-sourced base petrochemicals in the manufacture of our surfactants, LAB and ethanolamines products, which are primarily used in detergent and consumer products applications. We also produce EG, which is primarily used in the production of polyester fibers and PET packaging. We believe we are North America's largest and lowest-cost producer of maleic anhydride. Maleic anhydride is the building block for UPRs, mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We are the leading global licensor of maleic anhydride manufacturing technology and are also the largest supplier of catalyst used in the manufacture of maleic anhydride. Our licensing group also licenses technology on behalf of our other businesses. We operate 15 Performance Products manufacturing facilities in North America, Europe and Australia.

        We have the annual capacity to produce approximately 1.1 billion pounds of more than 250 amines and other performance chemicals. We believe we are the largest global producer of polyetheramines, propylene carbonates, ethylene carbonates, DGA® agent and morpholine, the second-largest global producer of ethyleneamines and the third-largest North American producer of ethanolamines. We also produce substituted propylamines. Our products are manufactured at our Port Neches, Conroe and Freeport, Texas facilities and at our facilities in Llanelli, U.K. and Petfurdo, Hungary. We use internally produced ethylene, EO, EG and PO in the manufacture of many of our amines. Our amines are used in a wide variety of consumer and industrial applications, including personal care products, polyurethane foam, fuel and lubricant additives, paints and coatings, solvents and catalysts. Our key amines customers include Akzo, ChevronTexaco, Cognis, Hercules, Monsanto and PPG.

        We have the capacity to produce approximately 2.4 billion pounds of surfactant products annually at our eight facilities located in North America, Europe and Australia. We are a leading global manufacturer of nonionic, anionic, cationic and amphoteric surfactants products and are characterized by our breadth of product offering and market coverage. Our surfactant products are primarily used in consumer detergent and industrial cleaning applications. In addition, we manufacture and market a diversified range of mild surfactants and specialty formulations for use in baby shampoos and other personal care applications. We are also a leading European producer of powder and liquid laundry detergents and other cleaners. In addition, we offer a wide range of surfactants and formulated specialty products for use in various industrial applications such as leather and textile treatment, foundry and construction, agrochemicals, polymers and coatings. Our key surfactants customers include Ecolab, Huish, L'Oreal, Monsanto, Nufarm, Procter & Gamble and Unilever.

        We are North America's second-largest producer of LAB, with capacity of 375 million pounds per year at our plant in Chocolate Bayou, Texas. LAB is a surfactant intermediate which is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents. We have also developed a process for the manufacture of a higher-molecular-weight LAB product to be used as an additive to lubricants. Our key customers for LAB include Colgate, Henkel, Lubrizol, Procter & Gamble and Unilever.

        We are North America's largest producer of maleic anhydride, a highly versatile chemical intermediate that is used to produce UPRs, which are mainly used in the production of fiberglass reinforced resins for marine, automotive and construction products. We have the capacity to produce approximately 240 million pounds annually at our facility located in Pensacola, Florida. We also own a 50% interest in Sasol-Huntsman GmbH & Co. KG, which is accounted for using the equity method. This joint venture owns and operates a facility in Moers, Germany with an annual capacity of 137 million pounds. We supply our catalysts to licensees and to worldwide merchant customers, including supplying catalyst to two of the three other U.S. maleic anhydride producers. As a result of our long-standing research and development efforts aided by our pilot and catalyst preparation plants, we have successfully introduced six generations of our maleic anhydride catalysts. Revenue from licensing and catalyst comes from new plant commissioning, as well as current plant retrofits and catalyst change schedules. Our key maleic anhydride customers include AOC, Oronite, Cook Composites, Dixie, Lubrizol and Reichhold.

        We also have the capacity to produce approximately 945 million pounds of EG annually at our facilities in Botany, Australia and Port Neches, Texas.

Products and Markets

        Performance Specialties.    The following table shows the end-market applications for our performance specialties products:

Product Group	Applications
Specialty Amines	liquid soaps; personal care; lubricant and fuel additives; polyurethane foams; fabric softeners; paints and coatings; refinery processing; water treating
Polyetheramines	polyurethane foams and insulation; construction and flooring; paints and coatings; lubricant and fuel additives; adhesives; epoxy composites
Ethyleneamines	lubricant and fuel additives; epoxy hardeners; wet strength resins; chelating agents; fungicides
Morpholine/DGA® agent and Gas Treating	hydrocarbon processing; construction chemicals; synthetic rubber; water treating; electronics applications; gas treatment and agriculture
Carbonates	lubricant and fuel additives; agriculture; electronics applications; textile treatment
Specialty Surfactants	agricultural herbicides; construction; paper de-inking

        Our performance specialties products are organized around the following end markets: coatings, polymers and resins; process additives; resources, fuels and lubricants; and agrochemicals.

        Amines.    Amines broadly refers to the family of intermediate chemicals that are produced by reacting ammonia with various ethylene and propylene derivatives. Generally, amines are valued for their properties as a reactive, emulsifying, dispersant, detergent, solvent or corrosion inhibiting agent. Growth in demand for amines is highly correlated with GDP growth due to its strong links to general industrial and consumer products markets. However, certain segments of the amines market, such as polyetheramines, have grown at rates well in excess of GDP growth due to new product development, technical innovation, and substitution and replacement of competing products. For example, polyetheramines are used by customers who demand increasingly sophisticated performance characteristics as an additive in the manufacture of highly customized epoxy formulations, enabling the customers to penetrate new markets and substitute for traditional curing materials. As amines are generally sold based upon the performance characteristics that they provide to customer-specific end use application, pricing does not generally fluctuate with movements in underlying raw materials. We announced on September 14, 2005 our plans to build a world scale polyetheramine manufacturing facility in Jurong Island, Singapore. We expect the facility, which will have an annual capacity of approximately 30 million pounds, to be operational by July 2007. On June 29, 2005, we signed a memorandum of understanding with the Al-Zamil Group of Riyadh, Saudi Arabia to form a joint venture to build an ethyleneamines manufacturing facility in Jubail Industrial City, Saudi Arabia. We expect this facility to come on line in early 2009 with annual capacity of 60 million pounds.

        Morpholine/DGA® agent.    Morpholine and DGA® agent are produced as co-products by reacting ammonia with DEG. Morpholine is used in a number of niche industrial applications including rubber curing (as an accelerator) and flocculants for water treatment. DGA® agent is primarily used in gas treating, electronics, herbicides and metalworking end-use applications.

        Carbonates.    Ethylene and propylene carbonates are manufactured by reacting EO and PO with carbon dioxide. Carbonates are used as solvents and as reactive diluents in polymer and coating applications. They are also increasingly being used as a photo-resist solvent in the manufacture of printed circuit boards, LCD screens and the production of lithium batteries. Also, propylene carbonates have recently received approval by the U.S. Environmental Protection Agency for use as a solvent in certain agricultural applications. We expect these solvents to replace traditional aromatic solvents that are increasingly subject to legislative restrictions and prohibitions.

        Performance Intermediates.    The following table sets forth the end markets for our performance intermediates products:

Product Group	End Markets
Surfactants
Alkoxylates	household detergents; industrial cleaners; anti-fog chemicals for glass; asphalt emulsions; shampoos; polymerization additives; de-emulsifiers for petroleum production
Sulfonates/Sulfates	powdered detergents; liquid detergents; shampoos; body washes; dishwashing liquids; industrial cleaners; emulsion polymerization; concrete superplasticizers; gypsum wallboard
Esters and Derivatives	shampoo; body wash; textile and leather treatment
Nitrogen Derivatives	bleach thickeners; baby shampoo; fabric conditioners; other personal care products
Formulated Blends	household detergents; textile and leather treatment; personal care products; pharmaceutical intermediates
EO/PO Block Co-Polymers	automatic dishwasher detergents
Ethanolamines	wood preservatives; herbicides; construction; gas treatment; metalworking
LAB	consumer detergents; industrial and institutional detergents; synthetic lubricants
EG	polyester fibers and PET bottle resins; antifreeze

        Surfactants.    Surfactants or "surface active agents" are substances that combine a water-soluble component with a water insoluble component in the same molecule. While surfactants are most commonly used for their detergency in cleaning applications, they are also valued for their emulsification, foaming, dispersing, penetrating and wetting properties in a variety of industries.

        Demand growth for surfactants is relatively stable and exhibits little cyclicality. The main consumer product applications for surfactants can demand new formulations with improved performance characteristics which affords considerable opportunity for innovative surfactants manufacturers like us to provide surfactants and blends with differentiated specifications and properties. For basic surfactants, pricing tends to have a strong relationship to underlying raw material prices and usually lags raw material price movements. However, pricing in recent years has also been adversely affected by the growing purchasing power of "soapers," such as Procter & Gamble and Unilever. The "big box" stores, such as Wal-mart and Costco, have also placed pricing pressure along the surfactant value chain.

        Ethanolamines.    Ethanolamines are a range of chemicals produced by the reaction of EO with ammonia. They are used as intermediates in the production of a variety of industrial, agricultural and consumer products. There are a limited number of competitors due to the technical and cost barriers to entry. Growth in this sector has typically been higher than GDP and in the last few years has benefited in particular from the conversion to ethanolamines in the formulation of wood treatment products. We believe the ethanolamines market in North America is tight with industry operating rates currently running in excess of 90% of stated capacity. We are currently expanding the manufacturing capacity of our Port Neches, Texas facility by 70 million pounds per year. We expect this new capacity to come on line in mid-2007. Some of our competitors have announced their intention to debottleneck their facilities to meet the continuing growing demand for ethanolamines.

        LAB.    LAB is a surfactant intermediate which is produced through the reaction of benzene with either normal paraffins or linear alpha olefins. Nearly all the LAB produced globally is converted into LAS, a major anionic surfactant used worldwide for the production of consumer, industrial and institutional laundry detergents.

        Four major manufacturers lead the traditional detergency market for LAB in North America: Procter & Gamble, Henkel, Unilever and Colgate Palmolive. We believe that two-thirds of the global capacity lies in the hands of seven producers, with two or three major players in each of the three regional markets. Although the North American market for LAB is mature, we expect the South American market to grow as detergent demand grows at a faster rate than in more developed countries.

        From a competition perspective, compounds derived from alcohol and its derivatives can be used in place of LAB in certain detergent formulations. In the past several years, a significant amount of new alcohol production capacity has come on stream resulting in lower prices for these alcohol-based compounds. As a result, LAB has become less attractive to buyers who have the option to formulate their products with either of these two raw materials, and as a result, margins for LAB producers have come under pressure.

        EG.    We consume our internally produced EO to produce three types of EG: MEG, DEG and TEG. MEG is consumed primarily in the polyester (fiber and bottle resin) and antifreeze end markets. EG is also used in a wide variety of industrial applications including synthetic lubricants, plasticizers, solvents and emulsifiers.

        Maleic Anhydride and Licensing.    The following table sets forth the end markets for our maleic anhydride products:

Product Group	End Markets
Maleic anhydride	boat hulls; automotive; construction; lubricant and fuel additives; countertops; agrochemicals; paper; and food additives
Maleic anhydride catalyst and technology licensing	maleic anhydride and BDO manufacturers

        Maleic anhydride is a chemical intermediate that is produced by oxidizing either benzene or normal butane through the use of a catalyst. The largest use of maleic anhydride in the U.S. is in the production of UPRs, which we believe account for approximately 57% of U.S. maleic anhydride demand. UPR is the main ingredient in fiberglass reinforced resins, which are used for marine and automotive applications and commercial and residential construction products.

        Our maleic anhydride technology is a proprietary fixed bed process with solvent recovery and is characterized by low butane consumption and an energy-efficient, high-percentage-recovery solvent recovery system. This process competes against two other processes, the fluid bed process and the fixed bed process with water recovery. We believe that our process is superior in the areas of feedstock and energy efficiency and solvent recovery. The maleic anhydride-based route to BDO manufacture is currently the preferred process technology and is favored over the other routes, which include PO, butadiene and acetylene as feedstocks. As a result, the growth in demand for BDO has resulted in increased demand for our maleic anhydride technology.

        Total U.S. demand for maleic anhydride is approximately 600 million pounds. Over time, demand for maleic anhydride has generally grown at rates that slightly exceed GDP growth. However, given its dependence on the UPR market, which is heavily influenced by construction end markets, demand can be cyclical. Pricing for maleic anhydride in North America over the past several years has been increasing. Generally, changes in price have resulted from changes in industry capacity utilization as opposed to changes in underlying raw material costs.

        On February 27, 2006, we announced a proposal to build a new 100 million pounds-per-year maleic anhydride facility at our Geismar, Louisiana site. We expect the new facility to come on stream during the third quarter of 2008.

Sales and Marketing

        We sell over 2,000 products to over 4,000 customers globally through our Performance Products marketing group, which has extensive market knowledge, considerable chemical industry experience and well established customer relationships.

        Our performance specialties markets are organized around end-use market applications, such as coatings, polymers and resins and agrochemical. In these end uses, our marketing efforts are focused on how our product offerings perform in certain customer applications. We believe that this approach enhances the value of our product offerings and creates opportunities for on-going differentiation in our development activities with our customers. Our performance intermediates and maleic anhydride markets organize their marketing efforts around their products and geographic regions served. We also provide extensive pre-and post-sales technical service support to our customers where our technical service professionals work closely with our research and development functions to tailor our product offerings to meet our customers unique and changing requirements. Finally, these technical service professionals interact closely with our market managers and business leadership teams to help guide future offerings and market approach strategies.

        In addition to our focused direct sales efforts, we maintain an extensive global network of distributors and agents that also sell our products. These distributors and agents typically promote our products to smaller end use customers who cannot be served cost effectively by our direct sales forces.

Manufacturing and Operations

        Our Performance Products segment has the capacity to produce approximately 6.0 billion pounds annually of a wide variety of specialty, intermediate and commodity products and formulations at 15 manufacturing locations in North America, Europe and Australia.

        These production capacities are as follows:

	Current capacity
Product Area	North America		Europe		Australia	Total
	(millions of pounds)
Performance Specialties
Amines	596		119	(1)		715
Specialty surfactants	100		175		100	375
Carbonates	69					69
Performance Intermediates
Ethylene	400	(2)				400
Propylene	300	(2)				300
EO	1,000				100	1,100
EG	890				55	945
Surfactants	470		1,520			1,990
Ethanolamines	320					320
LAB	375					375
Maleic anhydride	240		137	(3)		377

(1)
Includes up to 30 million pounds of ethyleneamines that are made available from Dow's Terneuzen, Netherlands facility by way of a long-term tolling arrangement.

(2)
In the fourth quarter of 2006, our Port Neches olefins facility was transferred from the Base Chemicals segment to our Performance Products segment.

(3)
Represents total capacity of a facility owned by Sasol-Huntsman GmbH & Co. KG, of which we own a 50% interest and Sasol owns the remaining 50% interest.

        Our surfactants and amines facilities are located globally, with broad capabilities in amination, sulfonation and ethoxylation. These facilities have a competitive cost base and use modern manufacturing units that allow for flexibility in production capabilities and technical innovation. Through the major restructuring of our surfactant operations, we have significantly improved the competitiveness of our surfactants business. We reduced the workforce in our European surfactants business by approximately 320 employees. The restructuring activity included the closure of our Whitehaven, U.K. manufacturing facility, consolidation of our European drying capacity in Castiglione, Italy and streamlining of our administrative and site support activities across all of our European facilities. Elsewhere, we closed our Guelph, Ontario surfactants facility and transferred the manufacture of key products to other facilities in North America.

        Our primary ethylene, propylene, EO, EG and ethanolamines facilities are located in Port Neches, Texas. The Port Neches, Texas facility benefits from extensive logistics infrastructure, which allows for efficient sourcing of other raw materials and distribution of finished products.

        Our LAB facility in Chocolate Bayou, Texas and our maleic anhydride facility in Pensacola, Florida are both located within large, integrated petrochemical manufacturing complexes operated by Solutia. We believe this results in greater scale and lower costs for our products than we would be able to obtain if these facilities were stand-alone operations.

Raw Materials

        We have the capacity to use approximately 850 million pounds of ethylene produced each year at our Port Arthur and Port Neches, Texas facilities in the production of EO and ethyleneamines. We consume all of our EO in the manufacture of our EG, surfactants and amines products. We also use internally produced PO and DEG in the manufacture of these products. In the fourth quarter of 2006, our Port Neches olefins facility, with a capacity of 400 million pounds of ethylene and 300 million pounds of propylene, was transferred to our Performance Products segment from our Base Chemicals segment. This transfer has been reflected in this prospectus for all periods presented. All of the ethylene is used in the production of EO and substantially all of the propylene is consumed by the PO unit at Port Neches operated by our Polyurethanes business.

        In addition to internally produced raw materials, our performance specialties market purchases over 250 compounds in varying quantities, the largest of which includes ethylene dichloride, caustic soda, synthetic alcohols, paraffin, nonyl phenol, ammonia, methylamines and acrylonitrile. The majority of these raw materials are available from multiple sources in the merchant market at competitive prices.

        In our performance intermediates market, our primary raw materials, in addition to internally produced and third-party sourced EO, are synthetic and natural alcohols, paraffin, benzene and nonyl phenol. All of these raw materials are widely available in the merchant market at competitive prices.

        Maleic anhydride is produced by the reaction of n-butane with oxygen using our proprietary catalyst. The principal raw material is n-butane which is purchased pursuant to long-term contracts and delivered to our Pensacola, Florida site by barge. Our maleic anhydride catalyst is toll-manufactured by BASF under a long-term contract according to our proprietary methods. These raw materials are available from multiple sources at competitive prices.

Competition

        In our performance specialties market, there are few competitors for many of our products due to the considerable customization of product formulations, the proprietary nature of many of our product applications and manufacturing processes and the relatively high research and development and technical costs involved. Some of our global competitors include BASF, Air Products, Dow and Akzo. We compete primarily on the basis of product performance, new product innovation and, to a lesser extent, on the basis of price.

        There are numerous global producers of many of our performance intermediates products. Our main competitors include global companies such as Dow, Sasol, BASF, Petresa, Equistar, Shell, Cognis, Stepan and Kao, as well as various smaller or more local competitors. We compete on the basis of price with respect to the majority of our product offerings and, to a lesser degree, on the basis of product availability, performance and service with respect to certain of our more value-added products.

        In our maleic anhydride market, we compete primarily on the basis of price, customer service and plant location. Our competitors include Lanxess, Koch, Marathon, Lonza and BASF. We are the leading global producer of maleic anhydride catalyst. Competitors in our maleic anhydride catalyst market include Scientific Design and BP. In our maleic anhydride technology licensing market, our primary competitor is Scientific Design. We compete primarily on the basis of technological performance and service.

        The market in which our Performance Products segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete.

Pigments

General

        We are a leading global manufacturer and marketer of titanium dioxide, which is a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. We operate eight chloride-based and sulfate-based titanium dioxide manufacturing facilities located in North America, Europe, Asia and Africa. The global titanium dioxide market is characterized by a small number of large, global producers and a growing compliment of smaller regional producers.

        We offer an extensive range of products that are sold worldwide to approximately 1,500 customers in all major titanium dioxide end markets and geographic regions. The geographic diversity of our manufacturing facilities allows our Pigments segment to service local customers, as well as global customers that require delivery to more than one location. Our diverse customer base includes Ampacet, A. Schulman, Akzo Nobel, BASF, Cabot, Clariant, ICI, Jotun, PolyOne and Sigma Kalon. Our pigments business has an aggregate annual nameplate capacity of approximately 550,000 tonnes at our eight production facilities. Five of our titanium dioxide manufacturing plants are located in Europe, one is in North America, one is in Asia, and one is in South Africa. Our North American operation consists of a 50% interest in a manufacturing joint venture with Kronos Worldwide, Inc.

        Our Pigments segment is focused on improving our competitive position. Actions taken to date to increase our competitive position include idling 55,000 tonnes of uneconomic nameplate capacity in 2004, the optimization of the geographic distribution of our sales, the consolidation of back-office functions and the continued reduction of our fixed and variable costs at each of our manufacturing facilities. Through these measures, we have improved our cost position and enhanced our ability to compete in the global marketplace. To further upgrade our competitive and market position we announced in August 2006 that we would expand our Greatham, U.K. chloride-based facility by 50% by early 2008, increasing capacity to 150,000 tonnes per annum.

Products and Markets

        Historically, global titanium dioxide demand growth rates tend to closely track global GDP growth rates. However, the demand growth rate and its relationship with the GDP growth rate varies by region. Developed markets such as the U.S. and Western Europe exhibit higher absolute consumption but lower demand growth rates, while emerging markets such as Asia exhibit much higher demand growth rates. The titanium dioxide industry experiences some seasonality in its sales reflecting the high exposure to seasonal coatings end use markets. Coating sales generally peak during the spring and summer months in the northern hemisphere, resulting in greater sales volumes during the second and third quarters of the year.

        There are two manufacturing processes for the production of titanium dioxide, the sulfate process and the chloride process. Most recent capacity additions by the five major producers have employed the chloride process technology whilst those by smaller producers have generally used the sulphate process technology. We currently believe that the chloride process accounts for approximately 60% of global production capacity. However, the global distribution of sulfate- and chloride-based titanium dioxide capacity varies by region, with the sulfate process being predominant in Europe, our primary market. The chloride process is the predominant process used in North America, and both processes are used in Asia. While most end-use applications can use pigments produced by either process, regional market preferences typically favor products that are locally available. We believe the chloride and sulfate manufacturing processes compete effectively in the marketplace.

        The titanium dioxide industry currently has five major producers and a large number of small regional or local producers. Titanium dioxide supply has historically kept pace with increases in demand as producers increased capacity through low cost incremental debottlenecks and efficiency improvements. During periods of low titanium dioxide demand, the industry experiences high stock levels and consequently reduces production to manage working capital. Pricing in the industry is driven primarily by supply/demand balance. The last major greenfield titanium dioxide capacity addition was in 1994. Based upon current price levels and the long lead times for planning, governmental approvals and construction, we do not expect significant additional greenfield capacity in the near future. Longer term DuPont has announced that it plans to construct a greenfield plant in China for start up in 2010 or beyond to supply the rapidly growing Chinese market.

        We believe that demand for titanium dioxide increased approximately 3% during 2006 as compared to 2005, with robust growth in Asia Pacific and European markets offset by a small decline in North America consumption.

Sales and Marketing

        Approximately 85% of our titanium dioxide sales are made through our direct sales and technical services network, enabling us to cooperate more closely with our customers and to respond to our increasingly global customer base. Our concentrated sales effort and local manufacturing presence have allowed us to achieve our leading market shares in a number of the countries where we manufacture titanium dioxide.

        In addition, we have focused on marketing products to higher growth industries. For example, we believe that our pigments business is well-positioned to benefit from the projected growth in the plastics sector which we expect to grow faster than the overall titanium dioxide market over the next several years.

Manufacturing and Operations

        Our pigments business has eight manufacturing sites in seven countries with a total capacity of approximately 550,000 tonnes per year. Approximately 72% of our titanium dioxide capacity is located in Western Europe. The following table presents information regarding our titanium dioxide facilities:

Region	Site	Annual Capacity	Process
		(tonnes)
Western Europe	Greatham, U.K.	100,000	Chloride
	Calais, France	95,000	Sulfate
	Huelva, Spain	80,000	Sulfate
	Scarlino, Italy	80,000	Sulfate
	Grimsby, U.K.	40,000	Sulfate
North America	Lake Charles, Louisiana(1)	70,000	Chloride
Asia	Teluk Kalung, Malaysia	60,000	Sulfate
Southern Africa	Umbogintwini, South Africa	25,000	Sulfate

Total		550,000

(1)
This facility is owned and operated by Louisiana Pigment Company, L.P., a manufacturing joint venture that is owned 50% by us and 50% by Kronos Worldwide. The capacity shown reflects our 50% interest in Louisiana Pigment Company L.P.

        We are currently expanding our Greatham, U.K. facility by 50,000 tonnes. We are also well positioned to selectively invest in new plant capacity based upon our ICON chloride technology. ICON technology allows for the construction of new capacity with world-scale economics at a minimum nameplate size of 65,000 tonnes. We believe competing chloride technologies typically require a minimum capacity of 100,000 tonnes to achieve comparable economics. Our chloride additions can be more easily absorbed into the market, which provides higher investment returns than larger capacity additions.

Joint Ventures

        We own a 50% interest in Louisiana Pigment Company L.P., a manufacturing joint venture located in Lake Charles, Louisiana. The remaining 50% interest is held by our joint venture partner, Kronos Worldwide. We share production offtake and operating costs of the plant equally with Kronos Worldwide, though we market our share of the production independently. The operations of the joint venture are under the direction of a supervisory committee on which each partner has equal representation. Our investment in Louisiana Pigment Company L.P. is accounted for using the equity method.

Raw Materials

        The primary raw materials used to produce titanium dioxide are titanium-bearing ores. We purchase the majority of our ore under long-term supply contracts with a number of ore suppliers. The majority of titanium-bearing ores are sourced from Australia, South Africa and Canada. Ore accounts for approximately 40% of pigment variable manufacturing costs, while utilities (electricity, gas and steam), sulfuric acid and chlorine collectively account for approximately 25% of our variable manufacturing costs.

        Rio Tinto and Iluka account for approximately 40% of the global supply of titanium-bearing ores. Both companies produce a range of ores for use in chloride and sulphate processes. We purchase approximately 60% of our ore from these two producers. The dominance of these producers has diminished in recent years with the entry into the market of new producers such as TiCor in South Africa, VVM in India, and Sierra Rutile in Sierra Leone. Initially, the advent of the new producers created oversupply in the market and falling prices. More recently, strong demand growth, especially in China, has led to a re-tightening of the market and prices have been rising. We have broadened our supply base by purchasing increasing amounts of our ores from the new suppliers. Over 80% of our ore purchases are made under agreements with terms of three or more years.

        Titanium dioxide producers extract titanium from ores and process it into pigmentary titanium dioxide using either the chloride or sulfate process. Once an intermediate titanium dioxide pigment has been produced, it is "finished" into a product with specific performance characteristics for particular end-use applications. The finishing process is common to both the sulfate and chloride processes and is a major determinant of the final product's performance characteristics.

        The sulfate process generally uses less-refined ores that are cheaper to purchase but produce more co-product than the chloride process. Co-products from both processes require treatment prior to disposal in order to comply with environmental regulations. In order to reduce our disposal costs and to increase our cost competitiveness, we have developed and marketed the co-products of our pigments business. We sell over 50% of the co-products generated by our business.

Competition

        The global markets in which our pigments business operates are highly competitive. Competition is based primarily on price. In addition, we also compete on the basis of product quality and service. The major global producers against whom we compete are DuPont, Tronox, Kronos and Lyondell. Some of our competitors may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, the sulphate-based titanium dioxide technology used by our Pigments business is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing. We believe that our competitive product offerings, combined with our presence in numerous local markets, makes us an effective competitor in the global market, particularly with respect to those global customers demanding presence in the various regions in which they conduct business.

Polymers

General

        On February 15, 2007, we entered into an agreement which provides that Flint Hills Resources will acquire our U.S. base chemicals and polymers business, including all of the manufacturing assets of our Polymers segment. For more information, see "—Recent Developments—Agreement to Sell U.S. Base Chemicals and Polymers Business" above. Until the closing of the Pending U.S. Petrochemicals Disposition, we manufacture and market polypropylene, polyethylene, EPS, EPS packaging and APAO. We consume internally produced and third-party-sourced base petrochemicals, including ethylene and propylene, as our primary raw materials in the manufacture of these products. In our polyethylene, APAO and certain of our polypropylene product lines, we pursue a targeted marketing strategy by focusing on those customers and end use applications that require customized polymer formulations. We produce these products at our smaller and more flexible Polymers manufacturing facilities and generally sell them at premium prices. In our other product lines, including the balance of our polypropylene, EPS and EPS packaging, we maintain leading regional market positions and operate cost-competitive manufacturing facilities. We operate six primary Polymers manufacturing facilities in North America and Australia.

Products and Markets

        We have the capacity to produce approximately 440 million pounds of LDPE and 350 million pounds of LLDPE annually at our integrated Odessa, Texas facility. Our polyethylene customer base includes Appleton Papers, Automated Packaging and Sealed Air.

        We produce a variety of grades of LDPE using both the tubular and autoclave processes. Many of the resins are designed to meet specific requirements of particular end users. Various types of conversion equipment, including extrusion coating, blown and cast film extrusion, injection and blow molding, and other proprietary methods of extrusion, use these differentiated polyethylene resins to provide high clarity, durability and sealability performance characteristics. Liner grade (general-purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price. We participate in both market areas, but concentrate our efforts primarily in more differentiated areas.

        Our LLDPE products contain octene comonomers and are sold into applications that require high performance properties such as strength, clarity, processability, and they contain few resin imperfections (low gel). These products are used in wide variety of applications such as high performance flexible packaging, high clarity shrink films, barrier films, medical products, artificial turf and irrigation tubing. With our higher-performing product line, we compete with a limited number of competitors on the basis of product performance and, to a lesser extent, price.

        We have the capacity to produce approximately 1 billion pounds of polypropylene annually at three production facilities: Longview, Texas with a capacity of approximately 780 million pounds per year; Marysville, Michigan with a capacity of approximately 185 million pounds per year; and Odessa, Texas with a capacity of approximately 120 million pounds per year. Our polypropylene customer base includes Advanced Composites, Ashland, Seaquist Closures, PolyOne and Rexam.

        We employ a variety of technologies to produce different grades of polypropylene, allowing us to participate in a wide range of polypropylene applications. We provide product solutions to processors and OEMs that require special or unique formulations or characteristics. Our products are used extensively in medical applications, caps and closures, higher value automotive parts, consumer durables, and furniture. Our in-reactor TPO products produced at our Marysville, Michigan facility have replaced more expensive compounded plastics. Our Odessa, Texas facility produces grades of polypropylene utilized for medical applications, specialty films and sheets and electronics packaging. These applications have allowed us to realize substantial premium prices over commodity polypropylene.

        We have the capacity to produce approximately 95 million pounds of Rextac® APAO annually at our facility in Odessa, Texas. We are one of only two on-purpose producers of APAO in the U.S. Rextac® APAO is a proprietary, patented, low molecular weight, amorphous material that utilizes polypropylene as its primary raw material. It is used extensively in roofing materials, hot melt adhesives, laminations and wire and cable coatings. Our products are sold primarily in the U.S., although we also participate in the rapidly growing Asian market. Our APAO customer base includes Firestone Building Products, Kimberly-Clark and Johns Manville.

        We have the capacity to produce approximately 250 million pounds of EPS annually at our facilities in North America and Australia. We sell into the construction industry, where the product is used for insulation, and into the small but rapidly growing insulated concrete form market. The products also are used in electronics and produce packaging applications. Our specialty grades include R-mer™ rubber modified EPS and fire retardant grades. Our EPS customer base includes Aptco, Cellofoam, Life Like Products and Premier Industries.

        Polymers markets are global commodity markets. Demand for polymers tends to be less susceptible to economic cycles than some of our base petrochemicals, as the products are generally sold into the packaging and consumer markets. Demand for LLDPE, which represents the growth segment of the polyethylene sector has grown at GDP rates. Growth rates for LDPE, a more mature product, have been less than 2% per year. Polypropylene has grown at rates above GDP as these products have replaced other polymers and materials (including wood, paper, glass and aluminum) due to their superior performance characteristics. Our polymers are subject to fluctuations in price as a result of supply and demand imbalances and feedstock price movements.

        Competition is based on price, product performance, product quality, product deliverability and customer service. Polymers profitability is affected by the worldwide level of demand for polymers, along with vigorous price competition that may result from, among other things, new domestic and foreign industry capacity. In general, demand is a function of economic growth in the U.S and elsewhere around the world.

        Polypropylene is one of the most versatile and among the fastest growing of the major polymers. Polypropylene is used in a wide variety of applications including toys, housewares, bottle caps, outdoor furniture, utensils and packaging film. Although polypropylene comes in many formulations, there are three basic grades: homopolymers (derived from the polymerization of propylene), random copolymers (derived from the polymerization of propylene and a small amount of ethylene), and impact copolymers (derived by first polymerizing propylene and then adding a small amount of polymerized ethylene). Polypropylene is rising in popularity relative to other higher cost polymers due to its overall product performance and its relatively low cost of production. Different polypropylene formulations are custom manufactured with a variety of characteristics to accommodate end users. These characteristics include high stiffness, dimensional stability, low moisture absorption, good electrical insulation and optical properties and resistance to acids, alkalis and solvents. New applications have accounted for significant growth in the past decade in areas such as polypropylene film and automotive parts for the replacement of heavier, more expensive materials.

        Polyethylene represents, by sales volume, the most widely produced thermoplastic resin in the world. There are two basic grades of polyethylene resin, high density and low density. Within low density, there is a further differentiation between LDPE and LLDPE. LDPE is used in a wide variety of applications, including film packaging, molded furniture, toys, wire and cable insulation. While LLDPE is used in many of the same applications as LDPE, it is also used in caps and closures, stretch and shrink binding films and heavy duty shipping sacks due to its high strength characteristics. LLDPE and LDPE are used in a wide variety of industrial and consumer applications, the largest of which is the film market. Flexible films are used in food and consumer packaging, medical applications and wrap film. Liner grade (general purpose) polyethylene ordinarily competes principally on the basis of price, while more differentiated polyethylene competes principally on the basis of product quality, performance specifications and, to a lesser extent, price.

        EPS serves two primary end markets: the "block" EPS market and the "shape" EPS market. Block EPS is used largely by the construction industry and shape EPS is used largely in packaging applications. Producers typically maintain strong links to the approximately 400 domestic molders, leading to product differentiation and customization for clients. Molders are typically small, privately held companies that rely on strong supplier relationships.

Sales and Marketing

        Our Polymers business markets over 85% of its products through a direct, salaried sales force. Our sales force is organized by product line and by geographic region. We also utilize distributors to market certain of our products to smaller customers. Due to the diversity of products, technologies and grades, we are able to compete across a broad range of markets without relying upon a few large customers. Approximately 6% of our polymers sales are channeled through two large distributors, which market to many small customers. No one customer constitutes more than 10% of sales.

Manufacturing and Operations

        We have the capacity to produce approximately 2.3 billion pounds of polymers at our six plants located in North America and Australia.

        Information regarding these facilities is set forth in the following chart:

	Odessa, Texas	Longview, Texas	Marysville, Michigan	Peru, Illinois	Mansonville Quebec,	West Footscray, Australia(1)	Total
			(millions of pounds)
Ethylene	800						800
Propylene	300						300
LDPE	440						440
LLDPE	350						350
Polypropylene	120	780	185				1,085
APAO	95						95
EPS				185	40	25	250
Styrene						250	250

(1)
On January 4, 2007, we announced the completion of the previously announced sale of our polyester resins (composites) business assets to Nuplex for A$9.6 million (approx. U.S.$7.5 million) in cash plus the value of inventory and other stock in trade at the completion date, for a total transaction value of A$20.3 million, subject to post closing adjustments. The transaction further includes additional consideration payable over a three year period upon achieving certain associated earnings targets. The assets sold include our EPS and styrene manufacturing assets. In connection with the sale agreement, we also entered into a tolling agreement with Nuplex whereby we will continue to manufacture product using the Australian polyester resins assets. Nuplex will own the assets located on our site. The tolling agreement expires January 2009.

        Our Odessa, Texas olefins plant produces both ethylene and propylene. Ethylene is transferred to LDPE and LLDPE for polymerization, and is also utilized in polypropylene and APAO copolymer production. Ethylene capacity is greater than current polymer capacity. To maximize ethylene production, we produce cryogenic ethylene and sell it via tank car to customers without pipeline access. There are only two other sellers of liquid ethylene, Equistar and Eastman. This product is sold at a significant premium to market pricing for pipeline delivered ethylene.

        Our Longview, Texas facility is our most cost efficient facility. Incorporating the UNIPOL® gas phase production technology, this facility has the capability to produce a broad range of polypropylene grades. This facility is connected by pipeline to the Mont Belvieu, Texas propylene supply grid and has recently added railcar unloading infrastructure, giving it maximum raw material supply flexibility.

        Our Marysville, Michigan facility's technology is ideally suited to produce special grades of co-polymer polypropylene. This technology allows the plant to produce higher value TPOs, which are used extensively in high-value specialty-automotive applications.

        Our Peru, Illinois EPS facility is one of the world's largest EPS production facilities, with five reactors. The use of our proprietary one-step EPS production technology keeps production costs at the Peru facility among the lowest in the industry. Our Mansonville, Quebec EPS plant is a smaller plant with three reactors. The EPS is used primarily to produce packaging, which has historically been a premium market.

        Our West Footscray, Australia facility, located near Melbourne, is Australia's only producer of styrene and EPS. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, we recorded an impairment charge of $48.2 million in 2005 related to the Australian styrenics assets. We also produce phenolic and polyester resins and, in a 50% joint venture with Dow, polystyrene. We also own Australia's largest EPS/EPP molding business, with seven operations around the country.

Raw Materials

        Our Odessa, Texas facility has access to numerous sources of NGL feedstocks. We operate a feedstock fractionator which separates ethane from other feedstock streams for use in our olefins unit.

        Propylene is the most significant raw material used in the production of polypropylene. At our Longview, Texas and Marysville, Michigan sites we purchase polymer-grade propylene from third parties.

        The primary raw material in the production of EPS is styrene. We purchase/toll styrene for our Peru, Illinois and Mansonville, Quebec facilities at market price from unaffiliated third parties.

Competition

        In 2006, there were approximately nine domestic producers of LDPE resins, either as LDPE or as LLDPE. The five largest domestic producers of both LDPE and LLDPE in 2006 were ExxonMobil, Dow, Equistar, Westlake and ChevronTexaco.

        There are currently 12 U.S. producers of polypropylene, operating 24 plants. The largest producer and marketer is Basell, followed by Ineos, ExxonMobil and Total. We are the eighth-largest U.S. producer of polypropylene.

        There are five producers of EPS in North America. We are the second-largest producer of EPS in North America. The other major EPS producers are BASF, NOVA Chemicals, Polioles SA and Styrochem.

        The market in which our Polymers segment operates is highly competitive. Among our competitors in this market are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, our Polymers business uses technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

Base Chemicals

General

        On February 15, 2007, we entered into an agreement which provides that Flint Hills Resources will acquire our U.S. base chemicals and polymers business, including all of the manufacturing assets of our Base Chemicals segment. For more information, see "—Recent Developments—Agreement to Sell U.S. Base Chemicals and Polymers Business" above. Until the closing of the Pending U.S. Petrochemicals Disposition, we are a North American producer of olefins and cyclohexane. We consume a portion of our Base Chemicals products, such as ethylene and propylene in our Performance Products and Polyurethanes segments. We operate a Base Chemicals manufacturing facility located at Port Arthur, on the Texas Gulf Coast. This facility is equipped to process a variety of oil-and natural gas-based feedstocks and benefits from its close proximity to multiple sources of these raw materials. This flexibility allows us to optimize our operating costs. This facility also benefits from underground storage capacity and an extensive pipeline network. On April 29, 2006, our Port Arthur facility experienced a major fire and is currently not operational. Damage from the fire is significant and the plant is currently expected to be off line until early in the third quarter of 2007. See "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus.

        Previously, our Base Chemicals segment also produced ethylene and propylene at our Port Arthur and Port Neches, Texas olefins manufacturing facilities. In the fourth quarter of 2006, our Port Neches olefins facility was transferred to our Performance Products segment.

        On December 29, 2006, we completed the U.K. Petrochemicals Disposition in which we sold our European base chemicals and polymer business.

Products and Markets

        Olefins.    Our Port Arthur, Texas manufacturing facility has the capacity to produce approximately 1.4 billion pounds of ethylene and approximately 800 million pounds of propylene per year. The facility has the capability to process both light and heavy feedstock, giving us the opportunity to maximize profitability with an optimal selection of raw materials. As noted above, our Port Arthur facility is currently not operational as a result of a fire and is currently expected to be off line until early in the third quarter of 2007. See "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus.

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business formerly operated by our Base Chemicals segment. The total sales price was approximately $274 million, which includes approximately $12 million of favorable post-closing working capital adjustments, of which $192 million was paid to us at closing, $7.9 million was received in the third quarter of 2006 and $4.1 million was received in October 2006. The additional $70 million will be payable to us after the restart of our Port Arthur, Texas olefins unit that was damaged in a fire (see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus) and the related resumption of crude butadiene supply; provided that we achieve certain intermediate steps toward restarting the plant and the restart occurs within 30 months of this sale. In connection with this sale, we recognized a pre-tax gain of $90.3 million, of which $9.5 million was due to the liquidation of LIFO reserves. We expect to recognize an additional pre-tax gain of $70 million upon completion of the conditions referenced above.

        The olefins markets in North America are supplied by numerous producers, none of whom has a dominant position in terms of its share of production capacity. Major producers include Ineos, Dow, Equistar, ExxonMobil and Shell. While the petrochemical markets are global commodity markets, the olefins market is subject to some regional price differences due to the more limited inter-regional trade resulting from the high costs of product transportation. The global petrochemicals market is cyclical and is subject to pricing swings due to supply and demand imbalances, feedstock prices (primarily driven by crude oil and natural gas prices) and general economic conditions.

        Cyclohexane.    We are among the largest U.S. producers of cyclohexane and have the capacity to produce approximately 630 million pounds of cyclohexane annually at our Port Arthur, Texas facility. Virtually all cyclohexane is converted to other intermediate chemicals used to produce nylon 6 and nylon 6,6 synthetic fibers and resins. The nylon fibers are used to manufacture products such as hosiery, upholstery, carpet and tire cord, and the resins are used in engineered plastic applications. The Port Arthur facility extracts benzene from byproduct streams produced by our olefins facility. We also purchase byproduct streams from neighboring facilities.

Sales and Marketing

        Historically, our sales and marketing efforts have focused on developing long-term contracts with customers to operate our facilities at maximum rates, while maintaining very low selling expenses and administration costs. Except for cyclohexane, we are currently not selling or marketing products to customers as a result of the fire at our Port Arthur, Texas facility. See "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire" to our consolidated financial statements included elsewhere in this prospectus.

        We benefit from our pipeline system that extends over 600 miles, which we use to transport feedstocks and intermediate and finished products. Our finished product pipelines allow us to ship ethylene and propylene directly to our customers at very low cost. Addition of new pipeline connections represents a significant barrier to potential competitors. We believe that the wide coverage of our pipeline system, coupled with the proximity of both customers and suppliers, gives us a competitive advantage both in receiving raw materials and in delivering ethylene and propylene to our key customers.

Manufacturing and Operations

        The annual production capacity of our Port Arthur, Texas facility is set forth below:

(millions of pounds)
Ethylene	1,400
Propylene	800
Cyclohexane	630
Benzene	480

Raw Materials

        The primary raw materials that we use as feedstocks in our Base Chemicals business are hydrocarbons produced as byproducts of the refining crude oil and natural gas, such as ethane, propane and butane. These materials are actively traded on the spot and futures markets and are readily available from multiple sources. We benefit from our locations in Texas, where we neighbor Mont Belvieu, which is a hub for the distribution of these feedstocks.

        Pipelines allow us to transport liquid hydrocarbon feedstocks from Mont Belvieu, Texas to our Port Arthur facility. We are tied into the extensive industry pipeline grid for receipt of natural gases and NGLs, and have dock and tank facilities for receipt of feedstocks by tanker and barge.

Competition

        The markets in which our Base Chemicals business operates are highly competitive. Our competitors in the olefins and cyclohexane markets include Ineos, Dow, Equistar, ExxonMobil and Shell. While the market for most of these products is global, prices tend to be set regionally. These industries are characterized by companies that have large market shares in specific regions. The primary factors for competition in this business are price, reliability of supply and customer service. The technology used in these businesses is mature and widely available.

        Among our Base Chemicals competitors are some of the world's largest chemical companies and major integrated petroleum companies that have their own raw material resources. Some of these companies may be able to produce products more economically than we can. In addition, some of our competitors in this market have greater financial resources, which may enable them to invest significant capital into their businesses, including expenditures for research and development. If any of our current or future competitors in this market develops proprietary technology that enables them to produce products at a significantly lower cost, our technology could be rendered uneconomical or obsolete. Moreover, our Base Chemicals business uses technology that is widely available. Accordingly, barriers to entry, apart from capital availability, may be low and the entrance of new competitors into the industry may reduce our ability to capture improving profit margins in circumstances where capacity utilization in the industry is increasing.

RESEARCH AND DEVELOPMENT

        For the years ended December 31, 2006, 2005 and 2004, we spent $115.4 million, $95.5 million and $96.2 million, respectively, on research and development of our products.

        We support our business with a major commitment to research and development, technical services and process engineering improvement. Our research and development centers are currently located in The Woodlands, Texas and Everberg, Belgium. Other regional development/technical service centers are located in Odessa, Texas (polymers); Billingham, England (pigments); Auburn Hills, Michigan (polymers and polyurethanes for the automotive industry); Derry, New Hampshire, Shanghai, China,

Deggendorf, Germany and Ternate, Italy (polyurethanes); Ascot Vale, Australia (surfactants); Port Neches, Texas (process engineering support); and Basel, Switzerland (textile effects).

        We have leading technology positions, which contribute to our status as a low cost producer. Coordinated research, engineering and manufacturing activities across production and research and development locations facilitate these low cost positions.

INTELLECTUAL PROPERTY RIGHTS

        Proprietary protection of our processes, apparatuses, and other technology and inventions is important to our businesses. We own approximately 725 unexpired U.S. patents, approximately 190 patent applications (including provisionals) currently pending at the U.S. Patent and Trademark Office, and approximately 5,130 foreign counterparts, including both issued patents and pending patent applications. While a presumption of validity exists with respect to issued U.S. patents, we cannot assure that any of our patents will not be challenged, invalidated, circumvented or rendered unenforceable. Furthermore, we cannot assure the issuance of any pending patent application, or that if patents do issue, that these patents will provide meaningful protection against competitors or against competitive technologies. Additionally, our competitors or other third parties may obtain patents that restrict or preclude our ability to lawfully produce or sell our products in a competitive manner.

        We also rely upon unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. There can be no assurance, however, that confidentiality agreements into which we enter and have entered will not be breached, that they will provide meaningful protection for our trade secrets or proprietary know-how, or that adequate remedies will be available in the event of an unauthorized use or disclosure of such trade secrets and know-how. In addition, there can be no assurance that others will not obtain knowledge of these trade secrets through independent development or other access by legal means.

        In addition to our own patents and patent applications and proprietary trade secrets and know-how, we are a party to certain licensing arrangements and other agreements authorizing us to use trade secrets, know-how and related technology and/or operate within the scope of certain patents owned by other entities. We also have licensed or sub-licensed intellectual property rights to third parties.

        We have associated brand names with a number of our products, and we have approximately 185 U.S. trademark registrations (including applications for registration currently pending at the U.S. Patent and Trademark Office), and approximately 3,930 foreign counterparts, including both registrations and applications for registration. However, there can be no assurance that the trademark registrations will provide meaningful protection against the use of similar trademarks by competitors, or that the value of our trademarks will not be diluted.

        Because of the breadth and nature of our intellectual property rights and our business, we do not believe that any single intellectual property right (other than certain trademark rights which are not subject to termination so long as the applicable registrations are maintained) is material to our business. Moreover, we do not believe that the termination of intellectual property rights expected to occur over the next several years, either individually or in the aggregate, will materially adversely affect our business, financial condition or results of operations.

EMPLOYEES

        As of December 31, 2006, we employed approximately 15,000 people in our operations around the world. Approximately 3,000 of these employees are located in the U.S., while approximately 12,000 are located in other countries. We believe our relations with our employees are good.

ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

General

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

Environmental, Health and Safety Systems

        We are committed to achieving and maintaining compliance with all applicable environmental, health and safety ("EHS") legal requirements, and we have developed policies and management systems that are intended to identify the multitude of EHS legal requirements applicable to our operations, enhance compliance with applicable legal requirements, ensure the safety of our employees, contractors, community neighbors and customers and minimize the production and emission of wastes and other pollutants. Although EHS legal requirements are constantly changing and are frequently difficult to comply with, these EHS management systems are designed to assist us in our compliance goals while also fostering efficiency and improvement and minimizing overall risk to us.

EHS Capital Expenditures

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2006 and 2005, our capital expenditures for EHS matters totaled $53.3 million and $48.9 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

Remediation Liabilities

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. We have been notified by third parties of claims against us for cleanup liabilities at approximately 12 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

        In addition, under the U.S. Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Odessa, Port Arthur and Port Neches facilities in Texas, and our Geismar facility in Louisiana, are the subject of ongoing remediation requirements under RCRA authority.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

Environmental Reserves

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We have accrued approximately $14 million and $25 million for environmental liabilities as of December 31, 2006 and 2005, respectively. Of these amounts, approximately $6 million and $7 million are classified as accrued liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively, and approximately $8 million and $18 million are classified as other noncurrent liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

Regulatory Developments

        Under the European Union ("EU") Integrated Pollution Prevention and Control Directive ("IPPC"), EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

        In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called "REACH" (Registration, Evaluation and Authorization of Chemicals). REACH will take effect in June 2007, and the program it establishes will be phased in over 11 years. Under the regulation companies that manufacture or import more than one ton of a chemical substance per year will be required to register such chemical substances, and isolated intermediates, in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that any risk in using the chemical can be adequately controlled or, where there are no suitable alternatives available, if the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. Specified uses of some hazardous substances may be restricted. In addition, all applicants will have to study the availability of alternative chemicals. If alternatives are available, a "substitution" plan will have to be submitted to the regulatory agency. Persistent bio-accumulative and toxic substances will only be authorized if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, develop information technology tools, generate data, prepare and submit dossiers for substance registration, participate in consortia, obtain legal advice, and reformulate products if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances manufactured or imported by us into the European Union. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites. We expect to incur costs of up to $5 million for REACH compliance in 2007.

Greenhouse Gas Regulation

        In the EU and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the "Convention"), there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas ("GHG") emissions. In addition, although the U.S. is not a signatory to the Convention, several states, including California, are implementing their own GHG regulatory programs, and a federal program in the U.S. is a possibility for the future. While only a very small number of our sites are currently affected by existing GHG legislation, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

Chemical Facility Anti-Terrorism Rulemaking

        On December 28, 2006, the U.S. Department of Homeland Security published an advanced notice of proposed rulemaking seeking public comment on proposed regulations for securing high risk chemical facilities from potential terrorist attacks, as required by the Homeland Security Appropriations Act of 2006. The target date set by the act for issuing the regulations is April 4, 2007. If adopted, the regulations will immediately implement the security program at the nation's highest risk facilities, and a phased implementation at other chemical facilities that present security risks addressed by the statute, beginning in 2007 and continuing through 2008.

        Since 2003, we have conducted security vulnerability assessments at all of our higher risk manufacturing facilities in the U.S. Those assessments led to changes in our operations in certain instances to ensure greater security. Whether the assessments and resulting improvements will fully satisfy the requirements of the final regulations, and whether additional costly changes will have to be made, is unclear to us at this time. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites.

MTBE Developments

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market.

        As a result of these developments, we currently market, either directly or through third parties, MTBE to customers located outside the U.S. for use as a gasoline additive, which has produced a lower level of cash flow than the previous sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        In March 2007, we were named for the first time as a defendant in five lawsuits alleging liability related to MTBE contamination in groundwater. Numerous other companies, including refiners, manufacturers and sellers of gasoline, as well as manufacturers of MTBE, have been named as defendants in these and many other cases currently pending in U.S. courts. The plaintiffs in the five cases in which we have been named are municipal water districts and a regional water supply authority that claim that defendants' conduct has caused MTBE contamination of their groundwater. The plaintiffs seek injunctive relief, such as monitoring and abatement, compensatory damages, punitive damages and attorney fees. At this time, we have insufficient information to meaningfully assess our potential exposure in these cases.

GLOSSARY OF CHEMICAL TERMS

  APAO—amorphous polyalpha olefins

  DEG—di-ethylene glycol

  BDO—butane diol

  DGA® Agent—DIGLYCOLAMINE® agent

  EG—ethylene glycol

  EO—ethylene oxide

  EPS—expanded polystyrene

  LAB—linear alkyl benzene

  LAS—linear alkylbenzene sulfonate

  LDPE—low density polyethylene

  LER—liquid epoxy resins

  LLDPE—linear low density polyethylene

  LNG—liquefied natural gas

  MEG—mono-ethylene glycol

  MDI—methyl diphenyl diisocyanate

  MTBE—methyl tertiary-butyl ether

  PG—propylene glycol

  PO—propylene oxide

  Polyols—a substance containing several hydroxyl groups. A diol, triol and tetrol contain two, three and four hydroxyl groups respectively

  TBA—tertiary-butyl alcohol

  TBHP—tert-butyl hydroperoxide

  TDI—toluene diisocyanate

  TEG—tri-ethylene glycol

  TiO2—titanium dioxide pigment (also referred to as "Tioxide," which is the registered trademark that we use to market TiO2)

  TPU—thermoplastic polyurethane

  UPR—unsaturated polyester resin

AVAILABLE INFORMATION

        We maintain an Internet website at http://www.huntsman.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports are available free of charge through our website as soon as reasonably practicable after we file this material with the SEC. We also provide electronic or paper copies of our SEC filings free of charge upon request.

MANAGEMENT

BOARD OF MANAGERS AND EXECUTIVE OFFICERS

        The following information concerning our board of managers and executive officers is as of December 31, 2006. The members of our board of managers are appointed by the owner of our membership interest and hold office until their successors are duly appointed and qualified. All officers serve at the pleasure of our board of managers.

        Jon M. Huntsman, 69, is Chairman of the Board of Managers and a Manager of our company and has held this position since our Company was formed. He has been Chairman of the Board of all Huntsman companies since he founded his first plastics company in 1970. Mr. Huntsman served as Chief Executive Officer of Huntsman Corporation and its affiliated companies from 1970 to 2000. Mr. Huntsman is a director or manager, as applicable of certain of our subsidiaries. In addition, Mr. Huntsman serves or has served as Chairman or as a member of numerous corporate, philanthropic and industry boards, including the American Red Cross, The Wharton School, University of Pennsylvania, Primary Children's Medical Center Foundation, the Chemical Manufacturers Association and the American Plastics Council. Mr. Huntsman was selected in 1994 as the chemical industry's top CEO for all businesses in Europe and North America. Mr. Huntsman formerly served as Special Assistant to the President of the United States and as Vice Chairman of the U.S. Chamber of Commerce. He is the Chairman and Founder of the Huntsman Cancer Institute.

        Peter R. Huntsman, 44, is President, Chief Executive Officer and a Manager of our Company. Prior to his appointment in July 2000 as Chief Executive Officer, Mr. Huntsman had served as President and Chief Operating Officer since 1994. In 1987, Mr. Huntsman joined Huntsman Polypropylene Corporation as Vice President before serving as Senior Vice President and General Manager. Mr. Huntsman has also served as President of Olympus Oil, as Senior Vice President of Huntsman Chemical Corporation and as a Senior Vice President of Huntsman Packaging Corporation, a former subsidiary of our Company. Mr. Huntsman is a director or manager, as applicable, of certain of our other subsidiaries.

        J. Kimo Esplin, 44, is Executive Vice President, Chief Financial Officer and Manager of our Company. Mr. Esplin has served as chief financial officer of all of the Huntsman companies since 1999. From 1994 to 1999, Mr. Esplin served as our Treasurer. Prior to joining Huntsman in 1994, Mr. Esplin was a Vice President in the Investment Banking Division of Bankers Trust Company, where he worked for seven years. Mr. Esplin also serves as a director of Nutraceutical International Corporation, a publicly traded nutrition supplements company.

        Samuel D. Scruggs, 47, is Executive Vice President, General Counsel, Secretary and a Manager of our Company. Mr. Scruggs served as Vice President and Treasurer from 2000 to 2002 and as Vice President and Associate General Counsel from 1999 to 2000. Prior to joining Huntsman in 1995, Mr. Scruggs was an associate with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Anthony P. Hankins, 49, is Division President, Polyurethanes. Mr. Hankins was appointed to this position in March 2004. From May 2003 to February 2004, Mr. Hankins served as President, Performance Products, from January 2002 to April 2003, he served as Global Vice President, Rigids Division for our Polyurethanes business, from October 2000 to December 2001, he served as Vice President—Americas for our Polyurethanes business, and from March 1998 to September 2000, he served as Vice President—Asia Pacific for our Polyurethanes business. Mr. Hankins worked for ICI from 1980 to February 1998, when he joined our Company. At ICI, Mr. Hankins held numerous management positions in the plastics, fibers and polyurethanes businesses. He has extensive international experience, having held senior management positions in Europe, Asia and the U.S.

        Paul G. Hulme, 50, is Division President, Materials and Effects, and has served in that role since June 2003. From February 2000 to May 2003, Mr. Hulme served as Vice President, Performance

Chemicals, and from December 1999 to February 2000 he served as Operations Director, Polyurethanes. Prior to joining Huntsman in 1999, Mr. Hulme held various positions with ICI in finance, accounting and information systems roles. Mr. Hulme is a Chartered Accountant.

        Thomas J. Keenan, 55, is Division President, Pigments, and has served in that role since August 2003. From January 2000 to August 2003, Mr. Keenan served as President, North American Petrochemicals and Polymers, and from January 1998 to January 2000, he served as Senior Vice President of Huntsman Chemical Company LLC. Prior to joining Huntsman in 1994, Mr. Keenan was Vice President and General Manager, Olefins and Polyolefins for Mobil Chemical Company, where he worked for more than sixteen years.

        Kevin J. Ninow, 43, is Division President, Base Chemicals and Polymers, and has served in that role since July 2003. From July 1999 to July 2003, Mr. Ninow served as Senior Vice President, European Petrochemicals. Mr. Ninow joined Huntsman in 1989.

        Donald J. Stanutz, 56, is Division President, Performance Products. Mr. Stanutz was appointed to this position in March 2004. Mr. Stanutz served as Executive Vice President and Chief Operating Officer of Huntsman LLC from December 2001 to February 2004, as Executive Vice President, Global Sales and Marketing from July 2000 to November 2001 and as Executive Vice President, Polyurethanes, PO and Performance Chemicals from July 1999 to June 2000. Prior to joining Huntsman in 1994, Mr. Stanutz served in a variety of senior positions with Texaco Chemical Company.

        Michael J. Kern, 57, is Senior Vice President—Environmental, Health & Safety. Mr. Kern has held this position since December 2003. Mr. Kern has served in several senior management positions of our Company, including Senior Vice President, Environmental, Health & Safety from July 2001 to December 2003 and Senior Vice President, Manufacturing from December 1995 to July 2001. Prior to joining Huntsman, Mr. Kern held a variety of positions within Texaco Chemical Company, including Area Manager—Jefferson County Operations from April 1993 until joining our Company, Plant Manager of the Port Neches facility from August 1992 to March 1993, Manager of the PO/MTBE project from October 1989 to July 1992, and Manager of Oxides and Olefins from April 1988 to September 1989.

        Brian V. Ridd, 49, is Senior Vice President, Purchasing. Mr. Ridd has held this position since July 2000. Mr. Ridd served as Vice President, Purchasing from December 1995 until he was appointed to his current position. Mr. Ridd joined Huntsman in 1984.

        Russ R. Stolle, 44, is Senior Vice President, Global Public Affairs and Communications. Mr. Stolle was appointed to this position in October 2006. From November 2002 to October 2006, Mr. Stolle served as Vice President and Deputy General Counsel, from October 2000 to November 2002 he served as Vice President and Chief Technology Counsel, and from April 1994 to October 2000 he served as Chief Patent and Licensing Counsel. Prior to joining Huntsman in 1994, Mr. Stolle had been an attorney with Texaco Inc. and an associate with the law firm of Baker & Botts.

        L. Russell Healy, 51, is Vice President and Controller and has served in this capacity since April 2004. From August 2001 to April 2004, Mr. Healy served as Vice President, Finance, and from July 1999 to July 2001, he served as Vice President and Finance Director. Prior to joining Huntsman in 1995, Mr. Healy was a partner with the accounting firm of Deloitte & Touche, LLP. Mr. Healy is a Certified Public Accountant and holds a master's degree in accounting.

        Sean Douglas, 42, is Vice President and Treasurer. Mr. Douglas served as Vice President, Finance from July 2001 until he was appointed to his current position in 2002 and as Vice President, Administration from January 1997 to July 2001. Mr. Douglas is a Certified Public Accountant and, prior to joining Huntsman in 1990, worked for the accounting firm of Price Waterhouse.

        Kevin C. Hardman, 43, is Vice President, Tax. Mr. Hardman served as Chief Tax Officer from 1999 until he was appointed to his current position in 2002. Mr. Hardman is also Vice President, Tax of Huntsman International. Prior to joining Huntsman in 1999, Mr. Hardman was a tax Senior Manager with the accounting firm of Deloitte & Touche, LLP, where he worked for 10 years. Mr. Hardman is a Certified Public Accountant and holds a master's degree in tax accounting.

        John R. Heskett, 38, is Vice President, Corporate Development and Investor Relations. Mr. Heskett has held this position since August 2004. Mr. Heskett was appointed Vice President, Corporate Development in 2002. Mr. Heskett previously served as Assistant Treasurer for our Company and several of our subsidiaries, including Huntsman International and Huntsman LLC. Prior to joining Huntsman in 1997, Mr. Heskett was Assistant Vice President and Relationship Manager for PNC Bank, N.A., where he worked for a number of years.

        James R. Moore, 62, is Vice President and Deputy General Counsel. Mr. Moore served as Vice President and Chief Environmental Counsel from 2002 until he was appointed to his current position in 2003.

COMPENSATION DISCUSSION AND ANALYSIS

        The following discussion and analysis relates to our parent corporation, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, this discussion and analysis is equally applicable to our Company.

COMPENSATION PHILOSOPHY AND OBJECTIVES

        Our executive compensation programs are designed to attract, motivate and retain executives critical to our long-term success and the creation of stockholder value. Our fundamental compensation philosophy is to closely link executive officers' total compensation with the achievement of annual and long-term performance goals and that performance should have a significant impact on compensation. Management and the Compensation Committee believe that compensation decisions are complex and best made after a careful review of individual and company performance and chemical and general industry compensation levels. The Committee awards compensation to our executive officers that is based upon our overall, business division and individual performance and that is designed to motivate them to achieve strategic objectives and to continue to perform at the highest levels in the future.

        Based on the objectives described above, we strive to set a total compensation opportunity within range of the median of the total direct compensation paid to similarly situated executives at comparable companies, against whom we compete both in the chemical industry marketplace, and in the broader market for executive, key employee, and outside director talent. Actual compensation may be above or below the median based on the actual performance of our company and the individual, with the opportunity to achieve upper quartile compensation based on superior performance. This approach is intended to ensure that a significant portion of executive compensation is based on our financial and strategic performance.

ROLES AND RESPONSIBILITIES

        Each of the Compensation Committee, management, and an independent compensation consultant retained by the Compensation Committee is involved in the development, review and evaluation, and approval of our executive compensation programs. In general, the roles are discussed below; additional details regarding the roles of each are addressed in the discussion of the "Annual Review of Executive Compensation."

Management

        Our management sets our strategic direction and strives to design and develop compensation programs that motivate executives' behaviors consistent with strategic objectives. In collaboration with the Compensation Committee and the compensation consultant, management coordinates the annual review of the compensation programs for the executive officers. This includes an evaluation of individual and our overall performance, competitive practices and trends, and various compensation issues. Based on the outcomes of this review, management makes recommendations to the Compensation Committee regarding the compensation of each of the executive officers, other than the Chief Executive Officer.

Compensation Committee

        The Compensation Committee of Huntsman Corporation's board of directors (the "Board") has overall responsibility for the approval of programs that are reasonable, consistent with our stated compensation philosophy and support our business goals and objectives. The Board established the Compensation Committee in February 2005 at the time of our parent corporation's initial public offering, and the current members of the Committee were appointed in March 2005. The Committee consists of three directors of Huntsman Corporation, each of whom is independent within the meaning of the current rules of the NYSE: Messrs. Wayne A. Reaud (Chairman), Nolan D. Archibald, and Alvin V. Shoemaker.

        The Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and level for all of our executive officers. This includes the articulation of a compensation philosophy, and policies and plans covering our executive officers. The Committee also conducts an annual review and approval of the Chief Executive Officer's annual compensation, including an evaluation of his performance, corporate goals and objectives relevant to his compensation, and his compensation under various circumstances, including upon retirement and upon a change in control.

        The Committee operates pursuant to a charter, which is available on the Company's website at www.huntsman.com. Under its charter, the stated purposes of the Compensation Committee are:

  •
  To review, evaluate, and approve our compensation agreements, incentive-compensation and equity-based plans, policies and programs;

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  To produce a report on executive compensation each year and to publish the report in our parent corporation's proxy statement for the annual meeting of its stockholders;

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  To otherwise discharge the Board's responsibilities relating to compensation of officers and directors; and

  •
  To perform such other functions as the Board may assign to the Compensation Committee from time to time.

        The Compensation Committee typically meets four times each year to address various compensation issues and processes. Each Compensation Committee meeting usually includes an executive session without members of management present. The Compensation Committee met four times during 2006, and each meeting included an executive session. The Compensation Committee regularly reports to the full Board regarding executive compensation matters.

Compensation Consultant

        The Compensation Committee retains the services of a compensation consultant who is hired by, and reports to, the Committee. The role of the consultant is to advise management in the executive compensation design process, provide independent compensation data and analysis to facilitate the annual review of the programs, and advise the Compensation Committee in their oversight role. The compensation consultant, who is a Principal at Towers Perrin, attends Compensation Committee meetings as needed; during 2006, the compensation consultant attended three meetings.

        Examples of projects that may be assigned to the consultant include:

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  Evaluate the composition of the peer group of companies,

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  Evaluate levels of executive compensation as compared to peer companies' compensation data and to the general market compensation data,

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  Evaluate proposed compensation programs or changes to existing programs, including the links between pay and performance,

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  Evaluate board of directors compensation,

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  Discuss trends and best practices in compensation design and disclosure,

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  Assist in designing compensation governance policies, and

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  Advise on the technical and regulatory issues that impact the compensation programs.

        In order to ensure the continued independence of the compensation consultant, the full Board is made aware of all other services performed by the compensation consultant for our company. Other services provided by Towers Perrin include U.S. and global actuarial services, health and welfare consulting, and various other services.

ANNUAL REVIEW OF EXECUTIVE COMPENSATION

        Our management and the Compensation Committee strive to maintain an executive compensation program that is structured to provide executive officers with a total compensation package that, at expected levels of performance, is competitive with those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in the chemical industry and the general market. This is achieved by the preparation of an annual review of the compensation of each of the Company's executive officers.

        In preparation of the annual review, the compensation consultant conducts competitive compensation analyses using several sources of data. Proxy statements filed by our chemical industry peer companies are specifically utilized in evaluating compensation levels of the executive officers, particularly the named executive officers. (Additional information regarding the peer group of companies is provided below). We also utilize nationally recognized compensation surveys to assess the competitiveness of executive compensation. Specific survey benchmark matches are identified for each executive officer position.

        Based on competitive market data gathered from peer proxy statements and published surveys, the consultant prepares a report to the Compensation Committee. In addition, we provide the Committee with a report providing each executive officer's total compensation, equity holdings and merit history for the prior three years and includes management's recommendations regarding the appropriate compensation for each of the executive officers (other than the Chief Executive Officer). After reviewing these materials, the Compensation Committee evaluates the executive's performance through review of objective results, reports from other senior management and, in some cases, personal observation. The Compensation Committee takes into account this evaluation and considers our needs to arrive at individual compensation decisions.

        In making its decisions on each executive officer's compensation, the Compensation Committee considers the nature and scope of all elements of the executive's total compensation package, the executive's responsibilities, and his or her effectiveness in supporting our key strategic, operational and financial goals. The Compensation Committee also considers recommendations from the Chief Executive Officer regarding total compensation for those executive officers reporting directly to him.

        The Compensation Committee believes that input from both management and the consultant provide useful information and points of view to assist the Compensation Committee to determine its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of our executive officers from both the consultant and management, the Compensation Committee makes the final decisions as to the plan design and compensation levels for these executives.

COMPENSATION PEER GROUP

        In determining the appropriate amount for each element of the total direct compensation (base salary, annual incentives, and long-term incentives), the Compensation Committee considers the compensation paid for similar positions at other corporations within a peer group of companies prior to determining the executive officers' compensation. The peer group is comprised of companies against which we compete in the global chemical industry for executive, key employee, and outside director talent. The selected peer companies fall within a range (both above and below us) of comparison factors such as revenue, market capitalization and net income. The list of companies that comprise the peer group was developed from prior peer groups we used, modified based on suggestions from the consultant, and finalized based on input from our management and the Chairman of the Compensation Committee. Some variation may take place from year to year in the composition of this group based on an analysis provided by Towers Perrin that is reviewed for appropriateness by the Compensation Committee. The current peer group is comprised of the following thirteen companies:

3M Company	Monsanto Chemical Company
Air Products and Chemicals Incorporated	OM Group Incorporated
Avery Dennison Corporation	PPG Industries Incorporated
Dow Chemical Company	Praxair Incorporated
EI Du Pont de Nemours and Company	Rohm and Haas Company
Eastman Chemical Company	Sherwin-Williams Company
Lyondell Chemical Company

        This competitive market data provides a frame of reference for the Compensation Committee when evaluating executive compensation. In addition to the peer group noted above, nationally recognized compensation surveys are also used to assess the broader market competitiveness of our executive compensation.

MIX OF COMPENSATION

        Our executive compensation program is composed of three key elements—base salary, an annual incentive bonus, and equity-based compensation—which represent an executive officer's total direct compensation (excluding benefits and perquisites). The Compensation Committee strives to align the relative proportion of each element of total direct compensation with the competitive market and our objectives, as well as preserve the flexibility to respond to the continually changing global environment in which we operate. Generally, as employees move to higher levels of responsibility with greater ability to influence our results, the percentage of performance-based pay will increase. The Compensation Committee's goal is to strike the appropriate balance between annual and long-term incentives, and it may adjust the allocation of pay to best support our objectives. For 2006, the mix of these three elements for each of the named executive officers is illustrated in the following chart:

Percent of Total Direct Compensation

Officer	Base Salary	Annual & Non- Equity Incentive Compensation	Long-Term Incentive Awards(1)
Peter Huntsman	17%	28%	55%
Kimo Esplin	15%	45%	40%
Samuel Scruggs	13%	46%	41%
Anthony Hankins	19%	54%	27%
Paul Hulme	19%	56%	25%

(1)
Based on the FAS 123(R) grant date fair value of restricted stock and stock options granted in 2006.

        The mixture of pay elements noted above represents the belief that executive officers should have elements of their compensation tied to both short and long term objectives. This pay mixture is the result of our historical pay practices, management recommendations, and Compensation Committee determinations.

ELEMENTS OF EXECUTIVE COMPENSATION

        The key elements of direct compensation for the executive officers are base salary, an annual incentive bonus, special project bonuses such as Huntsman Corporation's Cost Reduction Incentive Plan, and equity-based compensation, typically delivered through stock options and restricted stock. Executive officers also are eligible for other elements of indirect compensation, comprised of health and welfare benefits, retirement and savings plans, and certain perquisites. The Compensation Committee considers each of these elements when evaluating the overall compensation program design.

Annual Base Salary

        The Compensation Committee establishes base salaries that are sufficient to attract and retain individuals with the qualities it believes are necessary for our long-term financial success and that are competitive in the marketplace.

        An executive officer's base salary generally reflects the officer's responsibilities, tenure, job performance, special circumstances such as overseas assignments, and direct competition for the executive's services. The Compensation Committee reviews the base salaries of each executive officer, including the Chief Executive Officer, on an annual basis. In addition to these annual reviews, the Committee may at any time review the salary of an executive who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive pressure. Any adjustments are based on the results of the annual review of market salary data, increases in the cost of living, job performance of the executive officer over time, and the expansion of duties and responsibilities, if any. No pre-determined weight or emphasis is placed on any one of these factors.

        In general, the Committee targets the base salary levels of the Chief Executive Officer and other executive officers within the range of the 50th percentile of base salaries for comparable executive positions at key competitors. Adjustment of an individual executive officer's actual base salary above the range of the 50th percentile of this reference group would generally be based upon:

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  Achieving or exceeding key business objectives;

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  Highly developed individual skills critical to the Company;

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  Demonstrating an ability to positively impact stockholder value;

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  Consistently superior levels of performance; and

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  Experience and level of responsibility.

        During 2006, the Committee approved increases to the base salaries of the named executive officers by 3.6%.

Annual Incentive Awards

        Annual incentive compensation enables executive officers and other key employees of the Company to earn annual cash bonuses for meeting or exceeding our financial goals as well as for individual performance.

        The potential payments available under the annual incentive program for the named executive officers depend on the attainment of performance goals recommended by management and approved by the Compensation Committee at the beginning of each year. In addition to these awards, the Compensation Committee may approve additional bonuses following a subjective evaluation of an executive officer's performance and success in areas deemed to be significant to us as a whole or to a particular business unit or function.

        For executive officers, our annual incentive compensation program provides for target opportunities generally in the range of 50% to 80% of base salary with maximum bonus potential set at 1.5 times the applicable target percentage. Individual awards reflect both group performance and individual contributions to our success.

        The following table summarizes the bonus targets, performance components, and corresponding weightings for each of our named executive officers.

Officer	Bonus Target (% of Base Salary)	Award Payout Range (% of Bonus Target)	Performance Components(1)	Weightings
Peter Huntsman	80%	0-150%	Corporate EBITDA Compliance, Debt Reduction, Committee Evaluation	60.0 40.0	% %
Kimo Esplin	60%	0-150%	Corporate EBITDA EH&S, SOX Compliance Personal Performance	45.0 20.0 35.0	% % %
Samuel Scruggs	60%	0-150%	Corporate EBITDA EH&S, SOX Compliance Personal Performance	45.0 20.0 35.0	% % %
Anthony Hankins	60%	0-150%	Corporate EBITDA Divisional EBITDA EH&S, SOX Compliance Personal Performance	20.0 30.0 20.0 30.0	% % % %
Paul Hulme	60%	0-150%	Corporate EBITDA Divisional EBITDA EH&S, SOX Compliance Strategic Initiatives Personal Performance	20.0 20.0 20.0 26.6 13.4	% % % % %

(1)
Personal performance reflects a subjective assessment for each of the named executive officers. The CEO provides the Compensation Committee with recommendations for each of the other named executive officers, and the Committee conducts an assessment of the CEO's personal performance.

        These performance measures were selected for use in the annual incentive because of their importance to the value of our operations. In particular, the Compensation Committee believes that EBITDA is an appropriate measure for the primary financial goal to align the interests of management with the interests of Huntsman Corporation's stockholders. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization. Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period. All executive officers have compliance objectives (Sarbanes-Oxley (SOX) and/or Environmental, Health and Safety) in additional to their individual strategic objectives.

        In February 2006, the Compensation Committee established threshold, target, and maximum performance goals for each of the performance measures to be achieved by Huntsman Corporation and its divisions during 2006. For the purposes of our EBITDA, the target was established at $1.45 billion with a threshold set at $1.087 billion and a maximum payout possible at $1.624 billion.

        During 2006, achievement against Huntsman Corporation's EBITDA was approximately 91% of target. Bonuses for the named executive officers resulted in the range of 51% to 60% of base salary.

        For additional information regarding the metrics applicable to our Chief Executive Officer, see "Compensation of the Chief Executive Officer" below.

        The bonuses for 2006 for the Chief Executive Officer and other named executive officers are disclosed in the "Bonus" column of the Summary Compensation Table.

Cost Reduction Incentive Plan

        In connection with our efforts to reduce fixed costs, the Board adopted the Huntsman Cost Reduction Incentive Plan in 2005. The plan was implemented as a temporary compensation device with the intent of encouraging key employees to reduce fixed costs by providing incentive pay based upon the reduction in fixed costs for 2005 and 2006 relative to fixed costs for 2002. There were approximately 61 participants in the plan, including the Chairman of the Board and all the executive officers.

        Plan participants were eligible to receive an award payment if, in addition to certain employment qualifications, the fixed costs for 2006 were at least $150 million less than the fixed costs for 2002. The actual fixed costs in 2006 were $198 million below 2002 fixed costs. As a result, the plan funded a payout to participants at 99% of target.

Long-Term Compensation

        We provide executives with long-term compensation through the Huntsman Corporation Stock Incentive Plan (the "SIP"), which was approved by Huntsman Corporation's stockholders prior to its initial public offering. The SIP is intended to encourage employees, consultants, and directors to acquire or increase their equity interest in our parent company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in our development and financial success. The SIP also encourages this group to remain with and devote their best efforts to our business, thereby advancing our interests and the interests of our stockholders. The SIP also enhances our ability to attract and retain the services of individuals who are essential for our growth and profitability.

        The SIP permits the grant of a variety of stock and stock-based awards, which are granted according to a pre-determined schedule developed by management and the Committee and approved by the Committee during the first quarter of each year. Pursuant to this schedule, grants of equity-based awards are typically made during the first quarter. On March 1, 2006, the Compensation Committee approved the following equity awards to the CEO and other named executive officers:

Officer	Stock Options(1)	Restricted Stock(2)	Total Shares(3)
Peter Huntsman	374,618	103,657	478,275
Kimo Esplin	93,655	25,914	119,569
Samuel Scruggs	93,655	25,914	119,569
Anthony Hankins	56,193	15,549	71,742
Paul Hulme	46,827	12,957	59,784

(1)
The number of stock options awarded was based on the Black-Scholes valuation model.

(2)
The number of restricted shares awarded and the exercise price of the stock options awarded were based on the fair market value of our common stock as of the date of grant, which was $20.50.

(3)
Additional details regarding these grants are provided in the equity grant tables below.

        The named executive officers were granted a total of 848,939 shares—664,948 stock options and 183,991 shares of restricted stock. Additional details regarding the terms of these grants are provided in various tables below.

Health and Welfare Benefits

        We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides health and welfare and retirement programs comparable to those provided to employees and executives at other companies in the chemicals industry. Executive officers participate in our health and welfare programs on the same relative basis as our other employees.

Retirement and Savings Plans

        We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package that provides retirement and savings programs comparable to those provided to employees and executives at other companies in chemical industry and the general market. The benefit plan descriptions below and accompanying the tables provided in the "Summary Compensation Table," "Pension Benefits Table," and "Nonqualified Deferred Compensation Table" provide an explanation of the major features of our employee benefit plans. Executive officers participate in our qualified retirement and savings plans on the same relative basis as other employees.

        In the U.S., Huntsman Corporation sponsor the Huntsman Defined Benefit Pension Plan (the "Huntsman Pension Plan"), a tax-qualified defined benefit pension plan. Effective July 1, 2004, the formula used to calculate future benefits under the Huntsman Pension Plan was changed to a cash balance formula. The benefits accrued under the plans as of June 30, 2004 were used to calculate opening cash balance accounts. Of our named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in the Huntsman Pension Plan in 2006.

        We also sponsor retirement benefit plans for employees in our operations in Belgium and the U.K. through the Huntsman Pension Fund OVV in Belgium (the "Huntsman Belgium Pension Fund") and the Huntsman Pension Scheme in the U.K., respectively. In addition, Huntsman Corporation sponsor the International Pension Plan, which is a non-registered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Of our named executive officers, Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K., and Mr. Hulme participates in both the Huntsman Belgium Pension Fund and in the International Pension Plan.

        The Huntsman SERP is a non-qualified supplemental pension plan that provides benefits for designated executive officers based on certain compensation amounts not included in the calculation of benefits payable under the Huntsman Pension Plan. Of our named executive officers, Messrs. Peter Huntsman, Esplin, and Scruggs were participants in the Huntsman SERP in 2006. The compensation taken into account for these named executive officers under the Huntsman SERP includes amounts in excess of the qualified plan limitations. The Huntsman SERP benefit is calculated as the difference between (1) the benefit determined using the Huntsman Pension Plan formula with unlimited base salary plus bonus, and (2) the benefit determined using base salary plus bonus as limited by federal regulations.

        We provide executive officers the opportunity to participate in four defined contribution savings plans: the Salary Deferral Plan, the Supplemental Savings Plan, the Money Purchase Pension Plan and the Supplemental Executive MPP Plan. All of our named executive officers are participants in each of these savings plans, with the exception of Mr. Hulme.

        The Salary Deferral Plan (the "401(k) Plan") is a tax-qualified broad-based employee savings plan; employee contributions up to 25% of base salary and annual incentive bonuses are permitted up to dollar limits established annually by the Internal Revenue Service ("IRS"). Details regarding the 401(k) Plan are provided in the discussion of Pension Benefits and related tables.

        The Supplemental Savings Plan allows designated executive officers to defer up to 75% of eligible salary and up to 75% of annual incentive award bonuses. The Huntsman Supplemental Savings Plan also provides benefits for participants in the form of company matching contributions based on certain compensation amounts not included in the calculation of benefits payable under the 401(k) Plan because of limits under federal law on compensation that can be counted and amounts that can be allocated to accounts within the 401(k) Plan.

        The Money Purchase Pension Plan (the "MPP") is a tax-qualified broad-based employee savings plan. Our contributions vary by service: 1/2% of compensation for 3 to 6 years of service, 3% of compensation for 7 to 9 years of service, and 8% of compensation for 10+ years of service, subject to IRS limits. Employees can direct the investments for their accounts.

        The Supplemental Executive MPP Plan (the "SEMPP") is a non-qualified plan for senior executives' that provides for benefits not allowed under the MPP due to IRS compensation and allocation limits. Employees are vested in this account upon meeting 10 years of service, upon attaining normal retirement age, death or disability, or upon termination without reasonable cause. The SEMPP permits distributions following termination of employment as a lump sum, life annuity, joint & survivor annuity or monthly installments over period not more than 10 years.

Perquisites

Foreign Assignment Policy

        We maintain a comprehensive expatriation program to address the range of financial implications associated with international assignments. This program provides assistance in the form of education and language support, housing allowances, transportation of personal belongings, tax equalization, and international living or hardship allowances when deemed appropriate. Of our named executive officers, Messrs. Hulme and Hankins participate in the expatriation program.

Aircraft Use Policy

        In August 2005, the Board adopted an Aircraft Use Policy. Under the Policy, the Chairman of the Board, Chief Executive Officer, any Executive Vice President and any Division President may have personal use of company aircraft to the extent that such person pays for the costs of such use pursuant to an aircraft time sharing agreement. Notwithstanding the foregoing, the Committee may permit the Chairman of the Board and the Chief Executive Officer to have personal use of company aircraft without cost; provided that the Committee may limit such use in any given calendar year to a specified dollar amount. For 2006, such use by the Chairman of the Board was limited to $400,000 and such use by the Chief Executive Officer was unlimited. The Chairman's allowance was increased to its current level from $250,000 during 2006 and was based on personal safety and travel efficiency considerations. In addition, we make gross-up payments to the Chairman of the Board and the Chief Executive Officer in amounts equal to the out-of-pocket tax obligations resulting from their personal use of company aircraft without cost. If income is required to be imputed to any person for use of the corporate aircraft in a situation where such use has a business purpose under the Policy, we will make gross-up payments to such person in amounts equal to the out-of-pocket tax obligations resulting from such use.

Company Car

        We provide executive officers with leased vehicles for business use, which the executives may also use for personal transportation. Executive officers are responsible for the taxes on imputed income associated with the personal use of this company provided transportation.

Employment Agreements

        We currently have employment agreements with two of our named executive officers, Messrs. Hulme and Hankins. Generally, we do not maintain employment agreements with executive officers. The primary purpose of these employment agreements is to provide certain executive officers with a personal assurance of their treatment following the completion of their expatriate assignments.

        Mr. Hulme is party to an employment agreement with our subsidiary Huntsman Advanced Materials (Europe) BVBA, which is subject to annual renewal. This agreement defines the initial elements of Mr. Hulme's compensation package, including base salary and a performance-based bonus, and provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

        Effective November 1, 2000, Mr. Hankins entered into an agreement with our subsidiary Huntsman Polyurethanes Americas detailing the terms of his secondment from Huntsman Polyurethanes (UK) Ltd. This agreement defines the initial elements of Mr. Hankins' compensation package, including base salary and a performance-based bonus, and provides for customary expatriation arrangements, including an international location allowance expressed as a percentage of his annual salary.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

        In connection with the review of the Chief Executive Officer's annual salary in October 2005, the Compensation Committee asked its independent compensation consultant to perform a comprehensive competitive analysis of the total direct compensation program of the Company's Chief Executive Officer. The study compared the value of Mr. Huntsman's total direct compensation to the corresponding opportunities extended to chief executive officers within the peer group of companies. Studies have also been conducted to assess the competitiveness of retirement and other benefit programs in which Mr. Huntsman is eligible to participate.

        For 2006, Mr. Huntsman's base salary was $1,464,500. His award under the annual incentive compensation program was $878,000 and his Cost Reduction Incentive Plan award was $1,453,452. When viewed in combination, his 2006 base salary plus actual annual incentive compensation is within range of the 50th percentile for peer level positions in the market. For 2006, Mr. Huntsman's bonus eligibility was targeted at 80% of his base salary up to a maximum of 120% of his base salary. Mr. Huntsman's bonus metrics and weightings are Company EBITDA (60%) and compliance, debt reduction, and Board performance evaluation (40%). In addition, we granted Mr. Huntsman 374,618 stock options and 103,657 shares of restricted stock.

EQUITY OWNERSHIP POLICY

        The Board has adopted Executive Stock Ownership Guidelines, which apply to our executive officers, including our Chief Executive Officer and the other named executive officers. The Guidelines require executive officers to achieve and maintain ownership levels of Huntsman Corporation's stock equal to five times base salary for the Chief Executive Officer and two times base salary for other executive officers. Once established, an executive officer's required ownership level generally does not change as a result of changes in annual base salary or fluctuations in Huntsman Corporation's common stock price. Shares that count towards satisfaction of the Guidelines include:

  •
  Shares owned outright by the executive officer or his or her immediate family members residing in the same household;

  •
  Restricted stock issued as part of an executive officer's long-term compensation whether or not vested; and

  •
  Shares acquired upon option exercise that the executive officer continues to hold.

        Executive officers are required to achieve their specified ownership levels within five years. Until these levels are achieved, executive officers are required to retain at least 50% of net shares delivered through our executive compensation plans ("net shares" means the shares remaining after deducting shares for the payment of taxes and, in the case of stock options, after deducting shares for the exercise price of stock options). Shares acquired by an executive officer prior to the adoption of the Executive

Stock Ownership Guidelines are not subject to the retention restriction. Once achieved, the specified ownership level must be maintained for as long as the executive officer is subject to the Guidelines. Exclusions for estate planning, gifts to charity, education and primary residence apply to the retention requirement. However, exclusions do not affect the requirement that executive officers achieve their specified ownership levels within the five-year period. In addition, hardship exemptions may be available in rare instances. A copy of the Executive Stock Ownership Guidelines is available on our website at www.huntsman.com.

        All of the named executive officers are in compliance with the equity ownership policy. The following table provides the minimum share ownership target of each named executive officer and the percentage of the ownership guideline achieved by the officer as of the record date:

Executive Officer	Ownership Multiple	Ownership Target	% of Guideline Achieved(1)
Peter Huntsman	5x	$7,068,000	100%
Kimo Esplin	2x	$873,600	100%
Anthony Hankins	2x	$931,500	100%
Samuel Scruggs	2x	$728,400	100%
Paul Hulme	2x	$830,544	100%

(1)
Based on the value of shares beneficially owned on December 31, 2006, and the closing price of our common stock on the last trading day of 2006.

ACCOUNTING AND TAX TREATMENTS OF THE ELEMENTS OF COMPENSATION

        We account for stock-based awards, including stock options and restricted stock awards, as provided in FAS123(R).

        The Compensation Committee considers the potential impact of IRC Section 162(m) on compensation decisions. Section 162(m) disallows a tax deduction by us for individual executive compensation exceeding $1 million in any taxable year for our Chief Executive Officer and the other four highest compensated senior executive officers, other than compensation that is performance-based under a plan that is approved by Huntsman Corporation's stockholders and that meets certain other technical requirements. The Committee's approach with respect to qualifying compensation paid to executive officers for tax deductibility purposes is that executive compensation plans will generally be designed considering a number of factors, including tax deductibility. However, non-deductible compensation may still be paid to executive officers when necessary for competitive reasons, to attract or retain a key executive, to enable us to retain flexibility in maximizing our pay for performance philosophy, or where achieving maximum tax deductibility would not be in our best interest.

POST-EMPLOYMENT COMPENSATION

Executive Severance Plan

        Under the Huntsman Executive Severance Plan (the "Severance Plan"), if a participant's employment is terminated without reasonable cause, or the participant terminates employment for good reason, we will provide the participant with severance benefits in the form of a cash payment, health care continuation, and outplacement services.

        The amount of the cash payment will be: (a) for a participant with a title of Senior Vice President or higher, an amount equal to two times the participant's base compensation at termination; and (b) for a participant with a title of Vice President, an amount equal to one and one-half times the participant's base compensation at termination. Health care continuation will continue for the participant and his or her covered dependents for the period of time determined by dividing the cash payment received by the participant by the participant's base compensation at termination. Outplacement services will be provided: (y) for a period of 12 months following termination, for participants with a title of Senior Vice President or higher; and (z) for a period of six months following termination, for participants with a title of Vice President.

Stock Incentive Plan.

        If there is a change in our control of our parent corporation, the Compensation Committee may provide for:

  •
  Assumption by the successor company of an award, or the substitution therefore of similar options, rights or awards with respect to the stock of the successor company;

  •
  Acceleration of the vesting of all or any portion of an award;

  •
  Changing the period of time during which vested awards may be exercised (for example, but not by way of limitation, by requiring that unexercised, vested awards terminate upon consummation of the change of control);

  •
  Payment of substantially equivalent value in exchange for the cancellation of an award; and/or

  •
  Issuance of substitute awards of substantially equivalent value.

Huntsman Supplemental Savings Plan.

        Upon a change in control (as defined in the Huntsman Supplemental Savings Plan), participants will receive the present value of the benefits payable to them under this plan.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation relates to our parent corporation, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, this discussion is equally applicable to our Company.

SUMMARY COMPENSATION TABLE

        The following table presents information concerning compensation earned in the fiscal year ended December 31, 2006, by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers at the end of 2006. We refer to these five persons collectively as "named executive officers." Our compensation policies are discussed above under the heading "Compensation Discussion and Analysis."

Name and Principal Position	Year	Salary	Bonus	Stock awards(1)	Option awards(2)	Non-equity incentive plan compensation(3)	Change in pension value and nonqualified deferred compensation earnings(4)	All other compensation(5)	Total
Peter R. Huntsman President, CEO, and Manager	2006	$1,451,775	$878,000	$1,638,889	$1,796,861	$1,453,452	$690,754	$38,231	$7,947,962
J. Kimo Esplin Executive VP, CFO and Manager	2006	$448,650	$246,000	$513,889	$553,389	$1,065,865	$176,336	$9,902	$3,014,031
Samuel D. Scruggs Executive VP, General Counsel, Secretary and Manager	2006	$374,025	$205,100	$513,889	$553,389	$1,065,865	$213,899	$5,947	$2,932,114
Anthony P. Hankins Division President, Polyurethanes	2006	$478,313	$279,300	$458,333	$482,028	$1,065,865	$529,464	$172,530	$3,465,833
Paul G. Hulme Division President, Materials and Effects	2006	$395,254	$224,500	$444,444	$464,167	$1,065,865	$453,805	$315,929	$3,363,964

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock granted in 2006 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of the restricted stock awards, fair value is initially calculated using the closing price of our parent company's stock on the date of grant. Restricted stock expenses for each of Messrs. Huntsman, Esplin, Scruggs, Hankins and Hulme included $1,083,333, $375,000, $375,000, $375,00 and $375,000, respectively during 2005, and $555,556, $138,889, $138,889, $83,333 and $69,444, respectively during 2006. For additional information regarding 2006 restricted stock expenses, refer to note 24 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made prior to 2006, refer to the note on Other Stock-Related information for our financial statements in the Form 10-K for the respective year-end. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executives in 2006 as well as prior fiscal years in accordance with SFAS 123R. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Option expenses for each of Messrs. Huntsman, Esplin, Scruggs, Hankins and Hulme included $1,083,333, $375,000, $375,000, $375,00 and $375,000, respectively during 2005, and $713,528, $178,389, $178,389, $107,028 and $89,167, respectively during 2006. For additional information on the valuation assumptions with respect to the 2006 grants, refer to note 24 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. For information on the valuation assumptions with respect to grants made during 2005, refer to the note on "Other Stock-Related Information" for our financial statements in the Form 10-K for the year ended December 31, 2005. See the "Grants of Plan-Based Awards in Fiscal 2006" for information on options granted in 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executive officers.

(3)
These amounts represent final earnings from the Cost Reduction Incentive Plan.

(4)
This column represents the sum of the change in pension value and non-qualified deferred compensation earnings in 2006 for each of the named executive officers. The change in pension value was $599,626, $115,355, $105,083, $488,018 and $453,805 for each of Messrs. Huntsman, Esplin, Scruggs, Hankins and Hulme, respectively. See the "Pension Benefits in Fiscal 2006" for additional information, including the present value assumptions used in this calculation. The earnings on the non-qualified deferred compensation plans in which the named executive officers participate were $91,128, $60,981, $108,816, and $41,446 for each of Messrs. Huntsman, Esplin, Scruggs and Hankins, respectively. None of the named executive officers had above-market or preferential earnings on non-qualified deferred compensation. See "Nonqualified Deferred Compensation in Fiscal 2006" for additional information.

(5)
Unless otherwise indicated, the aggregate amount of perquisites and other personal benefits, securities or property given to each named executive officer valued on the basis of aggregate incremental cost to us was less than $10,000. The amount reflected for Mr. Huntsman includes $23,292 for personal aircraft use and $13,359 in associated tax grossups. The amount reflected for Mr. Hankins includes $50,172 in housing allowances and $10,570 in associated tax grossups, $19,131 in housing costs, $43,578 for associated foreign assignment costs, $14,974 for tax equalization, and $32,855 in other tax grossups. The amount reflected for Mr. Hulme includes $229,308 for taxes and tax grossups paid in connection with foreign assignment, $49,478 in housing allowances and $33,060 for foreign assignment allowances.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2006

        Huntsman Corporation's Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees. A maximum of 21,590,909 shares of common stock may be delivered pursuant to awards under the stock incentive plan. The number of shares deliverable pursuant to these awards is subject to adjustment on account of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive or enlarging changes in our common stock. Shares of common stock used to pay exercise prices and to satisfy tax withholding obligations with respect to awards as well as shares covered by awards that expire, terminate or lapse will again be available for awards under the stock incentive plan.

        On March 1, 2006, Huntsman Corporation granted awards under its stock incentive plan covering an aggregate of 2,142,686 shares of common stock. The following table provides information about equity and non-equity awards granted to the named executive officers in 2006, including: (1) the grant date; (2) the date on which Huntsman Corporation's Compensation Committee approved the grant; (3) the estimated future payouts under non-equity incentive plan awards; (4) estimated future payouts under equity incentive plan awards; (5) the number of shares underlying all other stock awards; (6) all other option awards, which consist of the number of shares underlying stock options awarded to the named executive officers; and (7) the grant date fair value of each equity award computed under SFAS 123R.

									All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options(2) (#)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Date of Action	Threshold ($)	Target ($)	Max. ($)	Threshold ($)	Target ($)	Max. ($)
Peter Huntsman	03/01/06	02/02/06	—	—	—	—	—	—	103,657	374,618	$4,568,700
Kimo Esplin	03/01/06	02/02/06	—	—	—	—	—	—	25,914	93,655	$1,142,200
Samuel Scruggs	03/01/06	02/02/06	—	—	—	—	—	—	25,914	93,655	$1,142,200
Anthony Hankins	03/01/06	02/02/06	—	—	—	—	—	—	15,549	56,193	$685,300
Paul Hulme	03/01/06	02/02/06	—	—	—	—	—	—	12,957	46,827	$571,000

(1)
This column shows the number of restricted shares of Huntsman Corporation's stock granted to the named executive officers in 2006. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. During the restricted period, each restricted share entitles the individual to vote such share and to accrue quarterly payments by us equal to the quarterly dividend on one share of Huntsman Corporation's stock.

(2)
This column shows the number of stock options granted to the named executive officers in 2006. These options vest and become exercisable ratably in three equal annual installments beginning on the first anniversary of the grant date.

(3)
The exercise price of each option award granted on March 1, 2006, is $20.50, the closing price of a share of Huntsman Corporation's common stock on the grant date. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule and has been calculated using the Black-Scholes valuation model. The valuations were based upon the following assumptions: estimated holding period of 6 years, stock volatility rate of 27.67%, and a 3% risk of termination forfeiture. It should be noted that this model is only one of the methods available for valuing options. These amounts reflect our accounting expense and do not correspond to the actual value that may or will be recognized by the named executive officers.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

        The following table provides information on the current holdings of stock option and stock awards by the named executive officers. This table includes unexercised and unvested option awards and unvested grants of restricted shares of stock. Each equity grant is shown separately for each named executive officer. Each option and share of restricted stock vests ratably in three equal annual installments beginning on the first anniversary of the respective grant date. The market value of the stock awards is based on the closing market price of our stock on December 29, 2006, which was $18.97.

Stock Awards
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Option Awards
Name	Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Peter Huntsman(1)	02/10/05 03/01/06	151,650 0	303,300 374,618	0 0	$ $	23.00 20.50	02/10/2015 03/01/2016	100,089 103,657	$ $	1,898,688 1,966,373	— —	— —
Kimo Esplin(2)	02/10/05 03/01/06	52,495 0	104,988 93,655	0 0	$ $	23.00 20.50	02/10/2015 03/01/2016	34,646 25,914	$ $	657,235 491,589	— —	— —
Samuel Scruggs(3)	02/10/05 03/01/06	52,495 0	104,988 93,655	0 0	$ $	23.00 20.50	02/10/2015 03/01/2016	34,646 25,914	$ $	657,235 491,589	— —	— —
Anthony Hankins(4)	02/10/05 03/01/06	52,495 0	104,988 56,193	0 0	$ $	23.00 20.50	02/10/2015 03/01/2016	34,646 15,549	$ $	657,235 294,965	— —	— —
Paul Hulme(5)	02/10/05 03/01/06	52,495 0	104,988 46,827	0 0	$ $	23.00 20.50	02/10/2015 03/01/2016	34,646 12,957	$ $	657,235 245,794	— —	— —

(1)
On February 10, 2005, Huntsman Corporation granted Mr. Huntsman 454,950 options at an exercise price of $23.00 per share, and 150,134 shares of restricted stock. On March 1, 2006, Huntsman Corporation granted Mr. Huntsman 374,618 options at an exercise price of $20.50, and 103,657 shares of restricted stock.

(2)
On February 10, 2005, Huntsman Corporation granted Mr. Esplin 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, Huntsman Corporation granted Mr. Esplin 93,655 options at an exercise price of $20.50, and 25,914 shares of restricted stock.

(3)
On February 10, 2005, Huntsman Corporation granted Mr. Scruggs 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, Huntsman Corporation granted Mr. Scruggs 93,655 options at an exercise price of $20.50, and 25,914 shares of restricted stock.

(4)
On February 10, 2005, Huntsman Corporation granted Mr. Hankins 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, Huntsman Corporation granted Mr. Hankins 56,193 options at an exercise price of $20.50, and 15,549 shares of restricted stock.

(5)
On February 10, 2005, Huntsman Corporation granted Mr. Hulme 157,483 options at an exercise price of $23.00 per share, and 51,969 shares of restricted stock. On March 1, 2006, Huntsman Corporation granted Mr. Hulme 46,827 options at an exercise price of $20.50, and 12,957 shares of restricted stock.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2006

        The following table provides information, for the named executive officers, on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized, each before payment of applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter Huntsman(1)	0	$0	50,045	$1,035,932
Kimo Esplin(2)	0	$0	17,323	$358,586
Samuel Scruggs(3)	0	$0	17,323	$358,586
Anthony Hankins(4)	0	$0	17,323	$358,586
Paul Hulme	0	$0	17,323	$358,586

(1)
Upon the vesting of the applicable portion of the restricted stock award, Huntsman Corporation withheld 13,237 shares, having a market value of $274,006, to satisfy its tax withholding obligations, and issued to Mr. Huntsman a net amount of 36,808 vested shares having a market value of $761,926, based on the closing price of Huntsman Corporation's common stock on the vesting date, February 10, 2006, which was $20.70.

(2)
Upon the vesting of the applicable portion of the restricted stock award, Huntsman Corporation withheld 5,882 shares, having a market value of $121,757, to satisfy its tax withholding obligations, and issued to Mr. Esplin a net amount of 11,441 vested shares having a market value of $236,829, based on the closing price of Huntsman Corporation's common stock on the vesting date, February 10, 2006, which was $20.70.

(3)
Upon the vesting of the applicable portion of the restricted stock award, Huntsman Corporation withheld 5,900 shares, having a market value of $122,130, to satisfy its tax withholding obligations, and issued to Mr. Scruggs a net amount of 11,423 vested shares having a market value of $236,456, based on the closing price of Huntsman Corporation's common stock on the vesting date, February 10, 2006, which was $20.70.

(4)
Upon the vesting of the applicable portion of the restricted stock award, Huntsman Corporation withheld 4,740 shares, having a market value of $98,118, to satisfy its tax withholding obligations, and issued to Mr. Hankins a net amount of 12,583 vested shares having a market value of $260,468, based on the closing price of Huntsman Corporation's common stock on the vesting date, February 10, 2006, which was $20.70.

PENSION BENEFITS IN FISCAL 2006

        The table below sets forth information on the pension benefits for the named executive officers under our pension plans, each of which is more fully described following the table. No pension benefits were paid to any of the named executive officers in the last fiscal year. The amounts reported in the table below equal the present value of the accumulated benefit at November 30, 2006 for the named executive officers under each plan based upon the assumptions described below.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Peter Huntsman	Huntsman Defined Benefit Pension Plan Supplemental Executive Retirement Plan	23.417	$ $	305,380 3,488,950	$ $	0 0
Kimo Esplin	Huntsman Defined Benefit Pension Plan Supplemental Executive Retirement Plan	12.417	$ $	164,332 477,414	$ $	0 0
Samuel Scruggs	Huntsman Defined Benefit Pension Plan Supplemental Executive Retirement Plan	11.083	$ $	171,519 415,844	$ $	0 0
Anthony Hankins	Huntsman Pension Scheme (UK)	27.225		$3,276,696		$0
Paul G. Hulme	Huntsman Belgian Pension Fund and International Pension Plan	22.167		$2,046,990		$0

        Of our named executive officers, Messrs. Peter Huntsman, Esplin and Scruggs were participants in 2006 in the Huntsman Pension Plan described above in our Compensation Discussion and Analysis. The Huntsman Pension Plan expresses benefits as a hypothetical cash balance account established in each participant's name. A participant's account receives two forms of credits: "pay credits" and "interest credits." Pay credits equal a percentage of a participant's compensation and are credited to a participant's account on an annual basis. "Compensation" for this purpose includes both salary and bonus as described in the Summary Compensation Table, but subject to the compensation limit applicable to tax-qualified plans ($220,000 for 2006). The applicable pay credit percentage ranges between 4% and 12% depending on the participant's combined age and years of service as of the start of each plan year. "Interest credits" for a plan year are based on the 30-year U.S. Treasury yield for November of the prior year. The minimum annual interest credit rate is 5.0%. In addition, plan participants who met certain age and service requirements on July 1, 2004 are entitled to receive "transition credits." Transition credits are payable for up to five years and equal a percentage of a participant's compensation. The applicable transition credit percentage is from 1% to 8% depending on the participant's combined age and years of service as of July 1, 2004.

        At termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant's cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). Participants may also choose from other optional forms of benefit, including a lump-sum payment in the amount of the cash balance account. The Huntsman Pension Plan also includes a minimum benefit that guarantees that a participant's benefit will not be less than the benefit accrued under the prior formula at transition (July 1, 2004) plus the benefit attributable to pay credits, with interest credits, beginning July 1, 2004.

        Messrs. Hulme and Hankins participate in the Huntsman Pension Scheme in the U.K. The Huntsman Pension Scheme provides standard benefits equal to 2.2% (1/45th) of final pensionable compensation up to $19,418 (£11,250), plus 1.83% of final pensionable compensation above $19,418 (£11,250), minus 1/50th of the current State pension benefit, times actual years of service; subject to a maximum limit of 2/3rd of final pensionable compensation times actual years of service, divided by total possible service to retirement. Final pensionable compensation is gross salary received during the 12 months prior to retirement less any profit sharing payments. These benefits include U.K. social security benefits. As of December 31, 2006, Mr. Hankins had approximately 27 years of service in the U.K. and Mr. Hulme had approximately 5 years of service in the U.K.

        Mr. Hulme participates in the International Pension Plan, which is a nonregistered plan designed to protect the pension benefits of employees whose service involves participation in pension plans in more than one country. Through the International Pension Plan, Mr. Hulme at retirement can elect to receive a total pension benefit (which includes retirement benefits being provided by the Huntsman Belgium Pension Fund and the Huntsman Pension Scheme) that is the greater of (1) the benefit under the Huntsman Pension Scheme (with slight modifications if he has less than 10 years of actual U.K. service) based upon his combined service in Belgium and the U.K. and his U.K. notional salary, or (2) the benefit under the Huntsman Belgium Pension Fund based upon his combined service in Belgium and the U.K. Currently, the benefit under the IPP using the Huntsman Pension Scheme is the most beneficial for Mr. Hulme, who had 23 years of total service as of November 30, 2006.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2006

        The table below provides information on the non-qualified deferred compensation of the named executive officers in 2006. The named executive officers cannot withdraw any amounts from their deferred compensation balances until they either leave or retire from our company. No withdrawals or distributions were made in 2006.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Peter Huntsman	$0	$194,901	$91,128	$0	$956,651	(1)
Kimo Esplin	$182,130	$53,665	$60,981	$0	$954,667	(2)
Samuel Scruggs	$66,400	$41,963	$108,816	$0	$795,662	(3)
Anthony Hankins	$114,741	$31,081	$41,446	$0	$702,405	(4)
Paul Hulme	$0	$0	$0	$0	$0

(1)
This amount includes $21,958 from the Supplemental Savings Plan and $934,693 from the Supplemental Executive Money Purchase Plan.

(2)
This amount includes $756,687 from the Supplemental Savings Plan and $197,980 from the Supplemental Executive Money Purchase Plan.

(3)
This amount includes $647,571 from the Supplemental Savings Plan and $148,091 from the Supplemental Executive Money Purchase Plan.

(4)
This amount includes $662,406 from the Supplemental Savings Plan and $39,999 from the Supplemental Executive Money Purchase Plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

        The tables below reflect the compensation payable to or on behalf of each named executive officer upon retirement, disability, death, an involuntary termination without cause, or a change of control. The amounts shown assume that such termination or change of control was effective as of December 31, 2006, and thus includes amounts earned through such time. The actual amounts Huntsman Corporation will be required to disburse can only be determined at the time of the applicable circumstance.

Peter Huntsman

Executive Benefits and Payments	Retirement	Disability	Death	Involuntary Termination without Cause	Change in Control
Compensation
Cash Severance(1)	$0	$0	$0	$2,929,000	$0
Restricted Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$0
Benefit Plans
Cash Balance Pension(3)	$321,932	$321,932	$321,932	$321,932	$0
Supplemental Cash Balance Pension(3)	$3,696,433	$3,696,433	$3,696,433	$3,696,433	$0
Salary Deferral (401k)(3)	$305,124	$0	$305,124	$305,124	$0
Supplemental Savings(3)	$21,958	$0	$21,958	$21,958	$21,958
Money Purchase Pension(3)	$366,860	$0	$366,860	$366,860	$0
Supplemental Money Purchase Pension(3)	$934,693	$0	$934,693	$934,693	$0
Health & Welfare(4)	$0	$23,332	$1,023,332	$31,512	$0

(1)
This amount is equal to twice Mr. Huntsman's annual salary, which amount is not payable if Mr. Huntsman's employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. An acceleration of Mr. Huntsman's unvested shares of restricted stock would have an estimated value of $3,865,062, based on the fair market value per share of Huntsman Corporation's common stock on December 31, 2006, which was $18.87.

(3)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election.

(4)
If Mr. Huntsman's employment is terminated for cause, Huntsman Corporation is not required to provide the subsidy noted. The death benefit includes an amount equal to twice Mr. Huntsman's annual salary, up to $1 million.

Kimo Esplin

Executive Benefits and Payments	Retirement	Disability	Death	Involuntary Termination without Cause	Change in Control
Compensation
Cash Severance(1)	$0	$0	$0	$905,200	$0
Restricted Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$0
Benefit Plans
Cash Balance Pension(3)	$173,008	$173,008	$173,008	$173,008	$0
Supplemental Cash Balance Pension(3)	$506,687	$506,687	$506,687	$506,687	$0
Salary Deferral (401k)(3)	$281,867	$0	$281,867	$281,867	$0
Supplemental Savings(3)	$756,687	$0	$756,687	$756,687	$756,687
Money Purchase Pension(3)	$89,107	$0	$89,107	$89,107	$0
Supplemental Money Purchase Pension(3)	$197,980	$0	$197,980	$197,980	$0
Health & Welfare(4)	$0	$24,931	$930,931	$29,295	$0

(1)
This amount is equal to twice Mr. Esplin's annual salary, which amount is not payable if Mr. Esplin's employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. An acceleration of Mr. Esplin's unvested shares of restricted stock would have an estimated value of $1,148,823, based on the fair market value per share of Huntsman Corporation's common stock on December 31, 2006, which was $18.87.

(3)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election.

(4)
If Mr. Esplin's employment is terminated for cause, Huntsman Corporation is not required to provide the subsidy noted. The death benefit includes an amount equal to twice Mr. Esplin's annual salary, up to $1 million.

Samuel Scruggs

Executive Benefits and Payments	Retirement	Disability	Death	Involuntary Termination without Cause	Change in Control
Compensation
Cash Severance(1)	$0	$0	$0	$754,600	$0
Restricted Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$0
Benefit Plans
Cash Balance Pension(3)	$179,513	$179,513	$179,513	$179,513	$0
Supplemental Cash Balance Pension(3)	$438,938	$438,938	$438,938	$438,938	$0
Salary Deferral (401k)(3)	$440,610	$0	$440,610	$440,610	$0
Supplemental Savings(3)	$647,571	$0	$647,571	$647,571	$647,571
Money Purchase Pension(3)	$79,496	$0	$79,496	$79,496	$0
Supplemental Money Purchase Pension(3)	$148,091	$0	$148,091	$148,091	$0
Health & Welfare(4)	$0	$9,611	$755,000	$11,718	$0

(1)
This amount is equal to twice Mr. Scruggs' annual salary, which amount is not payable if Mr. Scruggs' employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. An acceleration of Mr. Scruggs' unvested shares of restricted stock would have an estimated value of $1,148,823, based on the fair market value per share of Huntsman Corporation's common stock on December 31, 2006, which was $18.87.

(3)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election.

(4)
If Mr. Scruggs' employment is terminated for cause, Huntsman Corporation is not required to provide the subsidy noted. The death benefit includes an amount equal to twice Mr. Scruggs' annual salary, up to $1 million.

Anthony Hankins

Executive Benefits and Payments	Retirement		Disability	Death	Involuntary Termination without Cause	Change in Control
Compensation
Cash Severance(1)	$0		$0	$0	$1,526,845	$0
Restricted Stock and Options (unvested & accelerated)(2)	$0		$0	$0	$0	$0
Benefit Plans
UK Pension Benefit Annuities	$250,527	(3)	$366,929	$318,066	$250,527	$0
Salary Deferral (401k)(4)	$144,539		$0	$144,539	$144,539	$0
Supplemental Savings(4)	$662,406		$0	$662,406	$662,406	$662,406
Money Purchase Pension(4)	$24,083		$0	$24,083	$24,083	$0
Supplemental Money Purchase Pension(4)	$39,999		$0	$39,999	$39,999	$0
Health & Welfare(5)	$0		$0	$2,221,362	$0	$0

(1)
This amount is equal to 33 months of Mr. Hankins' salary, which amount is not payable if Mr. Hankins' employment is terminated for cause.

(2)
Any acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. An acceleration of Mr. Hankins' unvested shares of restricted stock would have an estimated value of $952,199, based on the fair market value per share of Huntsman Corporation's common stock on December 31, 2006, which was $18.87.

(3)
These amounts represent the accrued retirement benefit at normal retirement (age 62) in the form of an annual annuity. The earliest this benefit can be realized is age 50 at which time it would be actuarially reduced to $120,254.

(4)
These benefits are payable as a lump sum cash payment, although other forms of payment distribution are available at the participant's election.

(5)
The death benefit includes an amount equal to four times Mr. Hankins' pensionable base pay.

Paul Hulme

Executive Benefits and Payments	Retirement	Disability	Death	Involuntary Termination without Cause	Change in Control
Compensation
Cash Severance(1)	$0	$0	$0	$1,096,442	$0
Restricted Stock and Options (unvested & accelerated)(2)	$0	$0	$0	$0	$0
Benefit Plans
Belgian Pension Plan / International Pension Plan(3)	$162,186	$240,634	$126,928	$178,933	$0
Health & Welfare(4)	$0	$0	$1,594,824	$0	$0

(1)
This amount is equal to 33 months of Mr. Hulme's salary, which amount is not payable if Mr. Hulme's employment is terminated for cause.

(2)
An acceleration of vesting of an equity-based award requires the approval of the Compensation Committee. An acceleration of Mr. Hulme's unvested shares of restricted stock would have an estimated value of $903,029, based on the fair market value per share of Huntsman Corporation's common stock on December 31, 2006, which was $18.87.

(3)
These benefits are represented as an annual annuity, and other forms of payment distribution are available at the participant's election.

(4)
The death benefit includes an amount equal to four times Mr. Hulme's base pay.

DIRECTOR COMPENSATION FOR FISCAL 2006

        A director of Huntsman Corporation who is also an employee receives no additional compensation for serving on the Board. Annual compensation for Huntsman Corporation non-employee directors is comprised of cash and equity compensation. Cash compensation consists of an annual retainer, supplemental retainers for the chairs of Board committees, and meeting fees. Annual equity compensation consists of a stock award. Each of these components is described in more detail below. The total 2006 compensation of Huntsman Corporation's non-employee directors is shown in the following table:

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Jon M. Huntsman, Chairman	$0		$0	$0	$1,065,865	(3)	$0	$1,394,484	(4)	$2,460,349
Nolan D. Archibald, Compensation Committee	$135,000	(5)	$20,833	$105,333	$0		$0	$0		$261,166
Marsha Evans, Nominating & Governance Committee	$135,000	(5)	$20,833	$105,333	$0		$0	$0		$261,166
H. William Lichtenberger, Nominating & Governance Committee Chair and Audit Committee	$165,000	(5)	$20,833	$105,333	$0		$0	$0		$291,166
Richard A. Michaelson, Audit Committee Chair and Nominating & Governance Committee	$180,000	(5)	$20,833	$105,333	$0		$0	$0		$306,166
Wayne A. Reaud, Compensation Committee Chair	$145,000	(5)	$20,833	$105,333	$0		$0	$0		$271,166
Alvin V. Shoemaker, Compensation Committee and Audit Committee	$205,000	(5)	$20,833	$105,333	$0		$0	$0		$331,166
David J. Matlin	$0		$0	$0	$0		$0	$0		$0
Christopher R. Pechock	$0		$0	$0	$0		$0	$0		$0

(1)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of 3,887 shares of restricted stock granted to each independent director in 2006, in accordance with SFAS 123R. The restricted shares vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of the restricted stock awards, fair value is calculated using the closing price of our stock on the date of grant. For additional information, refer to note 24 of our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may or will be recognized by the directors.

(2)
This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of 50,000 stock options previously granted to each independent director in 2005 at an exercise price per share of $19.25. The stock options vest ratably in three equal annual installments beginning on the first anniversary of the grant date. For purposes of the stock options, the fair value was estimated using the Black-Scholes valuation model in accordance with SFAS 123R.

(3)
Mr. Huntsman received this bonus as a participant in the Cost Reduction Incentive Plan.

(4)
Mr. Huntsman retired from his position as Chief Executive Officer on December 1, 2001. Through May 2002, we paid the premiums on various life insurance policies for Mr. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.5 million, which represents the insurance premiums paid on his behalf through May 2002. The amount paid to Mr. Huntsman consists of $950,000 for consulting fees, $231,585 for personal company aircraft use, $861 for personal company car use, $68,600 on an interest-free loan, $9,300 per diem, $36,938 related tax grossups, and $97,200 for security services.

(5)
These amounts include $50,000 we paid to each of Ms. Evans and Messrs. Archibald, Lichtenberger, Michaelson and Reaud for their services as members of the special committee of our Board from December 2005 through February 2006, and $100,000 we paid to Mr. Shoemaker as chairperson of the special committee during that period.

        The Board believes that compensation for independent directors should be competitive and should fairly compensate directors for the time and skills devoted to serving us but should not be so great as to compromise independence. With the assistance of outside compensation consultants, the Compensation Committee periodically reviews Huntsman Corporation's director compensation practices and compares them against the practices of a selected peer group of companies as well as against the practices of public company boards generally.

        Effective January 1, 2006, the Board approved a compensation structure for its independent directors. During 2006, independent directors received an annual cash retainer of $75,000 (paid in quarterly installments) and an annual restricted stock (or restricted stock-based) award with a value of $75,000 on the grant date. Since January 1, 2007, Huntsman Corporation's independent directors receive an annual cash retainer of $120,000 (paid in quarterly installments) and an annual restricted stock (or restricted stock-based) award with a value of $120,000 on the grant date. The annual restricted stock (or restricted stock-based) awards vest in three equal annual installments beginning on the first anniversary of the grant date. During 2006, each member of the Audit Committee received an additional annual cash retainer of $20,000, and each member of the Compensation and the Governance committees received an additional annual cash retainer of $10,000. The chairperson of the Audit Committee received an annual cash retainer of $25,000, and the chairpersons of the Compensation and the Governance committees each received annual cash retainers of $10,000, in each case in addition to the retainers received for being members of these committees.

        In connection with this compensation structure, Huntsman Corporation adopted the Huntsman Outside Directors Elective Deferral Plan. This is an unfunded nonqualified plan established primarily for the purpose of providing its independent directors with the ability to defer the receipt of director fees. Benefits under the plan are payable in cash in a lump sum or in installments beginning 30 days after the director ceases to be a member of our Board.

        Directors who are not independent do not receive annual fees. All of Huntsman Corporation's directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or its committees and for other reasonable expenses related to the performance of their duties as directors. In the case of Jon M. Huntsman, this includes a per diem amount of $100 for each day that he travels on company business.

        The Board believes that Huntsman Corporation's total director compensation package is competitive with the compensation offered by other companies and is fair and appropriate in light of the responsibilities and obligations of its independent directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following discussion of security ownership relates to our parent corporation, Huntsman Corporation. However, because all of Huntsman Corporation's operations are conducted by our Company and our subsidiaries, this discussion is equally applicable to our Company.

        The following table sets forth information regarding the beneficial ownership of Huntsman Corporation's common stock as of March 16, 2007 (except as otherwise indicated) by:

  •
  each person or group that is known to us to beneficially own more than five percent of Huntsman Corporation's common stock;

  •
  each director and each named executive officer (as defined in "Executive Compensation," above); and

  •
  all directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class(2)
HMP Equity Trust(2)	129,776,387	58.6%
Huntsman Family Holdings Company LLC(3)	129,776,387	58.6%
MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P.(3)(4)	129,776,387	58.6%
Capital Group International, Inc.(5)	14,311,640	6.5%
Jon M. Huntsman(3)	129,776,387	58.6%
Nolan D. Archibald(6)	37,962	*
Marsha J. Evans(6)	41,947	*
Peter R. Huntsman(3)(6)	130,743,704	58.9%
H. William Lichtenberger(6)	56,947	*
David J. Matlin(3)(4)	129,776,387	58.6%
Richard A. Michaelson(6)	21,962	*
Christopher R. Pechock(3)(4)	129,776,387	58.6%
Wayne E. Reaud(6)	296,762	*
Alvin V. Shoemaker(6)	31,947	*
J. Kimo Esplin(6)	330,593	*
Samuel D. Scruggs(6)	341,693	*
Anthony P. Hankins(6)	192,793	*
Paul G. Hulme(6)	192,124	*
All directors and executive officers as a group (21 persons)(3)(6)	132,998,455	59.5%

*
Less than 1%

(1)
Unless otherwise indicated, the address of each beneficial owner is c/o Huntsman Corporation, 500 Huntsman Way, Salt Lake City, Utah 84108 and such beneficial owner has sole voting and dispositive power over such shares.

(2)
Based upon an aggregate of 221,901,565 shares outstanding.

(3)
The beneficiaries of HMP Equity Trust are Huntsman Family Holdings Company LLC ("Huntsman Family Holdings") and MatlinPatterson Global Opportunities Partners L.P., MatlinPatterson Global Opportunities Partners B, L.P. and MatlinPatterson Global Opportunities Partners (Bermuda) L.P. (collectively, "MatlinPatterson"). Huntsman Family Holdings is controlled by Jon M. Huntsman. MatlinPatterson is controlled by David J. Matlin and Mark R. Patterson through MatlinPatterson Global Advisers LLC, MatlinPatterson Asset Management LLC,

  MatlinPatterson Global Partners LLC, and MatlinPatterson LLC. Jon M. Huntsman, Peter R. Huntsman, Christopher R. Pechock and David J. Matlin share voting control of the shares of our common stock held by HMP Equity Trust. Specifically, Jon M. Huntsman and Peter R. Huntsman control the voting of the shares of our common stock held by HMP Equity Trust, provided however, that the shares will not be voted in favor of certain fundamental corporate actions without the consent of MatlinPatterson, through its representatives David J. Matlin and Christopher R. Pechock. Huntsman Family Holdings has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust. MatlinPatterson has investment power over the portion of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. Huntsman Family Holdings, Jon M. Huntsman and Peter R. Huntsman disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to MatlinPatterson's beneficial interest in HMP Equity Trust. David J. Matlin, Mark R. Patterson, Christopher R. Pechock and MatlinPatterson disclaim beneficial ownership of all of the shares owned by HMP Equity Trust that are allocated to Huntsman Family Holdings' beneficial interest in HMP Equity Trust.

(4)
The address of each of these beneficial owners is c/o MatlinPatterson Global Advisers LLC, 520 Madison Avenue, New York, New York 10022.

(5)
As reported in a Schedule 13G/A filed with the SEC on February 12, 2006, as of December 29, 2006, this beneficial owner had sole voting power over 10,496,900 shares, sole dispositive power over 14,311,640 shares and no shared voting or dispositive power. The shares beneficially owned include 115,940 shares resulting from the assumed conversion of 65,600 shares of our 5% mandatory convertible preferred stock. The address of this beneficial owner is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(6)
Includes shares that may be acquired through the exercise of stock units or stock options granted pursuant to Huntsman Corporation's stock incentive plan that are exercisable within 60 days of March 16, 2007, as follows: Nolan D. Archibald—17,962; Marsha J. Evans—16,667; H. William Lichtenberger—16,667; Richard Michaelson—17,962; Wayne E. Reaud—17,962; Peter R. Huntsman—428,173; J. Kimo Esplin—136,207; Samuel D. Scruggs—136,207; Anthony P. Hankins—123,720; Paul G. Hulme—120,598; and all executive officers and directors as a group—1,477,588.

CORPORATE GOVERNANCE

Board Independence

        It is important to our company for investors to have the confidence that the individuals serving as independent directors on the Board do not have a relationship with us or our parent company that would impair their independence. Under the NYSE corporate governance rules, the Board must have a majority of independent directors. For a director to qualify as independent, the Board must affirmatively determine that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. To assist it in making independence determinations, the Board has adopted independence definitions and standards which can be found on our website at www.huntsman.com. Under these standards, a director is not independent if:

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  The director is, or has been within the last three years, an employee of our parent company or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of our parent company.

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  The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from

    Huntsman Corporation (other than director and committee fees and pension or other forms of deferred compensation for prior service, which compensation is not contingent upon continued service). Compensation received by an immediate family member for service as an employee (other than an executive officer) of Huntsman Corporation is not considered for purposes of this standard.

  •
  (i) The director or an immediate family member is a current partner of a firm that is our parent company's internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the firm's audit within that time.

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  The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our parent company's present executive officers at the same time serves or served on that company's compensation committee.

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  The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Huntsman Corporation for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues.

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  The director is an executive officer of any charitable or non-profit organization to which Huntsman Corporation has made, within the preceding three years, contributions in any single fiscal year that exceeded the greater of $1 million, or 2% of such charitable or non-profit organization's consolidated gross revenues.

        On the basis of these standards, the Board has determined that Ms. Evans and Messrs. Archibald, Lichtenberger, Michaelson, Reaud and Shoemaker, who constitute a majority of Huntsman Corporation's ten directors, are independent. The six independent directors comprise in full the membership of each standing Board committee.

        Wayne A. Reaud is a former partner of the law firm of Reaud, Morgan & Quinn. Huntsman Corporation pays Reaud, Morgan & Quinn an annual retainer of $200,000 for legal services.

Review and Approval of Transactions with Related Persons

        Effective as of February 1, 2007, the Board adopted a policy and the procedures for review, approval and monitoring of transactions involving our company and "related persons" (directors, executive officers, shareholders owning five percent or greater of Huntsman Corporation's common stock, or their respective immediate family members). The policy covers any related person transaction involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

        Related person transactions must be approved by the Audit Committee, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Committee will consider all relevant factors, including as applicable (i) the benefit to us in entering into the transaction; (ii) the alternatives to entering into a related person transaction; and (iii) whether the transaction is on terms comparable to those available to third parties.

        If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The

Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

        Please review the related person transactions described in this prospectus under the heading "Certain Relationships and Related Transactions." The Committee approved the RBF Holdings LLC transaction in accordance with the policy and continues to monitor the other arrangements described in that section consistent with the above policy although such arrangements had been entered into prior to the policy's adoption.

Compensation Committee Interlocks and Insider Participation

        None of the members of Huntsman Corporation's Compensation Committee has at any time been an officer or employee of Huntsman Corporation and none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Huntsman Corporation's Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AIRCRAFT SUBLEASE AND TIME-SHARING AGREEMENTS

        Pursuant to an agreement entered into in 2001, our subsidiary Airstar Corporation ("Airstar") subleases a Gulfstream IV-SP Aircraft (the "Aircraft") from Jstar Corporation ("Jstar"), a corporation wholly owned by Jon M. Huntsman. Monthly sublease payments from Airstar to Jstar are in the approximate amount of $195,000. These monthly sublease payments are used to fund financing costs paid by Jstar to a leasing company. An unrelated third party pays $2 million per year to our subsidiary for such third-party's part-time use of the Aircraft (or an alternate owned by us if the Aircraft is unavailable), subject to an annual adjustment, which we believe to be at least fair market value for the number of flight hours used by such third party. We bear all other costs of operating the Aircraft. In accordance with our Aircraft Use Policy, we have entered into aircraft time-sharing agreements with certain members of the Huntsman family, pursuant to which these persons pay for the costs of their personal use of the Aircraft.

CONSULTING AGREEMENT WITH JON M. HUNTSMAN

        We entered into an agreement with Jon M. Huntsman on June 3, 2003, pursuant to which Mr. Huntsman provides consulting services to us at our request. Mr. Huntsman, who is the Chairman of the Board of our company but is not our employee, provides advice and other business consulting services at our request regarding our products, customers, commercial and development strategies, financial affairs, and administrative matters based upon his experience and knowledge of our business, the industry, and the markets within which we compete. Mr. Huntsman's services are utilized both with respect to the conduct of our business in the ordinary course and with respect to strategic development and specific projects. Under the terms of the agreement, which renews automatically for successive one-year terms and which may be terminated by either party at any time, Mr. Huntsman receives $950,000 annually in exchange for his services. For information regarding other compensation arrangements between Mr. Huntsman and us, please see "Compensation Discussion and Analysis—Cost Reduction Incentive Plan" and "—Aircraft Use Policy," and the Director Compensation Table above.

SALT LAKE CITY OFFICE BUILDING

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation. As of December 31, 2006, our Salt Lake City office building had a net book value of approximately $9.96 million.

OTHER TRANSACTIONS WITH THE HUNTSMAN FAMILY

        The following table shows the compensation in excess of $120,000 paid to members of the Huntsman family (other than Peter R. Huntsman, whose compensation is included in the Summary

Compensation Table under the subheading "Executive Compensation," above) for services as officers or employees of ours in the fiscal year ended December 31, 2006.

Name(1)	Salary	Bonus(2)	Other Compensation
James H. Huntsman	$40,767	$484,484	$492,717	(3)
Paul C. Huntsman	$38,817	$0	$460,506	(4)
David S. Parkin	$251,083	$539,484	$61,394	(5)

(1)
Each of James H. Huntsman and Paul C. Huntsman is a son of Jon M. Huntsman, the Chairman of our Board of Managers, and a brother of Peter R. Huntsman, our President and Chief Executive Officer and a manager. David S. Parkin is a son-in-law of Jon M. Huntsman and a brother-in-law of Peter R. Huntsman.

(2)
Bonuses earned in 2006 include annual bonuses and bonuses earned under our Cost Reduction Incentive Plan.

(3)
On February 10, 2006, 2,695 of James H. Huntsman's restricted stock awards vested at a value of $20.70 per share for a total earning of $55,787. Upon vesting, Huntsman Corporation withheld 880 shares to satisfy its tax withholding obligations of $18,216 and issued the net number of 1,815 shares, having a market value of $37,571. James H. Huntsman ceased to be employed with us effective March 1, 2006. Upon termination, he forfeited 5,389 shares of his remaining unvested restricted stock. Additional compensation for James H. Huntsman included $366,900 for severance and $70,030 executive retirement payout.

(4)
On February 10, 2006, 1,925 of Paul C. Huntsman's restricted stock awards vested at a value of $20.70 per share for a total earning of $39,848. Upon vesting, Huntsman Corporation withheld 754 shares to satisfy its tax withholding obligations of $15,608 and issued the net number of 1,171 shares, having a market value of $24,240. Paul C. Huntsman ceased to be employed with us effective March 1, 2006. Upon termination, he forfeited 3,849 shares of his remaining unvested restricted stock. Additional compensation for Paul C. Huntsman included $349,350 for severance, $16,332 for accrued vacation, and $54,976 executive retirement payout.

(5)
On February 10, 2006, 2,695 of David Parkin's restricted stock awards vested at a value of $20.70 per share for a total earning of $55,787. Upon vesting, Huntsman Corporation withheld 880 shares to satisfy its tax withholding obligations of $18,216 and issued the net number of 1,815 shares, having a market value of $37,571. Additional compensation included $5,607 for personal use of a company car.

RBF HOLDINGS LLC

        In February 2007, Huntsman Corporation's Audit Committee authorized us to enter into several related agreements with RBF Holdings LLC, a newly-formed company organized to develop and manufacture biodiesel. We believe that an affiliate of MatlinPatterson is expected to contribute approximately $20 million to RBF in exchange for approximately 60% of its equity interests.

        We have agreed to lease to RBF approximately 12.8 acres of land adjacent to our Port Neches, Texas, facilities for an initial term of 15 years, and continuing year to year thereafter unless terminated by either party upon three years prior notice. RBF is expected to construct on the leased parcel a biodiesel facility capable of manufacturing 89 million gallons of biodiesel annually. We believe that the lease will require annual lease payments of approximately $65,000. RBF will own and be responsible for the design and construction of the facility and we expect to install and own, at RBF's expense, all ancillary facilities necessary to deliver utilities and raw materials to the facility.

        Once the facility is operational, currently expected to be in February 2008, we generally expect to provide the manufacturing and operating services RBF requires, except that it will maintain responsibility for its order processing and product transportation. We have agreed to provide all utilities to the facility, including steam and condensate, electricity, waste water disposal, water, air and nitrogen, and have agreed to manufacture biodiesel at the facility, on a "cost-plus" basis. We have agreed to supply methanol and caustic soda to the facility to the extent we continue to use and have available these raw materials at our adjacent plant and RBF will be responsible for procuring and supplying all other raw materials required. In addition, RBF granted us a one year exclusive option, and thereafter a continuing right of first refusal, to purchase all of the glycerin produced as a by-product at the facility.

ENRON EUROPE LIQUIDS PROCESSING

        Until December 2006, we purchased a portion of the raw materials used in our European base chemicals business from Enron Europe Liquids Processing. During 2006, we purchased approximately 560,000 tons of feedstock from Enron Europe Liquids Processing at an approximate cost of $400 million. Pricing was based on published commodity indexes. MatlinPatterson, an investment fund with which two of our directors, David Matlin and Christopher Pechock are affiliated, acquired 51% of Enron Europe Liquids Processing in May 2006. In December 2006, we sold our European base chemicals and polymers business, as a result of which sale we no longer purchase raw materials from Enron Europe Liquids Processing.

DESCRIPTION OF NEW NOTES

NEW 2014 NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "Huntsman International Holdings" refers only to Huntsman International Holdings LLC. Additionally, the word "guarantors" refers to Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Ethyleneamines Ltd., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC, Polymer Materials Inc., Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC, Tioxide Americas Inc. and Tioxide Group, and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old 2014 notes were, and the new 2014 notes will be, issued under an indenture dated November 13, 2006 among Huntsman International, the guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $347 million aggregate principal amount of old notes outstanding under the indenture, the indenture also provides for unlimited additional issuances of notes (including the new notes to be issued in exchange for the old notes), which we refer to in this description as the additional notes. Additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the indenture at the time of issuance or would result therefrom. References in this description to the notes include the old notes and any additional notes subsequently issued under the indenture. The old notes and the additional notes will constitute a part of the same series, including with respect to redemption and matters requiring approval of holders.

        The following description is a summary of the material provisions of the indenture and the exchange and registration rights agreement, dated November 13, 2006, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because it, and not this description, defines your rights as holders of the notes. Copies of the indenture and exchange and registration rights agreement were filed with the Securities and Exchange Commission as exhibits to our quarterly report on Form 10-Q dated November 14, 2006. You may read and copy these exhibits and any reports, statements or other information that we have filed with the SEC, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the

SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The aforementioned registration statement is also available through the SEC's internet site at http://www.sec.gov.

Description of the Notes and the Guarantees

The Notes

        The notes are:

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  general unsecured senior subordinated obligations of Huntsman International;

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  subordinated in right of payment to all existing and future Senior Debt of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries which are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

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  equal in right of payment to all existing and future senior subordinated Indebtedness of Huntsman International; and

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  unconditionally guaranteed by the guarantors on a senior subordinated basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

The Guarantees

        As of the date of this prospectus, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings, LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc., Tioxide Group, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman International Services Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Polymers Corporation, Huntsman Purchasing, Ltd., Petrostar Industries LLC, Huntsman Headquarters Corporation, Huntsman Fuels, L.P., Petrostar Fuels LLC, Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, and Huntsman Advanced Materials LLC are our only subsidiaries that guarantee Huntsman International's obligations under the notes. Other Restricted Subsidiaries may become guarantors in the future as provided in the indenture. The obligations of the guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

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  are general unsecured senior subordinated obligations of the guarantors;

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  are subordinated in right of payment to all existing and future Senior Debt of the guarantors, and

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  are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2006, Huntsman International and the guarantors had approximately $2.3 billion of Senior Debt (excluding intercompany indebtedness) outstanding (of which approximately $2.1 billion is secured indebtedness), and Huntsman International's subsidiaries which are not guarantors had approximately $164.7 million of Indebtedness (excluding intercompany indebtedness) outstanding. The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and their phone number is (801) 584-5700.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

        1.     a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the indenture;

        2.     a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its Capital Stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International; provided that such transaction is made in accordance with the provisions of the indenture;

        3.     such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "—Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries;"

        4.     the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

        5.     the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture.

Subordination

        The payment of principal, premium and interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman International.

        The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman International:

        1.     in a liquidation or dissolution of Huntsman International;

        2.     in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman International or its property;

        3.     in an assignment for the benefit of creditors; or

        4.     in any marshaling of Huntsman International's assets and liabilities.

        Huntsman International also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

        1.     a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

        2.     any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman International or the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

        1.     in the case of a payment default, upon the date on which such default is cured or waived or the Designated Senior Debt is paid in full; and

        2.     in case of a nonpayment default, upon the date on which:

          (a)   180 days shall have elapsed since receipt of such notice or the date of the acceleration of the notes, as the case may be (provided no Designated Senior Debt shall theretofore have been accelerated),

          (b)   such non-payment default shall have been cured or waived or shall have ceased to exist,

          (c)   such Designated Senior Debt shall have been discharged or paid in full, or

          (d)   the payment blockage period shall have been terminated by written notice given on behalf of the Designated Senior Debt as provided in the indenture.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 days.

        Huntsman International must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman International, holders of the notes may recover less ratably than creditors of Huntsman International who are holders of unsubordinated indebtedness (including trade payables). See "Risk Factors—The notes are subordinated to senior debt."

Principal, Maturity and Interest

        The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will mature on November 15, 2014 at the principal amount, plus accrued and unpaid interest to the maturity date.

        Interest on the notes will accrue at the rate of 7.875% per annum. Interest on the notes is payable semi-annually in arrears on November 15 and May 15, commencing on May 15, 2007. Huntsman

International will make each interest payment to the holders of record of the notes on the immediately preceding November 1 and May 1.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to November 15, 2009, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the notes outstanding under the indenture, at a redemption price of 107.875% of the principal amount thereof for the notes plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

        1.     at least 60% of the aggregate principal amount of the notes of such series originally issued under the indenture (together with any additional notes of such series) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

        2.     the redemption must occur within 120 days of the date of the closing of such Equity Offering.

        Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to November 15, 2010, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

        1.     100% of the principal amount thereof or

        2.     the present value, as determined by an Independent Investment Banker, of

          (a)   103.938% of the principal amount of the notes being redeemed as of November 15, 2010 plus

          (b)   all required interest payments due on such notes through November 15, 2010 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus accrued interest to the redemption date.

        On or after November 15, 2010, Huntsman International may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Redemption price of the notes
2010	103.938%
2011	101.969%
2012 and thereafter	100.000%

Repurchase at the Option of Holders upon Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or €1,000, as applicable, or an integral multiple thereof, provided that no euro notes of €50,000 or less may remain outstanding thereafter) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

        1.     accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

        2.     deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

        3.     deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof, as applicable.

        Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman International must either

  •
  repay in full and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Debt, if required under the terms of the Credit Facilities or such Senior Debt,

  •
  offer to repay all commitments under all Indebtedness under the Credit Facilities and all other such Senior Debt and repay each lender that has accepted the offer, or

  •
  obtain the requisite consents, if any, under the Credit Facilities and all other Senior Debt to permit the repurchase of the notes as provided below.

        The provisions described above that require Huntsman International to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Huntsman International will not be required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Selection and Notice

        If less than all the notes of either series are to be redeemed at any time in connection with an optional redemption, the trustee will select notes for redemption as follows:

  •
  if the notes of the applicable series are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

  •
  if the notes of the applicable series are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption shall state the redemption date; the redemption price and the amount of accrued interest, if any, to be paid; the paragraph of the notes pursuant to which the notes are being redeemed; the name and address of the Paying Agent; that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes called for redemption shall cease to accrue on and after the redemption date; that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes; that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and whether the redemption is conditioned on any events and what such conditions are. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Certain Covenants

        As of the Issue Date, all the subsidiaries of Huntsman International are "Restricted Subsidiaries" other than Huntsman China Investments B.V. and its subsidiaries, Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Styrenics Investments LLC and Huntsman Verwaltungs GmbH. However, under certain circumstances we will be permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

        Set forth below are summaries of certain covenants contained in the indenture.

        Covenant Termination.    After such time as (i) the notes have been assigned an Investment Grade Rating by either Rating Agency (the "Investment Grade Rating Date") and (ii) no Default or Event of Default under the indenture shall have occurred and be continuing, and notwithstanding that the notes may later cease to have an Investment Grade Rating by any Rating Agency, the Company and its Restricted Subsidiaries shall no longer be subject to the following sections:

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  "Limitation on Incurrence of Additional Indebtedness,"

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  "Limitation on Restricted Payments,"

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  "Limitation on Asset Sales,"

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  "Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries,"

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  "Limitation on Preferred Stock of Restricted Subsidiaries,"

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  "Prohibition on Incurrence of Senior Subordinated Debt,"

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  "Limitation on Transactions with Affiliates,"

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  "Limitation of Guarantees by Restricted Subsidiaries,"

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  "Conduct of Business" and

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  clause (3) of "Merger, Consolidation and Sale of Assets."

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

        1.     a Default or an Event of Default shall have occurred and be continuing

        2.     Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

        3.     the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after June 30, 2006, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

          (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 2006 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

          (b)   100% of the aggregate net proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 2006 of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock) or debt securities of Huntsman International that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman International, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman International; plus

          (c)   without duplication of any amounts included in clause (b) above, 100% of the aggregate net proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International Capital Stock subsequent to June 30, 2006; plus

          (d)   $400 million (which amount approximates the restricted payment availability under the provisions corresponding to the foregoing under the indentures governing the notes to be redeemed with the proceeds of this offering).

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

        1.     the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

        2.     the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

        3.     the acquisition or repayment of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness (in the case of (x) or (y), other than to a subsidiary of Huntsman International);

        4.     so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to a Huntsman Parent Company to permit repurchases by a Huntsman Parent Company of, Common Stock of Huntsman International or a Huntsman Parent Company from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $25 million in any calendar year;

        5.     the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

        6.     distributions to any Huntsman Parent Company in accordance with the Tax Sharing Agreement;

        7.     payments to any Huntsman Parent Company for legal, audit, and other expenses directly relating to the administration of such Huntsman Parent Company not to exceed $10.0 million in any fiscal year;

        8.     the payment of consideration by a third party to equity holders of Huntsman International;

        9.     additional Restricted Payments in an aggregate amount not to exceed $225 million since the Issue Date;

        10.   the payment of dividends or distributions to any Huntsman Parent Company which are contemporaneously applied to pay dividends on common stock of the Huntsman Public Parent at a rate not to exceed $0.40 per share per annum (such amount to be appropriately adjusted to reflect any stock split, reverse stock split, stock dividend, stock issuance or similar transactions made after the Issue Date so that the aggregate amount of dividends payable after such transaction is the same as the amount payable immediately prior to such transaction);

        11.   payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above; and

        12.   if the Consolidated Leverage Ratio of Huntsman International, calculated after giving pro forma effect to any repurchase under this clause (12), is less than 2.5 to 1.0, then Huntsman International may repurchase or dividend to a Huntsman Parent Company to repurchase, up to an aggregate of $250 million of Common Stock of a Huntsman Parent Company.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (c) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation and Restricted Payments made pursuant to the other clauses of the preceding paragraph shall not be so included.

        Not later than the date of making any Restricted Payment pursuant to clause (c) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

        1.     Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

        2.     at least 75% (or, in the case of an Asset Sale consisting of assets used or useful in a business similar or related to the Pigments business of Huntsman International and its Subsidiaries, 65%) of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

        3.     upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International may apply the Net Cash Proceeds either

          (a)   to prepay any Senior Debt, guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

          (b)   to prepay any Pari Passu Indebtedness of Huntsman International, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

          (c)   to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), and/or

          (d)   to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash

Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be) (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

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  all holders of notes and

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  all holders of other Indebtedness that

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  is equal in right of payment with the notes and

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  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $75 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

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  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

        1.     at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

        2.     such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or €1,000, as applicable, in exchange for cash, provided that no euro notes of €50,000 or less may remain outstanding thereafter. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

        1.     applicable law, rules, regulations and/or orders;

        2.     the indenture relating to the notes (including, without limitation, any Liens permitted by such indenture);

        3.     customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

        4.     any agreements existing at the time of any merger or consolidation with any person acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

        5.     agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

        6.     restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

        7.     any agreement or instrument governing Capital Stock of any person that is acquired;

        8.     Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

        9.     Liens incurred in accordance with the covenant described under "—Limitation on Liens;"

        10.   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

        11.   the Credit Facilities;

        12.   any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness;"

        13.   customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

        14.   customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

        15.   contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

        16.   an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to another Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary of Huntsman International.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes unless such Indebtedness is incurred in accordance with the indenture governing the notes and

  •
  if such Lien secures Pari Passu Indebtedness of Huntsman International, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

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  if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

        Prohibition on Incurrence of Senior Subordinated Debt.    Huntsman International will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman International.

        For purposes of the foregoing the phrase "subordinate in right of payment" means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

        1.     either (A) Huntsman International shall be the surviving or continuing entity or (B) the person (if other than Huntsman International) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

        2.     the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the trustee all rights and obligations of Huntsman International under the notes and the indenture;

        3.     immediately after giving effect to such transaction, either (a) Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant, or (b) the Consolidated Fixed Charge Coverage Ratio of Huntsman International or the Surviving Entity would be greater than the Consolidated Fixed Charge Coverage Ratio of Huntsman International determined immediately prior to such transaction;

        4.     immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

        5.     Huntsman International or the Surviving Entity shall have delivered to the trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

        1.     the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

        2.     immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

        3.     immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this section to the contrary,

        1.     Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

        2.     any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

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  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

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  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

        1.     Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

        2.     Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International or the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $25.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $50.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman

International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

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  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

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  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

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  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

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  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

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  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture;

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

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  guarantees by Huntsman International or a guarantor incurred in accordance with clause (22) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

        (a)   Indebtedness under Commodity Agreements and Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness,"

        (b)   Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness"

        (c)   any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness," or

        (d)   any guarantee of Acquired Indebtedness of a person by any subsidiary of such person, which guarantee constitutes Acquired Indebtedness unless, in any such case:

        1.     such Restricted Subsidiary that is not a guarantor guarantees payment of the notes by executing a supplement to the indenture and becoming a guarantor;

        2.     if any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness, then the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Pari Passu Indebtedness shall be pari passu in right of payment with the guarantee of the notes; and

        3.     any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the indenture.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold directly, or indirectly through a wholly owned Restricted Subsidiary,

        1.     all issued and outstanding Capital Stock of Tioxide Group, and

        2.     all issued and outstanding Capital Stock of Holdings U.K..

Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Issue Date.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

        1.     all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

        2.     all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

Notwithstanding the foregoing, Huntsman International shall not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph shall be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        If Huntsman International has designated as an Unrestricted Subsidiary any of its subsidiaries that would constitute a significant subsidiary within the meaning of Regulation S-X under the Exchange Act, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, or in Narrative Analysis of Results of Operations, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of any such Unrestricted Subsidiaries of Huntsman International.

        In the event that any direct or indirect parent company of the Company is or becomes a guarantor of the notes, the indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

        1.     the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

        2.     the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

        3.     the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under "—Certain Covenants—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

        4.     the occurrence of any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries if that default:

          (a)   is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

          (b)   results in the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $100 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

        5.     the failure of Huntsman International or any of the guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $100 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

        6.     certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

        7.     the failure of any guarantee of the notes by any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  •
  an acceleration under the Designated Senior Debt or

  •
  five business days after receipt by Huntsman International and the Representative under the Designated Senior Debt of such Acceleration Notice.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

        1.     if the rescission would not conflict with any judgment or decree,

        2.     if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

        3.     to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

        4.     if Huntsman International has paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and

        5.     in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee shall have received an officers' certificate that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power or may exercise any of the trustee's powers. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

        Under the indenture, Huntsman International will be required to provide an officers' certificate to the trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and will provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

        1.     the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

        2.     Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

        3.     the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

        4.     the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

        1.     Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders (a) with respect to the notes, cash in U.S. dollars or non-callable U.S. government obligations, and (b) with respect to the euro notes, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro and rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

        2.     in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee;

        3.     in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        4.     no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1));

        5.     such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

        6.     Huntsman International shall have delivered to the trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

        7.     Huntsman International shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

        8.     Huntsman International shall have delivered to the trustee an opinion of counsel to the effect that either (i) Huntsman International has assigned all its ownership interest in the trust funds to the trustee or (ii) the trustee has a valid perfected security interest in the trust funds.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes of a series when

        1.     either

          (a)   all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

          (b)   all notes of such series not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the Notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

        2.     Huntsman International has paid all other sums payable under the indenture by Huntsman International with respect to such series; and

        3.     Huntsman International has delivered to the trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        Under certain circumstances, a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indenture, the notes or the guarantees may:

        1.     reduce the amount of such notes whose holders must consent to an amendment;

        2.     reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

        3.     reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

        4.     make such notes payable in money other than that stated in the notes;

        5.     make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive defaults or Events of Default;

        6.     after a Change of Control has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control, or after an Asset Sale has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Net Proceeds Offer with respect to such Asset Sale;

        7.     modify or change any provision of the indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

        8.     release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of either series affected thereby (voting as a separate class).

        Without the consent of any holders of notes, Huntsman International, the guarantors and the trustee also may amend or supplement the indenture or the notes or the guarantees to:

        1.     cure any ambiguities, defect or inconsistency;

        2.     provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

        3.     provide for uncertificated notes in addition to or in place of certificated notes;

        4.     add any person as a guarantor of the notes or secure the notes or the guarantees;

        5.     make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder (provided that the removal of the provisions effecting subordination of the notes shall not be deemed to adversely effect the legal rights of holders of notes for such purpose); or

        6.     comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture will provide that it, the notes and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a

Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Bund Rate" means with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to November 15, 2009 (if no maturity date is within three months before or after November 15, 2009, yields for the two published maturities most closely corresponding to November 15, 2009 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International, or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include

        1.     a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $50.0 million,

        2.     sales, pledges, conveyances or other transfers of accounts receivable or participations or other interests therein and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" directly or indirectly to a Securitization Entity for the fair market value thereof,

        3.     sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use,

        4.     the sale, lease, conveyance, disposition or other transfer

    •
    of all or substantially all of the assets of Huntsman International as permitted under "Merger, Consolidation and Sale of Assets,"

    •
    of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

    •
    pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

    •
    involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiaries or

    •
    including only the lease or sublease of any real or personal property in the ordinary course of business,

        5.     the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments" or "Merger, Consolidation and Sale of Assets" and

        6.     Permitted Investments.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

        1.     a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

        2.     a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long- term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency

(provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition),

        3.     open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

        4.     repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

        5.     "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

        6.     tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

        7.     shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

        1.     any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group") or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

        2.     Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

        1.     Consolidated Net Income,

        2.     to the extent Consolidated Net Income has been reduced thereby,

          (a)   all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

          (b)   Consolidated Interest Expense,

          (c)   Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

          (d)   the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instrument(s) governing any Indebtedness of Huntsman International upon the repayment or other extinguishment of such Indebtedness by Huntsman International in accordance with the express terms of such Indebtedness, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

        1.     the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

        2.     any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $25 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

        1.     interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

        2.     if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

        3.     notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

        1.     Consolidated Interest Expense, plus

        2.     the product of

          (a)   the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

          (b)   a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

        1.     the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

          (a)   any amortization of debt discount and amortization or write-off of deferred financing costs, excluding such costs relating to early retirement of debt,

          (b)   the net costs under Interest Swap Obligations,

          (c)   all capitalized interest and

          (d)   the interest portion of any deferred payment obligation; and

        2.     the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Leverage Ratio" means, for any Person, the ratio of (i) Indebtedness of such Person and its Restricted Subsidiary to (ii) Consolidated EBITDA of such Person calculated as set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

        1.     aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

        2.     cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor;

provided that there shall be excluded therefrom

          (a)   after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto,

          (b)   after-tax items classified as extraordinary or nonrecurring gains,

          (c)   the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

          (d)   the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions,

          (e)   the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

          (f)    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

          (g)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

          (h)   in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

          (i)    non-cash charges relating to asset impairments, which charges do not require an accrual of or a reserve for cash charges for any future period,

          (i)    all gains or losses from the cumulative effect of any change in accounting principles and

          (j)    the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since the Issue Date, and

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  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman International's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means:

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  the senior secured Credit Agreement, dated as of August 16, 2005, as amended, among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

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  Indebtedness under or in respect of the Credit Facilities, and

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  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman International.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International from any person other than a subsidiary of Huntsman International.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $100 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee or (ii) in all other cases, by an Officers' Certificate delivered to the Trustee.

        "Foreign Cash Equivalents" means:

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  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of the Issue Date.

        "GOP" means MatlinPatterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor, MatlinPatterson Global Advisers LLC.

        "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

        (a)   all monetary obligations of every nature of a guarantor in respect of the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

        (b)   all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman International under the Credit Facilities,

        (c)   all Interest Swap Obligations and

        (d)   all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

        Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

        1.     any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (B),

        2.     Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

        3.     Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

        4.     Indebtedness represented by Disqualified Capital Stock,

        5.     any liability for federal, state, local or other taxes owed or owing by such guarantor,

        6.     Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

        7.     Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

        8.     any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman International or any of its Affiliates (other than Huntsman International and its subsidiaries).

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Huntsman Parent Company" means Huntsman Corporation or any entity of which Huntsman International is a direct or indirect wholly owned Subsidiary.

        "Huntsman Public Parent" means any Huntsman Parent Company that has completed an Initial Public Equity Offering, including Huntsman Corporation.

        "Indebtedness" means with respect to any person, without duplication,

        1.     all Obligations of such person for borrowed money,

        2.     all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

        3.     all Capitalized Lease Obligations of such person,

        4.     all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

        5.     all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

        6.     guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

        7.     all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

        8.     all Obligations under Currency Agreements and Interest Swap Agreements of such person and

        9.     all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

        (a)   advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

        (b)   deferred taxes or

        (c)   unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman International, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Initial Public Equity Offering" means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person registered on Form S-1 under the Securities Act.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

        1.     "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary after the Issue Date and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary, and

        2.     the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

        "Issue Date" means the date on which notes are first issued under the indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of

        (a)   all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

        (b)   taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

        (c)   repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

        (d)   the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale, and

        (e)   appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any Indebtedness of Huntsman International that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

        "Paying Agent" means any Person (other than Huntsman International and any of its Affiliates) authorized by Huntsman International to pay the principal of (and premium, if any) or interest on any notes on behalf of Huntsman International and perform all the other obligations and duties of a "Paying Agent" described in the indenture. The Paying Agent shall initially be the trustee.

        "Permitted Indebtedness" means, without duplication, each of the following:

        1.     Indebtedness under the notes, the indenture and the guarantees;

        2.     Indebtedness incurred under the Credit Facilities pursuant to this clause (2) in an aggregate principal amount not exceeding the greater of $3.3 billion or 30% of Total Assets of Huntsman International at any one time outstanding;

        3.     other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

        4.     Interest Swap Obligations of Huntsman International relating to:

    •
    Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

    •
    Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

        Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary.

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

        Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under with the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

        5.     Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

        6.     Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

        7.     Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International's obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

        8.     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

        9.     Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

        10.   Refinancing Indebtedness;

        11.   Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

        12.   Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

        13.   Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

        14.   Indebtedness of Huntsman International or any subsidiary

          (a)   representing Capitalized Lease Obligations not to exceed $150 million outstanding at any time or

          (b)   constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

        15.   Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

          (a)   80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

          (b)   60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

        provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $150 million of Indebtedness outstanding at any one time;

        16.   Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $30 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

        17.   the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

        18.   Indebtedness of Huntsman International to a Huntsman Affiliate constituting Subordinated Indebtedness;

        19.   Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

        20.   Indebtedness of Huntsman International to any to any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction incurred in connection with the sale, pledge or other conveyance of accounts receivable or participations or any interests therein and related assets directly or indirectly to Huntsman International by any such subsidiary which assets or interests are subsequently conveyed, pledged or otherwise transferred, directly or indirectly, by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

        21.   additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed the greater of $200 million or 2% of Total Assets of Huntsman International at any one time outstanding; and

        22.   (A) guarantees ("Upstream Guarantees") issued by Huntsman International or any guarantor of Indebtedness of a Huntsman Public Parent ("Parent Debt"), provided, that:

          (1)   such Upstream Guarantee may guarantee only Parent Debt that was incurred, and the proceeds of which are used, to Refinance Indebtedness of Huntsman International;

          (2)   the aggregate amount of Parent Debt that is guaranteed by the Upstream Guarantee shall not exceed the sum of (x) the aggregate amount of Indebtedness of Huntsman International that is Refinanced with the proceeds of such Parent Debt ("HI Refinanced Debt"), and (y) the amount of any premiums required to be paid under the terms of the instrument governing such Huntsman International Refinanced Debt and the amount of reasonable expenses incurred by the Huntsman International, in each case in connection with the Refinancing of such Huntsman International Refinanced Debt;

          (3)   the Huntsman International Refinanced Debt is not incurred in connection with or in anticipation or contemplation of the Refinancing of such Huntsman International Refinanced Debt; and

          (4)   both immediately before and after the issuance of any Upstream Guarantee there shall be existing no Default or Event of Default.

        For purposes of the foregoing provisions, any Upstream Guarantee given with respect to Parent Debt under a revolving or undrawn credit facility shall be deemed entered into only when such Upstream Guarantee is initially entered into with respect to the full commitment of revolving or undrawn credit facility, or,

        (B) guarantees by Huntsman International or any guarantor, as the case may be ("Replacement Guarantees"), that replace any Upstream Guarantee (a "Previous Guarantee") that (a) was previously issued by such person pursuant to paragraph (A) of this clause (22) or (b) was a Replacement Guarantee previously issued by such person pursuant to this paragraph (B), provided that:

        (1)   the Replacement Guarantee may guarantee only Parent Debt ("Replacement Debt") that was incurred, and the proceeds of which are used, to Refinance the Parent Debt that was guaranteed by the Previous Guarantee being so replaced ("Previous Debt");

        (2)   the aggregate amount of Replacement Debt that is guaranteed by the Replacement Guarantee shall not exceed the sum of (x) the aggregate amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, (y) the amount of any premiums required to be paid under the terms of the instrument governing such Previous Debt with respect to the amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, and (z) and the pro rata portion of the amount of reasonable expenses incurred by the Huntsman Public Parent, in each case in connection with the Refinancing of such Previous Debt; and

        (3)   both immediately before and after the issuance of any Replacement Guarantee there shall be existing no Default or Event of Default.

For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (22) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that $1.4 billion of Indebtedness outstanding under the Credit Facilities on the Issue Date (and any refinancings thereof) shall be deemed to have been incurred pursuant to clause (2) above. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

        1.     Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International;

        2.     Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International's obligations under the notes and the indenture;

        3.     investments in cash and Cash Equivalents;

        4.     loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

        5.     Investments in Unrestricted Subsidiaries or joint ventures not to exceed the greater of $300 million or 3% of the Total Assets of Huntsman International, plus

          (a)   the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

          (b)   the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International),

          (c)   upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

          (d)   the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

        6.     Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

        7.     Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

        8.     Investments existing on the Issue Date;

        9.     any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction;

provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

        10.   Investments by Huntsman International in Rubicon, Inc. and Louisiana Pigment Company (each a "Joint Venture"), so long as:

          (a)   such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Ventures),

          (b)   the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International, and

          (c)   such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

        11.   Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

        12.   loans to any Huntsman Parent Company for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments") which, when aggregated with the payment made under such clause, will not exceed $10 million in any fiscal year;

        13.   any Indebtedness of Huntsman International to any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction incurred in connection with the conveyance, pledge or other transfer of accounts receivable or participations or interests therein and related assets directly or indirectly to Huntsman International by any such subsidiary which assets are subsequently conveyed, pledged or otherwise transferred, directly or indirectly, by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

        14.   Investments by Huntsman International or any of its Restricted Subsidiaries in a Permitted Joint Venture, so long as:

          (a)   such Permitted Joint Venture does not have any Indebtedness for borrowed money which would be required to be reflected on a balance sheet as debt under GAAP at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Permitted Joint Venture, Huntsman International or any Restricted Subsidiary);

          (b)   the documentation governing such Permitted Joint Venture does not contain a restriction on distributions to Huntsman International or its Restricted Subsidiaries; and

          (c)   after giving pro forma effect to such Investment, Huntsman International would be permitted to incur $1.00 of additional Indebtedness other than Permitted Indebtedness under the covenant set forth above under the caption "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness".

        15.   additional Investments in an aggregate amount not exceeding $150 million at any one time outstanding; and

        16.   the incurrence of Guarantees permitted by clause (22) of the definition of Permitted Indebtedness.

        "Permitted Joint Venture" means, with respect to any Person:

        1.     any corporation, association, or other business entity (other than a partnership) of which 50% or more of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof; and

        2.     any partnership, joint venture, limited liability company or similar entity of which

          (a)   50% or more of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Restricted Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and

          (b)   either such Person or any Restricted Subsidiary of such Person is a controlling general partner or no other Person controls such entity.

        "Permitted Junior Securities" means:

        1.     Capital Stock in Huntsman International or any guarantor; or

        2.     debt securities of Huntsman International or any guarantor that

          (a)   are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the indenture and

          (b)   have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

        1.     a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries) and

        2.     any other person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Rating Agencies" means Moody's and S&P.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities Inc. and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Huntsman International shall substitute therefor another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clauses (1), (3), (10), (14)(b) or (15) of the definition of "Permitted Indebtedness," in each case that does not

        1.     result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing) or

        2.     create Indebtedness with

          (a)   a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

          (b)   a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced

  •
  is Indebtedness solely of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Payment" means to

        1.     declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock,

        2.     purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

        3.     make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes or

        4.     make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

        1.     no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

    •
    is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

    •
    is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

    •
    subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

        2.     with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

        3.     to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC shall be deemed to be so designated as of the Issue Date. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman International, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

        1.     all monetary obligations of every nature of Huntsman International under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

        2.     all Interest Swap Obligations and

        3.     all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" does not include

        1.     any Indebtedness of Huntsman International to a Restricted Subsidiary of Huntsman International or any Affiliate of Huntsman International or any of such Affiliate's subsidiaries,

        2.     Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman International or any subsidiary of Huntsman International,

        3.     Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

        4.     Indebtedness represented by Disqualified Capital Stock,

        5.     any liability for federal, state, local or other taxes owed or owing by Huntsman International,

        6.     Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

        7.     Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

        8.     any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman International.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of August 16, 2005 between Huntsman International and Huntsman Corporation as in existence on the Issue Date or any amendment thereto or replacement thereof so long as any such amendment or replacement provisions are not more disadvantageous to the holders of notes in any material respect than the provisions of the agreement being amended or replaced.

        "Total Assets of Huntsman International" means, as of any determination dates, the total assets of Huntsman International and its consolidated subsidiaries, as determined in accordance with GAAP at the end of the most recent fiscal quarter for which financial statements are available under "—Reports to Holders."

        "Unrestricted Subsidiary" of any person means:

        1.     any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

        2.     any subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V. and its subsidiaries, Huntsman Distribution Corporation, Huntsman SA Investment Corporation, Huntsman Styrenics Investments Holdings LLC, Huntsman Styrenics Investments LLC and Huntsman Verwaltungs GmbH shall each be Unrestricted Subsidiaries on the date of the indenture without further action. The board of managers of Huntsman International may, after the Issue Date, designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries.

The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman International will be evidenced to the trustee by promptly filing with the trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

        1.     the then outstanding aggregate principal amount of such Indebtedness into

        2.     the sum of the total of the products obtained by multiplying

    •
    the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

    •
    the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

New Notes

        The new notes will initially be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of a nominee of DTC. Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security").

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if there is an event of default under the indenture or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and we do not appoint a successor depositary.

Exchange Offer; Registration Rights

        We, the guarantors and the initial purchasers, entered into a registration rights agreement on November 13, 2006. Pursuant to the exchange and registration rights agreement, we agreed that we would, at our expense and for the benefit of the holders of the old notes (the "Holders"), use our reasonable best efforts to:

  (1)
  after the date we first issue the old notes, file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the notes (except that the new notes will not contain terms with respect to transfer restrictions or special interest payments);

  (2)
  cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 20 months after the date we issue the notes; and

  (3)
  consummate the Exchange Offer within 45 days after the date on which the Exchange Offer Registration Statement is declared effective.

        Promptly after the Exchange Offer Registration Statement is declared effective, we will commence the Exchange Offer. We will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the old notes validly tendered and not withdrawn before the expiration of the Exchange Offer, the Holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered note.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by Holders thereof after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its old notes for new notes will be required to represent

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        If on or before the date of consummation of the Exchange Offer we are not permitted to effect an Exchange Offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  the Exchange Offer Registration Statement (or, if applicable, the Shelf Registration Statement) has not become effective within 20 months following the issue date of the notes hereunder; or

  (2)
  the Exchange Offer has not been consummated within 45 business days after the effective date of the Exchange Offer Registration Statement; or

  (3)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) through (3), the "Registration Default");

then the per annum interest rate on the applicable old notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate) by 0.125% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.125% during each subsequent 90-day period, up to a maximum of 0.50%. Our obligation to pay additional interest shall cease when the registration default is cured or the notes are no longer required to be registered as provided in the registration rights agreement.

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be available upon request.

NEW 2015 NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC and not to any of its subsidiaries, and "Huntsman International Holdings" refers only to Huntsman International Holdings LLC. Additionally, the word "guarantors" refers to Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Ethyleneamines Ltd., Huntsman Expandable Polymers Company, LC, Huntsman Family Corporation, Huntsman Fuels, L.P., Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International

Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC, Polymer Materials Inc., Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC, Tioxide Americas Inc. and Tioxide Group, and any other Restricted Subsidiary of Huntsman International that in the future agrees to become a guarantor.

        The old dollar notes and the old euro notes were, and the new dollar notes and new euro notes will be, issued under an indenture dated December 17, 2004 among Huntsman International, the guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The dollar notes and the euro notes are treated as a single class of securities under the indenture. As a result, among other things, holders of each series of notes will not have separate and independent rights to give notice of a Default or to direct the Trustee to exercise remedies in the Event of a Default or otherwise. References herein to the notes include the dollar notes and the euro notes. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        In addition to the $175 million aggregate principal amount of old dollar notes outstanding under the indenture and the €135 million aggregate principal amount of old euro notes outstanding under the indenture, the indenture also provides for unlimited additional issuances of notes (including the new dollar notes and new euro notes to be issued in exchange for the old dollar notes and old euro notes), which we refer to in this description as the additional notes. Additional notes can only be issued in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the indenture at the time of issuance or would result therefrom. References herein to the notes include the old notes and any additional notes subsequently issued under the indenture. The initial notes and the additional notes will constitute a part of the same series, including with respect to redemption and matters requiring approval of holders.

        The following description is a summary of the material provisions of the indenture and the exchange registration rights agreement, dated December 17, 2004, by and among Huntsman International and the initial purchasers of the notes, for the benefit of the holders of the old notes. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and exchange and registration rights agreement were filed with the Securities and Exchange Commission as exhibits to our current report on Form 8-K dated December 17, 2004. You may read and copy these exhibits and any reports, statements or other information that we have filed with the SEC, at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also request copies of these documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Rooms. The aforementioned registration statement is also available through the SEC's internet site at http://www.sec.gov.

Description of the Notes and the Guarantees

The Notes

        The notes are:

  •
  general unsecured senior subordinated obligations of Huntsman International;

  •
  subordinated in right of payment to all existing and future Senior Debt of Huntsman International and structurally subordinated to all liabilities (including trade payables) of Huntsman International's subsidiaries which are not guarantors (except with respect to indebtedness owed to Huntsman International or other guarantors);

  •
  equal in right of payment to all existing and future senior subordinated Indebtedness of Huntsman International; and

  •
  unconditionally guaranteed by the guarantors on a senior subordinated basis.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

The Guarantees

        As of the date of this prospectus, Eurofuels LLC, Eurostar Industries LLC, Huntsman EA Holdings, LLC, Huntsman Ethyleneamines Ltd., Huntsman International Financial LLC, Huntsman International Fuels, L.P., Huntsman Propylene Oxide Holdings LLC, Huntsman Propylene Oxide Ltd., Huntsman Texas Holdings LLC, Tioxide Americas Inc., Tioxide Group, Huntsman Chemical Purchasing Corporation, Huntsman International Chemicals Corporation, Huntsman International Trading Corporation, Huntsman Petrochemical Purchasing Corporation, Polymer Materials Inc., Airstar Corporation, Huntsman Procurement Corporation, JK Holdings Corporation, Huntsman Australia Inc., Huntsman Chemical Finance Corporation, Huntsman Enterprises Inc., Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman International Services Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Polymers Holdings Corporation, Huntsman Chemical Company LLC, Huntsman Polymers Corporation, Huntsman Purchasing, Ltd., Petrostar Industries LLC, Huntsman Headquarters Corporation, Huntsman Fuels, L.P., Petrostar Fuels LLC, Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, and Huntsman Advanced Materials LLC are our only subsidiaries that guarantee Huntsman International's obligations under the notes. Other Restricted Subsidiaries may become guarantors in the future as provided in the indenture. The obligations of the guarantors under their guarantees are limited as necessary to minimize the risk that such guarantees would constitute a fraudulent conveyance under applicable law. See "Risk Factors—The notes and guarantees may be void, avoided or subordinated under laws governing fraudulent transfers and insolvency."

        The guarantees of the notes:

  •
  are general unsecured senior subordinated obligations of the guarantors;

  •
  are subordinated in right of payment to all existing and future Senior Debt of the guarantors, and

  •
  are equal in right of payment to all existing and future senior subordinated Indebtedness of the guarantors.

        Since the guarantees are unsecured obligations of each guarantor, in the event of a bankruptcy or insolvency, such guarantor's secured lenders will have a prior secured claim to any collateral securing the debt owed to them.

        As of December 31, 2006, Huntsman International and the guarantors had approximately $2.3 billion of Senior Indebtedness outstanding (of which approximately $2.1 billion is secured indebtedness), and Huntsman International's subsidiaries that are not guarantors had approximately $164.7 million of Indebtedness outstanding (excluding intercompany indebtedness) outstanding. The address of each of the guarantors is: c/o Huntsman International LLC, 500 Huntsman Way, Salt Lake City, Utah 84108, and the phone number is (801) 584-5700.

        The obligations of any guarantor under its guarantee of the notes will be automatically and unconditionally released and discharged when any of the following occurs:

  (i)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of all of the Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International; provided that such sale, exchange, transfer or other disposition is made in accordance with the provisions of the indenture;

  (ii)
  a sale, exchange, transfer or other disposition (including, without limitation, by way of merger, consolidation or otherwise), directly or indirectly, of Capital Stock of such guarantor to any Person that is not a Restricted Subsidiary of Huntsman International, or an issuance by such guarantor of its Capital Stock, in each case as a result of which such guarantor ceases to be a majority-owned Subsidiary of Huntsman International; provided that such transaction is made in accordance with the provisions of the indenture;

  (iii)
  such guarantor is unconditionally released and discharged from its liability with respect to Indebtedness in connection with which such guarantee was executed pursuant to clause (1) of the covenant described under the subheading "—Certain Covenants—Limitation of Guarantees by Restricted Subsidiaries;"

  (iv)
  the designation of such guarantor as an Unrestricted Subsidiary in accordance with the provisions of the indenture; or

  (v)
  the occurrence of Legal Defeasance or Covenant Defeasance in accordance with the indenture.

Subordination

        The payment of principal, premium and interest, if any, on the notes is subordinated to the prior payment in full in cash of all Senior Debt of Huntsman International.

        The holders of Senior Debt are entitled to receive payment in full in cash of Obligations due in respect of Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of notes are entitled to receive any payment with respect to the notes (except that holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "—Legal Defeasance and Covenant Defeasance"), in the event of any distribution to creditors of Huntsman International:

        1.     in a liquidation or dissolution of Huntsman International;

        2.     in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Huntsman International or its property;

        3.     in an assignment for the benefit of creditors; or

        4.     in any marshaling of Huntsman International's assets and liabilities.

        Huntsman International also may not make any payment in respect of the notes (except in Permitted Junior Securities or from the trust described under "—Legal Defeasance and Covenant Defeasance") if:

        1.     a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

        2.     any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from Huntsman International or the holders of any Designated Senior Debt.

        Payments on the notes may and shall be resumed:

        1.     in the case of a payment default, upon the date on which such default is cured or waived; and

        2.     in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

        No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

        No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

        Huntsman International must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Huntsman International, holders of the notes may recover less ratably than creditors of Huntsman International who are holders of Senior Debt.

Principal, Maturity and Interest

        The Company issued $175 million aggregate principal amount of dollar notes and €135 million aggregate principal amount of euro notes on December 17, 2004. Additional notes can be issued only in compliance with the covenant described below under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness" and provided that no Default or Event of Default exists under the indenture at the time of issuance or would result therefrom.

        The old dollar notes were, and the new dollar notes will be, issued in denominations of $1,000 and integral multiples thereof. The old euro notes were, and the new euro notes will be, issued in denominations of €1,000 and integral multiples thereof.

        Dollar Notes.    The dollar notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the dollar notes accrues at the rate of 7 7/8% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the dollar notes on the immediately preceding January 1 and July 1. Interest on the dollar notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Euro Notes.    The euro notes will mature on January 1, 2015 at their principal amount, plus accrued and unpaid interest to the maturity date. Interest on the euro notes accrues at the rate of 7 1/2% per annum and is payable semi-annually in arrears on January 1 and July 1, commencing on July 1, 2005. The Company will make each interest payment to the holders of record of the euro notes on the immediately preceding January 1 and July 1. Interest on the euro notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

        At any time prior to January 1, 2008, Huntsman International may on any one or more occasions redeem up to 40% of the aggregate principal amount of the dollar notes and/or the euro notes outstanding under the indenture, at a redemption price of 107.375% or 107.500%, respectively, of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

  1.
  at least 60% of the aggregate principal amount of each of the dollar notes and euro notes originally issued under the indenture (together with any additional notes) remains outstanding immediately after the occurrence of such redemption (excluding notes held by Huntsman International and its subsidiaries); and

  2.
  the redemption must occur within 120 days of the date of the closing of such Equity Offering.

    Notice of any such redemption must be given within 90 days after the date of such Equity Offering.

        Prior to January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Make-Whole Price") equal to the greater of

  1.
  100% of the principal amount thereof or

  2.
  the present value, as determined by an Independent Investment Banker, of

  (a)
  103.688% in the case of the dollar notes and 103.750% in the case of euro notes of the principal amount of the notes being redeemed as of January 1, 2010 plus

  (b)
  all required interest payments due on such notes through January 1, 2010 (excluding accrued interest), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at

  •
  in the case of dollar notes, the Adjusted Treasury Rate, and

  •
  in the case of euro notes, the Adjusted Bund Rate

    plus in each case accrued interest to the redemption date.

        On or after January 1, 2010, Huntsman International may redeem all or a part of the dollar notes and/or the euro notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

Year	Redemption price of dollar notes	Redemption price of euro notes
2010	103.688%	103.750%
2011	102.458%	102.500%
2012	101.229%	101.250%
2013 and thereafter	100.000%	100.000%

Repurchase at the Option of Holders upon Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Huntsman International to repurchase all or any part (equal to $1,000 or €1,000, as the case may be, or an integral multiple thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, Huntsman International will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase. Within 30 days following any Change of Control, Huntsman International will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the indenture and described in such notice. Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

        On the Change of Control Payment Date, Huntsman International will, to the extent lawful:

  1.
  accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  2.
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

  3.
  deliver or cause to be delivered to the Trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Huntsman International.

        The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in the same currency as the tendered note and in a principal amount of $1,000 or €1,000, as the case may be, or an integral multiple thereof.

        Prior to complying with any provisions of this "Change of Control" covenant, but in any event within 30 days following a Change of Control, Huntsman International must either

  •
  repay in full and terminate all commitments under Indebtedness under the Credit Facilities and all other Senior Debt, if required under the terms of the Credit Facilities or such Senior Debt,

  •
  offer to repay all commitments under all Indebtedness under the Credit Facilities and all other such Senior Debt and repay each lender that has accepted the offer, or

  •
  obtain the requisite consents, if any, under the Credit Facilities and all other Senior Debt to permit the repurchase of the notes as provided below.

        The provisions described above that require Huntsman International to make a Change of Control Offer following a Change of Control are applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Huntsman International repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Huntsman International will not be required to make a Change of Control Offer upon a Change of Control if a third party (1) makes the Change of Control Offer in the manner, at the times and in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and (2) purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Selection and Notice

        If less than all the dollar notes and/or the euro notes are to be redeemed at any time in connection with an optional redemption, the Trustee will select notes of such series for redemption as follows:

  •
  if the series of notes to be redeemed are listed, in compliance with the requirements of the principal national securities exchange on which such notes are listed; or

  •
  if the series of notes to be redeemed are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No notes of $1,000 or €1,000, as the case may be, or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption shall state the redemption date; the redemption price and the amount of accrued interest, if any, to be paid; the paragraph of the notes pursuant to which the notes are being redeemed; the name and address of the Paying Agent; that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price; that unless Huntsman International defaults in making the redemption payment, interest, if any, on notes called for redemption shall cease to accrue on and after the redemption date; that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the Paying Agent of such notes; that, if less than all the notes of a series are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption; and whether the redemption is conditioned on any events and what such conditions are. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

        As of the date of this prospectus, all the subsidiaries of Huntsman International are "Restricted Subsidiaries" other than Huntsman China Investments B.V. and its subsidiaries. However, under certain circumstances we are permitted to designate certain of our other subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture.

        Set forth below are summaries of certain covenants contained in the indenture.

        Limitation on Incurrence of Additional Indebtedness.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, Huntsman International and its Restricted Subsidiaries which are guarantors may incur Indebtedness (including Acquired Indebtedness), and Restricted Subsidiaries which are not guarantors may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of Huntsman International is greater than 2.0 to 1.0.

        Limitation on Restricted Payments.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto,

  (a)
  a Default or an Event of Default shall have occurred and be continuing

  (b)
  Huntsman International is not able to incur at least $1.00 of additional Indebtedness other than Permitted Indebtedness in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant or

  (c)
  the aggregate amount of Restricted Payments, including the proposed Restricted Payment, made after June 30, 1999, including the fair market value as determined reasonably and in good faith by the board of managers of Huntsman International of non-cash amounts constituting Restricted Payments, shall exceed the sum of:

  (i)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of Huntsman International earned from June 30, 1999 through the last day of the last full fiscal quarter immediately preceding the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

  (ii)
  100% of the aggregate net cash proceeds received by Huntsman International from any person (other than a subsidiary of Huntsman International) from the issuance and sale subsequent to June 30, 1999 and on or prior to the Reference Date of Qualified Capital Stock of Huntsman International (other than Specified Venture Capital Stock) or debt securities of Huntsman International that are, upon issuance, convertible into or exchangeable for Qualified Capital Stock of Huntsman International, but only when and to the extent such debt securities are converted into or exchanged for Qualified Capital Stock of Huntsman International; plus

  (iii)
  without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by Huntsman International from a holder of Huntsman International Capital Stock.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

  1
  the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  2.
  the acquisition of any shares of Capital Stock of Huntsman International, either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International or (B) if no Default

    or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of a substantially concurrent Equity Offering (other than to a subsidiary of Huntsman International);

  3.
  the acquisition or repayment of any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes either (A) solely in exchange for shares of Qualified Capital Stock of Huntsman International, or (B) if no Default or Event of Default shall have occurred and be continuing, through the application of net cash proceeds of (x) a substantially concurrent Equity Offering or (y) incurrence for cash of Refinancing Indebtedness (in the case of (x) or (y), other than to a subsidiary of Huntsman International);

  4.
  so long as no Default or Event of Default shall have occurred and be continuing, repurchases by Huntsman International of, or dividends to a Huntsman Parent Company to permit repurchases by a Huntsman Parent Company of, Common Stock of Huntsman International or a Huntsman Parent Company from employees of Huntsman International or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed $4 million in any calendar year;

  5.
  the redemption or repurchase of any Common Stock of Huntsman International held by a Restricted Subsidiary of Huntsman International which obtained such Common Stock directly from Huntsman International;

  6.
  distributions to any Huntsman Parent Company in accordance with the Tax Sharing Agreement;

  7.
  payments to any Huntsman Parent Company for legal, audit, and other expenses directly relating to the administration of such Huntsman Parent Company not to exceed $3.0 million in any fiscal year;

  8.
  the payment of consideration by a third party to equity holders of Huntsman International;

  9.
  additional Restricted Payments in an aggregate amount not to exceed $10 million since the Issue Date; and

  10.
  payments of dividends on Disqualified Capital Stock issued in accordance with "Limitation on Incurrence of Additional Indebtedness" above.

        In determining the aggregate amount of Restricted Payments made subsequent to June 30, 1999 in accordance with clause (c) of the immediately preceding paragraph, cash amounts expended pursuant to clauses (1), (2), (3)(B)(x) and (4) of this paragraph shall be included in such calculation.

        Not later than the date of making any Restricted Payment pursuant to clause (c) of the second preceding paragraph or clause (9) of the immediately preceding paragraph, Huntsman International shall deliver to the Trustee an officers' certificate stating that such Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Huntsman International's quarterly financial statements last provided to the Trustee pursuant to "—Reports to Holders."

        Limitation on Asset Sales.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

  1.
  Huntsman International or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as determined in good faith by Huntsman International's board of managers;

  2.
  at least 75% of the consideration received by Huntsman International or the applicable Restricted Subsidiary from the Asset Sale is in the form of cash or Cash Equivalents, and is received at the time of the Asset Sale (which shall be deemed to include other consideration converted to cash or Cash Equivalents within 90 days of such Asset Sale). For the purposes of this provision, the amount of any liabilities shown on the most recent applicable balance sheet of Huntsman International or the applicable Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets will be deemed to be cash for purposes of this provision; and

  3.
  upon the consummation of an Asset Sale, Huntsman International applies, or causes the applicable Restricted Subsidiary to apply, the Net Cash Proceeds relating to the Asset Sale within 415 days of having received the Net Cash Proceeds.

        Additionally, Huntsman International must apply the Net Cash Proceeds either

  (a)
  to prepay any Senior Debt, guarantor Senior Debt or Indebtedness of a Restricted Subsidiary that is not a guarantor and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, and/or

  (b)
  to prepay any Pari Passu Indebtedness of Huntsman International, and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; and/or

  (c)
  to make an investment in or expenditures for properties and assets (including Capital Stock of any entity) that replace the properties and assets that were the subject of the Asset Sale or in properties and assets (including Capital Stock of any entity) that will be used in the business of Huntsman International and its subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"), and/or

  (d)
  to make an acquisition of all of the capital stock or assets of any person or division conducting a business reasonably related to that of Huntsman International or its subsidiaries.

        With respect to clauses (c) and (d) above, Huntsman International only may apply Net Cash Proceeds in excess of $30 million in the aggregate since the Issue Date from Asset Sales involving assets of Huntsman International or a guarantor (other than the Capital Stock of a Foreign Subsidiary) towards

  •
  assets which will be owned by Huntsman International or a guarantor and not constituting an Investment or

  •
  the Capital Stock of a person that becomes a guarantor.

        On the 416th day after an Asset Sale or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied or contractually committed to be applied (and to the extent not subsequently applied, the Net Proceeds Offer Trigger Date related thereto shall be deemed to be the date of termination of such contractual commitment or any earlier date, if any, on which the board of Huntsman International or the board of the applicable Restricted Subsidiary determines not to apply the Net Cash Proceeds in accordance with such contractual commitment) on or before such Net Proceeds Offer Trigger Date as permitted by the preceding paragraph (the "Net Proceeds Offer Amount") shall be applied by Huntsman International or such Restricted Subsidiary to make an offer to purchase (or repay, prepay or redeem, as the case may be)

(the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from:

  •
  all holders of notes and

  •
  all holders of other Indebtedness that

  •
  is equal in right of payment with the notes and

  •
  contains provisions requiring that an offer to purchase such other Indebtedness be made with the proceeds from the Asset Sale,

on a pro rata basis, the maximum principal amount of notes and other Indebtedness that may be purchased with the Net Proceeds Offer Amount. Notwithstanding the foregoing, the obligation to make a Net Proceeds Offer shall be suspended until such time as the aggregate amount of the Net Proceeds Offer Amount is equal to or exceeds $30 million. The offer price in any Net Proceeds Offer will be equal to 100% of the principal value of the notes to be purchased, plus any accrued and unpaid interest to the date of purchase.

        The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds for such Asset Sale must be applied in accordance with this covenant:

  •
  in the event any non-cash consideration received by Huntsman International or any Restricted Subsidiary of Huntsman International in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), or

  •
  in the event of the transfer of substantially all, but not all, of the property and assets of Huntsman International and its Restricted Subsidiaries as an entirety to a person in a transaction permitted under "—Merger, Consolidation and Sale of Assets," and as a result thereof Huntsman International is no longer an obligor on the notes, the successor corporation shall be deemed to have sold the properties and assets of Huntsman International and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of Huntsman International or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

        Notwithstanding the provisions described in the immediately preceding paragraphs, Huntsman International and its Restricted Subsidiaries may consummate an Asset Sale without complying with such provisions to the extent

  1.
  at least 80% of the consideration for such Asset Sale constitutes Replacement Assets; and

  2.
  such Asset Sale is for fair market value.

        Any consideration that does not constitute Replacement Assets that is received by Huntsman International or any of its Restricted Subsidiaries in connection with any Asset Sale permitted under this paragraph will constitute Net Cash Proceeds and will be subject to the provisions described in the preceding paragraphs.

        Each Net Proceeds Offer will be mailed to the record holders as shown on the register of holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part in integral multiples of $1,000 or €1,000, as the case may be, in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

        Huntsman International will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Asset Sale" provisions of the indenture, Huntsman International shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Asset Sale" provisions of the indenture by virtue thereof.

        After consummation of any Net Proceeds Offer, any Net Proceeds Offer Amount not applied to any such purchase may be used for any purpose permitted by the other provisions of the indenture, and the Net Proceeds Offer Amount shall be reset to zero.

        Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.    Huntsman International will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Huntsman International to (A) pay dividends or make any other distributions on or in respect of its Capital Stock; (B) make loans or advances or to pay any Indebtedness or other obligation owed to Huntsman International or any other Restricted Subsidiary of Huntsman International; or (C) transfer any of its property or assets to Huntsman International or any other Restricted Subsidiary of Huntsman International, except for such encumbrances or restrictions existing under or by reason of:

  1.
  applicable law, rules, regulations and/or orders;

  2.
  the indenture relating to the notes (including, without limitation, any Liens permitted by such indenture);

  3.
  customary non-assignment provisions of any contract or any lease governing a leasehold interest of Huntsman International or any Restricted Subsidiary of Huntsman International;

  4.
  any agreements existing at the time of any merger or consolidation with any person acquisition of any person or the properties or assets of such person (including agreements governing Acquired Indebtedness), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person merged or consolidated with or so acquired or any Subsidiary of such person;

  5.
  agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on such date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, increases, supplements, refundings, replacements or refinancings are no more restrictive (as determined by the board of managers of Huntsman International in their reasonable and good faith judgment) in any material respect, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements or instruments as in effect on the Issue Date;

  6.
  restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any person pending the closing of such sale;

  7.
  any agreement or instrument governing Capital Stock of any person that is acquired;

  8.
  Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

  9.
  Liens incurred in accordance with the covenant described under "—Limitation on Liens;"

  10.
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

  11.
  the Credit Facilities;

  12.
  any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness;"

  13.
  customary restrictions in Capitalized Lease Obligations, security agreements or mortgages securing Indebtedness of Huntsman International or a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such Capitalized Lease Obligations, security agreements or mortgages;

  14.
  customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

  15.
  contracts entered into in the ordinary course of business, not relating to Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Huntsman International or any Restricted Subsidiary in any manner material to Huntsman International or any Restricted Subsidiary; and

  16.
  an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (8), (11), (12) or (13), above;

provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Huntsman International in any material respect as determined by the board of managers of Huntsman International in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (8), (11), (12) or (13).

        Limitation on Preferred Stock of Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Huntsman International or to another Restricted Subsidiary of Huntsman International) or permit any person (other than Huntsman International or a Restricted Subsidiary of Huntsman International) to own any Preferred Stock of any Restricted Subsidiary of Huntsman International; provided, however, that any person that is not a Restricted Subsidiary of Huntsman International may issue Preferred Stock to equity holders of such person in exchange for equity interests if after such issuance such person becomes a Restricted Subsidiary of Huntsman International.

        Limitation on Liens.    Huntsman International shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind upon any property or assets of Huntsman International or any Restricted Subsidiary, now owned or hereafter acquired, which secures Pari Passu Indebtedness or Indebtedness subordinated to the notes unless such Indebtedness is incurred in accordance with the indenture governing the notes and

  •
  if such Lien secures Pari Passu Indebtedness of Huntsman International, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien, or

  •
  if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

        Prohibition on Incurrence of Senior Subordinated Debt.    Huntsman International will not incur or suffer to exist Indebtedness that is senior in right of payment to the notes and subordinate in right of payment to any other Indebtedness of Huntsman International.

        For purposes of the foregoing the phrase "subordinate in right of payment" means debt subordination only and not lien subordination, and accordingly, (i) unsecured indebtedness shall not be deemed to be subordinated in right of payment to secured indebtedness merely by virtue of the fact that it is unsecured and (ii) junior liens, second liens and other contractual arrangements that provide for priorities among holders of the same or different issues of indebtedness with respect to any collateral or the proceeds of collateral shall not constitute subordination in right of payment.

        Merger, Consolidation and Sale of Assets.    Huntsman International will not, in a single transaction or series of related transactions, consolidate or merge with or into any person, or sell, transfer, or otherwise dispose of (or permit any Restricted Subsidiary of Huntsman International to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Huntsman International's assets (determined on a consolidated basis for Huntsman International and Huntsman International's Restricted Subsidiaries) unless:

  1.
  either (A) Huntsman International shall be the surviving or continuing entity or (B) the person (if other than Huntsman International) formed by such consolidation or merger is an entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia (the "Surviving Entity"),

  2.
  the Surviving Entity, if any, expressly assumes by a supplemental indenture that is in form and substance satisfactory to the Trustee all rights and obligations of Huntsman International under the notes and the indenture;

  3.
  immediately after giving effect to such transaction, including the assumption of the notes, Huntsman International or the Surviving Entity is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  4.
  immediately before and after giving effect to such transaction, including the assumption of the notes, no Default or Event of Default occurred or exists; and

  5.
  Huntsman International or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, stating that all requirements under the indenture for such a transaction have been satisfied.

        Each guarantor (other than any guarantor whose guarantee is to be released in accordance with the terms of the guarantee and the indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") will not, and Huntsman International will not cause or permit any guarantor to, consolidate with or merge with or into any person other than Huntsman International or any other guarantor unless:

  1.
  the entity formed by or surviving any such consolidation or merger (if other than the guarantor) or to which such sale, lease, conveyance or other disposition shall have been made assumes by supplemental indenture all of the obligations of the guarantor on the guarantee;

  2.
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  3.
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Huntsman International could satisfy the provisions of clause (3) of the first paragraph of this covenant.

        Any merger or consolidation of a guarantor with and into Huntsman International (with Huntsman International being the surviving entity) or another guarantor need not comply with the first paragraph of this covenant.

        Notwithstanding anything in this section to the contrary,

  1.
  Huntsman International may merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing Huntsman International in another state of the United States or the District of Columbia without complying with clause (3) of the first paragraph of this covenant and

  2.
  any transaction characterized as a merger under applicable state law where each of the constituent entities survives, will not be treated as a merger for purposes of this covenant, but instead will be treated as

  •
  an Asset Sale, if the result of such transaction is the transfer of assets by Huntsman International or a Restricted Subsidiary, or

  •
  an Investment, if the result of such transaction is the acquisition of assets by Huntsman International or a Restricted Subsidiary.

        Limitations on Transactions with Affiliates.    Huntsman International will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than

  1.
  Affiliate Transactions permitted under the provision described in the last paragraph of this covenant, and

  2.
  Affiliate Transactions on terms that are no less favorable to Huntsman International or the relevant Restricted Subsidiary than those terms that might reasonably have been obtained in a comparable transaction at such time on an arm's length basis by Huntsman International or the relevant Restricted Subsidiary and an unrelated person.

        The board of managers of Huntsman International and the board of the relevant Restricted Subsidiary must approve each Affiliate Transaction to which they are a party that involves aggregate payments or other property with a fair market value in excess of $5.0 million. This approval must be evidenced by a board resolution that states that the board has determined that the transaction complies with the foregoing provisions.

        If Huntsman International or any Restricted Subsidiary of Huntsman International enters into an Affiliate Transaction that involves an aggregate fair market value of more than $10.0 million, then prior to the consummation of the Affiliate Transaction, the parties to such Affiliate Transaction must obtain a favorable opinion as to the fairness of such transaction or series of related transactions to Huntsman International or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

        The restrictions described in the preceding paragraphs of this covenant do not apply to:

  •
  reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, manager, employees or consultants of Huntsman International or any Restricted Subsidiary of Huntsman International as determined in good faith by Huntsman International's board of managers or senior management;

  •
  transactions exclusively between or among Huntsman International and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the indenture;

  •
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement;

  •
  Permitted Investments and Restricted Payments made in compliance with "—Limitation on Restricted Payments" covenant;

  •
  transactions between any of Huntsman International, any of its subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by the indenture;

  •
  transactions with distributors or other purchases or sales of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which when taken together are fair to Huntsman International or the Restricted Subsidiaries as applicable, in the reasonable determination of the board of managers of Huntsman International or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

  •
  guarantees by Huntsman International or a guarantor incurred in accordance with clause (23) of the definition of Permitted Indebtedness.

        Limitation of Guarantees by Restricted Subsidiaries.    Huntsman International will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of Huntsman International or any other Restricted Subsidiary other than:

  (a)
  Indebtedness under Commodity Agreements and Currency Agreements in reliance on clause (5) of the definition of "Permitted Indebtedness,"

  (b)
  Interest Swap Obligations incurred in reliance on clause (4) of the definition of "Permitted Indebtedness" or

  (c)
  any guarantee by a Foreign Subsidiary of Indebtedness of another Foreign Subsidiary permitted under "—Limitation on Incurrence of Additional Indebtedness," unless, in any such case:

  1.
  such Restricted Subsidiary that is not a guarantor guarantees payment of the notes;

  2.
  if any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Pari Passu Indebtedness, then the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Pari Passu Indebtedness shall be pari passu in right of payment with the guarantee of the notes.

  3.
  any such assumption, guarantee or other liability by such Restricted Subsidiary that is provided in respect of Indebtedness that is expressly subordinated to the notes shall be subordinated to the guarantee of the notes pursuant to subordination provisions no less favorable in any material respect to the holders of the notes than the subordination provisions contained in the indenture.

        Capital Stock of Certain Subsidiaries.    Huntsman International will at all times hold directly, or indirectly through a wholly owned Restricted Subsidiary,

  1.
  all issued and outstanding Capital Stock of Tioxide Group, and

  2.
  all issued and outstanding Capital Stock of Holdings U.K..

Neither Tioxide Group nor Holdings U.K. will issue any Capital Stock (or any direct or indirect rights, options or warrants to acquire such Capital Stock) to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International except to qualify directors if required by applicable law or other similar legal requirements.

        Tioxide Group will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International. Holdings U.K. will not make any direct or indirect distribution with respect to its Capital Stock to any person other than Huntsman International or a wholly owned Restricted Subsidiary of Huntsman International.

        Conduct of Business.    Huntsman International and its Restricted Subsidiaries (other than a Securitization Entity) will not engage in any businesses which are not the same, similar or related to the businesses in which Huntsman International and its Restricted Subsidiaries were engaged on the Issue Date, except to the extent that after engaging in any new business, Huntsman International and its Restricted Subsidiaries, taken as a whole, remain substantially engaged in similar lines of business as were conducted by them on the Issue Date. Huntsman International Financial LLC shall only conduct the business of holding Indebtedness of Restricted Subsidiaries of Huntsman International and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Tioxide Group will only conduct the business of holding the equity interests in Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than guarantees otherwise permitted under the indenture. Holdings U.K. will only conduct the business of holding equity interests and Indebtedness of Restricted Subsidiaries and will not incur or be liable for any Indebtedness other than Indebtedness owing to Huntsman International or Huntsman International Financial LLC.

        Huntsman International and its Domestic Subsidiaries may advance funds to any Foreign Subsidiary only if such Funds are either:

  1.
  advanced directly by Huntsman International or a Domestic Subsidiary,

  2.
  contributed to Huntsman International Financial LLC as common equity and Huntsman International Financial LLC loans such funds, directly or indirectly through wholly owned Restricted Subsidiaries, to such Foreign Subsidiary or

  3.
  contributed to Tioxide Group as common equity and Tioxide Group invests such funds in such Foreign Subsidiary.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

  1.
  all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

  2.
  all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports. If Huntsman International has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes or schedules thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Huntsman International and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Huntsman International.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

  1.
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  2.
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (whether or not such payment shall be prohibited by the subordination provisions of the indenture);

  3.
  the failure of Huntsman International or any guarantor to comply with any covenant or agreement contained in the indenture for a period of 60 days after Huntsman International receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  4.
  the occurrence of any default under any agreement governing Indebtedness of Huntsman International or any of its Restricted Subsidiaries if that default:

  (a)
  is caused by the failure to pay at final maturity the principal amount of any Indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such Indebtedness or

  (b)
  results in the acceleration of the final stated maturity of any such Indebtedness and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated aggregates $35 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration;

  1.
  the failure of Huntsman International or any of the guarantors to pay or otherwise discharge or stay one or more judgments in an aggregate amount in excess of $35 million, which are not covered by indemnities or third party insurance as to which the person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

  2.
  certain events of bankruptcy affecting Huntsman International or any of its Significant Subsidiaries; or

  3.
  the failure of any guarantee of any Significant Subsidiary to be in full force and effect (other than in accordance with the terms of such guarantee and the indenture) or any of the guarantors denies its liability under its guarantee.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the Trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable unless, if there are any amounts outstanding under the Designated Senior Debt, then the notes will become immediately due and payable only upon the first to occur of:

  •
  an acceleration under the Designated Senior Debt or

  •
  five business days after receipt by Huntsman International and the Representative under the Designated Senior Debt of such Acceleration Notice.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences

  1.
  if the rescission would not conflict with any judgment or decree,

  2.
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

  3.
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid,

  4.
  if Huntsman International has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances and

  5.
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the notes may waive any existing default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power or may exercise any of the Trustee's powers. Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

        Under the indenture, Huntsman International is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default, and to provide such certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  1.
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  2.
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  3.
  the rights, powers, trust, duties and immunities of the Trustee and Huntsman International's obligations in connection therewith and

  4.
  the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  1.
  Huntsman International must irrevocably deposit with the Trustee, in trust, for the benefit of the holders,

  (a)
  with respect to notes denominated in dollars, cash in U.S. dollars or non-callable U.S. government obligations, and

  (b)
  with respect to notes denominated in euros, euros or non-callable government obligations of any member nation of the European Union whose official currency is the euro, rated AAA or better by S&P and Aaa or better by Moody's, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date;

  2.
  in the case of Legal Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; provided, however, such opinion of counsel shall not be required if all the notes will become due and payable on the maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee;

  3.
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the then outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  4.
  no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

  5.
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture (other than any default arising from the substantially contemporaneous incurrence of Indebtedness to fund the deposit described above in clause (1)) or any other material agreement or instrument to which Huntsman International or any of its subsidiaries is a party or by which Huntsman International or any of its subsidiaries is bound;

  6.
  Huntsman International shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by Huntsman International with the intent of preferring the holders of notes over any other creditors of Huntsman International or with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others;

  7.
  Huntsman International shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

  8.
  Huntsman International shall have delivered to the Trustee an opinion of counsel to the effect that

  (a)
  either

  (i)
  Huntsman International has assigned all its ownership interest in the trust funds to the Trustee, or

  (ii)
  the Trustee has a valid perfected security interest in the trust funds and

  (b)
  assuming no intervening bankruptcy of Huntsman International between the date of the deposit and the 124th day following the perfection of a security interest in the deposit and that no holder is an insider of Huntsman International, after the 124th day following the perfection of a security interest in the deposit, the trust funds will not be subject to avoidance as a preference under Section 547 of the Federal Bankruptcy Code.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes, as expressly provided for in the indenture) as to all outstanding notes of a series when

  1.
  either

  (a)
  all the existing authenticated and delivered notes of such series (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the Trustee for cancellation or

  (b)
  all notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the Trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on such notes not already delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  2.
  Huntsman International has paid all other sums payable under the indenture by Huntsman International with respect to such series; and

  3.
  Huntsman International has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture with respect to such series have been complied with.

All funds that remain unclaimed for one year will be paid to Huntsman International, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a redemption unless such notes are surrendered for cancellation.

Withholding Taxes

        Under certain circumstances, a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note of a series affected, no amendment of the indenture, the notes or the guarantees may:

  1.
  reduce the amount of such notes whose holders must consent to an amendment;

  2.
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  3.
  reduce the principal of or change or the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price for such notes;

  4.
  make such notes payable in money other than that stated in the notes;

  5.
  make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive defaults or Events of Default;

  6.
  amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer in the event of a Change of Control or make and complete a Net Proceeds Offer with respect to any Asset Sale that has been consummated;

  7.
  modify or change any provision of the indenture affecting the subordination or ranking of such notes or any guarantee in a manner which adversely affects the holders; or

  8.
  release any guarantor from any of its obligations under its guarantee or the indenture otherwise than in accordance with the terms of the indenture.

Other modifications and amendments of the indenture, the notes or the guarantees may be made with the consent of the holders of a majority in principal amount of the then outstanding notes of each series affected thereby (voting as a separate class).

        Without the consent of any holders of notes, Huntsman International, the guarantors and the Trustee also may amend or supplement the indenture or the notes or the guarantees to:

  1.
  cure any ambiguities, defect or inconsistency;

  2.
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  3.
  provide for uncertificated notes in addition to or in place of certificated notes;

  4.
  add any person as a guarantor of the notes or secure the notes or the guarantees;

  5.
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder; or

  6.
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Governing Law

        The indenture provides that it, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee is permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its subsidiaries existing at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such person and in each case not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of Huntsman International or such acquisition, merger or consolidation, except for Indebtedness of a person or any of its subsidiaries that is repaid at the time such person becomes a Restricted Subsidiary of Huntsman International or at the time it merges or consolidates with Huntsman International or any of its Restricted Subsidiaries.

        "Adjusted Bund Rate" means with respect to any redemption date, the mid- market yield, under the heading which represents the average for the immediately prior week, appearing on Reuters page AABBUND01, or its successor, for the maturity corresponding to January 1, 2015 (if no maturity date is within three months before or after January 1, 2015, yields for the two published maturities most closely corresponding to January 1, 2015 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), plus 0.50%. The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

        "Affiliate" means, with respect to any specified person, any other person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing; provided however that none of the Initial Purchasers or their Affiliates shall be deemed to be an Affiliate of Huntsman International.

        "Asset Acquisition" means:

  •
  an Investment by Huntsman International or any Restricted Subsidiary of Huntsman International in any other person pursuant to which such person shall become a Restricted Subsidiary of Huntsman International or of any Restricted Subsidiary of Huntsman International, or shall be merged with or into Huntsman International or of any Restricted Subsidiary of Huntsman International, or

  •
  the acquisition by Huntsman International or any Restricted Subsidiary of Huntsman International of the assets of any person (other than a Restricted Subsidiary of Huntsman International) which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Huntsman International or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any person other than Huntsman International or a Restricted Subsidiary of Huntsman International of (A) any Capital Stock of any Restricted Subsidiary of Huntsman International; or (B) any other property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than in the ordinary course of business; provided, however, that Asset Sales shall not include

  1.
  a transaction or series of related transactions for which Huntsman International or its Restricted Subsidiaries receive aggregate consideration of less than $10 million,

  2.
  sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof,

  3.
  sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of Huntsman International or any of its Restricted Subsidiaries to the extent that such license does not prohibit Huntsman International or any of its Restricted Subsidiaries from using the technologies licensed or require Huntsman International or any of its Restricted Subsidiaries to pay any fees for any such use,

  4.
  the sale, lease, conveyance, disposition or other transfer

  •
  of all or substantially all of the assets of Huntsman International as permitted under "Merger, Consolidation and Sale of Assets,"

  •
  of any Capital Stock or other ownership interest in or assets or property of an Unrestricted Subsidiary or a person which is not a subsidiary,

  •
  pursuant to any foreclosure of assets or other remedy provided by applicable law to a creditor of Huntsman International or any subsidiary of Huntsman International with a Lien on such assets, which Lien is permitted under the indenture; provided that such foreclosure or other remedy is conducted in a commercially reasonable manner or in accordance with any bankruptcy law,

  •
  involving only Cash Equivalents, Foreign Cash Equivalents or inventory in the ordinary course of business or obsolete or worn out property or property that is no longer useful in the conduct of the business of Huntsman International or its Restricted Subsidiaries in the ordinary course of business consistent with past practices of Huntsman International or such Restricted Subsidiaries or

  •
  including only the lease or sublease of any real or personal property in the ordinary course of business,

  5.
  the consummation of any transaction in accordance with the terms of "—Limitation on Restricted Payments" or "Merger, Consolidation and Sale of Assets" and

  6.
  Permitted Investments.

        "Capital Stock" means:

  •
  with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such person and

  •
  with respect to any person that is not a corporation, any and all partnership, membership or other equity interests of such person.

        "Capitalized Lease Obligation" means, as to any person, the obligations of such person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  1.
  a marketable obligation, maturing within two years after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof,

  2.
  a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Facilities, or a national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $100,000,000 and whose long- term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition),

  3.
  open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A1 or better by S&P or P1 or better by Moody's, or the equivalent rating by any other nationally recognized rating agency,

  4.
  repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected as a primary government securities dealer by the Federal Reserve Board or whose securities are rated AA-or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America,

  5.
  "Money Market" preferred stock maturing within six months after issuance thereof or municipal bonds issued by a corporation organized under the laws of any state of the United States, which has a rating of "A" or better by S&P or Moody's or the equivalent rating by any other nationally recognized rating agency,

  6.
  tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency, and

  7.
  shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimus amounts) of the type specified in clauses (1) through (6) above.

        "Change of Control" means:

  1.
  prior to the initial public equity offering of Huntsman International or any Huntsman Parent Company, the failure by Mr. Jon M. Huntsman, his spouse, direct descendants, an entity controlled by any of the foregoing and/or by a trust of the type described hereafter, and/or a trust for the benefit of any of the foregoing (the "Huntsman Group"), collectively to have the power, directly or indirectly, to vote or direct the voting of securities having at least a majority of the ordinary voting power for the election of directors (or the equivalent) of Huntsman International or

  2.
  after such initial public equity offering, the occurrence of the following:

  (a)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more members of the Huntsman Group or GOP, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the then outstanding voting capital stock of Huntsman International other than in a transaction having the approval of the board of managers of Huntsman International at least a majority of which members are Continuing Managers; or

  (b)
  Continuing Managers shall cease to constitute at least a majority of the managers constituting the board of managers of Huntsman International.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Common Stock" of any person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Comparable Treasury Issue" means the United States Treasury Security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the series of notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of

  1.
  Consolidated Net Income,

  2.
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business) and Permitted Tax Distributions paid during such period,

    (b)
    Consolidated Interest Expense,

    (c)
    Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, and

    (d)
    the amount of net loss resulting from the payment of any premiums or similar amounts that are required to be paid under the express terms of the instrument(s) governing any Indebtedness of Huntsman International upon the repayment or other extinguishment of such Indebtedness by Huntsman International in accordance with the express terms of such Indebtedness, all as determined on a consolidated basis for such person and its Restricted Subsidiaries in accordance with GAAP.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which financial statements are available under "—Reports to Holders" (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period.

        In addition to the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  1.
  the incurrence or repayment or other reduction or discharge of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period and

  2.
  any asset sales (other than asset sales (i) in the ordinary course of business or (ii) involving a nominal amount of gross assets of less than $5 million) or Asset Acquisitions (including, any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

        If such person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a person other than Huntsman International or a Restricted Subsidiary, the preceding paragraph will give effect to the incurrence of such guaranteed Indebtedness as if such person or any Restricted Subsidiary of such person had directly incurred or otherwise assumed such guaranteed Indebtedness. Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio,"

  1.
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

  2.
  if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

  3.
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of

  1.
  Consolidated Interest Expense, plus

  2.
  the product of

  (a)
  the amount of all dividend payments on any series of Preferred Stock of such person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such person or to a Restricted Subsidiary of such person) paid, accrued or scheduled to be paid or accrued during such period times

  (b)
  a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication:

  1.
  the aggregate of the interest expense of such person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation,

  (a)
  any amortization of debt discount and amortization or write-off of deferred financing costs,

  (b)
  the net costs under Interest Swap Obligations,

  (c)
  all capitalized interest and

  (d)
  the interest portion of any deferred payment obligation; and

  2.
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any person, for any period, the sum of

  1.
  aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP plus

  2.
  cash dividends or distributions paid to such person or a Restricted Subsidiary of such person by any other person (the "Payor") other than a Restricted Subsidiary of the referent person, to the extent not otherwise included in Consolidated Net Income, which have been derived from operating cash flow of the Payor; provided that there shall be excluded therefrom

  (a)
  after-tax gains from Asset Sales or abandonments or reserves relating thereto,

  (b)
  after-tax items classified as extraordinary or nonrecurring gains,

    (c)
    the net income of any person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the person or is merged or consolidated with the person or any Restricted Subsidiary of the person,

    (d)
    the net income (but not loss) of any Restricted Subsidiary of the person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the net income of Foreign Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of Huntsman International as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions,

    (e)
    the net income or loss of any person, other than a Restricted Subsidiary of the person, except to the extent of cash dividends or distributions paid to the person or to a wholly owned Restricted Subsidiary of the person by such person,

    (f)
    any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following June 30, 1999,

    (g)
    income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

    (h)
    in the case of a successor to the person by consolidation or merger or as a transferee of the referent person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets,

    (i)
    all gains or losses from the cumulative effect of any change in accounting principles and

    (j)
    the net amount of all Permitted Tax Distributions made during such period.

        "Consolidated Non-cash Charges" means, with respect to any person, for any period, the aggregate depreciation, amortization and other non-cash charges of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Continuing Managers" means, as of any date, the collective reference to:

  •
  all members of the board of managers of Huntsman International who have held office continuously since a date no later than twelve months prior to Huntsman International's initial public equity offering, and

  •
  all members of the board of managers of Huntsman International who assumed office after such date and whose appointment or nomination for election by the holders of Huntsman International's Capital Stock was approved by a vote of at least 50% of the Continuing Managers in office immediately prior to such appointment or nomination or by the Huntsman Group.

        "Credit Facilities" means:

  •
  the senior secured Credit Agreement, dated as of July 13, 2004 among Huntsman International and the financial institutions party thereto, together with the related documents thereto (including any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented, extended or otherwise modified from time to time, and

  •
  any one or more debt facilities, indentures or other agreements that refinances, replaces or otherwise restructures, including increasing the amount of available borrowings thereunder in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant described above or making Restricted Subsidiaries of Huntsman International a borrower or guarantor thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether including any additional obligors or with the same or any other agent, lender or group of lenders or with other financial institutions or lenders.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Senior Debt" means:

  •
  Indebtedness under or in respect of the Credit Facilities, and

  •
  any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount of at least $100,000,000 and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by Huntsman International.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes.

        "Domestic Subsidiary" means any subsidiary other than a Foreign Subsidiary.

        "Equity Offering" means any sale of Qualified Capital Stock of Huntsman International or any capital contribution to the equity of Huntsman International.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value (i) with respect to a determination of value in excess of $5 million shall be determined by the Board of Managers of Huntsman International acting reasonably and in good faith and shall be evidenced by a Board Resolution delivered to the Trustee or (ii) in all other cases, by an Officers' Certificate delivered to the Trustee.

        "Foreign Cash Equivalents" means:

  •
  debt securities with a maturity of 365 days or less issued by any member nation of the European Union, Switzerland or any other country whose debt securities are rated by S&P and Moody's A-1 or P-1, or the equivalent thereof (if a short-term debt rating is provided by either) or at least AA or AA2, or the equivalent thereof (if a long-term unsecured debt rating is provided by either) (each such jurisdiction, an "Approved Jurisdiction") or any agency or instrumentality of an Approved Jurisdiction, provided that the full faith and credit of the Approved Jurisdiction is pledged in support of such debt securities or such debt securities constitute a general obligation of the Approved Jurisdiction and

  •
  debt securities in an aggregate principal amount not to exceed $25 million with a maturity of 365 days or less issued by any nation in which Huntsman International or its Restricted Subsidiaries has cash which is the subject of restrictions on export or any agency or instrumentality of such nation, provided that the full faith and credit of such nation is pledged in support of such debt securities or such debt securities constitute a general obligation of such nation.

        "Foreign Subsidiary" means any subsidiary of Huntsman International (other than a guarantor) organized under the laws of, and conducting a substantial portion of its business in, any jurisdiction other than the United States of America or any state thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect as of (1) with respect to determinations of Consolidated Net Income solely for purposes of the covenant described under "—Limitation on Restricted Payments," June 30, 1999, and (2) for all other purposes, the Issue Date.

        "GOP" means MatlinPatterson Global Opportunities Partners L.P. and any other entity managed by its investment advisor, MatlinPatterson Global Advisers LLC.

        "Guarantor Senior Debt" means with respect to any guarantor, the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, except for any such Indebtedness that is expressly subordinated or equal in right of payment to the guarantee of such guarantor. "Guarantor Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  (a)
  all monetary obligations of every nature of a guarantor in respect of the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  (b)
  all monetary obligations of every nature of a guarantor evidenced by a promissory note and which is, directly or indirectly, pledged as security for the obligations of Huntsman International under the Credit Facilities,

  (c)
  all Interest Swap Obligations and

  (d)
  all obligations under Currency Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

  Notwithstanding the foregoing, "Guarantor Senior Debt" does not include

  1.
  any Indebtedness of such guarantor to its Restricted Subsidiaries or Affiliates or any of such Affiliate's subsidiaries other than as described in clause (B),

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such guarantor or any of its Restricted Subsidiaries,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by such guarantor,

  6.
  Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of such guarantor.

        "Holdings U.K." means, Huntsman (Holdings) UK, a private unlimited company incorporated under the laws of England and Wales.

        "Huntsman Affiliate" means Huntsman International or any of its Affiliates (other than HIH and its subsidiaries).

        "Huntsman Parent Company" means any entity of which Huntsman International is a direct or indirect wholly owned Subsidiary.

        "Huntsman Public Parent" means any Huntsman Parent Company that has completed an Initial Public Equity Offering.

        "Indebtedness" means with respect to any person, without duplication,

  1.
  all Obligations of such person for borrowed money,

  2.
  all Obligations of such person evidenced by bonds, debentures, notes or other similar instruments,

  3.
  all Capitalized Lease Obligations of such person,

  4.
  all Obligations of such person issued or assumed as the deferred purchase price of property that is due more than six months after taking delivery of such property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

  5.
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

  6.
  guarantees in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

  7.
  all Obligations of any other person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

  8.
  all Obligations under Currency Agreements and Interest Swap Agreements of such person and

  9.
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of the issuer of such Disqualified Capital Stock. Notwithstanding the foregoing, "Indebtedness" shall not include:

  (a)
  advances paid by customers in the ordinary course of business for services or products to be provided or delivered in the future,

  (b)
  deferred taxes or

  (c)
  unsecured indebtedness of Huntsman International and/or its Restricted Subsidiaries incurred to finance insurance premiums in a principal amount not in excess of the insurance premiums to be paid by Huntsman International and/or its Restricted Subsidiaries for a three year period beginning on the date of any incurrence of such indebtedness.

        "Independent Financial Advisor" means a firm which, in the judgment of the board of managers of Huntsman International, is independent and qualified to perform the task for which it is to be engaged.

        "Independent Investment Banker" means any Reference Treasury Dealer appointed by the Trustee after consultation with Huntsman International.

        "Interest Swap Obligations" means the obligations of any person pursuant to any arrangement with any other person, whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Initial Public Equity Offering" means a firm commitment underwritten offering of shares of Capital Stock of the applicable Person registered on Form S-1 under the Securities Act.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person.

        "Investment" excludes extensions of trade credit by Huntsman International and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of Huntsman International or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant,

  1.
  "Investment" shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and

  2.
  the amount of any Investment is the original cost of such Investment plus the cost of all additional Investments by Huntsman International or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment;

provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.

        If Huntsman International or any Restricted Subsidiary of Huntsman International sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Huntsman International such that, after giving effect to any such sale or disposition, Huntsman International no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, Huntsman International will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

        "Issue Date" means December 17, 2004, the date on which the old notes were originally issued under the indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest), but not including any interests in accounts receivable and related assets conveyed by Huntsman International or any of its subsidiaries in connection with any Qualified Securitization Transaction.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Huntsman International or any of its Restricted Subsidiaries from such Asset Sale net of

  (a)
  all out-of-pocket expenses and fees relating to such Asset Sale (including legal, accounting and investment banking fees and sales commissions),

  (b)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

  (c)
  repayment of Indebtedness that is required to be repaid in connection with such Asset Sale,

  (d)
  the decrease in proceeds from Qualified Securitization Transactions which results from such Asset Sale and

  (e)
  appropriate amounts to be provided by Huntsman International or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by, Huntsman International or any Restricted Subsidiary, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Organizational Documents" means, with respect to any person, such person's memorandum, articles or certificate of incorporation, bylaws, partnership agreement, joint venture agreement, limited liability company agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such person's Capital Stock.

        "Pari Passu Indebtedness" means, in the case of the notes, any Indebtedness of Huntsman International that ranks equally in right of payment with the notes and, in the case of the guarantees, any Indebtedness of the applicable guarantor that ranks equally in right of payment to the guarantee of such guarantor.

        "Paying Agent" means any Person (other than Huntsman International and any of its Affiliates) authorized by Huntsman International to pay the principal of (and premium, if any) or interest on any notes on behalf of Huntsman International and perform all the other obligations and duties of a "Paying Agent" described in the indenture.

        "Permitted Indebtedness" means, without duplication, each of the following:

  1.
  Indebtedness under the notes, the indenture and the guarantees;

  2.
  Indebtedness incurred pursuant to the Credit Facilities in an aggregate principal amount not exceeding $2.7 billion at any one time outstanding less the amount of any payments made by Huntsman International under the Credit Facilities with the Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  3.
  other Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any prepayments with Net Cash Proceeds of any Asset Sale (which are accompanied by a corresponding permanent commitment reduction) pursuant to the second paragraph of "—Limitation on Asset Sales;"

  4.
  Interest Swap Obligations of Huntsman International relating to:

  •
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries or

  •
  Indebtedness that Huntsman International or any of its Restricted Subsidiaries reasonably intends to incur within six months and

        Interest Swap Obligations of any Restricted Subsidiary of Huntsman International relating to:

    •
    Indebtedness of such Restricted Subsidiary.

    •
    Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months;

    Any such Interest Swap Obligations will constitute "Permitted Indebtedness" only if they are entered into to protect Huntsman International and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness permitted under the indenture to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate.

  5.
  Indebtedness under Commodity Agreements and Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Huntsman International and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  6.
  Indebtedness of a Restricted Subsidiary of Huntsman International to Huntsman International or to a Restricted Subsidiary of Huntsman International for so long as such Indebtedness is held by Huntsman International or a Restricted Subsidiary of Huntsman International, in each case subject to no Lien held by a person other than Huntsman International or a Restricted Subsidiary of Huntsman International (other than the pledge of intercompany notes under the

    Credit Facilities); provided that if as of any date any person other than Huntsman International or a Restricted Subsidiary of Huntsman International owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness (other than the pledge of intercompany notes under the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

  7.
  Indebtedness of Huntsman International to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien (other than Liens securing intercompany notes pledged under the Credit Facilities); provided that (A) any Indebtedness of Huntsman International to any Restricted Subsidiary (other than pursuant to notes pledged under the Credit Facilities) is unsecured and subordinated, pursuant to a written agreement, to Huntsman International's obligations under the indenture and the notes and (B) if as of any date any person other than a Restricted Subsidiary owns or holds any such Indebtedness or any person holds a Lien in respect of such Indebtedness (other than pledges securing the Credit Facilities), such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Huntsman International;

  8.
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  9.
  Indebtedness of Huntsman International or any of its Restricted Subsidiaries represented by letters of credit for the account of Huntsman International or such Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

  10.
  Refinancing Indebtedness;

  11.
  Indebtedness arising from agreements of Huntsman International or a subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Huntsman International and the subsidiary in connection with such disposition;

  12.
  Obligations in respect of performance bonds and completion, guarantee, surety and similar bonds provided by Huntsman International or any subsidiary in the ordinary course of business;

  13.
  Guarantees by Huntsman International or a Restricted Subsidiary of Indebtedness incurred by Huntsman International or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Huntsman International or any such Restricted Subsidiary is otherwise permitted by the terms of the indenture;

  14.
  Indebtedness of Huntsman International or any subsidiary incurred in the ordinary course of business not to exceed $50 million at any time outstanding

  (a)
  representing Capitalized Lease Obligations or

  (b)
  constituting purchase money Indebtedness incurred to finance property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International acquired in the ordinary course of business; provided, however, that such purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of Huntsman International or any Restricted Subsidiary of Huntsman International other than the property and assets so acquired;

  15.
  Indebtedness of Foreign Subsidiaries that are Restricted Subsidiaries to the extent that the aggregate outstanding amount of Indebtedness incurred by such Foreign Subsidiaries under this clause (15) does not exceed at any one time an amount equal to the sum of

  (a)
  80% of the consolidated book value of the accounts receivable of all Foreign Subsidiaries and

  (b)
  60% of the consolidated book value of the inventory of all Foreign Subsidiaries;

    provided, however, that notwithstanding the foregoing limitation, Foreign Subsidiaries may incur in the aggregate up to $75 million of Indebtedness outstanding at any one time;

  16.
  Indebtedness of Huntsman International and its Domestic Subsidiaries pursuant to overdraft lines or similar extensions of credit in an aggregate amount not to exceed $20 million at any one time outstanding and Indebtedness of Foreign Subsidiaries pursuant to over-draft lines or similar extensions of credit in an aggregate principal amount not to exceed $60 million at any one time outstanding;

  17.
  the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to Huntsman International or any subsidiary of Huntsman International (except for Standard Securitization Undertakings);

  18.
  so long as no Event of Default or Potential Event of Default exists, Indebtedness of Huntsman International to BASF or its Affiliates in an aggregate outstanding amount not in excess of $50 million for the purpose of financing up to 50% of the cost of installation, construction or improvement of property relating to the manufacture of PO/MTBE;

  19.
  Indebtedness of Huntsman International to a Huntsman Affiliate constituting Subordinated Indebtedness;

  20.
  Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

  21.
  Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  22.
  additional Indebtedness of Huntsman International and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any one time outstanding; and

  23.
  (A) guarantees ("Upstream Guarantees") issued by Huntsman International or any guarantor at the time that a Huntsman Public Parent consummates its Initial Public Equity Offering or thereafter, of Indebtedness of such Huntsman Public Parent ("Parent Debt"), provided, that:

  (1)
  such Upstream Guarantee may guarantee only Parent Debt that was incurred, and the proceeds of which are used, to Refinance Indebtedness of Huntsman International;

  (2)
  the aggregate amount of Parent Debt that is guaranteed by the Upstream Guarantee shall not exceed the sum of (x) the aggregate amount of Indebtedness of Huntsman International that is Refinanced with the proceeds of such Parent Debt ("HI Refinanced Debt"), and (y) the amount of any premiums required to be paid under the terms of the instrument governing such HI Refinanced Debt and the amount of reasonable expenses incurred by Huntsman International, in each case in connection with the Refinancing of such HI Refinanced Debt;

    (3)
    if the HI Refinanced Debt is subordinated in right of payment to Senior Debt, then (x) the Upstream Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt and (y) the Upstream Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor, in the case of both clause (x) and (y) to at least the same extent that such HI Refinanced Debt is subordinated to Senior Debt;

    (4)
    the HI Refinanced Debt is not incurred in connection with or in anticipation or contemplation of the Initial Public Equity Offering of such Huntsman Public Parent or the Refinancing of such HI Refinanced Debt; and

    (5)
    both immediately before and after the issuance of any Upstream Guarantee there shall be existing no Default or Event of Default.

      For purposes of the foregoing provisions, any Upstream Guarantee given with respect to Parent Debt under a revolving or undrawn credit facility shall be deemed entered into only when such Upstream Guarantee is initially entered into with respect to the full commitment of revolving or undrawn credit facility, or,

    (B)
    guarantees by Huntsman International or any guarantor, as the case may be ("Replacement Guarantees"), that replace any Upstream Guarantee (a "Previous Guarantee") that (a) was previously issued by such person pursuant to paragraph (A) of this clause (23) or (b) was a Replacement Guarantee previously issued by such person pursuant to this paragraph (B), provided that:

    (1)
    the Replacement Guarantee may guarantee only Parent Debt ("Replacement Debt") that was incurred, and the proceeds of which are used, to Refinance the Parent Debt that was guaranteed by the Previous Guarantee being so replaced ("Previous Debt");

    (2)
    the aggregate amount of Replacement Debt that is guaranteed by the Replacement Guarantee shall not exceed the sum of (x) the aggregate amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, (y) the amount of any premiums required to be paid under the terms of the instrument governing such Previous Debt with respect to the amount of Previous Debt guaranteed by the Previous Guarantee being so replaced, and (z) and the pro rata portion of the amount of reasonable expenses incurred by the Huntsman Public Parent, in each case in connection with the Refinancing of such Previous Debt;

    (3)
    if such Previous Guarantee is subordinated in right of payment to Senior Debt or Guarantor Senior Debt, as the case may be, then (x) the Replacement Guarantee, if any, issued by Huntsman International shall be subordinated in right of payment to Senior Debt to at least the same extent that its Previous Guarantee is subordinated to Senior Debt and (y) the Replacement Guarantee, if any, issued by any guarantor shall be subordinated in right of payment to Guarantor Senior Debt of such guarantor to at least the same extent that its Previous Guarantee is subordinated to Guarantor Senior Debt of such guarantor;

    (4)
    immediately following the issuance of any Replacement Guarantee, the Previous Guarantee being replaced thereby shall be automatically and unconditionally released and rendered null and void; and

    (5)
    both immediately before and after the issuance of any Replacement Guarantee there shall be existing no Default or Event of Default.

        "Permitted Investments" means:

  1.
  Investments by Huntsman International or any Restricted Subsidiary of Huntsman International in any person that is or will become immediately after such Investment a Restricted Subsidiary of Huntsman International or that will merge or consolidate into Huntsman International or a Restricted Subsidiary of Huntsman International; provided that this clause (1) shall not permit any Investment by Huntsman International or a Domestic Restricted Subsidiary in a Foreign Subsidiary consisting of a capital contribution by means of a transfer of property other than cash, Cash Equivalents or Foreign Cash Equivalents other than transfers of property of nominal value in the ordinary course of business;

  2.
  Investments in Huntsman International by any Restricted Subsidiary of Huntsman International; provided that any Indebtedness evidencing such Investment is unsecured and subordinated (other than pursuant to intercompany notes pledged under the Credit Facilities), pursuant to a written agreement, to Huntsman International's obligations under the notes and the indenture;

  3.
  investments in cash and Cash Equivalents;

  4.
  loans and advances to employees and officers of Huntsman International and its Restricted Subsidiaries in the ordinary course of business for travel, relocation and related expenses;

  5.
  Investments in Unrestricted Subsidiaries or joint ventures not to exceed $75 million, plus

  (a)
  the aggregate net after-tax amount returned in cash on or with respect to any Investments made in Unrestricted Subsidiaries and joint ventures whether through interest payments, principal payments, dividends or other distributions or payments,

  (b)
  the net after-tax cash proceeds received by Huntsman International or any Restricted Subsidiary from the disposition of all or any portion of such Investments (other than to a Restricted Subsidiary of Huntsman International),

  (c)
  upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such subsidiary and

  (d)
  the net cash proceeds received by Huntsman International from the issuance of Specified Venture Capital Stock;

  6.
  Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of Huntsman International or its Restricted Subsidiaries;

  7.
  Investments made by Huntsman International or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  8.
  Investments existing on the Issue Date;

  9.
  any Investment by Huntsman International or a wholly owned subsidiary of Huntsman International, or by Tioxide Group or Holdings U.K., in a Securitization Entity or any Investment by a Securitization Entity in any other person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

  10.
  Investments by Huntsman International in Rubicon LLC and Louisiana Pigment Company (each a "Joint Venture"), so long as:

  (a)
  such Joint Venture does not have any Indebtedness for borrowed money at any time on or after the date of such Investment (other than Indebtedness owing to the equity holders of such Joint Venture),

  (b)
  the documentation governing such Joint Venture does not contain a restriction on distributions to Huntsman International, and

  (c)
  such Joint Venture is engaged only in the business of manufacturing product used or marketed by Huntsman International and its Restricted Subsidiaries and/or the joint venture partner, and businesses reasonably related thereto;

  11.
  Investments by Foreign Subsidiaries in Foreign Cash Equivalents;

  12.
  loans to any Huntsman Parent Company for the purposes described in clause (7) of the second paragraph of "Certain Covenants—Limitation on Restricted Payments" which, when aggregated with the payment made under such clause, will not exceed $3 million in any fiscal year;

  13.
  any Indebtedness of Huntsman International to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Huntsman International from any such subsidiary which assets are subsequently conveyed by Huntsman International to a Securitization Entity in a Qualified Securitization Transaction;

  14.
  additional Investments in an aggregate amount not exceeding $50 million at any one time outstanding; and

  15.
  the incurrence of Guarantees permitted by clause (23) of the definition of Permitted Indebtedness.

        "Permitted Junior Securities" means:

  1.
  Capital Stock in Huntsman International or any guarantor; or

  2.
  debt securities of Huntsman International or any guarantor that

  (a)
  are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the notes and the related guarantees are subordinated to Senior Debt pursuant to the terms of the indenture and

  (b)
  have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the notes.

        "Permitted Tax Distribution" for any fiscal year means any payments made in compliance with clause (6) of the second paragraph under "Certain Covenants—Limitation on Restricted Payments."

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its subsidiaries pursuant to which Huntsman

International or any of its subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to

  1.
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its subsidiaries) and

  2.
  any other person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Huntsman International or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Reference Treasury Dealer" means each of Goldman, Sachs & Co., Deutsche Bank Securities Inc., Chase Securities Inc. and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Huntsman International shall substitute therefor another Reference Treasury Dealer.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average as determined by the Trustee, of the bid and asked prices of the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by Huntsman International or any Restricted Subsidiary of Huntsman International of Indebtedness incurred in accordance with the Fixed Charge Coverage Ratio test set forth in the "Limitation on Incurrence of Additional Indebtedness" covenant or Indebtedness described in clauses (1), (3) or (10) of the definition of "Permitted Indebtedness," in each case that does not

  1.
  result in an increase in the aggregate principal amount of Indebtedness of such person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Huntsman International in connection with such Refinancing) or

  2.
  create Indebtedness with

  (a)
  a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

  (b)
  a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that if such Indebtedness being Refinanced

  •
  is Indebtedness solely of Huntsman International, then such Refinancing Indebtedness shall be Indebtedness solely of Huntsman International or

  •
  is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

        "Restricted Payment" means to

  1.
  declare or pay any dividend or make any distribution, other than dividends or distributions payable in Qualified Capital Stock of Huntsman International, on or in respect of shares of Huntsman International's Capital Stock to holders of such Capital Stock,

  2.
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of Huntsman International or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock,

  3.
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of Huntsman International that is subordinate or junior in right of payment to the notes or

  4.
  make any Investment other than Permitted Investments.

        "Restricted Subsidiary" of any person means any subsidiary of such person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to Huntsman International or a Restricted Subsidiary of any property, whether owned by Huntsman International or any Restricted Subsidiary on the Issue Date or later acquired, which has been or is to be sold or transferred by Huntsman International or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "Securitization Entity" means a wholly owned subsidiary of Huntsman International (or Tioxide Group, Holdings U.K. or another person in which Huntsman International or any subsidiary of Huntsman International makes an Investment and to which Huntsman International or any subsidiary of Huntsman International transfers accounts receivable or equipment and related assets) which engages in no activities other than in connection with the financing of accounts receivable or equipment and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  1.
  no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings,

    •
    is recourse to or obligates Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

    •
    subjects any property or asset of Huntsman International or any subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable or equipment and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any subsidiary of Huntsman International,

  2.
  with which neither Huntsman International nor any subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such subsidiary than those that might be obtained at the time from persons that are not Affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  3.
  to which neither Huntsman International nor any subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of Huntsman International, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the notes. Without limiting the generality of the foregoing, "Senior Debt" also includes the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of,

  1.
  all monetary obligations of every nature of Huntsman International under the Credit Facilities, including obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities,

  2.
  all Interest Swap Obligations and

  3.
  all Obligations under Currency Agreements and Commodity Agreements, in each case whether outstanding on the Issue Date or thereafter incurred.

Notwithstanding the foregoing, "Senior Debt" does not include

  1.
  any Indebtedness of Huntsman International to a Restricted Subsidiary of Huntsman International or any Affiliate of Huntsman International or any of such Affiliate's subsidiaries,

  2.
  Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of Huntsman International or any subsidiary of Huntsman International,

  3.
  Indebtedness to trade creditors and other amounts incurred in connection with obtaining goods, materials or services,

  4.
  Indebtedness represented by Disqualified Capital Stock,

  5.
  any liability for federal, state, local or other taxes owed or owing by Huntsman International,

  6.
  Indebtedness incurred in violation of the indenture provisions set forth under "—Limitation on Incurrence of Additional Indebtedness,"

  7.
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to Huntsman International and

  8.
  any Indebtedness that is expressly subordinated in right of payment to any other Indebtedness of Huntsman International.

        "Significant Subsidiary" means any Restricted Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Specified Venture Capital Stock" means Qualified Capital Stock of Huntsman International issued to a person who is not an Affiliate of Huntsman International and the proceeds from the issuance of which are applied within 180 days after the issuance thereof to an Investment in an Unrestricted Subsidiary or joint venture.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by Huntsman International or any subsidiary of Huntsman International which are reasonably customary in an accounts receivable securitization transaction. Following the Initial Public Equity Offering of a Huntsman Public Parent, references in the foregoing definition to "Huntsman International" shall be deemed also to refer to such Huntsman Public Parent.

        "Subordinated Indebtedness" means Indebtedness of Huntsman International or any guarantor which is expressly subordinated in right of payment to the notes or the guarantee of such guarantor, as the case may be.

        "subsidiary" means with respect to any person, (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such person; or (2) any other person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such person.

        "Tax Sharing Agreement" means the provisions contained in the Limited Liability Company Agreements of Huntsman International and HIH as in existence on the Issue Date relating to distributions to be made to the members thereof with respect to such members' income tax liabilities, or any amendment thereto or replacement thereof so long as any such amendment or replacement provisions are not more disadvantageous to the holders of notes in any material respect than the provisions of the agreement being amended or replaced.

        "Unrestricted Subsidiary" of any person means:

  1.
  any subsidiary of such person that at the time of determination will be or continue to be designated an Unrestricted Subsidiary and

  2.
  any subsidiary of an Unrestricted Subsidiary.

Huntsman China Investments B.V. and its subsidiaries shall be Unrestricted Subsidiaries on the date of the indenture. The board of managers of Huntsman International may designate any subsidiary (including any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary if:

  •
  such subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, Huntsman International or any other subsidiary of Huntsman International that is not a subsidiary of the subsidiary to be so designated;

  •
  Huntsman International certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  •
  each subsidiary to be designated as an Unrestricted Subsidiary and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness under which the lender has recourse to any of the assets of Huntsman International or any of its Restricted Subsidiaries.

        The board of managers of Huntsman International may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  •
  immediately after giving effect to such designation, Huntsman International is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant and

  •
  immediately before and immediately after giving effect to such designation, no default or Event of Default will have occurred and be continuing.

Any such designation by the board of managers of Huntsman International will be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution approving the designation and an officers' certificate certifying that the designation complied with the indenture.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  1.
  the then outstanding aggregate principal amount of such Indebtedness into

  2.
  the sum of the total of the products obtained by multiplying

  •
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

  •
  the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

Book-Entry; Delivery and Form

New Dollar Notes

        The new dollar notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Global Note") and will be deposited with the Trustee as a custodian for The Depository Trust Company ("DTC") and registered in the name of a nominee of such depositary. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC, including Euroclear and Clearstream, Luxembourg. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security").

        We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

        DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if there is an event of default under the indenture or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

New Euro Notes

        The new euro notes will initially be represented by one or more permanent global notes in fully registered form without interest coupons (each, a "Euro Global Note") and will be deposited with Citibank, N.A., Agency and Trust, 5 Carmelite Street, London EC4 0PA as common depository (the "Common Depository") and registered in the name of the nominee of the Common Depository for the accounts of Euroclear and Clearstream, Luxembourg.

        Ownership of interests in the Euro Global Note (the "Euro Book-Entry Interests") will be limited to persons that have accounts with Euroclear and/or Clearstream, Luxembourg or persons that may hold interests through such participants. Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Clearstream, Luxembourg and their participants.

        Except as set forth below, owners of beneficial interests in a Euro Global Note will not be entitled to take physical delivery of their certificates (each a "Certificated Security"). We expect that pursuant to procedures established by Euroclear and/or Clearstream, Luxembourg, (i) upon the issuance of the Euro Global Notes, Euroclear and/or Clearstream, Luxembourg will credit, on their respective internal systems, a participant's account with the interest beneficially owned by such participant.

        So long as Euroclear or Clearstream, Luxembourg is the registered owner or holder of the new euro notes, Euroclear or Clearstream, Luxembourg, as the case may be, will be considered the sole owner or holder of the notes represented by such Euro Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Euro Global Notes will be able to transfer that interest except in accordance with the procedures of Euroclear or Clearstream, Luxembourg, as applicable, in addition to those provided for under the indenture with respect to the notes.

        Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Euro Global Notes will be made to the Common Depositary as the registered owner thereof. Neither us nor the paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

        We expect that the Common Depositary, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Euro Global Notes, will instruct Citibank, N.A., as the Euro Paying Agent under the indenture, to make payments in respect of the New Euro Notes to Euroclear and Clearstream, Luxembourg, in amounts proportionate to their respective beneficial interests in the principal amount of each Euro Global Note, and Euroclear and Clearstream, Luxembourg, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Euro Global Note as shown on the records of Euroclear and Clearstream, Luxembourg.

        Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in accordance with Euroclear and Clearstream, Luxembourg's rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Euro Global Note in accordance with the normal procedures of Euroclear and Clearstream, Luxembourg and with the procedures set forth in the indenture.

        The Luxembourg Stock Exchange has informed us that, for so long as the euro notes are listed on the Luxembourg Stock Exchange and the rules of such exchange so require, in the case of a transfer or exchange of definitive registered euro notes, a holder thereof may effect such transfer or exchange by presenting and surrendering such euro notes at, and obtaining a new definitive registered euro note from, the office of the Euro Paying Agent. In the case of a transfer of only a part of a definitive registered euro note, a new definitive note in respect of the balance of the principal amount of the definitive note transferred will be delivered at the office of the Euro Paying Agent; and in the case of any lost, stolen, mutilated or destroyed definitive registered euro note, a holder thereof may obtain new definitive registered euro notes from the Euro Paying Agent. The Luxembourg Stock Exchange has also informed us that, according to chapter VI, Article 3, point A/II/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the securities will be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange may be cancelled.

        Although Euroclear and Clearstream, Luxembourg have agreed to the foregoing procedures in order to facilitate transfers of interests in the Euro Global Notes among participants of Euroclear and Clearstream, Luxembourg, they are under no obligation to perform such procedures and such procedures may be discontinued at any time. Neither we nor the Common Depositary will have any responsibility for the performance by Euroclear and Clearstream, Luxembourg or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Securities shall be issued in exchange for beneficial interests in the Euro Global Notes (i) if there is an event of default under the indenture, (ii) if Euroclear and Clearstream, Luxembourg notify us that they are unwilling or unable to continue as clearing agencies for the Euro Global Notes, or (iii) the Common Depositary notifies us that it is unwilling or unable to continue as the depositary for such Euro Global Notes and a successor common depositary is not appointed by us within 120 days.

        Payment of principal and interest of the Certificated Securities representing euro notes may be made through the office of the Euro Paying Agent in Luxembourg if and so long as such euro notes are listed on the Luxembourg Stock Exchange. Distributions of principal and interest on the registered euro notes will be made to holders to whom the euro notes are registered. Distributions will be made by wire transfer or by check mailed to the address of such holder as its appear on the register maintained by the trustee under the indenture. The only final payment on any registered euro note, however, will be made only upon presentation and surrender of each Certificated Note at the office of the Euro Paying Agent in Luxembourg on a payment date that is a business day in the place of presentation.

Exchange Offer; Registration Rights

        We, the guarantors and the initial purchasers, entered into a registration rights agreement on the Issue Date. Pursuant to the exchange and registration rights agreement, we agreed that we would, at our expense and for the benefit of the holders of the old notes (the "Holders"), use our reasonable best efforts to:

  (1)
  within 180 days after the Issue Date, file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the old notes for new notes, which new notes will have terms substantially identical in all material respects to the old notes (except that the new notes will not contain terms with respect to transfer restrictions or special interest payments); and

  (2)
  cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 240 days after the Issue Date.

        Promptly after the Exchange Offer Registration Statement is declared effective, we will commence the Exchange Offer. We will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the old notes validly tendered and not withdrawn before the expiration of the Exchange Offer, the Holder who surrendered such old note will receive an exchange note having a principal amount equal to and denominated in the same currency as that of the surrendered old note.

        Under existing interpretations of the SEC contained in several no-action letters to third parties, the new notes will be freely transferable by Holders thereof after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its old notes for new notes will be required to represent

  (1)
  that any new notes to be received by it will be acquired in the ordinary course of its business;

  (2)
  that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the new notes in violation of the Securities Act;

  (3)
  that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of ours;

  (4)
  if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of new notes; and

  (5)
  if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such new notes.

        We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

        We intend to apply to list the euro-denominated new notes on the Luxembourg Stock Exchange. We will publish a notice of the commencement of the Exchange Offer, as well as the results of the Exchange Offer and the new common codes and ISINs for the euro-denominated new notes. All documents prepared in connection with the Exchange Offer will be available for inspection, and all necessary actions and services in respect of the Exchange Offer may be done, at the office of the paying agent in Luxembourg. For so long as the notes are listed on the Luxembourg Stock Exchange and the rules of that exchange require, copies of our most recent audited consolidated financial statements and any unaudited quarterly interim financial statements published by us may be inspected and obtained at the specified office of the listing agent in Luxembourg during normal business hours on any weekday.

        In addition, the following documents may be inspected at the specified office of the listing agent in Luxembourg during normal business hours on any weekday:

  •
  our organizational documents; and

  •
  the indenture relating to the notes.

        We will maintain a paying and transfer agent in Luxembourg for as long as any of the notes are listed on the Luxembourg Stock Exchange. We reserve the right to vary such appointment, and we will publish notice of such change of appointment in a newspaper having a general circulation in Luxembourg (which is expected to be the d'Wort).

        If on or before the date of consummation of the Exchange Offer we are not permitted to effect an Exchange Offer because of any change in law or in currently prevailing interpretations of the Staff of the SEC, then we will, in lieu of effecting registration of exchange notes, use our reasonable best efforts to cause a shelf registration covering resales of the notes (the "Shelf Registration Statement") to become effective and to remain effective until the earlier of two years following the effective date of such registration statement or such time as all of the applicable notes have been sold thereunder.

        We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

        Although we intend to file the registration statement described above, we cannot assure you that the registration statement will be filed or, if filed, will become effective.

        In the event that:

  (1)
  we have not filed the Exchange Offer Registration Statement (or, if applicable, the Shelf Registration Statement) within 180 days following the Issue Date; or

  (2)
  such registration statement has not become effective within 240 days following the Issue Date; or

  (3)
  the Exchange Offer has not been consummated within 45 business days after the effective date of the Exchange Offer Registration Statement; or

  (4)
  any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) without being succeeded immediately by an additional registration statement, filed and declared effective (any such event referred to in clauses (1) through (4), the "Registration Default");

then the per annum interest rate on the applicable notes will increase, for the period from the occurrence of the Registration Default until such time as no Registration Default is in effect (at which time the interest rate will be reduced to its initial rate), by 0.25% during the first 90-day period following the occurrence of such Registration Default, which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 1.0%. We are currently paying additional interest.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of the material United States federal income tax consequences relevant to the exchange of old notes for new notes, but is not intended to be a complete analysis of all potential tax effects. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view, and no ruling from the IRS has been or will be sought. Future legislative, judicial or administrative changes or interpretation could alter or modify the statements and conditions set forth herein. Any such changes or interpretations could be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

        The exchange of old notes for new notes pursuant to the exchange offer will not be treated as a taxable event to holders for United States federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the holding period of the new notes will be the same as the holding period of the old notes and the tax basis in the new notes will be the same as the basis in the old notes, as measured immediately before the exchange.

        WE RECOMMEND THAT EACH HOLDER CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING SUCH HOLDER'S OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in the exchange offer for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

        Neither we nor any of the guarantors will receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or though brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the new notes, other than the commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

        Certain legal matters as to the validity of the notes and the guarantee of the notes by Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC and Eurostar Industries LLC will be passed upon for these entities and for us by Stoel Rives LLP, Salt Lake City, Utah. Certain legal matters as to the validity of the guarantee of the notes by Huntsman Ethylenamines Ltd., Huntsman International Fuels, L.P., Huntsman Propylene Oxide Ltd. and Tioxide Group will be passed upon for these entities by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters as to the validity of the guarantee of the notes by Tioxide Americas, Inc. will be passed upon for Tioxide Americas Inc. by Walkers, Cayman Islands.

EXPERTS

        The consolidated financial statements and financial statement schedule for Huntsman International LLC and subsidiaries included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) the presentation of the consolidated financial statements as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials Holdings LLC and Huntsman International LLC were combined for all periods presented, ii) the adoption of FASB Interpretation Nos. 46R and 47 during 2005 and FASB Statement No. 158 during 2006, and iii) the company's change in measurement date for its pension and other postretirement benefit plans during 2005), and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The combined financial statements for the Textile Effects business of Ciba Specialty Chemicals Holding Inc. included in this prospectus have been audited by Ernst & Young Ltd, Independent Auditors, as stated in their report appearing herein (which contains explanatory paragraphs relating to i) the adoption of the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" as of January 1, 2003 and the adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment" as of July 1, 2005, and ii) the adoption of Financial Accounting Standards Board Interpretation No. 46 "Consolidation of Variable Interest Entities" during 2003), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In accordance with the Exchange Act, we file periodic reports, registration statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy our reports, registration statements and other information we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. In addition, reports and other filings are available to the public on the SEC's web site at  http://www.sec.gov.

        If for any reason we are not subject to the reporting requirements of the Exchange Act in the future, we will still be required under the indentures governing the notes to furnish the holders of the notes with certain financial and reporting information. See the subheadings "—Description of the New Notes and the Guarantees—Certain Covenants—Reports to Holders" in "Description of New Notes" for a description of the information we are required to provide.

INDEX TO FINANCIAL STATEMENTS

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED FINANCIAL STATEMENTS

Report of Independent Auditors	F-83
Combined Statements of Income for the Years Ended December 31, 2005, 2004 and 2003	F-84
Combined Balance Sheets as of December 31, 2005, 2004 and 2003	F-85
Combined Statements of Cash Flows for the Years Ended December 31, 2005, 2004 and 2003	F-86
Statement of Net Investment as of December 2005, 2004 and 2003	F-87
Geographic Data of Net Sales to Customers for the Years Ended December 31, 2005, 2004 and 2003	F-88
Notes to Combined Financial Statements	F-90

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

UNAUDITED INTERIM FINANCIAL STATEMENTS

Combined Statements of Income (Unaudited) for the Six Months Ended June 30, 2006 and 2005	F-111
Combined Balance Sheets (Unaudited) as of June 30, 2006 and December 31, 2005	F-112
Combined Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2006 and 2005	F-113
Notes to Combined Financial Statements (Unaudited)	F-114

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers and Member of
Huntsman International LLC and subsidiaries

We have audited the accompanying consolidated balance sheets of Huntsman International LLC and subsidiaries (the "Company") as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income (loss), member's equity, and cash flows for each of the three years in the period ended December 31, 2006. Our audits also included the financial statement schedule listed in the index on page F-1. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Huntsman International LLC and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements reflect the financial position and results of operations and cash flows as if Huntsman International Holdings LLC, Huntsman LLC, Huntsman Advanced Materials Holdings LLC and Huntsman International LLC were combined for all periods presented.

As discussed in Note 2 to the consolidated financial statements, the Company adopted FASB Interpretation No. 46R, Consolidation of Variable Interest Entities, on January 1, 2005; FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005; and FASB Statement No. 158, Employers' Accounting for Defined Benefit Pensions and Other Postretirement Plans, on December 31, 2006.

As discussed in Note 2 to the consolidated financial statements, the Company changed the measurement date for its pension and other postretirement benefit plans from December 31 to November 30 during 2005.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated February 28, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 2007

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$246.0	$132.5
Accounts and notes receivables (net of allowance for doubtful accounts of $39.0 and $33.7, respectively)	1,243.3	1,475.2
Accounts receivable from affiliates	19.5	10.4
Inventories, net	1,520.1	1,309.2
Prepaid expenses	55.7	45.9
Deferred income taxes	70.7	31.2
Other current assets	161.6	69.9

Total current assets	3,316.9	3,074.3
Property, plant and equipment, net	3,829.5	4,336.7
Investment in unconsolidated affiliates	201.0	175.6
Intangible assets, net	192.6	222.0
Goodwill	90.2	91.2
Deferred income taxes	188.7	94.2
Notes receivable from affiliates	—	3.0
Other noncurrent assets	376.6	636.0

Total assets	$8,195.5	$8,633.0

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$1,006.2	$1,092.7
Accounts payable to affiliates	16.7	8.7
Accrued liabilities	841.7	732.3
Deferred income taxes	9.4	2.4
Current portion of long-term debt	187.9	44.6

Total current liabilities	2,061.9	1,880.7
Long-term debt	3,457.4	4,413.3
Deferred income taxes	161.6	216.9
Other noncurrent liabilities	952.1	770.0

Total liabilities	6,633.0	7,280.9

Minority interests	29.4	20.4
Commitments and contingencies (Notes 20 and 21)
Member's equity:
Member's equity, 2,728 units issued and outstanding	2,811.8	2,794.0
Accumulated deficit	(1,150.4)	(1,384.0)
Accumulated other comprehensive loss	(128.3)	(78.3)

Total member's equity	1,533.1	1,331.7

Total liabilities and member's equity	$8,195.5	$8,633.0

See accompanying notes to consolidated financial statements.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)

(Dollars in Millions)

	Year Ended December 31,
	2006	2005	2004
Revenues:
Trade sales, services and fees	$10,543.7	$10,570.7	$9,506.9
Related party sales	79.9	106.2	55.6

Total revenues	10,623.6	10,676.9	9,562.5
Cost of goods sold	9,067.1	9,043.9	8,337.3

Gross profit	1,556.5	1,633.0	1,225.2
Operating expenses:
Selling, general and administrative	794.8	661.4	635.5
Research and development	115.4	95.5	96.2
Other operating (income) expense	(127.7)	30.2	(77.0)
Restructuring, impairment and plant closing costs	20.0	114.1	282.9

Total expenses	802.5	901.2	937.6

Operating income	754.0	731.8	287.6
Interest expense, net	(355.2)	(425.6)	(592.6)
Loss on accounts receivable securitization program	(16.1)	(9.0)	(13.3)
Equity in income of investment in unconsolidated affiliates	3.6	8.2	4.0
Loss on early extinguishment of debt	(39.0)	(167.3)	(25.6)
Other income (expense)	1.3	(0.2)	(0.2)

Income (loss) from continuing operations before income taxes and minority interest	348.6	137.9	(340.1)
Income tax benefit (expense)	30.0	(13.2)	66.3
Minority interest in subsidiaries' income	(2.9)	(1.7)	(7.2)

Income (loss) from continuing operations	375.7	123.0	(281.0)
(Loss) income from discontinued operations (including loss on disposal of $280.1 in 2006 and $36.4 in 2005), net of tax	(198.0)	25.2	93.3

Income (loss) before extraordinary gain and accounting changes	177.7	148.2	(187.7)
Extraordinary gain on the acquisition of a business, net of tax of nil	55.9	—	—
Cumulative effect of changes in accounting principle, net of tax of $3.3	—	(27.5)	—

Net income (loss)	233.6	120.7	(187.7)
Other comprehensive income (loss)	182.8	(222.3)	69.9

Comprehensive income (loss)	$416.4	$(101.6)	$(117.8)

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

(Dollars in Millions)

	Member's equity
			Accumulated deficit	Accumulated other comprehensive (loss) income
	Units	Amount			Total
Balance, January 1, 2004	1,000	$1,524.1	$(1,317.0)	$74.1	$281.2
Net loss	—	—	(187.7)	—	(187.7)
Other comprehensive income	—	—	—	69.9	69.9

Balance, December 31, 2004	1,000	1,524.1	(1,504.7)	144.0	163.4
Net income	—	—	120.7	—	120.7
Other comprehensive loss	—	—	—	(222.3)	(222.3)
Contribution from parent, net of distributions	1,728	1,269.9	—	—	1,269.9

Balance, December 31, 2005	2,728	2,794.0	(1,384.0)	(78.3)	1,331.7
Net income	—	—	233.6	—	233.6
Contribution from parent, net of distributions	—	17.8	—	—	17.8
Cumulative effect of adoption of SFAS No. 158, net of tax	—	—	—	(232.8)	(232.8)
Other comprehensive income	—	—	—	182.8	182.8

Balance, December 31, 2006	2,728	$2,811.8	$(1,150.4)	$(128.3)	$1,533.1

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Millions)

	Year Ended December 31,
	2006	2005	2004
Operating Activities:
Net income (loss)	$233.6	$120.7	$(187.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Extraordinary gain on the acquisition of a business, net of tax	(55.9)	—	—
Cumulative effect of changes in accounting principle, net of tax	—	27.5	—
Equity in income of unconsolidated affiliates	(3.6)	(8.2)	(4.0)
Depreciation and amortization	439.1	473.9	499.0
Provision for losses on accounts receivable	6.4	4.2	0.7
Loss on disposal of businesses/assets, net	187.7	35.4	2.4
Loss on early extinguishment of debt	39.0	167.3	25.6
Noncash interest expense	8.8	47.2	145.5
Noncash restructuring, impairment and plant closing costs	18.1	58.6	138.0
Deferred income taxes	(63.2)	16.2	(58.3)
Net unrealized (gain) loss on foreign currency transactions	(42.4)	15.3	(111.7)
Noncash compensation	18.4	9.5	—
Minority interest in subsidiaries' income	2.9	1.7	7.2
Other, net	(1.1)	0.7	(1.8)
Changes in operating assets and liabilities:
Accounts and notes receivable	229.3	65.2	(316.0)
Inventories, net	(58.8)	(96.9)	(155.3)
Prepaid expenses	(17.7)	44.4	30.2
Other current assets	(50.7)	(37.6)	88.4
Other noncurrent assets	235.3	(115.7)	(36.7)
Accounts payable	21.5	72.3	19.4
Accrued liabilities	21.0	(34.1)	89.6
Other noncurrent liabilities	(284.2)	113.4	6.6

Net cash provided by operating activities	883.5	981.0	181.1

Investing Activities:
Capital expenditures	(549.9)	(338.7)	(226.6)
Acquisition of business, net of cash acquired	(176.9)	—	—
Proceeds from sale of businesses/assets	894.5	23.7	5.2
Investment in unconsolidated affiliates, net	(11.9)	(1.8)	(5.8)
Change in restricted cash	—	8.9	1.6
Other, net	3.4	(0.9)	3.1

Net cash provided by (used in) investing activities	159.2	(308.8)	(222.5)

Financing Activities:
Net (repayments) borrowings under revolving loan facilities	(6.3)	(118.7)	113.8
Net repayments of overdraft facility	(6.8)	—	(10.6)
Repayments of long-term debt	(1,784.0)	(3,461.1)	(2,822.8)
Proceeds from long-term debt	872.4	2,235.0	2,869.8
Net borrowings (repayments) on notes payable	13.9	(31.6)	(19.6)
Debt issuance costs paid	(12.8)	(17.3)	(35.6)
Call premiums related to early extinguishment of debt	(30.4)	(104.7)	(17.0)
Dividend to parent for acquisition of minority interest	—	(124.8)	—
Contribution from parent	—	837.6	—
Contribution from minority shareholder	6.2	3.6	—
Other, net	4.0	1.1	5.4

Net cash provided by (used in) provided by financing activities	(943.8)	(780.9)	83.4

Effect of exchange rate changes on cash	14.6	(2.3)	11.1

Increase (decrease) in cash and cash equivalents	113.5	(111.0)	53.1
Cash and cash equivalents at beginning of period	132.5	243.5	190.4

Cash and cash equivalents at end of period	$246.0	$132.5	$243.5

Supplemental cash flow information:
Cash paid for interest	$397.4	$413.6	$375.0
Cash paid for income taxes	40.3	31.5	29.2

See accompanying notes to consolidated financial statements

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

CERTAIN DEFINITIONS

        For convenience in this prospectus, the terms "Company," "our," "us," or "we" may be used to refer to Huntsman International LLC and, unless the context otherwise requires, its subsidiaries and predecessors. In this prospectus, "Huntsman International Holdings" refers to Huntsman International Holdings LLC (our parent that merged into us on August 16, 2005) and, unless the context otherwise requires, its subsidiaries; "Huntsman Advanced Materials" refers to Huntsman Advanced Materials Holdings LLC (a 100% owned indirect subsidiary of Huntsman Corporation, the membership interests of which were contributed to us by Huntsman Corporation on December 20, 2005) and, unless the context otherwise requires, its subsidiaries; "Huntsman LLC" refers to Huntsman LLC (our 100% owned subsidiary that merged into us on August 16, 2005); "HPS" refers to Huntsman Polyurethanes Shanghai Ltd. (our consolidated splitting joint venture with Shanghai Chlor-Alkali Chemical Company, Ltd); "SLIC" refers to Shanghai Liengheng Isocyanate Investment BV (our unconsolidated manufacturing joint venture with BASF AG and three Chinese chemical companies).

        Each capitalized term used without definition in these notes to consolidated financial statements has the meaning specified in the prospectus to which these notes to consolidated financial statements are included.

DESCRIPTION OF BUSINESS

        We are among the world's largest global manufacturers of differentiated chemical products; we also manufacture inorganic and commodity chemical products. Our products comprise a broad range of chemicals and formulations, which we market in more than 100 countries to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, durable and non-durable consumer products, electronics, medical, packaging, paints and coatings, power generation, refining, synthetic fiber, textile chemicals and dye industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, epoxy-based polymer formulations, textile chemicals, dyes, maleic anhydride and titanium dioxide.

COMPANY

        We are a Delaware limited liability company and all of our membership interests are owned by Huntsman Corporation. We were formed in 1999 in connection with a transaction between Huntsman International Holdings, Huntsman Specialty Chemicals Corporation ("Huntsman Specialty") and ICI.

        During 2005, we completed a series of transactions designed to simplify our consolidated group's financing and public reporting structure, to reduce our cost of financing and to facilitate other organizational efficiencies, including the following:

  •
  On August 16, 2005, the Affiliate Mergers were completed, pursuant to which Huntsman LLC and Huntsman International Holdings were merged into us. As a result of the Huntsman LLC Merger, we succeeded to the assets, rights and obligations of Huntsman LLC. We entered into supplemental indentures under which we assumed the obligations of Huntsman LLC under its outstanding debt securities. Our subsidiaries that guarantee our outstanding debt securities now provide guarantees with respect to these securities, and all of Huntsman LLC's subsidiaries that guaranteed its debt securities continue to provide guarantees with respect to these debt securities. In addition, Huntsman LLC's guarantor subsidiaries executed supplemental indentures to guarantee all of our outstanding debt securities.

  •
  In December 2005, the Huntsman Advanced Materials Minority Interest Transaction was completed, pursuant to which

  •
  Huntsman Corporation agreed to pay $125 million to affiliates of SISU Capital Limited and other third parties to acquire the 9.7% of the equity of Huntsman Advanced Materials that it did not already own;

  •
  we amended our senior secured credit facilities and increased our existing Dollar Term Loan by $350 million;

  •
  Huntsman Corporation used proceeds from the increased Dollar Term Loan, together with approximately $74 million of cash on hand, to acquire the equity interest in Huntsman Advanced Materials, to redeem Huntsman Advanced Materials' $250 million of outstanding 11% senior secured notes due 2010, to pay $35.6 million in call premiums plus accrued interest, and to pay other related costs; and

  •
  Huntsman Corporation then contributed its 100% ownership interest in Huntsman Advanced Materials to us

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. On June 30, 2006, we completed the Textile Effects Acquisition pursuant to which we acquired Ciba's global textile effects business. On December 29, 2006, we sold our European base chemicals and polymers business to SABIC. For more information concerning these transactions, see "Note 3. Discontinued Operations" and "Note 4. Business Dispositions and Combination."

ACCOUNTING FOR CERTAIN TRANSACTIONS

        The Affiliate Mergers and the contribution of Huntsman Corporation's ownership interest in Huntsman Advanced Materials to us were accounted for as an exchange of shares between entities under common control similar to the pooling method. Our consolidated financial statements presented herein reflect the results of operations and cash flows as if Huntsman International Holdings, Huntsman LLC, Huntsman Advanced Materials and our Company were combined for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

        Our consolidated financial statements include the accounts of our wholly-owned and majority-owned subsidiaries and any variable interest entities for which we are the primary beneficiary. All intercompany accounts and transactions have been eliminated, except for intercompany sales between continuing and discontinued operations.

USE OF ESTIMATES

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

RECLASSIFICATIONS

        Certain amounts in the consolidated financial statements for prior periods have been reclassified to conform with the current presentation.

REVENUE RECOGNITION

        We generate substantially all of our revenues through sales in the open market and long-term supply agreements. We recognize revenue when it is realized or realizable and earned. Revenue for product sales is recognized when a sales arrangement exists, risk and title to the product transfer to the customer, collectibility is reasonably assured and pricing is fixed or determinable. The transfer of risk and title to the product to the customer usually occurs at the time shipment is made.

        Revenue arrangements that contain multiple deliverables, which relate primarily to licensing of technology, are evaluated in accordance with EITF Issue No. 00-21 Revenue Arrangements with Multiple Deliverables to determine whether the arrangements should be divided into separate units of accounting and how the arrangement consideration should be measured and allocated among the separate units of accounting.

COST OF GOODS SOLD

        We classify the costs of manufacturing and distributing our products as cost of goods sold. Manufacturing costs include variable costs, primarily raw materials and energy, and fixed expenses directly associated with production. Manufacturing costs also include, among other things, plant site operating costs and overhead, production planning and logistics costs, repair and maintenance costs, plant site purchasing costs, engineering and technical support costs, and depreciation and amortization expense. Distribution, freight and warehousing costs are also included in cost of goods sold.

CASH AND CASH EQUIVALENTS

        We consider cash in checking accounts and cash in short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash flows from discontinued operations are not presented separately in the accompanying consolidated statements of cash flows.

SECURITIZATION OF ACCOUNTS RECEIVABLE

        In connection with our A/R Securitization Program, we securitize certain trade receivables. The A/R Securitization Program is structured so that we grant a participating undivided interest in certain of our trade receivables to a qualified off-balance sheet entity, which is recognized as a sale of accounts receivable. We retain the servicing rights and a retained interest in the securitized receivables. Losses are recorded on the sale and are based on the carrying value of the receivables as allocated between the receivables sold and the retained interests and their relative fair value at the date of the transfer.

Retained interests are subsequently carried at fair value which is estimated based on the present value of expected cash flows, calculated using management's best estimates of key assumptions including credit losses and discount rates commensurate with the risks involved. For more information, see "Note 16. Securitization of Accounts Receivable."

INVENTORIES

        Inventories are stated at the lower of cost or market, with cost determined using last-in first-out, first-in first-out, and average costs methods for different components of inventory.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives or lease term as follows:

Buildings and equipment	10 - 60 years
Plant and equipment	3 - 25 years
Furniture, fixtures and leasehold improvements	5 - 20 years

        Interest expense capitalized as part of plant and equipment was $16.4 million, $9.3 million and $6.7 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Periodic maintenance and repairs applicable to major units of manufacturing facilities (a "turnaround") are accounted for on the deferral basis by capitalizing the costs of the turnaround and amortizing the costs over the estimated period until the next turnaround. Normal maintenance and repairs of plant and equipment are charged to expense as incurred. Renewals, betterments and major repairs that materially extend the useful life of the assets are capitalized, and the assets replaced, if any, are retired.

INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Investments in companies in which we exercise significant management influence, but do not control, are accounted for using the equity method. Investments in companies in which we do not exercise significant influence are accounted for using the cost method.

INTANGIBLE ASSETS AND GOODWILL

        Intangible assets are stated at cost (fair value at the time of acquisition) and are amortized using the straight-line method over the estimated useful lives or the life of the related agreement as follows:

Patents and technology	5 - 30 years
Trademarks	15 - 30 years
Licenses and other agreements	5 - 15 years
Other intangibles	5 - 15 years

        Goodwill represents costs in excess of fair values assigned to the underlying net assets of acquired businesses. Goodwill is not subject to any method of amortization, but is tested for impairment annually (at the beginning of the third quarter) and when events and circumstances indicate that an impairment may have occurred. When the fair value is less than the related carrying value of the related reporting unit, we are required to reduce the amount of goodwill through a charge to earnings. Fair value is estimated based on projected discounted cash flows.

OTHER NON-CURRENT ASSETS

        Other non-current assets consist primarily of spare parts, deferred debt issuance costs, the overfunded portion related to defined benefit plans for employees and capitalized turnaround costs. Debt issuance costs are amortized using the interest method over the term of the related debt.

CARRYING VALUE OF LONG-LIVED ASSETS

        We review long-lived assets and all amortizable intangible assets, other than goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Recoverability is based upon current and anticipated undiscounted cash flows, and we recognize an impairment when such estimated cash flows are less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value. Fair value is generally estimated by discounting estimated future cash flows using a discount rate commensurate with the risks involved. See "Note 3. Discontinued Operations" and "Note 11. Restructuring, Impairment and Plant Closing Costs."

FINANCIAL INSTRUMENTS

        The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The carrying value of the senior secured credit facilities of our subsidiaries approximates fair value since they bear interest at a variable rate plus an applicable margin. The fair value of the fixed rate and floating rate notes of our subsidiaries is estimated based on interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities. The fair value of government securities is estimated using prevailing market prices. See "Note 17. Fair Value of Financial Instruments."

INCOME TAXES

        We use the asset and liability method of accounting for income taxes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial and tax reporting purposes. We evaluate deferred tax assets to determine whether it is more likely than not that they will be realized. Valuation allowances have been established against the entire U.S., and a material portion of the non-U.S., deferred tax assets due to an uncertainty of realization. Valuation allowances are reviewed each period on a tax jurisdiction by tax jurisdiction basis to analyze whether there is sufficient positive or negative evidence to support a change in judgment about the realizability of the related deferred tax assets.

        Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as our branches for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. Effective January 1, 2006, Huntsman Advanced Materials foreign operations are no longer being treated as our branches and are not subject to U.S. taxation on their earnings until those earnings are repatriated to the U.S., similar to our other non-U.S. entities.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely.

DERIVATIVES AND HEDGING ACTIVITIES

        All derivatives, whether designated in hedging relationships or not, are recorded on the balance sheet at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged items are recognized in earnings. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income, to the extent effective, and will be recognized in the income statement when the hedged item affects earnings. Changes in the fair value of the hedge in the net investment of certain international operations are recorded in other comprehensive income, to the extent effective. We perform effectiveness assessments in order to use hedge accounting at each reporting period. For a derivative that does not qualify or has not been designated as a hedge, changes in fair value are recognized in earnings.

ENVIRONMENTAL EXPENDITURES

        Environmental related restoration and remediation costs are recorded as liabilities when site restoration and environmental remediation and clean-up obligations are either known or considered probable and the related costs can be reasonably estimated. Other environmental expenditures that are principally maintenance or preventative in nature are recorded when incurred are expensed or capitalized as appropriate. See "Note 21. Environmental, Health and Safety Matters."

ASSET RETIREMENT OBLIGATIONS

        We accrue for asset retirement obligations, which consist primarily of landfill closure costs and asbestos abatement costs, in the period in which the obligations are incurred. Asset retirement obligations are accrued at estimated fair value. When the liability is initially recorded, we capitalize the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its settlement value and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, we will recognize a gain or loss for any difference between the settlement amount and the liability recorded. See "Note 12. Asset Retirement Obligations."

PENSIONS AND POSTRETIREMENT BENEFITS

        In 2005, we changed the measurement date of our pension and postretirement benefit obligations from December 31 to November 30. We believe the one-month change of the measurement date improves internal control procedures by allowing more time to review the completeness and accuracy of the actuarial benefit information. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit, net of tax of $1.5 million, of $4.2 million recorded as of January 1, 2005. See "Note 18. Employee Benefit Plans."

RESEARCH AND DEVELOPMENT

        Research and development costs are expensed as incurred.

FOREIGN CURRENCY TRANSLATION

        The accounts of our operating subsidiaries outside of the U.S., except for those operating in highly inflationary economic environments, consider local currency to be the functional currency. Accordingly, assets and liabilities are translated at rates prevailing at the balance sheet date. Revenues, expenses, gains and losses are translated at a weighted average rate for the period. Cumulative translation adjustments are recorded to stockholders' equity as a component of accumulated other comprehensive income (loss).

        Subsidiaries that operate in economic environments that are highly inflationary consider the U.S. dollar to be the functional currency and include gains and losses from remeasurement to the U.S. dollar from the local currency in the statement of operations. The accounts of certain finance subsidiaries outside of the U.S. also consider the U.S. dollar to be the functional currency.

        Transaction gains and losses are recorded in the statement of operations and were a net loss of $0.5 million, a net loss of $29.1 million and a net gain of $116.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

STOCK-BASED COMPENSATION

        We adopted SFAS No. 123R, Share-Based Payment, on January 1, 2005. SFAS No. 123R requires entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which the employee is required to provide services in exchange for the award. We have applied this standard prospectively to share-based awards. We were allocated share-based compensation expenses of $18.4 million and $9.5 million during the year ended December 31, 2006 and 2005, respectively. We did not have share-based awards prior to the awards issued in connection with Huntsman Corporation's initial public offering in 2005.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

        We adopted SFAS No. 151, Inventory Costs—an amendment of ARB No. 43, on January 1, 2006. SFAS No. 151 requires abnormal amounts of idle facility expense, freight costs, handling costs and wasted material expense to be recognized as current-period charges. It also requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS No. 151 did not have an impact on our consolidated financial statements.

        We adopted SFAS No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, on January 1, 2006. SFAS No. 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change or unless specific transition provisions are proscribed in the accounting pronouncements. SFAS No. 154 does not change the accounting guidance for reporting a correction of an error in previously issued financial statements or a change in accounting estimate. We will apply this standard prospectively.

        In September 2005, the EITF reached a consensus on Issue No. 04-13, Accounting for Purchase and Sales of Inventory with the Same Counterparty, which requires companies to recognize an exchange of finished goods for raw materials or work-in-process within the same line of business at fair value. All other exchanges of inventory should be reflected at the carrying amounts. This pronouncement is effective for transactions entered into or modified after March 31, 2006. The adoption of EITF Issue No. 04-13 did not have a significant impact on our consolidated financial statements.

        In June 2006, the EITF reached a consensus on Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43, that concludes that an employee's right to a compensated absence under a sabbatical or other similar benefit arrangement accumulates; therefore, such benefits should be accrued over the required service period. This pronouncement is effective for fiscal years beginning after December 15, 2006. The adoption of this pronouncement is not expected to have a significant impact on our consolidated financial statements.

        In June 2006, the FASB issued FIN 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This interpretation is effective for fiscal years beginning after December 15, 2006. We expect the cumulative effect of changes in accounting principle for adoption of FIN 48 in the first quarter 2007 to be immaterial.

        In June 2006, the EITF reached a consensus on Issue 06-3, How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation), that concludes that the presentation of taxes within the Issue's scope is an accounting policy decision that should be disclosed. If the taxes are reported on a gross basis, companies are required to disclose the amounts of those taxes if such amounts are deemed significant. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2006. We currently present taxes within the scope of this Issue on a net basis.

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are reviewing SFAS No. 157 to determine the statement's impact on our consolidated financial statements.

        In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires us to recognize the overfunded or underfunded status of our defined benefit postretirement plan(s) (other than multiemployer plans) as an asset or liability in our statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. In addition, effective for fiscal years ending after December 15, 2008, SFAS No. 158 requires a company to measure the funded status of a plan as of the date of its year-end statement of financial position. As of the end of 2008, we will be required to measure the funded status of our plans as of December 31. For further information regarding the impact of adopting this accounting standard, see "Note 18. Employee Benefit Plans."

        In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108 ("SAB 108") which provides guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 requires entities to quantify the effects of unadjusted errors using both a balance sheet and an income statement approach. Entities are required to evaluate whether either approach results in a quantifying misstatement that is material. We adopted SAB 108 effective 2006. The adoption of SAB 108 did not have an impact on our consolidated financial statements.

        In September 2006, the FASB issued FAS Staff Position ("FSP") No. AUG AIR-1, Accounting for Planned Major Maintenance Activities. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities and is effective for fiscal years beginning after December 15, 2006. We do not expect the adoption of this FSP to have a significant impact on our consolidated financial statements.

        In December 2006, the FASB issued FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. This FSP requires that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement should be separately recognized and measured in accordance with SFAS No. 5, Accounting for Contingencies. This FSP is effective immediately for registration payment arrangements that are entered into or modified subsequent to the FSP issuance date. For registration statements that were entered into prior to the issuance date, this guidance is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within that fiscal year. On November 13, 2006, we completed an offering of subordinated notes which contains a registration payment arrangement. See "Note 14. Debt." We are evaluating the impact of this FSP as it relates to our November 13, 2006 note offering but do not believe the adoption of this FSP will have a significant impact on our consolidated financial statements.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. SFAS No. 159 permits companies to choose to measure many financial instruments and certain other items at fair value in order to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. We are evaluating SFAS No. 159 to determine the statement's impact on our consolidated financial statements.

3. DISCONTINUED OPERATIONS

EUROPEAN BASE CHEMICALS AND POLYMERS BUSINESS

        On December 29, 2006, we completed the U.K. Petrochemicals Disposition in which we sold all of the outstanding equity interests of Huntsman Petrochemicals (UK) Limited for an aggregate purchase price of $685 million in cash plus the assumption by the purchaser of approximately $126 million in unfunded pension liabilities. The final sales price is subject to agreement by SABIC on adjustments relating to working capital, investment in our LDPE plant currently under construction in Wilton, U.K. and unfunded pension liabilities. As a result of this transaction, SABIC acquired our European base chemicals and polymers business. The transaction did not include our Teesside, U.K.-based Pigments operations or the Wilton, U.K.-based aniline and nitrobenzene operations of our Polyurethanes segment. We used the net proceeds from the transaction to legally defease the remaining $250 million outstanding principal amount of our 9.875% senior notes due 2009 and to repay $400 million of the debt under our Senior Credit Facilities.

        The results of operations of our European base chemicals and polymers business for current and prior periods have been classified as discontinued operations in our financial statements in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The carrying value of assets and liabilities sold at December 29, 2006 was as follows (dollars in millions):

ASSETS
Accounts and notes receivable, net	$264.1
Inventories, net	162.4
Other current assets	12.7
Property, plant and equipment, net	538.9
Other noncurrent assets	57.9

Total assets	1,036.0

LIABILITIES
Accounts payable	190.5
Other current liabilities	111.5
Other noncurrent liabilities	61.4

Total liabilities	363.4

Net assets	$672.6

        The following results of our European base chemicals and polymers business have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2006	2005	2004
Revenues	$2,524.6	$2,284.7	$1,863.9
Costs and expenses	(2,406.6)	(2,186.0)	(1,719.4)
Loss on disposal	(280.1)	—	—

Operating income	(162.1)	98.7	144.5
Income tax expense	(34.0)	(29.6)	(43.4)

(Loss) income from discontinued operations, net of tax	$(196.1)	$69.1	$101.1

        The loss on disposal in 2006 includes the third quarter 2006 impairment of long-lived assets of $260.2 million resulting from the write-down of these assets to the selling price, less estimated cost to sell. In connection with the U.K. Petrochemical Disposition, we agreed to make payments to SABIC of approximately $35 million (£18 million) related to the transfer of pension plan assets and liabilities. We accrued this liability in connection with the sale transaction and expect to fund the obligation in the first half of 2007. The final sales price of the U.K. Petrochemical Disposition is also subject to adjustments relating to working capital and investment in the LDPE plant currently under construction in Wilton U.K. We have accrued a liability relating to these adjustments of $14.5 million and expect to fund this obligation in the first half of 2007. In addition, we expect to incur a pension settlement loss of approximately $16 million during 2007. The European base chemicals and polymers business is reported in our Base Chemicals operating segment in the accompanying consolidated financial statements.

        In connection with the sale, we agreed to indemnify the buyer with respect to any losses resulting from any environmental liability related to the pre-sale operations of the assets sold. These indemnities have various payment thresholds and time limits depending on the site and type of claim. Generally, we are not required to pay under these indemnification obligations until claims against us exceed £0.1 million (approximately $0.2 million at December 31, 2006) individually or £1.0 million (approximately $2.0 million at December 31, 2006) in the aggregate. We also agreed to indemnify the buyer with respect to certain tax liabilities. Our maximum exposure generally shall not exceed $600 million in the aggregate. We believe that there is a remote likelihood that we will be required to pay any significant amounts under the indemnity provision. As a result, we have estimated that the fair value of this indemnity at the date of the closing of the sale is minimal, and accordingly, no amounts have been recorded.

TDI BUSINESS

        On July 6, 2005, we sold our TDI business. The sale involved the transfer of our TDI customer list and sales contracts. We discontinued the use of our remaining TDI assets. TDI has been accounted for as a discontinued operation under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Accordingly, the following results of TDI have been presented as discontinued operations in the accompanying consolidated statements of operations (dollars in millions):

	Year ended December 31,
	2006	2005	2004
Revenues	$—	$24.4	$59.4
Costs and expenses	(1.9)	(31.9)	(67.2)
Loss on disposal	—	(36.4)	—

Operating loss	(1.9)	(43.9)	(7.8)
Income tax (expense) benefit	—	—	—

Loss from discontinued operations, net of tax	$(1.9)	$(43.9)	$(7.8)

        The loss on disposal of $36.4 million for the year ended December 31, 2005 included an impairment of long-lived assets of $24.7 million. We expect to incur approximately $0.4 million of additional costs related to the TDI transaction through the first quarter of 2007. The TDI business is reported in our Polyurethanes segment.

4. BUSINESS DISPOSITIONS AND COMBINATIONS

SALE OF U.S. BUTADIENE AND MTBE BUSINESS

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE business operated by our Base Chemicals segment. The total sales price was approximately $274 million, of which $204.0 million was paid to us during 2006. The additional $70 million will be payable to us after the restart of our Port Arthur, Texas olefins unit that was damaged in a fire (see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire") and the related resumption of crude butadiene supply; provided that we achieve certain intermediate steps toward restarting the plant and the restart occurs within 30 months of this sale. In connection with this sale, we recognized a pre-tax gain of $90.3 million, of which $9.5 million was due to the liquidation of LIFO reserves. We expect to recognize an additional pre-tax gain of $70 million upon completion of the conditions referenced above.

        The carrying values of the major assets and liabilities sold at June 27, 2006 were as follows (dollars in millions):

ASSETS
Accounts and notes receivable, net	$80.3
Inventories, net	12.7
Other current assets	2.6
Property, plant and equipment, net	83.2
Other noncurrent assets	2.0

Total assets	180.8

LIABILITIES
Accounts payable	65.7
Accrued liabilities	0.1
Other noncurrent liabilities	1.3

Total liabilities	67.1

Net assets	$113.7

        The results of operations of this business were not classified as a discontinued operation under applicable accounting rules because of the expected continuing cash flows from the MTBE business we continue to operate in our Polyurethanes segment.

        In connection with the sale, we indemnified the buyer with respect to any losses resulting from (i) the breach of representations and warranties contained in the asset purchase agreement, (ii) any pre-sale liabilities related to the pre-sale operations of the assets sold not assumed by the buyer, and (iii) any environmental liability related to the pre-sale operations of the assets sold. We are not required to pay under these indemnification obligations until claims against us exceed $5 million. Upon exceeding this $5 million threshold, we generally are obligated to provide indemnification for any losses in excess of $5 million, up to a limit of $137.5 million. We believe that there is a remote likelihood that we will be required to pay any significant amounts under the indemnity provision. As a result, we have estimated that the fair value of this indemnity at the date of the closing of the sale is minimal, and accordingly, no amounts have been recorded.

TEXTILE EFFECTS ACQUISITION

        On June 30, 2006, we acquired Ciba's textile effects business for approximately $172.1 million (CHF 215 million) in cash, of which $139.2 million was paid on June 30, 2006 and $32.9 million was paid on July 3, 2006. This purchase price is subject to finalization of post-closing working capital adjustments, which are currently estimated to be $21.4 million. The operating results of the textile effects business have been consolidated with our operating results beginning on July 1, 2006 and are reported with our advanced materials operations as part of our Materials and Effects segment.

        We have accounted for the Textile Effects Acquisition using the purchase method in accordance with SFAS No. 141, Business Combinations. As such, we analyzed the fair value of tangible and intangible assets acquired and liabilities assumed, and we determined the excess of fair value of net assets acquired over cost. Because the fair value of the acquired assets and liabilities assumed exceeded the acquisition price, the valuation of the long-lived assets acquired was reduced to zero in accordance with SFAS No. 141. Accordingly, no basis was assigned to property, plant and equipment or any other non-current assets and the remaining excess was recorded as an extraordinary gain, net of taxes (which were not applicable because the gain was recorded in purchase accounting). The preliminary allocation of the purchase price to the assets and liabilities acquired is summarized as follows (dollars in millions):

Acquisition cost:
Acquisition payment, exclusive of post-closing working capital adjustment	$172.1
Estimated post-closing working capital adjustment	(21.4)
Direct costs of acquisition	12.5

Total acquisition costs	163.2

Fair value of assets acquired and liabilities assumed:
Cash	7.7
Accounts receivable	253.7
Inventories	233.6
Prepaid expenses and other current assets	12.6
Deferred taxes	2.3
Accounts payable	(95.8)
Accrued liabilities	(34.3)
Short-term debt	(5.0)
Noncurrent liabilities	(155.7)

Total fair value of net assets acquired	219.1

Extraordinary gain on the acquisition of a business—excess of fair value of net assets acquired over cost	$55.9

        This purchase price allocation is preliminary pending finalization of the determination of the fair value of assets acquired and liabilities assumed, including final valuation of working capital acquired, finalization of restructuring plans, estimates of asset retirement obligations and determination of related deferred taxes. We are assessing and formulating plans to exit certain activities of the textile effects business and expect to involuntarily terminate the employment of, or relocate, certain textile effects employees. We estimate that we will eliminate up to 650 positions and will create approximately 300 new positions, globally. These plans include the exit of various manufacturing, sales and administrative activities throughout the business through 2009. This preliminary purchase price allocation includes recorded liabilities for workforce reduction, non-cancelable lease termination costs, demolition and decommissioning and other restructuring costs of $65.4 million, $3.4 million, $1.5 million and $4.8 million, respectively. We have not yet finalized plans to exit certain business activities and may record additional liabilities for workforce reduction, or other restructuring costs as these plans are finalized. We expect that it is reasonably possible that material changes to the allocation could occur. Any changes to our purchase price allocation will be recorded as an adjustment to the extraordinary gain in future periods.

        The following table reflects our results of operations on an unaudited pro forma basis as if the Textile Effects Acquisition had been completed at the beginning of each period presented utilizing historical results (dollars in millions):

	For the years ended December 31,
	2006	2005	2004
Revenues	$11,142.1	$11,699.9	$10,602.8
Income (loss) before extraordinary gain and accounting accounting change	196.9	199.2	(190.9)
Net income (loss)	252.8	227.6	(135.0)

        Our pro forma net income (loss) reflects an extraordinary gain on the Textile Effects Acquisition of $55.9 million for the years ended December 31, 2006, 2005 and 2004.

HUNTSMAN ADVANCED MATERIALS ACQUISITION

        On June 30, 2003, Huntsman Corporation acquired 88.2% of the equity of Huntsman Advanced Materials for total consideration of $521.8 million and began reporting Huntsman Advanced Materials as a consolidated subsidiary. On March 19, 2004, Huntsman Corporation acquired an additional 2.1% equity in Huntsman Advanced Materials for $7.2 million. On December 20, 2005, Huntsman Corporation acquired the remaining 9.7% ownership interest in Huntsman Advanced Materials for $124.8 million. Subsequent to December 20, 2005, we own 100% of Huntsman Advanced Materials. We have accounted for this step acquisition using the purchase method. The allocation of the December 20, 2005 purchase price to the assets and liabilities of Huntsman Advanced Materials is summarized as follows (dollars in millions):

Cash	$2.3
Property, plant and equipment	10.9
Goodwill	88.0
Intangible assets	3.2
Deferred taxes	(0.3)
Noncurrent liabilities	(0.6)
Accumulated other comprehensive income	(2.3)

Total fair value of net assets acquired	101.2
Reversal of minority interest	23.6

Cash paid for acquisition	$124.8

        The acquired intangible assets represent trademarks and patents which have a weighted-average useful life of approximately 15 - 30 years. The goodwill, none of which is deductible for tax purposes, was assigned to the Materials and Effects segment.

5. INVENTORIES

        Inventories consisted of the following (dollars in millions):

	December 31,
	2006	2005
Raw materials and supplies	$320.1	$374.1
Work in progress	109.8	82.1
Finished goods	1,204.3	972.7

Total	1,634.2	1,428.9
LIFO reserves	(114.1)	(119.7)

Net	$1,520.1	$1,309.2

        As of December 31, 2006 and 2005, approximately 16% and 15%, respectively, of inventories were recorded using the LIFO cost method. At December 31, 2006 and 2005, the excess of current cost over the stated LIFO value was $114.1 million and $119.7 million, respectively.

        For the years ended December 31, 2006, 2005, and 2004, inventory quantities were reduced, resulting in a liquidation of certain LIFO inventory layers carried at costs that were lower than the cost of current purchases, the effect of which reduced cost of sales by approximately $0.1 million, $0.8 million and $2.0 million, respectively.

        In the normal course of operations, we at times exchange raw materials and finished goods with other companies for similar inventories for the purpose of reducing transportation costs. The net open exchange positions are valued at our cost. Net amounts deducted from or added to inventory under open exchange agreements, which represent the net amounts payable or receivable by us under open exchange agreements, were approximately $9.7 million receivable and $3.8 million payable (30.9 million and 8.8 million pounds of feedstock and products) at December 31, 2006 and 2005, respectively.

6. PROPERTY, PLANT AND EQUIPMENT

        The cost and accumulated depreciation of property, plant and equipment were as follows (dollars in millions):

	December 31,
	2006	2005
Land	$121.1	$139.0
Buildings	571.5	516.9
Plant and equipment	5,751.9	6,297.4
Construction in progress	303.5	321.5

Total	6,748.0	7,274.8
Less accumulated depreciation	(2,918.5)	(2,938.1)

Net	$3,829.5	$4,336.7

        Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $402.8 million, $436.8 million and $452.1 million, respectively, of which $45.7 million, $59.6 million and $60.6 million related to discontinued operations, respectively.

        Property, plant and equipment includes gross assets acquired under capital leases of $20.3 million and $21.6 million at December 31, 2006 and 2005, respectively; related amounts included in accumulated depreciation were $10.0 million and $8.5 million at December 31, 2006 and 2005, respectively.

7. INVESTMENT IN UNCONSOLIDATED AFFILIATES

        Our ownership percentage and investment in unconsolidated affiliates were as follows (dollars in millions):

	December 31,
	2006	2005
Equity Method:
Polystyrene Australia Pty Ltd. (50%)	$3.3	$3.3
Arabian Polyol Ltd (40)%	3.9	3.5
Sasol-Huntsman GmbH and Co. KG (50%)	28.9	22.6
Louisiana Pigment Company, L.P. (50%)	115.0	116.8
BASF Huntsman Shanghai Isocyanate Investment BV (50%)(1)	46.1	25.9
Others	1.3	1.0

Total equity method investments	198.5	173.1
Cost Method:
Gulf Advanced Chemicals Industry Corporation (4.35%)	2.5	2.5

Total investments	$201.0	$175.6

(1)
We own 50% of BASF Huntsman Shanghai Isocyanate Investment BV. BASF Huntsman Shanghai Isocyanate Investment BV owns a 70% interest in SLIC, thus giving us an indirect 35% interest in SLIC.

Summarized Financial Information of Unconsolidated Affiliates

        Summarized applicable financial information of Sasol-Huntsman GmbH and Co KG as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is presented below (dollars in millions):

	2006	2005	2004
Current assets	$26.9	$19.3
Noncurrent assets	46.6	74.7
Current liabilities	3.6	7.6
Noncurrent liabilities	8.5	41.2
Revenues	91.3	58.9	$58.1
Gross profit	22.8	12.1	11.9
Net income	7.3	15.9	5.3

        Summarized applicable financial information of our remaining unconsolidated affiliates, Louisiana Pigment Company, Rubicon LLC (for periods prior to its consolidation on January 1, 2005), BASF Huntsman Shanghai Isocyanate Investment BV and Polystyrene Australia Pty Ltd. as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 is presented below (dollars in millions):

	2006	2005	2004
Assets	$357.7	$337.1
Liabilities	37.7	44.8
Revenues	334.1	299.8	$1,055.5
Net income	0.1	0.4	2.9

8. INTANGIBLE ASSETS

        The gross carrying amount and accumulated amortization of intangible assets were as follows (dollars in millions):

	December 31, 2006			December 31, 2005
	Carrying Amount	Accumulated Amortization	Net	Carrying Amount	Accumulated Amortization	Net
Patents, trademarks, and technology	$356.2	$195.0	$161.2	$367.8	$172.1	$195.7
Licenses and other agreements	39.4	13.3	26.1	29.2	14.5	14.7
Non-compete agreements	17.7	17.4	0.3	17.8	15.6	2.2
Other intangibles	18.1	13.1	5.0	21.1	11.7	9.4

Total	$431.4	$238.8	$192.6	$435.9	$213.9	$222.0

        During 2006 and 2005, we reversed certain valuation allowances on deferred tax assets related to prior acquisitions and recorded a corresponding reduction to intangible assets of approximately $1.1 million and $0.8 million, respectively.

        Our amortization expense was $29.1 million, $28.4 million and $37.1 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Our estimated future amortization expense for intangible assets over the next five years is as follows (dollars in millions):

Year ending December 31:
2007	$28.3
2008	27.0
2009	26.7
2010	26.4
2011	20.3

9. OTHER NONCURRENT ASSETS

        Other noncurrent assets consisted of the following (dollars in millions):

	December 31,
	2006	2005
Prepaid pension costs	$69.4	$244.9
Debt issuance costs	35.0	43.0
Capitalized turnaround costs	40.4	83.5
Spare parts inventory	89.9	121.5
Catalyst assets	14.7	16.6
Deposits	17.7	15.2
Other noncurrent assets	109.5	111.3

Total	$376.6	$636.0

        Amortization expense of catalyst assets for the years ended December 31, 2006, 2005 and 2004 was $7.2 million, $8.7 million and $9.8 million, respectively.

10. ACCRUED LIABILITIES

        Accrued liabilities consisted of the following (dollars in millions):

	December 31,
	2006	2005
Payroll, severance and related costs	$120.1	$108.8
Interest	50.8	93.9
Volume and rebate accruals	97.0	88.1
Income taxes	72.9	64.0
Taxes (property and VAT)	80.4	87.6
Restructuring and plant closing costs	47.0	55.2
Environmental accruals	6.1	7.1
Deferred gain on insurance recovery	93.6	—
Pension liabilities	9.8	21.8
Self-insured casualty loss reserves	19.2	16.6
Other miscellaneous accruals	244.8	189.2

Total	$841.7	$732.3

11. RESTRUCTURING, IMPAIRMENT AND PLANT CLOSING COSTS

        While we continuously focus on identifying opportunities to reduce our operating costs and maximize our operating efficiency, we have substantially implemented our comprehensive global cost reduction program, referred to as "Project Coronado." Project Coronado was a program designed to reduce our annual fixed manufacturing and selling, general and administrative costs, as measured at 2002 levels, by $200 million. In connection with Project Coronado, we announced the closure of eight smaller, less competitive manufacturing units in our Polyurethanes, Materials and Effects, Performance Products and Pigments segments. These and other actions have resulted in the reduction of approximately 1,500 positions in these businesses since 2000.

        As of December 31, 2006, 2005 and 2004, accrued restructuring, impairment and plant closing costs by type of cost and initiative consisted of the following (dollars in millions):

	Workforce reductions(1)	Demolition and decommissioning	Non-cancelable lease costs	Other restructuring costs	Total(2)
Accrued liabilities as of January 1, 2004	$66.4	$4.1	$0.2	$6.1	$76.8
Partial reversal of Advanced Materials opening balance sheet liabilities	(2.9)	—	(0.6)	0.7	(2.8)
2004 charges for 2003 initiatives	25.1	—	—	0.4	25.5
2004 charges for 2004 initiatives	90.1	4.9	6.4	18.0	119.4
2004 payments for 2003 initiatives	(48.0)	—	(0.4)	(3.0)	(51.4)
2004 payments for 2004 initiatives	(29.2)	(0.6)	—	(4.6)	(34.4)
Non-cash settlements	—	—	(0.5)	—	(0.5)
Net activity of discontinued operations	14.8	—	—	—	14.8
Foreign currency effect on reserve balance	5.7	—	—	—	5.7

Accrued liabilities as of December 31, 2004	122.0	8.4	5.1	17.6	153.1
2005 charges for 2003 initiatives	11.8	—	2.5	0.1	14.4
2005 charges for 2004 initiatives	21.2	0.5	0.6	13.4	35.7
2005 charges for 2005 initiatives	13.6	—	—	0.2	13.8
Reversal of reserves no longer required	(6.3)	(0.1)	(0.8)	(1.2)	(8.4)
Partial reversal of Advanced Materials opening balance sheet liabilities	(3.7)	(0.8)	—	(0.8)	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	(0.4)
2005 payments for 2003 initiatives	(22.1)	(0.2)	(0.2)	(1.0)	(23.5)
2005 payments for 2004 initiatives	(60.8)	(1.7)	(0.4)	(11.8)	(74.7)
2005 payments for 2005 initiatives	(1.0)	—	—	(0.9)	(1.9)
Net activity of discontinued operations	(8.2)	—	—	—	(8.2)
Foreign currency effect on reserve balance	(11.9)	(0.3)	(0.3)	(3.8)	(16.3)

Accrued liabilities as of December 31, 2005	54.2	5.8	6.5	11.8	78.3
Textile Effects opening balance sheet liabilities at June 30, 2006	65.4	1.5	3.4	4.8	75.1
2006 charges for 2003 initiatives	3.0	—	—	0.1	3.1
2006 charges for 2004 initiatives	4.1	0.2	—	0.2	4.5
2006 charges for 2005 initiatives	1.4	—	—	0.2	1.6
2006 charges for 2006 initiatives	2.1	—	—	—	2.1
Reversal of reserves no longer required and liability reclassifications	(10.0)	(4.7)	(0.6)	—	(15.3)
Partial reversal of Advanced Materials opening balance sheet liabilities	(2.9)	—	—	—	(2.9)
2006 payments for 2003 initiatives	(8.6)	—	(0.2)	(0.3)	(9.1)
2006 payments for 2004 initiatives	(17.5)	(2.8)	(0.7)	(0.4)	(21.4)
2006 payments for 2005 initiatives	(9.8)	—	—	(0.9)	(10.7)
2006 payments for 2006 initiatives	(1.4)	—	—	—	(1.4)
Net activity of discontinued operations	(7.1)	—	—	—	(7.1)
Foreign currency effect on reserve balance	3.5	0.3	0.3	1.2	5.3

Accrued liabilities as of December 31, 2006	$76.4	$0.3	$8.7	$16.7	$102.1

(1)
With the exception of liabilities recorded in connection with business combinations, accrued liabilities classified as workforce reductions consist primarily of restructuring programs involving ongoing termination benefit arrangements and restructuring programs involving special termination benefits. Accordingly, the related liabilities were accrued as a one-time charge to earnings in accordance with SFAS No. 112, Employers' Accounting for Postemployment Benefits and with SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,

  respectively. The remaining accrued liabilities related to these charges of $11.4 million represent workforce reductions to be paid by the end of 2011. Liabilities for workforce reductions recorded in connection with business combinations were accrued in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination, and are expected to be paid through 2009. Of the total workforce reduction reserves of $76.4 million, $64.3 million relates to 654 positions that have not been terminated as of December 31, 2006.

(2)
Accrued liabilities by initiatives were as follows (dollars in millions):

	December 31, 2006	December 31, 2005
2001 initiatives	$1.4	$1.4
2003 initiatives	15.8	28.4
2004 initiatives	12.2	47.7
2005 initiatives	1.4	11.6
2006 initiatives	76.2	—
Foreign currency effect on reserve balance	(4.9)	(10.8)

Total	$102.1	$78.3

        Details with respect to our reserves for restructuring, impairment and plant closing costs are provided below by segment and initiative (dollars in millions):

	Polyurethanes	Materials and Effects	Performance Products	Pigments	Polymers	Base Chemicals	Corporate & Other	Total
Accrued liabilities as of January 1, 2004	$15.8	$51.5	$2.4	$4.3	$2.8	$—	$—	$76.8
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(2.8)	—	—	—	—	—	(2.8)
2004 charges for 2003 initiatives	10.0	—	0.4	14.5	0.6	—	—	25.5
2004 charges for 2004 initiatives	16.4	9.0	56.6	27.3	9.4	0.3	0.4	119.4
2004 payments for 2003 initiatives	(11.5)	(26.0)	(2.4)	(10.9)	(0.6)	—	—	(51.4)
2004 payments for 2004 initiatives	(11.8)	(0.1)	(1.4)	(14.3)	(6.4)	—	(0.4)	(34.4)
Non-cash settlements	—	(0.5)	—	—	—	—	—	(0.5)
Net activity of discontinued operations	—	—	—	—	—	14.8	—	14.8
Foreign currency effect on reserve balance	0.1	1.9	2.6	1.1	—	—	—	5.7

Accrued liabilities as of December 31, 2004	19.0	33.0	58.2	22.0	5.8	15.1	—	153.1
2005 charges for 2003 initiatives	4.1	0.2	—	10.1	—	—	—	14.4
2005 charges for 2004 initiatives	4.4	0.3	6.9	18.8	3.4	0.7	1.2	35.7
2005 charges for 2005 initiatives	—	0.4	4.0	2.6	—	6.8	—	13.8
Reversal of reserves no longer required	(2.1)	(2.9)	(0.4)	(2.8)	(0.1)	(0.1)	—	(8.4)
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(5.3)	—	—	—	—	—	(5.3)
2005 payments for 2001 initiatives	(0.4)	—	—	—	—	—	—	(0.4)
2005 payments for 2003 initiatives	(4.5)	(8.1)	(0.8)	(10.1)	—	—	—	(23.5)
2005 payments for 2004 initiatives	(6.3)	(7.7)	(33.6)	(20.7)	(5.2)	—	(1.2)	(74.7)
2005 payments for 2005 initiatives	—	(0.6)	(0.1)	(0.9)	—	(0.3)	—	(1.9)
Net activity of discontinued operations	—	—	—	—	—	(8.2)	—	(8.2)
Foreign currency effect on reserve balance	(3.3)	(1.5)	(8.6)	(2.4)	(0.5)	—	—	(16.3)

Accrued liabilities as of December 31, 2005	10.9	7.8	25.6	16.6	3.4	14.0	—	78.3
Textile Effects opening balance sheet liabilities at June 30, 2006	—	75.1	—	—	—	—	—	75.1
2006 charges for 2003 initiatives	—	0.3	—	2.8	—	—	—	3.1
2006 charges for 2004 initiatives	0.2	0.2	0.8	3.3	—	—	—	4.5
2006 charges for 2005 initiatives	—	—	1.3	0.3	—	—	—	1.6
2006 charges for 2006 initiatives	—	2.1	—	—	—	—	—	2.1
Reversal of reserves no longer required and liability reclassifications	(0.9)	(0.7)	(6.9)	(2.6)	(3.1)	(1.1)	—	(15.3)
Partial reversal of Advanced Materials opening balance sheet liabilities	—	(2.9)	—	—	—	—	—	(2.9)
2006 payments for 2003 initiatives	(2.8)	(1.9)	—	(4.4)	—	—	—	(9.1)
2006 payments for 2004 initiatives	(1.2)	(0.5)	(11.0)	(8.4)	(0.3)	—	—	(21.4)
2006 payments for 2005 initiatives	(0.4)	(1.1)	(4.3)	(0.8)	—	(4.1)	—	(10.7)
2006 payments for 2006 initiatives	—	(1.4)	—	—	—	—	—	(1.4)
Net activity of discontinued operations	—	—	—	—	—	(7.1)	—	(7.1)
Foreign currency effect on reserve balance	0.8	1.5	1.9	1.1	—	—	—	5.3

Accrued liabilities as of December 31, 2006	$6.6	$78.5	$7.4	$7.9	$—	$1.7	$—	$102.1

Current portion of restructuring reserve	$2.7	$32.2	$6.2	$4.2	$—	$1.7	$—	$47.0
Long-term portion of restructuring reserve	3.9	46.3	1.2	3.7	—	—	—	55.1
Estimated additional future charges for current restructuring projects:
Estimated additional charges within one year	$—	$0.3	$—	$4.1	$17.3	$—	$—	$21.7
Estimated additional charges beyond one year	—	—	—	4.0	8.0	—	—	12.0

        Details with respect to cash and non-cash restructuring charges for the years ended December 31, 2004, 2005 and 2006 by initiative are provided below (dollars in millions):

Cash charges:
2004 charges for 2003 initiatives	$25.5
2004 charges for 2004 initiatives	119.4
Non-cash charges	138.0

Total 2004 Restructuring, Impairment and Plant Closing Costs	$282.9

Cash charges:
2005 charges for 2003 initiatives	$14.4
2005 charges for 2004 initiatives	35.7
2005 charges for 2005 initiatives	13.8
Reversals of reserves no longer required	(8.4)
Non-cash charges	58.6

Total 2005 Restructuring, Impairment and Plant Closing Costs	$114.1

Cash charges:
2006 charges for 2003 initiatives	$3.1
2006 charges for 2004 initiatives	4.5
2006 charges for 2005 initiatives	1.6
2006 charges for 2006 initiatives	2.1
Reversal of reserves no longer required	(9.4)
Non-cash charges	18.1

Total 2006 Restructuring, Impairment and Plant Closing Costs	$20.0

2006 RESTRUCTURING ACTIVITIES

        As of December 31, 2006, our Polyurethanes segment restructuring reserve consisted of $6.6 million related to restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003).

        As of December 31, 2006, our Materials and Effects segment restructuring reserve consisted of $78.5 million related to opening balance sheet liabilities from the Textile Effects Acquisition, the restructuring programs implemented in association with the Huntsman Advanced Materials Transaction and the realignment and simplification of the commercial and technical organization. During 2006, we recorded $75.1 million of liabilities for workforce reduction, non-cancelable lease termination costs and demolition and decommissioning costs related to the Textile Effects Acquisition. For more information, see "Note 4. Business Dispositions and Combinations—Textile Effects Acquisition." In addition, our Materials and Effects segment reversed $2.9 million of reserves established in connection with the acquisition of our advanced materials business. This reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

        As of December 31, 2006, our Performance Products segment reserve consisted of $7.4 million related to various restructuring programs across our European surfactants business and the realignment of our Jefferson County, Texas operations. During 2006, $5.9 million was reclassified to pension liabilities.

        As of December 31, 2006, our Pigments segment reserve consisted of $7.9 million related to the global workforce reductions announced in 2003, and the reduction of our TiO2 production capacity announced in 2004. The reversal of workforce reduction reserves recorded by our Pigments segment during 2006 relates primarily to the project announced in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K., which was abandoned in connection with the sale of our European base chemicals and polymers business. These restructuring initiatives are expected to result in additional restructuring charges of $8.1 million through 2008.

        During 2006, our Polymers segment reversed $2.4 million of reserves related to demolition and decommissioning that were no longer required. In addition, we reversed $0.7 million of workforce reductions reserves in 2006 due primarily to differences between the estimated and actual termination payments. Also during 2006, our Polymers segment recorded a non-cash impairment charge of $7.5 million related to capital expenditures and turnaround costs associated with our Australian styrenics business that was previously impaired. The long-lived assets in this business were determined to be impaired in accordance with SFAS No. 144 and an impairment charge was recorded in 2005. Capital expenditures and turnaround costs in this business, which are necessary to maintain operations, are also considered to be impaired immediately after they are incurred. Management has evaluated the strategic and operational initiatives related to this business, and based upon the renegotiation of certain raw material supply agreements, has concluded to continue the operations of this business. Capital expenditures and turnaround costs related to this business are expected to result in additional charges of $25.3 million through 2009.

        As of December 31, 2006, our Base Chemicals segment reserve consisted of $1.7 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005. During 2006, a $9.4 million non-cash charge was recorded to write off fixed assets that were destroyed and unamortized turnaround costs that will no longer be utilized as a result of the fire at our Port Arthur, Texas facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire."

2005 RESTRUCTURING ACTIVITIES

        As of December 31, 2005, our Polyurethanes segment restructuring reserve consisted of $10.9 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2001).

        As of December 31, 2005, our Materials and Effects segment restructuring reserve consisted of $7.8 million related to the restructuring programs implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of the commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. During 2005, we assessed the remaining restructuring reserves established in association with the Huntsman Advanced Materials Transaction and other 2004 initiatives and concluded that $5.3 million and $2.9 million, respectively, were no longer necessary. Accordingly, we reversed these restructuring reserves during 2005. The Huntsman Advanced Materials Transaction reserve reversal was recorded as a reduction to property, plant and equipment in accordance with EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The reversal of the workforce reduction reserves for the other 2004 initiatives was recorded as a credit to earnings, and was primarily a result of the redeployment of employees whose positions were originally expected to be terminated in connection with the realignment of the commercial and technical organization.

        As of December 31, 2005, our Performance Products segment reserve consisted of $25.6 million related to various restructuring programs across our European surfactants business, including the closure of substantially all of our Whitehaven, U.K. surfactants facility, and the realignment of our Jefferson County, Texas operations.

        As of December 31, 2005, our Pigments segment reserve consisted of $16.6 million related to the global workforce reductions announced in 2003, the reduction of our TiO2 production capacity announced in 2004, and the announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K. The reversal of workforce reduction reserves recorded by our Pigments segment during 2005 was the result of revisions to original estimates based on newly available information and revisions to the scope and costs of two different ongoing restructuring projects following the combination of the two projects.

        As of December 31, 2005, our Polymers segment reserve consisted of $3.4 million related primarily to the closure of our phenol manufacturing unit in Australia and restructuring initiatives at Odessa, Texas. During the third quarter of 2005, we concluded that the long-lived assets of our Australian styrenics business were impaired as a result of disappointing performance and the lack of anticipated strengthening of the styrenics market. Accordingly, our Polymers segment recorded an impairment charge of $48.2 million during 2005 related to the Australian styrenics assets. The fair value of the Australian styrenics assets was determined based on estimated market prices.

        As of December 31, 2005, our Base Chemicals segment reserve consisted of $14.0 million related primarily to the restructuring of our Jefferson County, Texas operations, which was announced in August 2005, and workforce reductions arising from the announced changes in work shift schedules and in the engineering and support functions at our Wilton and North Tees, U.K. facilities. Also included in the reserve are amounts related to an announcement in July 2005 that our Pigments and Base Chemicals segments would establish a single U.K. headquarters in Teesside, U.K.

2004 RESTRUCTURING ACTIVITIES

        As of December 31, 2004, our Polyurethanes segment reserve consisted of $19.0 million related to various restructuring programs, including the closure of our West Deptford, New Jersey site (as announced in 2004), restructuring initiatives at the Rozenburg, Netherlands site (as announced in 2003), workforce reductions throughout our Polyurethanes segment (as announced in 2003), and the closure of our Shepton Mallet, U.K. site (as announced in 2002). During 2004, we recorded asset impairment charges of $10.5 million related to the closure of our West Deptford site.

        As of December 31, 2004, the Materials and Effects segment reserve consisted of $33.0 million related to the restructuring program implemented in association with the Huntsman Advanced Materials Transaction, the realignment and simplification of our commercial and technical organization and the closure of our Kaohsiung, Taiwan production facility. The restructuring program initiated with the Huntsman Advanced Materials Transaction included reductions in costs of the global supply chain, reductions in general and administrative costs across the business and the centralization of operations where efficiencies could be achieved. During 2004, the Materials and Effects segment reversed $2.8 million of restructuring reserves recorded in the Huntsman Advanced Materials Transaction that were no longer required and recorded a corresponding reduction to intangible assets.

        As of December 31, 2004, the Performance Products segment reserve consisted of $58.2 million primarily related to various restructuring programs primarily across our European surfactants business and North American operations. During 2004, we adopted a plan to reduce the workforce across all locations in our European surfactants business by approximately 320 positions over a period of 15 months, including the closure of substantially all of our Whitehaven, U.K. surfactants facility. We also announced a plan to close our Guelph, Ontario manufacturing facility, maleic anhydride briquette facility in St. Louis, Missouri, and technical facility in Austin, Texas. During 2004, we recorded asset impairment charges totaling $40.5 million related to the closure of the Whitehaven, U.K. facility, the Guelph, Ontario facility and the maleic anhydride briquette facility in St. Louis, Missouri.

        As of December 31, 2004, the Pigments segment reserve consisted of $22.0 million related to its global workforce reductions announced in 2003 and the reduction of our TiO2 production capacity announced in 2004. During 2004, the Pigments segment announced that, following a review of the Pigments business, we would idle approximately 55,000 tonnes, or about 10%, of our total TiO2 production capacity in the third and fourth quarter of 2004. In connection with this reduction of our TiO2 production capacity, we recorded a $77.2 million asset impairment charge and a $4.3 million charge for the write-off of spare parts inventory and other assets.

        As of December 31, 2004, the Polymers segment reserve consisted of $5.8 million related primarily to the closure of our phenol manufacturing unit in Australia and to the demolition and decommissioning of the Odessa, Texas styrene manufacturing facility. During 2004, we recorded asset impairment charges of $3.6 million in connection with the closure of our phenol manufacturing unit in Australia.

        As of December 31, 2004, the Base Chemicals segment reserve consisted of $15.1 million related to workforce reductions arising from the announced change in work shift schedules and in the engineering and support functions at the Wilton and North Tees, U.K. facilities.

        During 2004, we recorded a restructuring charge in corporate and other of $2.3 million, of which $1.9 million related to non-cash charges and $0.4 million related to relocation costs.

        For purposes of measuring impairment charges in 2004, the fair value of the assets has been determined by using the present value of expected cash flows.

12. ASSET RETIREMENT OBLIGATIONS

        Upon initial adoption of SFAS No. 143, Accounting for Asset Retirement Obligations, we identified certain legal obligations with indeterminate settlement dates; therefore, the fair value of these obligations could not be reasonably estimated and we did not record a liability. On December 31, 2005, we adopted FIN 47. FIN 47 clarifies the term conditional asset retirement obligation used in SFAS No. 143 and clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

        Asset retirement obligations consist primarily of landfill capping and closure and post-closure costs and asbestos abatement costs. We are legally required to perform capping and closure and post-closure care on the landfills and asbestos abatement on certain of our premises. In accordance with SFAS No. 143 and FIN 47, for each asset retirement obligation we recognized the estimated fair value of a liability and capitalized the cost as part of the cost basis of the related asset.

        The following table describes changes to our asset retirement obligation liability (dollars in millions):

	2006	2005
Asset retirement obligation at beginning of year	$46.6	$7.2
FIN 47 net transition adjustment	—	38.9
Liabilities incurred related to Textile Effects Acquisition	0.3	—
Accretion expense	1.4	0.5
Revisions in timing and estimated cash flows	(1.4)	—
Payments	(0.1)	—
Liabilities transferred in business dispositions	(29.9)	—
Foreign currency effect on reserve balance	1.2	—

Asset retirement obligation at end of year	$18.1	$46.6

        The cumulative effect of adopting FIN 47 resulted in an after-tax charge to earnings of $31.7 million (net of income taxes of $4.8 million). The pro forma effects of the application of FIN 47 as if the statement had been adopted on January 1, 2004 (instead of on December 31, 2005) are presented below (pro forma amounts assuming the accounting change is applied retroactively, net of tax) (dollars in millions):

	Year Ended December 31,
	2006	2005	2004
	(actual)	(pro forma)	(pro forma)
Income (loss) from continuing operations, as reported	$375.7	$123.0	$(281.0)
Pro forma adjustments:
Depreciation expense	—	(0.1)	(0.1)
Accretion expense	—	(0.8)	(0.8)

Income (loss) from continuing operations	$375.7	$122.1	$(281.9)

        The actual and pro forma asset retirement obligation liability balances as if FIN 47 had been adopted on January 1, 2004 (instead of on December 31, 2005) are presented below (dollars in millions).

	2006	2005
	(actual)	(pro forma)
Liability for asset retirement obligations at beginning of period	$46.6	$43.1
Liability for asset retirement obligations at end of period	18.1	46.6

13. OTHER NONCURRENT LIABILITIES

        Other noncurrent liabilities consisted of the following (dollars in millions):

	December 31,
	2006	2005
Pension liabilities	$536.7	$404.0
Other postretirement benefits	162.2	129.9
Environmental accruals	7.6	18.1
Restructuring and plant closing costs	55.1	23.1
Asset retirement obligation	17.9	46.6
Other noncurrent liabilities	172.6	148.3

Total	$952.1	$770.0

14. DEBT

        Outstanding debt consisted of the following (dollars in millions):

	December 31,
	2006	2005
Senior Credit Facilities:
Revolving Facility	$—	$—
Term Loans	1,711.2	2,099.3
Secured Notes	294.0	293.6
Senior Notes	198.0	752.7
Subordinated Notes	1,228.3	1,145.2
Australian Credit Facilities	61.4	63.8
HPS (China) debt	90.3	42.6
Other	62.1	60.7

Total debt	$3,645.3	$4,457.9

Current portion	$187.9	$44.6
Long-term portion	3,457.4	4,413.3

Total debt	$3,645.3	$4,457.9

Senior Credit Facilities

        As of December 31, 2006, our Senior Credit Facilities consisted of our (i) $650 million Revolving Facility, (ii) $1,614.2 million Dollar Term Loan, and (iii) €73.9 million ($97.0 million) Euro Term Loan. As of December 31, 2006, there were no borrowings outstanding under the Revolving Facility, and we had $43.5 million in U.S. dollar equivalents of letters of credit and bank guarantees issued and outstanding under the Revolving Facility. The Revolving Facility matures in 2010 and the Term Loans mature in 2012; provided, however, that the maturities of the Revolving Facility and the Term Loans will accelerate if we do not repay all but $100 million of our outstanding debt securities on or before three months prior to the maturity dates of such debt securities.

        At the present time, borrowings under the Revolving Facility and the Dollar Term Loan bear interest at LIBOR plus 1.75% and borrowings under the Euro Term Loan currently bear interest at

EURIBOR plus 2.00%. At our option, the Revolving Facility may bear interest at a rate equal to: (i) a LIBOR-based eurocurrency rate plus an applicable margin ranging between 1.25% and 1.75%, depending on our applicable leverage ratio; and (ii) a prime-based rate plus an applicable margin ranging between 0.25% and 0.75%, depending on our applicable leverage ratio. At our option, the Term Loans may bear interest at a rate equal to: (i) LIBOR plus an applicable margin ranging between 1.50% and 1.75%, depending on our applicable leverage ratio or, with respect to the Euro Term Loan only, at EURIBOR plus an applicable margin ranging between 1.75% and 2.00%; and (ii) a prime-based rate plus an applicable margin ranging between 0.50% and 0.75%, depending on our applicable leverage ratio.

        As of December 31, 2006, the weighted average interest rate on the Senior Credit Facilities was approximately 7.0%. Our obligations under the Senior Credit Facilities are guaranteed by our guarantors, which consist of substantially all of our domestic subsidiaries and certain of our foreign subsidiaries, and are secured by a first priority lien (generally shared with the holders of the 2010 Secured Notes) on substantially all of our domestic property, plant and equipment, the stock of all of or our material domestic subsidiaries and certain foreign subsidiaries and pledges of intercompany notes between various of our subsidiaries. The agreements governing the Senior Credit Facilities contain financial covenants typical for these types of agreements, including a minimum interest rate coverage ratio, a maximum debt-to-EBITDA ratio and a limit on capital expenditures. The credit agreements also contain customary restrictions or limitations on our ability to incur liens, incur additional debt, merge or sell assets, make certain restricted payments, prepay other indebtedness, make investments or engage in transactions with affiliates and other customary default provisions.

        We entered into an amendment to our Senior Credit Facilities on June 30, 2006 to provide for an additional $100 million of borrowings under the Dollar Term Loan. We borrowed the additional amounts under the Dollar Term Loan in July and used the proceeds to redeem all of our $100 million outstanding senior floating rate notes due 2011 at a call price of 104.0% of the aggregate principal amount thereof. The June 30, 2006 amendment also modified certain other provisions in our Senior Credit Facilities, including certain financial covenants. During 2006 we made several voluntary repayments under our Senior Credit Facilities from available liquidity, including payments of $50 million in April 2006 and $50 million in August 2006.

        On January 16, 2007, we made a voluntary repayment of $75.0 million U.S. dollar equivalents on our Term Loans ($70.8 million on the Dollar Term Loan and €3.25 million on the Euro Term Loan) with available liquidity. In addition, on December 29, 2006 we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to repay $400 million U.S. dollar equivalents on our Term Loans ($377.3 million on the Dollar Term Loan and €17.3 million on the Euro Term Loan).

Secured Notes

        As of December 31, 2006, we had outstanding $296.0 million aggregate principal amount ($294.0 million book value and $455.4 million original aggregate principal amount) under its 11.625% 2010 Secured Notes. The 2010 Secured Notes are redeemable after October 15, 2007 at 105.813% of the principal amount plus accrued interest, declining ratably to par on and after October 15, 2009. Interest on the 2010 Secured Notes is payable semiannually in April and October of each year. The 2010 Secured Notes are secured by a first priority lien on all collateral securing the Senior Credit

Facilities as described above (other than capital stock of our subsidiaries), shared equally with the lenders on the Senior Credit Facilities, subject to certain intercreditor arrangements.

        The 2010 Secured Notes contain covenants relating to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions and are guaranteed by the guarantors. The indentures governing the 2010 Secured Notes also contain provisions requiring us to offer to repurchase the notes upon a change of control.

Senior Notes

        As of December 31, 2006, we had outstanding $198.0 million ($300 million original aggregate principal amount) of 11.5% 2012 Senior Notes. Interest on the 2012 Senior Notes is payable semiannually in January and July of each year. The 2012 Senior Notes are redeemable after July 15, 2008 at 105.75% of the principal amount plus accrued interest, declining ratably to par on and after July 15, 2010.

        The 2012 Senior Notes are unsecured obligations. The indentures governing the 2012 Senior Notes contain covenants, among other things, relating to the incurrence of debt and limitations on distributions and certain restricted payments, asset sales and affiliate transactions and are guaranteed by the guarantors. The indentures governing the 2012 Senior Notes contain provisions requiring us to offer to repurchase the notes upon a change of control.

        On December 29, 2006, we used a portion of the net proceeds from the U.K. Petrochemicals Disposition to legally defease the outstanding $250 million of our 9.875% 2009 Senior Notes. We deposited sufficient funds with the trustee for redemption and irrevocably assigned all rights and title to these funds to the trustee for the benefit of the note holders. The notes are scheduled for redemption by the trustee on March 1, 2007 at a price of 102.468% of the aggregate principal amount plus accrued interest. On July 13, 2006, we entered into a transaction to repurchase $37.5 million of the 2009 Senior Notes at a price of approximately 105% of the aggregate principal amount plus accrued interest. In addition, on August 14, 2006 and on September 20, 2006, we completed redemptions of $62.5 million and $100.0 million, respectively, of the 2009 Senior Notes at a call price of 104.937% of the aggregate principal amount plus accrued interest.

        In accordance with an amendment to our Senior Credit Facilities, on July 14, 2006, we borrowed an additional $100 million under the Dollar Term Loan and, on July 24, 2006, redeemed in full our senior floating rate notes due 2011 at 104.0% of the principal amount plus accrued interest.

Subordinated Notes

        As of December 31, 2006, we had outstanding $175.0 million 7.375% 2015 Subordinated Notes and €135.0 million ($177.2 million) 7.5% 2015 Subordinated Notes. The 2015 Subordinated Notes are redeemable on or after January 1, 2010 at 103.688% and 103.750%, respectively, of the principal amount plus accrued interest, declining ratably to par on and after January 1, 2013. Under the terms of a registration rights agreement among us, the guarantors and the initial purchasers of the 2015 Subordinated Notes, we were required to complete an exchange offer for the 2015 Subordinated Notes on or before September 11, 2005. Because we did not complete the exchange offer by this date, we were required to pay additional interest on the 2015 Subordinated Notes. As of December 31, 2006, we had paid a total of $1.6 million and €1.2 million in additional interest. Additional interest ceased to accrue on December 17, 2006. Since we were not able to complete the exchange offer before this date, we withdrew the registration statement relating to the exchange offer.

        As of December 31, 2006, we had outstanding €114.0 million ($149.6 million) (€450 million original aggregate principal amount) 10.125% 2009 Subordinated Notes. As of December 31, 2006, the 2009 Subordinated Notes have an unamortized premium of $1.4 million and are currently redeemable at 101.688% of the principal amount plus accrued interest, declining to par on or after July 1, 2007.

        On November 13, 2006, we completed an offering of new subordinated notes consisting of €400 million (approximately $508 million on or about the offering date; $525.1 million as of December 31, 2006) 6.875% 2013 Subordinated Notes and $200 million 7.875% 2014 Subordinated Notes. We used the net proceeds of approximately $699 million to redeem all ($366.1 million) of our outstanding U.S. dollar-denominated 10.125% Subordinated Notes and a portion (€258.0 million) of our outstanding euro-denominated 10.125% 2009 Subordinated Notes. The call price of the 2009 Subordinated Notes was 101.688% of the principal amount plus accrued interest. The 2013 Subordinated Notes are redeemable on or after November 15, 2009 at 105.156% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012. The 2014 Subordinated Notes are redeemable on or after November 15, 2010 at 103.938% of the principal amount plus accrued interest, declining ratably to par on or after November 15, 2012.

        Interest on the 2015 Subordinated Notes and the 2009 Subordinated Notes is payable semiannually in January and July of each year. Interest on the 2013 Subordinated Notes and the 2014 Subordinated Notes is payable semiannually in November and May of each year. All of our subordinated notes are unsecured. The indentures governing our subordinated notes contain covenants relating, among other things, to the incurrence of debt and limitations on distributions, certain restricted payments, asset sales and affiliate transactions. Our subordinated notes are guaranteed by the guarantors. The indentures also contain provisions requiring us to offer to repurchase the notes upon a change of control.

        At the end of February 2007, we closed on substantially all of a direct private placement of $147.0 million in aggregate principal amount of U.S. dollar denominated 7.875% senior subordinated notes due November 15, 2014. These notes were issued at a premium of 104% of principal amount for a yield of 7.01% and were issued under the same indenture and are of the same series as an original placement of dollar denominated notes issued by us in November 2006. We intend to use the expected net proceeds of approximately $151.7 million to redeem all (approximately €114 million) of our remaining outstanding 2009 Subordinated Notes, which are being called for redemption on March 27, 2007, at a call price of 101.688% plus accrued interest.

Other Debt

        We maintain a $25.0 million multicurrency European Overdraft Facility used for the working capital needs for our European subsidiaries. As of December 31, 2006, we had no borrowings outstanding under the European Overdraft Facility.

        In January 2003, we entered into two related joint venture agreements to build MDI production facilities near Shanghai, China. SLIC, our manufacturing joint venture with BASF AG and three Chinese chemical companies, operates three plants that manufacture MNB, aniline and crude MDI. We effectively own 35% of SLIC and it is an unconsolidated affiliate. HPS, our splitting joint venture with

Shanghai Chlor-Alkali Chemical Company, Ltd, operates a plant that manufactures pure MDI, polymeric MDI and MDI variants. We own 70% of HPS and it is a consolidated affiliate.

        HPS obtained secured loans for the construction of its MDI production facility. This debt consists of various committed loans in the aggregate amount of approximately $121 million. As of December 31, 2006, HPS had $28.9 million outstanding in U.S. dollar borrowings and 480 million in RMB borrowings ($61.4 million) under these facilities. The interest rate on these facilities is LIBOR plus 0.48% for U.S. dollar borrowings and 90% of the Peoples Bank of China rate for RMB borrowings. As of December 31, 2006, the interest rate was approximately 5.8% for U.S. dollar borrowings and 6.2% for RMB borrowings. The loans are secured by substantially all the assets of HPS and will be repaid in 16 semiannual installments beginning on June 30, 2007. Huntsman Corporation has guaranteed 70% of any amount due and unpaid by HPS under the loans described above (except for the VAT facility, which is not guaranteed). Huntsman Corporation guarantees remain in effect until HPS has commenced production of at least 70% of capacity for at least 30 days and achieved a debt service cost ratio of at least 1.5:1. Our Chinese MDI joint ventures are unrestricted subsidiaries under the Senior Credit Facilities and under the indentures governing our outstanding notes. HPS commenced operations during 2006.

        Our Australian subsidiaries maintain credit facilities that had an aggregate outstanding balance of A$78.0 million ($61.4 million) as of December 31, 2006. These facilities are non-recourse to us and bear interest at the Australian index rate plus a margin of 2.9%. As of December 31, 2006, the interest rate for these facilities was 9.3%. The Australian credit facilities mature in August 2007 and all borrowings under such facilities have been classified as current portion of debt.

        In July 2006, in conjunction with our annual renewal of property and liability insurance programs, we financed substantially all of our premiums for the 2006/2007 renewal period and, at that time, we entered into notes payable in the amount of $65.6 million due in the next twelve months. As of December 31, 2006, the outstanding amount due under these notes is $36.8 million. Insurance premium financings are generally secured by the unearned premiums under such policies.

COMPLIANCE WITH COVENANTS

        Our management believes that we are in compliance with the covenants contained in the agreements governing the Senior Credit Facilities, the A/R Securitization Program and the indentures governing our notes.

MATURITIES

        The scheduled maturities of our debt by year as of December 31, 2006 are as follows (dollars in millions):

Year ending December 31:
2007	$187.9
2008	26.8
2009	184.4
2010	327.3
2011	31.5
Thereafter	2,887.4

$3,645.3

        We also have lease obligations accounted for as capital leases which are included in other long-term debt. The scheduled maturities of our commitments under capital leases are as follows (dollars in millions):

Year ending December 31:
2007	$3.3
2008	3.3
2009	3.2
2010	2.6
2011	0.8

Total minimum payments	13.2
Less: Amounts representing interest	(2.7)

Present value of minimum lease payments	10.5
Less: Current portion of capital leases	(2.2)

Long-term portion of capital leases	$8.3

15. DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

        We are exposed to market risks, such as changes in interest rates, foreign exchange rates and commodity pricing risks. From time to time, we enter into transactions, including transactions involving derivative instruments, to manage certain of these exposures.

INTEREST RATE HEDGING

        Through our borrowing activities, we are exposed to interest rate risk. Such risk arises due to the structure of our debt portfolio, including the duration of the portfolio and the mix of fixed and floating interest rates. Actions taken to reduce interest rate risk include managing the mix and rate characteristics of various interest bearing liabilities, as well as entering into interest rate derivative instruments.

        Interest rate contracts were recorded as a component of other non-current liabilities as of December 31, 2006 and 2005. The effective portion of the changes in the fair value of the swaps are recorded in accumulated other comprehensive loss, with any ineffectiveness recorded in interest expense.

        As of December 31, 2006 and 2005, we had entered into various types of interest rate contracts to manage our interest rate risk on our long-term debt as indicated below (dollars in millions):

	2006	2005
Notional amount	$75.0	$83.3
Fair value
Cash flow hedges	0.4	—
Non-designated derivatives	0.3	0.4
Maturity	2007-2010	2006-2010

        For the years ended December 31, 2006 and 2005, the changes in accumulated other comprehensive (loss) income associated with cash flow hedging activities is indicated below:

	2006	2005
Balance at January 1	$2.1	$5.2
Current period change in fair value	(0.4)	(1.9)
Reclassifications to earnings	(1.6)	(1.2)

Balance at December 31	$0.1	$2.1

        During the twelve months ending December 31, 2007, accumulated comprehensive income of approximately $0.1 million is expected to be reclassified to interest expense. The actual amount that will be reclassified to earnings over the next twelve months may vary from this amount due to changing market conditions. We are exposed to credit losses in the event of nonperformance by a counterparty to the derivative financial instruments. We anticipate, however, that the counterparties will be able to fully satisfy obligations under the contracts. Market risk arises from changes in interest rates.

FOREIGN EXCHANGE RATES

        Our cash flows and earnings are subject to fluctuations due to exchange rate variation. Our sales prices are typically denominated in U.S. dollars, euros, francs, British pounds and certain Asian currencies. From time to time, we may enter into foreign currency derivative instruments to minimize the short-term impact of movements in foreign currency rates. Where practicable, we generally net multicurrency cash balances among our subsidiaries to help reduce exposure to foreign currency exchange rates. Certain other exposures may be managed from time to time through financial market transactions, principally through the purchase of spot or forward foreign exchange contracts (generally with maturities of one year or less). We do not hedge our currency exposures in a manner that would eliminate the effect of changes in exchange rates on our cash flows and earnings. Our A/R Securitization Program in certain circumstances requires that we enter into forward foreign currency hedges intended to hedge currency exposures.

        During the year ended December 31, 2006, we entered into foreign currency instruments to minimize the foreign currency impact on forecasted capital expenditures payable in Singapore Dollars associated with the construction of our polyetheramine manufacturing facility in Singapore. As of December 31, 2006, the notional amount of these derivative instruments is approximately 13 million Singapore dollars, and these instruments extend through April of 2007. These contracts are not designated as hedges for financial reporting purposes and are recorded at market value. Subsequent to December 31, 2006, we have entered into additional foreign currency derivatives with a notional amount of approximately 9 million Singapore dollars extending through July, 2007.

        A significant portion of our debt is denominated in euros. We also finance certain of our non-U.S. subsidiaries with intercompany loans that are, in some cases, denominated in currencies other than the entities' functional currency. We manage the net foreign currency exposure created by this debt through various means, including cross-currency swaps, the designation of certain intercompany loans as permanent loans because they are not expected to be repaid in the foreseeable future ("Permanent Loans") and the designation of certain debt and swaps as net investment hedges.

        Currency effects of net investment hedges resulted in a loss of $43.1 million, a gain of $55.0 million and a loss of $51.5 million in other comprehensive income (loss) (foreign currency translation adjustments) for the years ended December 31, 2006, 2005 and 2004, respectively.

        Foreign currency transaction gains and losses on intercompany loans that are not designated as Permanent Loans are recorded in earnings. Foreign currency transaction gains and losses on intercompany loans that are designated as Permanent Loans are recorded in other comprehensive income. From time to time, we review such designation of intercompany loans.

        From time to time, we review our non-U.S. dollar denominated debt and swaps to determine the appropriate amounts designated as hedges. As of December 31, 2006, we have designated approximately €525 million of euro-denominated debt as a hedge of our net investments. As of December 31, 2006 we had approximately $1,061.1 million in net euro assets.

        In conjunction with the November 13, 2006 offering of the 2013 Subordinated Notes and the 2014 Subordinated Notes, we redeemed a substantial portion of our U.S. dollar-denominated subordinated debt with newly issued euro-denominated subordinated debt and unwound certain existing cross-currency interest rate swaps. As of December 31, 2006, we have outstanding one cross-currency interest rate swap pursuant to which we have agreed to swap $31.1 million of 11.0% fixed rate debt for €25.0 million of 9.4% fixed rate debt. At maturity, July 15, 2007, we are required to pay principal of €25.0 million and will receive principal of $31.1 million. This swap is not designated as a hedge for financial reporting purposes. As of December 31, 2006, the fair value of this swap was $1.5 million and was recorded in other noncurrent assets in our balance sheet.

COMMODITY PRICES

        Our exposure to changing commodity prices is somewhat limited since the majority of our raw materials are acquired at posted or market related prices, and sales prices for many of our finished products are at market related prices which are largely set on a monthly or quarterly basis in line with industry practice. In order to reduce overall raw material cost volatility, from time to time we may enter into various commodity contracts to hedge our purchase of commodity products. We do not attempt to hedge our commodity exposure in a manner that would eliminate the effects of changes in commodity prices on our cash flows and earnings.

16. SECURITIZATION OF ACCOUNTS RECEIVABLE

        Under our A/R Securitization Program, we grant an undivided interest in certain of our trade receivables to the Receivables Trust, a qualified off-balance sheet entity, at a discount. This undivided interest serves as security for the issuance by the Receivables Trust of commercial paper. The A/R Securitization Program currently provides for financing through a commercial paper conduit program (in both U.S. dollars and euros). On April 18, 2006, we completed an amendment and expansion of our A/R Securitization Program and added certain additional U.S. subsidiaries as additional receivables originators under the A/R Securitization Program. In connection with this amendment and expansion, the Receivables Trust redeemed in full all of the €90.5 million ($109.8 million) and $85.0 million in principal amount of the medium-term notes outstanding under the A/R Securitization Program. The amended A/R Securitization Program currently provides for financing through a commercial paper conduit program (in both U.S. dollars and euros). We expanded the size of the commercial paper conduit program to a committed amount of approximately $500 million U.S. dollar equivalents for three years. Interest costs to the Receivables Trust on amounts drawn under the commercial paper conduit are LIBOR and/or EURIBOR, as applicable, plus 60 basis points per annum based upon a pricing grid (which is dependent upon our credit rating). Transfers of accounts receivable to the Receivables Trust continue to be accounted for as sales under the amended A/R Securitization Program. At December 31, 2006, our capacity under the A/R Securitization Program was approximately $446 million.

        As of December 31, 2006, the Receivables Trust had approximately $220 million and approximately €170 million ($223.2 million) in commercial paper outstanding. As of December 31, 2005, the Receivables Trust had approximately $192 million in U.S. dollar equivalents in medium-term notes outstanding and approximately $110.1 million in U.S. dollar equivalents in commercial paper outstanding. As of December 31, 2006 and 2005, the weighted average interest rate for the commercial paper was approximately 4.4% and 3.5%, respectively.

        As of December 31, 2006 and 2005, our retained interest in receivables (including servicing assets) subject to the program was approximately $157.9 million and $164 million, respectively. The value of the retained interest is subject to credit and interest rate risk. For the years ended December 31, 2006, 2005 and 2004, new sales of accounts receivable sold into the program totaled approximately $7,492 million, $5,585 million and $5,071 million, respectively, and cash collections from receivables sold into the program that were reinvested totaled approximately $7,395 million, $5,589 million and $5,017 million, respectively. Servicing fees received during the years ended December 31, 2006, 2005 and 2004 were approximately $8 million, $6 million and $6 million, respectively.

        We incur losses on the A/R Securitization Program for the discount on receivables sold into the program and fees and expenses associated with the program. For the years ended December 31, 2006, 2005 and 2004, losses on the A/R Securitization Program were $16.1 million, $9.0 million and $13.3 million, respectively. We also retain responsibility for the economic gains and losses on forward contracts mandated by the terms of the program to hedge the currency exposures on the collateral supporting the off-balance sheet debt issued. Gains and losses on forward contracts included as a component of the loss on the A/R Securitization Program were nil, nil and a loss of $2.4 million for the years ended December 31, 2006, 2005 and 2004, respectively. As of each of December 31, 2006 and 2005, the fair value of the open forward currency contracts was nil.

        The key economic assumptions used in valuing the residual interest are presented below:

December 31,
	2006	2005
Weighted average life (in days)	35-40	35 to 40
Credit losses (annual rate)	Less than 1%	Less than 1%
Discount rate (weighted average life)	Less than 1%	Less than 1%

        A 10% and 20% adverse change in any of the key economic assumptions would not have a material impact on the fair value of the retained interest. Total receivables over 60 days past due as of December 31, 2006 and 2005 were $24.7 million and $22.5 million, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

	December 31,
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
		(Dollars in millions)
Non-qualifed employee benefit plan investments	$7.6	$7.6	$5.4	$5.4
Long-term debt (including current portion)	3,645.3	3,714.9	4,457.9	4,593.2
Notes receivable from affiliates	—	—	3.0	3.0

        The carrying amount reported in the balance sheets for cash and cash equivalents, accounts receivable, and accounts payable approximates fair value because of the immediate or short-term maturity of these financial instruments. The fair value of non-qualified employee benefit plan investments are estimated using prevailing market prices. Interest rates that are currently available to us for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

        The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2006 and 2005. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since December 31, 2006, and current estimates of fair value may differ significantly from the amounts presented herein.

18. EMPLOYEE BENEFIT PLANS

DEFINED BENEFIT AND OTHER POSTRETIREMENT BENEFIT PLANS

        Our employees participate in a trusteed, non-contributory defined benefit pension plan (the "Plan") that covers substantially all of our full-time U.S. employees. Effective July 1, 2004, the Plan formula for employees not covered by a collective bargaining agreement was converted to a cash balance design. For represented employees, participation in the cash balance design is subject to the terms of negotiated contracts. Between July 1, 2004 and September 1, 2005, thirteen collectively bargained units had negotiated to participate. For participating employees, benefits accrued under the prior formula were converted to opening cash balance accounts. The new cash balance benefit formula provides annual pay credits from 4% to 12% of eligible pay, depending on age and service, plus accrued interest. Participants in the plan on July 1, 2004 may be eligible for additional annual pay credits from 1% to 8%, depending on their age and service as of that date, for up to five years. The conversion to the cash balance plan did not have a significant impact on the accrued benefit liability, the funded status or ongoing pension expense.

        We sponsor defined benefit plans in a number of countries outside of the U.S. The availability of these plans, and their specific design provisions, are consistent with local competitive practices and regulations.

        We also sponsor two unfunded postretirement benefit plans other than pensions, which provide medical and life insurance benefits.

        In May 2004, the FASB issued FSP No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. The FSP provides accounting guidance for the effects of the Medicare Prescription Drug, Improvement and

Modernization Act of 2003 (the "Act") to a sponsor of a postretirement health care plan. On July 1, 2004 we adopted the provisions of FSP No. 106-2. The adoption of FSP No. 106-2 reduced our non-pension postretirement accumulated benefit obligation by approximately $4.7 million, which has been recognized as a change in our unrecognized actuarial gain/loss. The adoption of FSP No. 106-2 reduced the net periodic postretirement benefit cost recognized during the year ended December 31, 2005 by approximately $0.5 million.

        In 2005, we changed the measurement date of our pension and postretirement benefit plans from December 31 to November 30. We believe the one-month change of the measurement date is preferable because it provides us more time to review the completeness and accuracy of the actuarial benefit information which results in an improvement in our internal control procedures. The effect of the change in measurement date on the respective obligations and assets of the plan resulted in a cumulative effect of a change in accounting principle credit of $4.2 million, net of tax of $1.5 million, recorded in the year ended December 31, 2005. The pro forma impact of changing this accounting policy is to reduce net loss by approximately $0.2 million for the year ended December 31, 2004.

        The following table summarizes the impact of the initial adoption of SFAS No. 158 (dollars in millions):

	December 31, 2006 Prior to SFAS No. 158 Adjustments	SFAS No. 158 Adjustment	December 31, 2006 Post SFAS No. 158 Adjustments
Prepaid pension costs	$181.4	$(112.0)	$69.4
Intangible assets	6.8	(6.8)	—
Pension liabilities	(419.7)	(126.8)	(546.5)
Postretirement benefit liabilities	(135.4)	(39.2)	(174.6)
Accumulated other comprehensive income	(221.0)	(284.7)	(505.7)

        The amounts in accumulated other comprehensive income that are expected to be recognized as components of net periodic benefit cost (credit) during the next fiscal year are as follows (dollars in millions):

	U.S.		Non-U.S.
	Pension Benefits	Other Postretirement Benefits	Pension Benefits	Other Postretirement Benefits
Actuarial loss	$5.7	$3.5	$13.7	$0.1
Prior service (credit) cost	(5.5)	(2.5)	(1.2)	—
Transition obligation	1.1	—	0.7	—

Total	$1.3	$1.0	$13.2	$0.1

        The following table sets forth the funded status of the plans and the amounts recognized in the consolidated balance sheets at December 31, 2006 and 2005 (dollars in millions):

	Defined Benefit Plans				Other Postretirement Benefit Plans
	2006		2005		2006		2005
	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans	U.S. Plans	Non-U.S. Plans
Change in benefit obligation
Benefit obligation at beginning of year	$625.5	$1,941.2	$489.6	$2,020.7	$155.9	$4.8	$126.9	$4.3
Adjustment due to change in measurement date	—	—	(2.1)	(11.5)	—	—	(0.1)	—
Service cost	34.1	53.2	30.6	48.3	4.3	—	4.1	—
Interest cost	37.5	98.0	35.9	90.3	8.7	0.2	9.3	0.2
Participant contributions	—	8.7	—	5.8	—	—	—	—
Plan amendments	1.0	2.6	(21.4)	(15.4)	0.1	—	(8.4)	—
Exchange rate changes	—	247.3	—	(242.3)	—	—	—	0.2
Divestitures/acquisitions	(15.9)	313.1	—	0.3	4.0	—	—	—
Consolidation of Rubicon	—	—	116.5	—	—	—	34.2	—
Settlements/transfers	—	(1.4)	—	(2.7)	—	—	—	—
Other	2.0	(1.5)	—	(0.3)	—	—	—	—
Curtailments	—	(123.0)	—	(2.6)	—	—	—	—
Special termination benefits	—	2.6	—	11.4	—	—	—	—
Actuarial loss (gain)	24.7	120.2	13.2	108.5	9.5	(0.1)	(0.4)	0.4
Benefits paid	(45.7)	(75.9)	(36.8)	(69.3)	(11.4)	(0.4)	(9.7)	(0.3)

Benefit obligation at end of year	$663.2	$2,585.1	$625.5	$1,941.2	$171.1	$4.5	$155.9	$4.8

Change in plan assets
Fair value of plan assets at beginning of year	$416.9	$1,626.3	$297.8	$1,607.4	$—	$—	$—	$—
Adjustment due to change in measurement date	—	—	(8.8)	(8.8)	—	—	—	—
Actual return on plan assets	60.5	202.2	36.5	236.1
Exchange rate changes	—	211.5	—	(200.0)	—	—	—	—
Divestitures/acquisitions	—	245.2	—	0.2	—	—	—	—
Participant contributions	—	8.7	—	5.8	—	—	—	—
Other	—	(0.9)	—	4.3	—	—	—	—
Administrative expenses	—	(1.1)	—	(1.3)	—	—	—	—
Company contributions	58.1	57.5	50.8	55.8	11.4	0.4	9.7	0.3
Settlements/transfers	—	(2.3)	—	(3.9)	—	—	—	—
Consolidation of Rubicon	—	—	77.4	—	—	—	—	—
Benefits paid	(45.7)	(75.9)	(36.8)	(69.3)	(11.4)	(0.4)	(9.7)	(0.3)

Fair value of plan assets at end of year	$489.8	$2,271.2	$416.9	$1,626.3	$—	$—	$—	$—

Funded status
Fair value of plan assets	$489.8	$2,271.2	$416.9	$1,626.3	$—	$—	$—	$—
Benefit obligations	663.2	2,585.1	625.5	1,941.2	171.1	4.5	155.9	4.8

Funded status	(173.4)	(313.9)	(208.6)	(314.9)	(171.1)	(4.5)	(155.9)	(4.8)
Unrecognized net actuarial loss	—	—	158.0	446.4	—	—	55.4	1.4
Unrecognized prior service credit	—	—	(68.3)	(6.5)	—	—	(26.9)	—
Unrecognized transition obligation	—	—	2.8	2.5	—	—	—	0.2
Contributions paid December 1 through December 31	3.9	6.3	3.3	3.7	0.9	0.1	0.7	—

Accrued benefit cost	$(169.5)	$(307.6)	$(112.8)	$131.2	$(170.2)	$(4.4)	$(126.7)	$(3.2)

Amounts recognized in balance sheet:
Noncurrent asset	$1.7	$67.7	$—	$—	$—	$—	$—	$—
Current liability	(4.7)	(5.1)	—	—	(12.0)	(0.4)	—	—
Noncurrent liability	(166.5)	(370.2)	—	—	(158.2)	(4.0)	—	—
Prepaid benefit cost	—	—	1.0	243.9	—	—	—	—
Accrued benefit cost	—	—	(185.7)	(246.7)	—	—	(126.7)	(3.2)
Intangible asset	—	—	3.6	3.7	—	—	—	—
Accumulated other comprehensive income	—	—	68.3	130.3	—	—	—	—

	$(169.5)	$(307.6)	$(112.8)	$131.2	$(170.2)	$(4.4)	$(126.7)	$(3.2)

Amounts recognized in accumulated other comprehensive income:
Net actuarial loss	$131.7	$395.7	$—	$—	$61.4	$1.1	$—	$—
Prior service credit	(62.7)	(2.9)	—	—	(23.5)	—	—	—
Transition obligation	2.6	2.1	—	—	—	0.2	—	—

	$71.6	$394.9	$—	$—	$37.9	$1.3	$—	$—

        Components of the net periodic benefit costs for the years ended December 31, 2006, 2005 and 2004 were as follows (dollars in millions):

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2006	2005	2004	2006	2005	2004
Service cost	$34.1	$30.6	$19.0	$53.2	$48.3	$45.1
Interest cost	37.5	35.9	30.7	98.0	90.3	86.9
Expected return on assets	(34.4)	(31.0)	(22.1)	(125.3)	(105.8)	(96.4)
Amortization of transition obligation	1.2	1.1	1.1	0.7	0.7	0.7
Amortization of prior service cost	(5.6)	(4.0)	1.0	(1.0)	(1.2)	0.5
Amortization of actuarial loss	9.5	7.4	4.8	20.4	24.0	20.2
Curtailment gain	—	—	—	—	(1.2)	—
Settlement loss	—	—	—	0.8	1.3	—
Special termination benefits	—	—	—	2.1	11.4	4.7

Net periodic benefit cost	42.3	40.0	34.5	48.9	67.8	61.7
Less discontinued operations	—	—	—	(18.8)	(21.0)	(18.7)

Net periodic benefit cost from continuing operations	$42.3	$40.0	$34.5	$30.1	$46.8	$43.0

	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2006	2005	2004	2006	2005	2004
Service cost	$4.3	$4.1	$3.3	$—	$—	$—
Interest cost	8.7	9.3	7.5	0.2	0.2	0.2
Amortization of prior service cost	(3.0)	(2.4)	(1.9)	—	—	—
Amortization of actuarial loss	3.1	3.3	3.5	0.1	0.1	0.1
Acquisition/divestiture	—	—	—	0.1	—	0.1

Net periodic benefit cost	$13.1	$14.3	$12.4	$0.4	$0.3	$0.4

        The following weighted-average assumptions were used to determine the projected benefit obligation at the measurement date and the net periodic pension cost for the year:

	Defined Benefit Plans
	U.S. plans			Non U.S. plans
	2006	2005	2004	2006	2005	2004
Projected benefit obligation:
Discount rate	5.67%	5.75%	5.75%	4.39%	4.61%	4.85%
Rate of compensation increase	3.89%	3.90%	4.00%	3.22%	3.33%	3.65%
Net periodic pension cost:
Discount rate	5.75%	5.75%	6.00%	4.61%	4.85%	5.30%
Rate of compensation increase	3.90%	4.00%	4.00%	3.33%	3.65%	3.51%
Expected return on plan assets	8.25%	8.25%	8.25%	6.89%	7.06%	7.11%
	Other Postretirement Benefit Plans
	U.S. plans			Non U.S. plans
	2006	2005	2004	2006	2005	2004
Projected benefit obligation:
Discount rate	5.63%	5.71%	5.75%	5.00%	5.00%	5.77%
Net periodic pension cost:
Discount rate	5.71%	5.75%	6.00%	5.00%	5.77%	6.25%

        The projected benefit obligation and fair value of plan assets for the defined benefit plans with projected benefit obligations in excess of plan assets were as follows (dollars in millions):

	U.S. Plans		Non U.S. Plans
	2006	2005	2006	2005
Projected benefit obligation, end of year	$649.6	$625.5	$2,286.1	$1,430.5
Fair value of plan assets, end of year	474.5	416.9	1,839.3	1,089.6

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2006 and 2005 were as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	2006	2005	2006	2005
Accumulated benefit obligation in excess of plan assets
Projected benefit obligation, year end	$645.8	$625.5	$2,233.0	$1,430.5
Accumulated benefit obligation, year end	621.2	605.0	2,048.3	1,220.8
Fair value of plan assets, year end	470.8	416.9	1,794.0	1,089.6

        Expected future contributions and benefit payments are as follows (dollars in millions):

	U.S. Plans		Non-U.S. Plans
	Defined Benefit Plans	Other Postretirement Benefit Plans	Defined Benefit Plans	Other Postretirement Benefit Plans
2007 expected employer contributions:
To plan trusts	$57.7	$—	$108.3	$—
Expected benefit payments:
2007	$48.0	$12.0	$86.2	$0.4
2008	37.6	11.9	87.3	0.4
2009	41.6	11.8	89.7	0.4
2010	42.8	11.6	93.5	0.4
2011	47.0	11.7	99.6	0.4
2012-2016	281.4	55.9	497.6	1.7

        In 2006 and 2005, the health care trend rate used to measure the expected increase in the cost of benefits was assumed to be 10% and 9%, respectively, decreasing to 5% after 2009. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement benefit plans. A one-percent-point change in assumed health care cost trend rates would have the following effects (dollars in millions):

Asset category	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$2.1	$(2.1)
Effect on postretirement benefit obligation	9.6	(10.3)

        The asset allocation for our pension plans at the end of 2006 and 2005 and the target allocation for 2007, by asset category, follows. The fair value of plan assets for these plans was $2,761.0 million at the end of 2006. Based upon historical returns, the expectations of our investment committee and outside advisors, the expected long term rate of return on these assets is estimated to be between 6.9% to 8.25%.

Asset category	Target Allocation 2007	Allocation at December 31, 2006	Allocation at December 31, 2005
U.S. pension plans:
Large Cap Equities	30%	29%	31%
Small/Mid Cap Equities	18%	17%	19%
International Equities	17%	18%	16%
Fixed Income	20%	18%	17%
Real Estate/Other	15%	15%	14%
Cash	0%	3%	3%

Total U.S. pension plans	100%	100%	100%

Non-U.S. pension plans:
Equities	57%	58%	60%
Fixed Income	38%	37%	35%
Real estate	4%	4%	4%
Cash	1%	1%	1%

Total non-U.S. pension plans	100%	100%	100%

        Equity securities in our pension plans did not include any equity securities of our Company or our affiliates at the end of 2006.

        Our pension plan assets are managed by outside investment managers; assets are rebalanced based upon market opportunities and the consideration of transactions costs. Our strategy with respect to pension assets is to pursue an investment plan that, over the long term is expected to protect the funded status of the plan, enhance the real purchasing power of plan assets, and not threaten the plan's ability to meet currently committed obligations.

DEFINED CONTRIBUTION PLANS

        We have a money purchase pension plan covering substantially all of our domestic employees who have completed at least two years of service. Employer contributions are made based on a percentage of employees' earnings (ranging up to 8%).

        We also have a salary deferral plan covering substantially all domestic employees. Plan participants may elect to make voluntary contributions to this plan up to a specified amount of their compensation. We contribute an amount equal to one-half of the participant's contribution, not to exceed 2% of the participant's compensation.

        Beginning January 1, 2004, the money purchase pension plan was closed to new hires. At the same time, the company match in the salary deferral plan was increased, for new hires, to a 100% match, not to exceed 4% of the participant's compensation, once the participant has achieved six years of service with the Company.

        Our total combined expense for the above defined contribution plans for the years ended December 31, 2006, 2005, and 2004 was $15.2 million, $15.9 million and $20.7 million, respectively.

SUPPLEMENTAL SALARY DEFERRAL PLAN AND SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Huntsman Supplemental Savings Plan ("SSP") is a non-qualified plan covering key management employees and allows participants to defer amounts that would otherwise be paid as compensation. The participant can defer up to 75% of their salary and bonus each year. This plan also provides benefits that would be provided under the Huntsman Salary Deferral Plan if that plan were not subject to legal limits on the amount of contributions that can be allocated to an individual in a single year. The SSP was amended and restated effective as of January 1, 2005 to allow eligible executive employees to comply with Section 409A of the Internal Revenue Code of 1986 ("Section 409A").

        The Huntsman Supplemental Executive Retirement Plan (the "SERP") is an unfunded nonqualified pension plan established to provide certain executive employees with benefits that could not be provided, due to legal limitations, under the Huntsman Defined Benefit Pension Plan, a qualified defined benefit pension plan, and the Huntsman Money Purchase Pension Plan, a qualified money purchase pension plan. On December 23, 2005, the SERP was amended and restated for four purposes: (1) to transfer certain liabilities related to benefits for eligible executive employees to the newly-established Huntsman Supplemental Executive MPP Plan (the "SEMPP"), (2) to reflect a change in the benefit formula in the Huntsman Defined Benefit Pension Plan, (3) to provide for the merger of the Polyurethanes Executive Pension Plan and the Polyurethanes Excess Benefit Plan (each an unfunded nonqualified pension plan) into the SERP, and (4) to allow eligible executive employees to comply with Section 409A. The effective date of the amendment and restatement of the SERP with respect to items (1) - (3) is July 1, 2004 because each of these items relates to the amendment of the Huntsman Defined Benefit Pension Plan which was effective on such date. The effective date of the amendment and restatement of the SERP with respect to item (4) is January 1, 2005 in accordance with Section 409A.

        Assets of these plans are included in other assets and were $7.6 million and $5.3 million at December 31, 2006 and 2005. During the year ended December 31, 2006, 2005 and 2004, we expensed $0.6 million, $0.5 million and $0.5 million for the SSP and the SERP, respectively.

STOCK-BASED INCENTIVE PLAN

        In connection with Huntsman Corporation's initial public offering of common and preferred stock on February 16, 2005, we adopted the Huntsman Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, nonvested stock, phantom stock, performance awards and other stock-based awards ("Awards") to our employees, directors and consultants and to employees and consultants of our subsidiaries, provided that incentive stock options may be granted solely to employees.

INTERNATIONAL PLANS

        International employees are covered by various post employment arrangements consistent with local practices and regulations. Such obligations are included in the consolidated financial statements in other non-current liabilities.

19. INCOME TAXES

        The following is a summary of U.S. and non-U.S. provisions for current and deferred income taxes (dollars in millions):

	For the Year ended December 31,
	2006	2005	2004
Income tax benefit (expense):
U.S.
Current	$15.5	$(1.5)	$(11.1)
Deferred	2.2	—	2.4
Non-U.S.
Current	(48.7)	(25.1)	(24.3)
Deferred	61.0	13.4	99.3

Total	$30.0	$(13.2)	$66.3

        The following schedule reconciles the differences between U.S. federal income taxes at the U.S. statutory rate to the (provision) benefit for income taxes (dollars in millions):

	2006	2005	2004
Income (loss) from continuing operations before income taxes and minority interests	$348.6	$137.9	$(340.1)

Expected (tax) benefit at U.S. statutory rate of 35%	$(122.0)	$(48.3)	$119.0
Change resulting from:
State benefit (taxes) net of federal benefit	1.8	(2.9)	(4.0)
Effects of non-U.S. operations and tax rate differential(1)	(9.1)	(13.4)	31.5
Incremental U.S. tax on non-U.S. income	—	(18.2)	(28.4)
Domestic income (loss) allocable to minority interest	—	9.5	(11.5)
Effect of Huntsman Advanced Materials consolidation transaction(2)	—	(88.4)	—
U.S. and U.K. tax authority dispute resolutions	54.0	0.7	—
Change in valuation allowance	104.7	150.7	(48.7)
Other—net	0.6	(2.9)	8.4

Total income tax benefit (expense)	$30.0	$(13.2)	$66.3

(1)
During the year ended December 31, 2006, included in the $9.1 million in "Effects of non-U.S. operations and tax rate differential" above are non-recurring items including amounts associated with enacted changes in tax rates ($6.8 million) and the establishment of contingency reserves ($5.5 million).

(2)
The 2005 "Effect of Huntsman Advanced Materials consolidation transaction" above is approximately $88.4 million of tax expense fully offset by changes in valuation allowances. The components of the $88.4 million are as follows: $30.7 million associated with loss recapture income related to non-U.S. losses that had previously been deducted for U.S. taxation purposes; $6.2 million associated with current year non-U.S. losses not deducted for U.S. tax purposes; and

  $51.5 million associated with the write-down of net deferred tax assets, with a full valuation allowance, related to the U.S. taxation of Huntsman Advanced Materials non-U.S. entities. Effective January 1, 2006, certain of Huntsman Advanced Materials's non-U.S. operations previously treated as branches will no longer be treated as branches and will only be subject to U.S. taxation on future earnings to the extent those earnings are repatriated. This eliminates current double taxation of foreign earnings that are inherent in the Huntsman Advanced Materials tax structure.

        The components of income (loss) from continuing operations before income taxes and minority interests were as follows (dollars in millions):

	For the Year ended December 31,
	2006	2005	2004
U.S.	$291.8	$63.1	$(109.4)
Non-U.S.	56.8	74.8	(230.7)

Total	$348.6	$137.9	$(340.1)

        Subsequent to acquiring Huntsman Advanced Materials in June 2003 and through December 31, 2005, substantially all non-U.S. operations of Huntsman Advanced Materials were treated as branches of our Company for U.S. income tax purposes and were, therefore, subject to both U.S. and non-U.S. income tax. The pre-tax income in the table above and the preceding U.S. and non-U.S. allocation of the income tax provision by taxing jurisdiction may, therefore, not be directly related.

        Components of deferred income tax assets and liabilities were as follows (dollars in millions):

	December 31, 2006	December 31, 2005
Deferred income tax assets:
Net operating loss and AMT credit carryforwards	$790.3	$942.5
Pension and other employee compensation	233.8	166.9
Property, plant and equipment	82.3	44.8
Intangible assets	90.4	107.0
Foreign tax credits	50.2	13.2
Other, net	131.5	56.9

Total	1,378.5	1,331.3

Deferred income tax liabilities:
Property, plant and equipment	(676.7)	(851.1)
Pension and other employee compensation	(14.6)	(39.2)
Other, net	(62.5)	(39.6)

Total	(753.8)	(929.9)

Net deferred tax asset before valuation allowance	624.7	401.4
Valuation allowance	(536.3)	(495.3)

Net deferred tax asset (liability)	$88.4	$(93.9)

Current tax asset	$70.7	$31.2
Current tax liability	(9.4)	(2.4)
Non-current tax asset	188.7	94.2
Non-current tax liability	(161.6)	(216.9)

Total	$88.4	$(93.9)

        As of December 31, 2006, we have U.S. federal net operating loss carryforwards ("NOLs") of $743.4 million. The U.S. NOLs begin to expire in 2009 and fully expire in 2025. We also have NOLs of $1,910.0 million in various non-U.S. jurisdictions. While the majority of the non-U.S. NOLs have no expiration date, $493.2 million have a limited life and $26.9 million are scheduled to expire in 2007.

        Included in the $1,910 million of non-U.S. NOLs is $1,059.1 million attributable to Huntsman Advanced Materials' Luxembourg entities. As of December 31, 2006, there is a valuation allowance of $307.2 million against these net tax-effected NOLs of $313.8 million. Due to the uncertainty surrounding the realization of the benefits of these losses that may result from future dissolution or restructuring of the Luxembourg entities, we have reduced the related deferred tax asset with a valuation allowance.

        We are subject to the "ownership change" rules of Section 382 of the Internal Revenue Code. Under these rules, our use of the NOLs could be limited in tax periods following the date of an ownership change. Based upon the existence of significant tax "built-in income" items, the effect of the ownership change rules on the ability to utilize the NOLs is not anticipated to be material.

        We have a valuation allowance against our entire U.S. and a material portion of our non-U.S. net deferred tax assets. We have specific valuation allowances of $38.2 million that, when reversed, will reduce goodwill and other non-current intangibles. Additionally, included in the deferred tax assets at December 31, 2006 is approximately $7.7 million of cumulative tax benefit related to equity transactions which will be credited to stockholders' equity when realized, after all other valuation allowances have been reversed.

        The following is a summary of changes in the valuation allowance (dollars in millions):

	2006	2005	2004
Valuation allowance as of January 1	$495.3	$937.2	$763.3
Valuation allowance as of December 31	536.3	495.3	937.2

Net change	(41.0)	441.9	(173.9)
Foreign currency movements	6.5	(81.1)	52.6
Deferred tax liabilities recorded in purchase accounting which reduced the need for valuation allowances	(7.8)	(2.9)	—
Recognition of net operating losses based on final settlement with U.S. and U.K. tax authorities, with a corresponding increase to valuation allowance	53.0	—	—
Adjustments to deferred tax assets with an offsetting adjustment to valuation allowance	70.7	(184.7)	18.4
Movement of net deferred tax assets unrelated to income or loss from continuing operations	24.4	(21.7)	80.0
Reversal of valuation allowances on deferred tax assets related to prior acquisitions, with a corresponding reduction to intangible assets	(1.1)	(0.8)	(25.8)

Change in valuation allowance per rate reconciliation	$104.7	$150.7	$(48.7)

Components of change in valuation allowance:
Effects of pre-tax income and pre-tax losses in jurisdictions with valuation allowances	$98.2	$16.6	$(56.3)
Effects of Huntsman Advanced Materials consolidation transaction	—	88.4	—
Releases of valuation allowances in various jurisdictions	20.9	56.5	10.8
Establishments of valuation allowances in various jurisdictions	(14.4)	(10.8)	(3.2)

Change in valuation allowance per rate reconciliation	$104.7	$150.7	$(48.7)

        On August 16, 2005, Huntsman International Holdings and Huntsman LLC were merged with and into our Company, which continued in existence as the surviving entity. Prior to the merger, Huntsman International Holdings, including our Company, was treated as a partnership for U.S. federal income tax purposes and as such was generally not subject to U.S. income tax, but rather such income was taxed directly to its owners. A net deferred tax liability was recognized for the excess of the difference in the book and tax investment in the partnership over the difference in the book and tax basis of the net assets of the partnership. After the merger, we are treated as a corporate subsidiary and subject to U.S. income tax. The basis difference in the investment in the Huntsman International Holdings partnership has been reversed, offset by a corresponding change in valuation allowance.

        For non-U.S. entities that are not treated as branches for U.S. tax purposes, we do not provide for income taxes on the undistributed earnings of these subsidiaries as earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. The undistributed earnings of foreign subsidiaries that are deemed to be permanently invested were $175.9 million at December 31, 2006. It is not practicable to determine the unrecognized deferred tax liability on those earnings.

        As a matter of course, our subsidiaries are regularly audited by various taxing authorities in both the U.S. and numerous non-U.S. jurisdictions. We believe adequate provision has been made for all outstanding issues for all open years. Significant judgments and estimates are required in determining the global provision for income taxes, including judgments and estimates regarding the realization of deferred tax assets and the ultimate outcome of tax-related contingencies. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. We either recognize a liability, including related interest, or reduce a tax asset, for the anticipated outcome of tax audits. We adjust these amounts in light of changing facts and circumstances, such as the closing of a tax audit or the expiration of a statute of limitations in the period in which the change occurs. If our tax positions are ultimately upheld under audits by respective taxing authorities, it is possible that the provision for income taxes in future years may reflect significant favorable adjustments. During 2006, the remaining unresolved issues of the IRS Exam for the years ended 1998 through 2001 were settled. The net increase to our net operating losses was approximately $134 million, which was offset by a corresponding change in valuation allowance. Accruals for U.S. tax contingencies of $30.2 million were reversed as a benefit to current tax benefit. We also successfully settled disputes in non-U.S. jurisdictions which resulted in the reversal of accruals for tax contingencies of $23.8 million to current tax benefit. The non-U.S. dispute resolutions also resulted in increases in deferred tax assets, offset by a corresponding increase in valuation allowances.

20. COMMITMENTS AND CONTINGENCIES

PURCHASE COMMITMENTS

        We have various purchase commitments extending through 2023 for materials and supplies entered into in the ordinary course of business. The purchase commitments are contracts that require minimum volume purchases. Certain contracts allow for changes in minimum required purchase volumes in the event of a temporary or permanent shutdown of a facility. The contractual purchase prices for substantially all of these contracts require minimum payments, even if no volume is purchased. Historically, we have not made any minimum payments under such take or pay contracts without taking the product.

        Total purchase commitments as of December 31, 2006 are as follows (dollars in millions):

Year ending December 31:
2007	$1,432.2
2008	510.0
2009	131.4
2010	96.9
2011	59.0
Thereafter	147.6

$2,377.1

OPERATING LEASES

        We lease certain railcars, aircraft, equipment and facilities under long-term lease agreements. The total expense recorded under operating lease agreements in the accompanying consolidated statements of operations is approximately $52.1 million, $71.6 million and $55.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.

        Future minimum lease payments under operating leases as of December 31, 2006 are as follows (dollars in millions):

Year ending December 31:
2007	$53.1
2008	50.2
2009	42.5
2010	37.9
2011	30.7
Thereafter	104.5

$318.9

LEGAL MATTERS

Discoloration Claims

        Certain claims have been filed against us relating to discoloration of unplasticized polyvinyl chloride products allegedly caused by our titanium dioxide. Substantially all of the titanium dioxide that is the subject of these claims was manufactured prior to our acquisition of our titanium dioxide business from ICI in 1999. Net of amounts we have received from insurers and pursuant to contracts of indemnity, we have paid an aggregate of approximately $16 million in costs and settlement amounts for Discoloration Claims through December 31, 2006.

        The following table presents information about the number of Discoloration Claims for the periods indicated. Claims include all claims for which service has been received by us, and each such claim represents a plaintiff who is pursuing a claim against us.

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Claims unresolved at beginning of period	2	3	4
Claims filed during period	—	—	1
Claims resolved during period	—	1	2
Claims unresolved at end of period	2	2	3

        During the year ended December 31, 2004, we settled claims for approximately $45 million, approximately $30 million of which was paid by our insurers or ICI and approximately $15 million of which was paid by us. During 2004, we recorded charges of $15.1 million relating to Discoloration claims. During the year ended December 31, 2005, we settled a claim for approximately $1.0 million, all of which was paid by ICI. The two Discoloration Claims unresolved as of December 31, 2006, asserted aggregate damages of approximately $70 million. An appropriate liability has been accrued for these claims. Based on our understanding of the merits of these claims and our rights under contracts of indemnity and insurance, we do not believe that the net impact on our financial condition, results of operations or liquidity will be material.

        While additional Discoloration Claims may be made in the future, we cannot reasonably estimate the amount of loss related to such claims. Although we may incur additional costs as a result of future claims (including settlement costs), based on our history with Discoloration Claims to date, the fact that substantially all of the titanium dioxide that has been the subject of these Discoloration Claims was manufactured and sold more than six years ago, and the fact that we have rights under contract to indemnity, including from ICI, we do not believe that any unasserted Discoloration Claims will have a material impact on our financial condition, results of operations, or liquidity. Based on this conclusion and our inability to reasonably estimate our expected costs with respect to these unasserted claims, we have made no accruals in our financial statements as of December 31, 2006 for costs associated with unasserted Discoloration Claims.

Environmental Litigation

        On occasion, we receive notices of violation, enforcement and other complaints from regulatory agencies alleging non-compliance with applicable EHS laws. Based on currently available information and our past experience, we do not believe that the resolution of any pending or threatened environmental enforcement proceedings, will have a material impact on our financial condition, results of operations or cash flows.

        Beginning in the third quarter of 2004 and extending through December 2005, we received notifications of approximately eight separate enforcement actions from the TCEQ for alleged violations related to air emissions at our Port Neches and Port Arthur plants. These alleged violations primarily relate to specific upset emissions, emissions from cooling towers, or flare operations occurring at particular times and at particular operating units during 2004 and 2005. These notices of violation appear to be part of a larger enforcement initiative by the TCEQ regional office focused on upset emissions at chemical and refining industry plants located within the Beaumont/Port Arthur region. On

November 13, 2006, the TCEQ approved a settlement under which we paid approximately $0.4 million in the aggregate to settle these matters.

        During the first quarter of 2006, we disclosed to the TCEQ that our Conroe, Texas, facility has been out of compliance with HAP regulations. On August 25, 2006, the TCEQ issued a Notice of Enforcement and on October 20, 2006 issued a proposed penalty of approximately $0.1 million. Subsequently, because of mitigating factors, we reached an agreement with TCEQ staff to settle the case for considerably less than $0.1 million. The settlement agreement is awaiting approval of the TCEQ.

        In May 2003, the State of Texas settled an air enforcement case with us relating to our Port Arthur plant. Under the settlement, we are required to pay a civil penalty of $7.5 million over more than four years, undertake environmental monitoring projects totaling about $1.5 million in costs, and pay $0.4 million in attorneys' fees to the Texas Attorney General. As of December 31, 2006, we have paid $5.5 million toward the penalty and $0.4 million for attorneys' fees. The monitoring projects are underway and on schedule. We do not anticipate that this settlement will have a material adverse effect on our financial condition, results of operations or cash flows.

        On April 29, 2006, there was a release of hydrocarbons followed by a significant fire in the ethylene refrigeration area of our Base Chemicals Light Olefins Unit located in Port Arthur, Texas. See "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas, Plant Fire." There were no fatalities or serious injuries from the fire. An incident investigation team was formed immediately. The cause of the fire was determined to be a sudden rupture of a pipeline which had been weakened by undetected external corrosion. The TCEQ has proposed, and we have accepted, a penalty of approximately $0.1 million for alleged excessive environmental releases occurring as a consequence of the fire. The settlement is awaiting approval of the TCEQ.

        We have been named as a "premises defendant" in a number of asbestos exposure cases, typically a claim by a non-employee of exposure to asbestos while at a facility. In the past, these cases typically have involved multiple plaintiffs bringing actions against multiple defendants, and the complaint has not indicated which plaintiffs were making claims against which defendants, where or how the alleged injuries occurred, or what injuries each plaintiff claimed. These facts, which would be central to any estimate of probable loss, generally have been learned only through discovery. Recent changes in Texas tort procedures have required many pending cases to be split into multiple cases, one for each claimant, increasing the number of pending cases reported below for the year ended December 31, 2006. Nevertheless, the complaints in these cases provide little additional information. We do not believe that the increased number of cases resulting from the changes in Texas tort procedure reflects an increase in the number of underlying claims.

        Where the alleged exposure occurred prior to our ownership of the relevant "premises," the prior owners generally have contractually agreed to retain liability for, and to indemnify us against, asbestos exposure claims. This indemnification is not subject to any time or dollar amount limitations. Upon service of a complaint in one of these cases, we tender it to the prior owner. None of the complaints in these cases state the amount of damages being sought. The prior owner accepts responsibility for the conduct of the defense of the cases and payment of any amounts due to the claimants. In our twelve-year experience with tendering these cases, we have not made any payment with respect to any tendered asbestos cases. We believe that the prior owners have the intention and ability to continue to honor their indemnity obligations, although we cannot assure you that they will continue to do so or that we will not be liable for these cases if they do not.

        The following table presents for the periods indicated certain information about cases for which service has been received that we have tendered to the prior owner, all of which have been accepted.

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cases unresolved at beginning of period	576	398	369
Cases tendered during period	998	284	94
Cases resolved during period(1)	207	106	65
Cases unresolved at end of period	1,367	576	398

(1)
Although the indemnifying party informs us when tendered cases have been resolved, it generally does not inform us of the settlement amounts relating to such cases, if any. The indemnifying party has informed us that it typically manages our defense together with the defense of other entities in such cases and resolves multiple claims involving multiple defendants simultaneously, and that it considers the allocation of settlement amounts, if any, among defendants to be confidential and proprietary. Consequently, we are not able to provide the number of cases resolved with payment by the indemnifying party or the amount of such payments.

        We have never made any payments with respect to these cases. As of December 31, 2006, we had an accrued liability of $12.5 million relating to these cases and a corresponding receivable of $12.5 million relating to our indemnity protection with respect to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2006.

        Certain cases in which we are a "premises defendant" are not subject to indemnification by prior owners or operators. The following table presents for the periods indicated certain information about these cases. Cases include all cases for which service has been received by us, other than a number of cases that were erroneously filed against us due to a clerical error. The cases filed in error are subject to a voluntary dismissal agreement and are in the process of being dismissed.

	Year ended December 31, 2006	Year ended December 31, 2005	Year ended December 31, 2004
Cases unresolved at beginning of period	34	29	48
Cases filed during period	19	55	23
Cases resolved during period	11	56	42
Cases unresolved at end of period	42	34	29

        We paid gross settlement costs for asbestos exposure cases that are not subject to indemnification of approximately $10,000, $0.1 million and $1.0 million during the twelve months ended December 31, 2006, 2005 and 2004, respectively. The cases for the year ended December 31, 2005 include cases filed against Rubicon LLC, which became our consolidated subsidiary on January 1, 2005, as follows: one case filed during the period, one case resolved during the period and six cases unresolved at the end of the period. As of December 31, 2006, we had an accrual of approximately $0.6 million relating to these cases. We cannot assure you that our liability will not exceed our accruals or that our liability associated with these cases would not be material to our financial condition, results of operations or liquidity; however, we are not able to estimate the amount or range of loss in excess of our accruals. Additional asbestos exposure claims may be made against us in the future, and such claims could be material. However, because we are not able to estimate the amount or range of losses associated with such claims, we have made no accruals with respect to unasserted asbestos exposure claims as of December 31, 2006.

Antitrust Matters

        We have been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries that are now consolidated as the "Polyether Polyols" cases in multidistrict litigation known as In re Urethane Antitrust Litigation, MDL No. 1616, Civil No. 2:04-md-01616-JWL-DJW, United States District Court, District of Kansas, initial order transferring and consolidating cases filed August 23, 2004. Other defendants named in the Polyether Polyols cases are Bayer, BASF, Dow and Lyondell. Bayer entered into a settlement agreement with the plaintiffs that was approved by the court. Class certification discovery is underway in these consolidated cases.

        We have also been named as a defendant in putative class action antitrust suits alleging a conspiracy to fix prices in the MDI, TDI, and polyether polyols industries filed in the Superior Court of Justice, Ontario, Canada on May 5, 2006 and in Superior Court, Quebec, Canada on May 17, 2006. The other defendants named above in the Polyether Polyols cases are also defendants in these Canadian cases.

        The pleadings of the plaintiffs in these antitrust suits provide few specifics about any alleged illegal conduct of the defendants, and we are not aware of any evidence of illegal conduct by us or any of our employees. For these reasons, we cannot estimate the possible loss or range of loss relating to these claims, and therefore we have not accrued a liability for these claims. Nevertheless, we could incur losses due to these claims in the future and those losses could be material.

        In addition, on February 16, 2006, the Antitrust Division of the U.S. Department of Justice served us with a grand jury subpoena requesting production of documents relating to the businesses of TDI, MDI, polyether polyols and related systems. The other defendants in the Polyether Polyols cases have confirmed that they have also been served with subpoenas in this matter. We are cooperating fully with the investigation.

Tax Dispute

        In connection with an audit of our income tax returns for the years ended 1998 through 2001, we received a Notice of Proposed Adjustment from the Internal Revenue Service. We initiated an administrative appeal before the Internal Revenue Service with respect to the proposed adjustment in 2005 and resolved these matters during the fourth quarter of 2006. The impact of the resolution on our U.S. net operating losses, and our related accrued tax contingency liability, are discussed in "Note 19. Income Taxes."

Other Proceedings

        We are a party to various other proceedings instituted by private plaintiffs, governmental authorities and others arising under provisions of applicable laws, including various environmental, products liability and other laws. Except as otherwise disclosed in this prospectus, we do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition, results of operations or liquidity. For more information, see "Note 21. Environmental, Health and Safety Matters—Remediation Liabilities."

21. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS

GENERAL

        We are subject to extensive federal, state, local and foreign laws, regulations, rules and ordinances relating to safety, pollution, protection of the environment and the generation, storage, handling, transportation, treatment, disposal and remediation of hazardous substances and waste materials. In the ordinary course of business, we are subject to frequent environmental inspections and monitoring and occasional investigations by governmental enforcement authorities. In addition, our production facilities require operating permits that are subject to renewal, modification and, in certain circumstances, revocation. Actual or alleged violations of safety laws, environmental laws or permit requirements could result in restrictions or prohibitions on plant operations, substantial civil or criminal sanctions, as well as, under some environmental laws, the assessment of strict liability and/or joint and several liability. Moreover, changes in environmental regulations could inhibit or interrupt our operations, or require us to modify our facilities or operations. Accordingly, environmental or regulatory matters may cause us to incur significant unanticipated losses, costs or liabilities.

EHS CAPITAL EXPENDITURES

        We may incur future costs for capital improvements and general compliance under EHS laws, including costs to acquire, maintain and repair pollution control equipment. For the years ended December 31, 2006 and 2005, our capital expenditures for EHS matters totaled $53.3 million and $48.9 million, respectively. Since capital expenditures for these matters are subject to evolving regulatory requirements and depend, in part, on the timing, promulgation and enforcement of specific requirements, we cannot provide assurance that our recent expenditures will be indicative of future amounts required under EHS laws.

REMEDIATION LIABILITIES

        We have incurred, and we may in the future incur, liability to investigate and clean up waste or contamination at our current or former facilities or facilities operated by third parties at which we may have disposed of waste or other materials. Similarly, we may incur costs for the cleanup of wastes that were disposed of prior to the purchase of our businesses. Under some circumstances, the scope of our liability may extend to damages to natural resources.

        Under CERCLA, and similar state laws, a current or former owner or operator of real property may be liable for remediation costs regardless of whether the release or disposal of hazardous substances was in compliance with law at the time it occurred, and a current owner or operator may be liable regardless of whether it owned or operated the facility at the time of the release. We have been notified by third parties of claims against us for cleanup liabilities at approximately 12 former facilities or third party sites, including, but not limited to, sites listed under CERCLA. Based on current information and past experiences at other CERCLA sites, we do not expect any of these third party claims to result in material liability to us.

        In addition, under RCRA, and similar state laws, we may be required to remediate contamination originating from our properties as a condition to our hazardous waste permit. Some of our manufacturing sites have an extended history of industrial chemical manufacturing and use, including on-site waste disposal. We are aware of soil, groundwater or surface contamination from past operations at some of our sites, and we may find contamination at other sites in the future. For example, our Odessa, Port Arthur and Port Neches facilities in Texas, and our Geismar facility in Louisiana, are the subject of ongoing remediation requirements under RCRA authority.

        In many cases, our potential liability arising from historical contamination is based on operations and other events occurring prior to our ownership of a business or specific facility. In these situations, we frequently obtained an indemnity agreement from the prior owner addressing remediation liabilities arising from pre-closing conditions. We have successfully exercised our rights under these contractual covenants for a number of sites, and where applicable, mitigated our ultimate remediation liability. We cannot assure you, however, that all of such matters will be subject to indemnity or that our existing indemnities will be sufficient to cover our liabilities for such matters.

        Based on available information and the indemnification rights we believe are likely to be available, we believe that the costs to investigate and remediate known contamination will not have a material adverse effect on our financial condition, results of operations or cash flows. However, if such indemnities are unavailable or do not fully cover the costs of investigation and remediation or we are required to contribute to such costs, and if such costs are material, then such expenditures may have a material adverse effect on our financial condition, results of operations or cash flows. At the current time, we are unable to estimate the full cost, exclusive of indemnification benefits, to remediate any of the known contamination sites.

ENVIRONMENTAL RESERVES

        We have accrued liabilities relating to anticipated environmental cleanup obligations, site reclamation and closure costs and known penalties. Liabilities are recorded when potential liabilities are either known or considered probable and can be reasonably estimated. Our liability estimates are based upon available facts, existing technology and past experience. The environmental liabilities do not include amounts recorded as asset retirement obligations. We have accrued approximately $14 million and $25 million for environmental liabilities as of December 31, 2006 and 2005, respectively. Of these amounts, approximately $6 million and $7 million are classified as accrued liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively, and approximately $8 million and $18 million are classified as other noncurrent liabilities on our consolidated balance sheets as of December 31, 2006 and 2005, respectively. In certain cases, our remediation liabilities are payable over periods of up to 30 years. We may incur losses for environmental remediation in excess of the amounts accrued; however, we are not able to estimate the amount or range of such potential excess.

REGULATORY DEVELOPMENTS

        Under IPPC, EU member governments are to adopt rules and implement a cross media (air, water and waste) environmental permitting program for individual facilities. While the EU countries are at varying stages in their respective implementation of the IPPC permit program, we have submitted all necessary IPPC permit applications required to date, and in some cases received completed permits from the applicable government agency. We expect to submit all other IPPC applications and related documents on a timely basis as the various countries implement the IPPC permit program. Although we do not know with certainty what each IPPC permit will require, we believe, based upon our experience with the permits received to date, that the costs of compliance with the IPPC permit program will not be material to our financial condition, results of operations or cash flows.

        In December 2006, the EU parliament and EU council approved a new EU regulatory framework for chemicals called "REACH" (Registration, Evaluation and Authorization of Chemicals). REACH will take effect in June 2007, and the program it establishes will be phased in over 11 years. Under the regulation companies that manufacture or import more than one ton of a chemical substance per year will be required to register such chemical substances, and isolated intermediates, in a central database. Use authorizations will be granted for a specific chemical if the applicants can show that any risk in using the chemical can be adequately controlled or, where there are no suitable alternatives available, if the applicant can demonstrate that the social and economic benefits of using the chemical outweigh the risks. Specified uses of some hazardous substances may be restricted. In addition, all applicants will have to study the availability of alternative chemicals. If alternatives are available, a "substitution" plan will have to be submitted to the regulatory agency. Persistent bio-accumulative and toxic substances will only be authorized if an alternative chemical is not available. The registration, evaluation and authorization phases of the program will require expenditures and resource commitments in order to, for example, develop information technology tools, generate data, prepare and submit dossiers for substance registration, participate in consortia, obtain legal advice, and reformulate products if necessary. We have established a cross-business European REACH team that is working closely with our businesses to identify and list all substances manufactured or imported by us into the European Union. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites.

GREENHOUSE GAS REGULATION

        In the EU and other jurisdictions committed to compliance with the Kyoto Protocol to the United Nations Framework Convention on Climate Change (the "Convention"), there is an increasing likelihood that our manufacturing sites will be affected in some way over the next few years by taxation of greenhouse gas ("GHG") emissions. In addition, although the U.S. is not a signatory to the Convention, several states, including California, are implementing their own GHG regulatory programs, and a federal program in the U.S. is a possibility for the future. While only a very small number of our sites are currently affected by existing GHG legislation, and none have experienced or anticipate significant cost increases as a result, it is likely that GHG emission restrictions will increase over time. Potential consequences of such restrictions include increases in energy costs above the level of general inflation, as well as direct compliance costs. Currently, however, it is not possible to estimate the likely financial impact of potential future regulation on any of our sites.

CHEMICAL FACILITY ANTI-TERRORISM RULEMAKING

        On December 28, 2006, the U.S. Department of Homeland Security published an advanced notice of proposed rulemaking seeking public comment on proposed regulations for securing high risk chemical facilities from potential terrorist attacks, as required by the Homeland Security Appropriations Act of 2006. The target date set by the act for issuing the regulations is April 4, 2007. If adopted, the regulations will immediately implement the security program at the nation's highest risk facilities, and a phased implementation at other chemical facilities that present security risks addressed by the statute, beginning in 2007 and continuing through 2008.

        Since 2003, we have conducted security vulnerability assessments at all of our higher risk manufacturing facilities in the U.S. Those assessments led to changes in our operations in certain instances to ensure greater security. Whether the assessments and resulting improvements will fully satisfy the requirements of the final regulations, and whether additional costly changes will have to be made, is unclear to us at this time. Currently, it is not possible to estimate the likely financial impact of these regulations on any of our sites.

MTBE DEVELOPMENTS

        We produce MTBE, an oxygenate that is blended with gasoline to reduce vehicle air emissions and to enhance the octane rating of gasoline. Existing or future litigation or legislative initiatives restricting the use of MTBE in gasoline may subject us or our products to environmental liability or materially adversely affect our sales and costs. Because MTBE has contaminated some water supplies, its use has become controversial in the U.S. and elsewhere, and its use has been effectively eliminated in the U.S. market.

        As a result of these developments, we currently market, either directly or through third parties, MTBE to customers located outside the U.S. for use as a gasoline additive, which has produced a lower level of cash flow than the previous sale of MTBE in the U.S. We may also elect to use all or a portion of our precursor TBA to produce saleable products other than MTBE. If we opt to produce products other than MTBE, necessary modifications to our facilities will require significant capital expenditures and the sale of such other products may produce a lower level of cash flow than that historically produced from the sale of MTBE.

        A number of lawsuits have been filed, primarily against gasoline manufacturers, marketers and distributors, by persons seeking to recover damages allegedly arising from the presence of MTBE in groundwater. While we have not been named as a defendant in any litigation concerning the environmental effects of MTBE, we cannot provide assurances that we will not be involved in any such litigation or that such litigation will not have a material adverse effect on our business, results of operations and financial condition. However, because we are not able to estimate the amount or range of losses that would be associated with such litigation, we have made no accruals with respect to unasserted claims concerning the environmental effects of MTBE as of December 31, 2006.

22. CASUALTY LOSSES AND INSURANCE RECOVERIES

2005 U.S. GULF COAST STORMS

        On September 22, 2005, we suspended operations at our Gulf Coast facilities in Texas and Louisiana as a result of hurricane Rita. In addition, we sustained property damage at our Port Neches and Port Arthur, Texas facilities as a result of the hurricane. We maintain customary insurance coverage for property damage and business interruption. With respect to coverage of these losses, the deductible for property damage was $10 million per site, while business interruption coverage does not apply for the first 60 days.

        In connection with the losses incurred from hurricane Rita, we are in the process of completing insurance claims for property damage and business interruption. During 2006, we received insurance recovery advances of $12.5 million, and, on January 23, 2007, we executed a sworn statement in proof of loss with the insurance companies to receive additional insurance recovery advances of $14.0 million to be received during the first quarter of 2007. The $26.5 million of insurance recoveries are recorded in "Other operating income (expense)" on the accompanying consolidated statements of operations, as they represent the recovery of losses previously recognized in prior periods, of which $13.3 million was allocated to the Performance Products segment and $13.2 million was allocated to the Base Chemicals segment. The insurance receivable of $14.0 million is recorded within "Other current assets" on the accompanying consolidated balance sheets. We and our insurers are working to reach a settlement on the remainder of the insurance claim and we can provide no assurance with respect to the ultimate resolution of this matter.

PORT ARTHUR, TEXAS PLANT FIRE

        On April 29, 2006, our Port Arthur, Texas olefins manufacturing plant experienced a major fire. With the exception of cyclohexane operations at the site, which were restarted in June 2006, the remaining operations at the site remain shutdown. The damage is significant and, while no assurances can be made, preliminary indications are that we expect to restart the facility early in the third quarter of 2007. The Port Arthur manufacturing plant is covered by property damage and business interruption insurance. With respect to coverage for this outage, the deductible for property damage is $10 million and business interruption coverage does not apply for the first 60 days.

        During 2006 we incurred expenditures and losses for both property damage and business interruption as a result of the Port Arthur fire. Net of the $10 million deductible, we incurred approximately $17.2 million in property damages, including the write-off of damaged assets, costs to respond and clean up the facility and costs for the repair and maintenance of damaged equipment, all of which were accrued for recovery by insurance, as recovery from our insurers was considered probable.

        During 2006 we also accrued for the recovery of costs during the non-deductible business interruption period from our insurance policies of approximately $39.2 million, as recovery from our insurers was considered probable.

        During the fourth quarter of 2006, we received insurance recovery advances of $150.0 million, of which $56.4 million was applied to our insurance receivables related to recovery of costs incurred and $93.6 million has been recorded as a deferred gain and is included in "Accrued liabilities" on the accompanying consolidated balance sheets.

        The incurrence of future fixed costs during the business interruption period and the future repair and maintenance expense of the damaged equipment will be offset against the deferred gain. Any such amounts incurred above the deferred gain will be recorded as an insurance receivable if realization is deemed probable. Future insurance recovery advances, if any, in excess of accrued fixed costs and other expenses relating to the damaged facilities will be recorded as a deferred gain, and any remaining deferred gains associated with this event will not be recognized in our consolidated statements of operations until final settlement with our insurance carriers.

23. OTHER COMPREHENSIVE INCOME (LOSS)

        Other comprehensive income consisted of the following (dollars in millions):

	December 31,
	2006		2005		2004
	Accumulated income (loss)	Income (loss)	Accumulated income (loss)	Income (loss)	Income (loss)
Foreign currency translation adjustments, net of tax of $0.2 as of December 31, 2006 and 2005	$266.9	$197.0	$69.9	$(215.8)	$110.4
Pension related adjustments, net of tax of $101.6 and $45.4 as of December 31, 2006 and 2005, respectively	(404.1)	(18.0)	(153.3)	(16.3)	(41.2)
Other comprehensive income (loss) of unconsolidated affiliates	7.3	—	7.3	(0.8)	(1.1)
Other	1.6	3.8	(2.2)	10.6	1.8

Total	$(128.3)	$182.8	$(78.3)	$(222.3)	$69.9

        During 2006, $49.4 million of foreign currency translation adjustments were reclassified to loss on disposal of discontinued operations related to the U.K. Petrochemicals Disposition.

        The adoption of SFAS No. 158 and related pension adjustments include the effect of the calculation of the additional minimum pension liability prior to the adoption of SFAS No. 158, which is included in other comprehensive income, as well as the net effect of the adoption of SFAS No. 158, which is a direct adjustment to accumulated other comprehensive income.

        Items of other comprehensive (loss) income of our Company and our consolidated affiliates have been recorded net of tax, with the exception of the foreign currency translation adjustments related to subsidiaries with earnings permanently reinvested. The tax effect is determined based upon the jurisdiction where the income or loss was recognized and is net of valuation allowances that have been recorded.

24. RELATED PARTY TRANSACTIONS

        Our accompanying consolidated financial statements include the following transactions with our affiliates not otherwise disclosed (dollars in millions):

	Year ended December 31,
	2006	2005	2004
Sales to:
Unconsolidated affiliates	$79.9	$106.2	$55.6
Inventory purchases from:
Unconsolidated affiliates	145.3	119.1	403.9

24. RELATED PARTY TRANSACTIONS

        We have agreed with the Jon and Karen Huntsman Foundation, a private charitable foundation established by Jon M. and Karen H. Huntsman to further the charitable interests of the Huntsman family, that we will donate our Salt Lake City office building and our option to acquire an adjacent undeveloped parcel of land to the foundation free of debt. We have agreed to complete this donation on the earlier of November 30, 2009 or the date on which we occupy less than 20% of the two main floors of the Salt Lake City office building. Under certain circumstances, after we make this donation we will have the right, but not the obligation, to lease space in the Salt Lake City office building from the foundation.

        Through May 2002, we paid the premiums on various life insurance policies for Jon M. Huntsman. These policies have been liquidated, and the cash values have been paid to Mr. Huntsman. Mr. Huntsman is indebted to us in the amount of approximately $1.5 million, which represents the insurance premiums paid on his behalf through May 2002. This amount is included in other noncurrent assets on the accompanying balance sheets.

        Wayne A. Reaud, a member of our board of directors, is of counsel to the law firm of Reaud, Morgan & Quinn. We pay the firm $200,000 per year for legal services. Mr. Reaud has no interest in the firm or in the proceeds for current work done at the firm. As of counsel, the law firm provides Mr. Reaud with an office and certain secretarial services.

25. OTHER OPERATING (INCOME) EXPENSE

        Other operating (income) expense consisted of the following (dollars in millions):

	Year ended December 31,
	2006	2005	2004
(Gain) loss on sale of business/asset	$(92.4)	$(1.0)	$2.4
Foreign exchange losses (gains)	0.5	29.1	(116.1)
Bad debts	6.4	4.2	2.0
Legal and contract settlements—net	—	—	6.6
Property loss recoveries	(35.3)	—	—
Other, net	(6.9)	(2.1)	28.1

Total other operating (income) expense	$(127.7)	$30.2	$(77.0)

26. OPERATING SEGMENT INFORMATION

        We derive our revenues, earnings and cash flows from the manufacture and sale of a wide variety of differentiated and commodity chemical products. We report our operations through six segments: Polyurethanes, Materials and Effects, Performance Products, Pigments, Polymers and Base Chemicals. We have organized our business and derived our operating segments around differences in product lines.

        The major products of each reportable operating segment are as follows:

Segment	Products
Polyurethanes	MDI, PO, polyols, PG, TPU, aniline and MTBE
Materials and Effects	epoxy resin compounds and formulations; cross-linking, matting and curing agents; epoxy, acrylic and polyurethane-based adhesives, tooling resin formulations, textile chemicals and dyes
Performance Products(1)	amines, surfactants, LAB, maleic anhydride, other performance chemicals, EG and technology licenses
Pigments	titanium dioxide
Polymers(2)	LDPE and LLDPE, polypropylene, EPS, styrene and APAO
Base Chemicals(1)(2)	ethylene, propylene and cyclohexane

(1)
In the fourth quarter of 2006, our Port Neches, Texas olefins facility was transferred from our Base Chemicals segment to our Performance Products segment. All segment information for prior periods has been restated to reflect this transfer.

(2)
On February 15, 2007, we entered into an agreement to sell our U.S. base chemicals and polymers assets. See "Note 31. Subsequent Events—Agreement to Sell U.S. Base Chemicals and Polymers Business." On December 29, 2006, we sold our European base chemicals and polymers business. The operating results of our European base chemicals and polymers business have been classified as discontinued operations and, accordingly, the revenues of this business are excluded from the Base Chemicals segment revenues for all periods presented. The EBITDA of our European base chemicals and polymers business is included in the Base Chemicals segment EBITDA for all periods presented. See "Note 3. Discontinued Operations—Sale of European Base Chemicals and Polymers Business." On June 27, 2006, we sold our U.S. butadiene and MTBE business operated in our Base Chemicals segment. See "Note 4. Business Dispositions and Combinations—Sale of U.S. Butadiene and MTBE Business." The PO/MTBE operations in our Polyurethanes segment were not included in this sale.

        Sales between segments are generally recognized at external market prices and are eliminated in consolidation. We use EBITDA to measure the financial performance of our global business units and for reporting the results of our operating segments. This measure includes all operating items relating to the businesses. The EBITDA of operating segments excludes items that principally apply to our company as a whole. The revenues, EBITDA, depreciation and amortization and capital expenditures for each of our reportable operating segments are as follows (dollars in millions):

	December 31,
	2006	2005	2004
Net Sales:
Polyurethanes	$3,457.2	$3,396.3	$2,818.0
Materials and Effects	1,734.6	1,185.3	1,162.4
Performance Products	2,036.8	2,025.4	1,945.5
Pigments	1,057.8	1,052.8	1,048.1
Polymers	1,756.8	1,702.0	1,451.8
Base Chemicals	963.1	1,775.5	1,715.3
Eliminations	(382.7)	(460.4)	(578.6)

Total	$10,623.6	$10,676.9	$9,562.5

Segment EBITDA(1):
Polyurethanes	$582.5	$676.3	$364.0
Materials and Effects	153.2	154.1	151.0
Performance Products	207.8	164.9	88.5
Pigments	112.8	115.3	(30.0)
Polymers	112.8	102.7	77.6
Base Chemicals	11.9	256.7	278.7
Corporate and other(2)	(149.1)	(410.3)	(48.8)

Total	1,031.9	1,059.7	881.0
Interest expense, net	(355.2)	(425.6)	(592.6)
Income tax benefit (expense)—continuing operations	30.0	(13.2)	66.3
Income tax expense—discontinued operations(3)	(34.0)	(26.3)	(43.4)
Depreciation and amortization	(439.1)	(473.9)	(499.0)

Net income (loss)	$233.6	$120.7	$(187.7)

Depreciation and Amortization:
Polyurethanes	$142.1	$147.4	$147.8
Materials and Effects	46.1	46.5	53.8
Performance Products	54.1	56.6	56.6
Pigments	79.7	77.0	83.2
Polymers	47.5	56.2	59.5
Base Chemicals(3)	59.1	80.7	87.6
Corporate and other	10.5	9.5	10.5

Total	$439.1	$473.9	$499.0

Capital Expenditures:
Polyurethanes	$81.6	$106.6	$45.8
Materials and Effects	52.3	27.4	17.4
Performance Products	89.3	44.2	43.8
Pigments	40.5	38.4	42.7
Polymers(4)	218.1	63.7	14.5
Base Chemicals(4)	58.4	45.6	56.7
Corporate and other	9.7	12.8	5.7

Total	$549.9	$338.7	$226.6

Total Assets:
Polyurethanes	$4,598.7	$4,074.5
Materials and Effects	1,747.8	896.7
Performance Products	1,882.5	1,465.0
Pigments	1,601.0	1,659.7
Polymers	835.8	955.4
Base Chemicals	500.0	1,968.9
Corporate and other	(2,970.3)	(2,387.2)

Total	$8,195.5	$8,633.0

(1)
Segment EBITDA is defined as net income (loss) before interest, income tax, depreciation and amortization, and certain corporate and other items.

(2)
Corporate and other items includes unallocated corporate overhead, foreign exchange gains and losses, loss on accounts receivable securitization program, loss on the early extinguishment of debt, other non-operating income and expense, minority interest in subsidiaries' (income) loss, the extraordinary gain on acquisition of a business and cumulative effect of changes in accounting principle.

(3)
Includes depreciation and amortization from discontinued operations of $45.7 million, $59.6 million and $60.6 million for the years ended December 31, 2006, 2005 and 2004, respectively.

(4)
Includes capital expenditures from discontinued operations of $203.6 million, $65.1 million and $40.4 million for the years ended December 31, 2006, 2005 and 2004, respectively.

	December 31,
	2006	2005	2004
By Geographic Area
Net sales:
United States	$6,970.3	$7,447.5	$6,385.1
Netherlands	1,946.8	1,838.9	1,274.6
Other nations	4,295.4	3,576.9	3,703.9
Eliminations	(2,588.9)	(2,186.4)	(1,801.1)

Total	$10,623.6	$10,676.9	$9,562.5

Long-lived assets(1):
United States	$1,848.3	$1,960.5
Netherlands	349.3	326.8
Other nations	1,631.9	2,049.4

Total	$3,829.5	$4,336.7

(1)
Long lived assets are made up of property, plant and equipment.

27. CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

        The following condensed consolidating financial statements present, in separate columns, our financial information (on a parent only basis), with investment in subsidiaries recorded under the equity method, the guarantors on a combined, and where appropriate, consolidated basis; and the non-guarantors on a combined, and where appropriate, consolidated basis. Additional columns present eliminating adjustments and consolidated totals as of December 31, 2006 and December 31, 2005 and for the periods ended December 31, 2006, 2005 and 2004. There are no contractual restrictions limiting transfers of cash from guarantor subsidiaries to us. Each of the guarantors is 100% owned by us and has fully and unconditionally guaranteed our outstanding notes on a joint and several basis.

CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2006
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$18.1	$—	$227.9	$—	$246.0
Accounts and notes receivables, net	35.3	216.0	992.0	—	1,243.3
Accounts receivable from affiliates	605.2	2,766.0	445.0	(3,796.7)	19.5
Inventories, net	157.9	424.9	942.3	(5.0)	1,520.1
Prepaid expenses	8.0	58.6	16.9	(27.8)	55.7
Deferred income taxes	4.7	66.5	4.5	(5.0)	70.7
Other current assets	6.4	4.6	150.6	—	161.6

Total current assets	835.6	3,536.6	2,779.2	(3,834.5)	3,316.9
Property, plant and equipment, net	536.0	1,298.0	1,992.5	3.0	3,829.5
Investment in unconsolidated affiliates	3,094.4	1,250.6	92.9	(4,236.9)	201.0
Intangible assets, net	145.9	(8.0)	54.7	—	192.6
Goodwill	—	86.9	7.4	(4.1)	90.2
Deferred income taxes	2.0	2.0	184.7	—	188.7
Notes receivable from affiliates	3,572.2	1,539.9	—	(5,112.1)	—
Other noncurrent assets	63.4	124.9	188.3	—	376.6

Total assets	$8,249.5	$7,830.9	$5,299.7	$(13,184.6)	$8,195.5

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$73.3	$281.3	$651.6	$—	$1,006.2
Accounts payable to affiliates	2,924.7	245.1	643.7	(3,796.8)	16.7
Accrued liabilities	98.5	264.2	506.8	(27.8)	841.7
Deferred income taxes	—	—	9.4	—	9.4
Current portion of long-term debt	111.8	0.5	75.6	—	187.9

Total current liabilities	3,208.3	791.1	1,887.1	(3,824.6)	2,061.9
Long-term debt	3,356.6	2.5	98.3	—	3,457.4
Long-term debt—affiliates	27.7	3,536.7	1,547.7	(5,112.1)	—
Deferred income taxes	4.8	67.1	94.6	(4.9)	161.6
Other noncurrent liabilities	119.0	197.4	635.7	—	952.1

Total liabilities	6,716.4	4,594.8	4,263.4	(8,941.6)	6,633.0

Minority interest in consolidated subsidiaries	—	118.5	23.4	(112.5)	29.4
Member's equity:
Member's equity	2,811.8	2,228.7	1,314.0	(3,542.7)	2,811.8
Subsidiary preferred stock	—	73.4	1.4	(74.8)	—
(Accumulated deficit) retained earnings	(1,150.4)	711.6	(33.1)	(678.5)	(1,150.4)
Accumulated other comprehensive (loss) income	(128.3)	103.9	(269.4)	165.5	(128.3)

Total member's equity	1,533.1	3,117.6	1,012.9	(4,130.5)	1,533.1

Total liabilities and member's equity	$8,249.5	$7,830.9	$5,299.7	$(13,184.6)	$8,195.5

CONDENSED CONSOLIDATING BALANCE SHEETS
AS OF DECEMBER 31, 2005
(Dollars in Millions)

	Parent Company	Guarantors	Non-guarantors	Eliminations	Consolidated Huntsman International LLC
ASSETS
Current assets:
Cash and cash equivalents	$10.0	$7.9	$114.6	$—	$132.5
Accounts and notes receivables, net	88.6	537.5	849.1	—	1,475.2
Accounts receivable from affiliates	523.4	1,035.6	479.5	(2,028.1)	10.4
Inventories, net	129.7	428.0	753.2	(1.7)	1,309.2
Prepaid expenses	3.6	28.9	27.7	(14.3)	45.9
Deferred income taxes	45.5	—	0.3	(14.6)	31.2
Other current assets	27.7	1.7	49.1	(8.6)	69.9

Total current assets	828.5	2,039.6	2,273.5	(2,067.3)	3,074.3
Property, plant and equipment, net	559.3	1,383.8	2,390.4	3.2	4,336.7
Investment in unconsolidated affiliates	3,521.8	2,253.7	65.7	(5,665.6)	175.6
Intangible assets, net	170.4	(3.8)	55.4	—	222.0
Goodwill	—	88.0	7.3	(4.1)	91.2
Deferred income taxes	—	19.9	88.9	(14.6)	94.2
Notes receivable from affiliates	2,204.1	1,810.3	3.0	(4,014.4)	3.0
Other noncurrent assets	90.1	142.1	403.8	—	636.0

Total assets	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

LIABILITIES AND MEMBER'S EQUITY
Current liabilities:
Accounts payable	$78.7	$429.1	$584.9	$—	$1,092.7
Accounts payable to affiliates	1,214.8	282.9	539.3	(2,028.3)	8.7
Accrued liabilities	188.3	185.0	382.0	(23.0)	732.3
Deferred income taxes	—	19.9	(2.9)	(14.6)	2.4
Current portion of long-term debt	20.3	9.6	14.7	—	44.6

Total current liabilities	1,502.1	926.5	1,518.0	(2,065.9)	1,880.7
Long-term debt	4,290.6	3.1	119.6	—	4,413.3
Long-term debt—affiliates	67.5	2,131.5	1,815.4	(4,014.4)	—
Deferred income taxes	45.5	0.3	185.7	(14.6)	216.9
Other noncurrent liabilities	136.8	202.2	431.5	(0.5)	770.0

Total liabilities	6,042.5	3,263.6	4,070.2	(6,095.4)	7,280.9

Minority interest in consolidated subsidiaries	—	84.7	15.6	(79.9)	20.4
Member's equity:
Member's equity	2,794.0	3,821.1	1,302.0	(5,123.1)	2,794.0
Subsidiary preferred stock	—	73.4	1.4	(74.8)	—
(Accumulated deficit) retained earnings	(1,384.0)	421.6	8.5	(430.1)	(1,384.0)
Accumulated other comprehensive (loss) income	(78.3)	69.2	(109.7)	40.5	(78.3)

Total member's equity	1,331.7	4,385.3	1,202.2	(5,587.5)	1,331.7

Total liabilities and member's equity	$7,374.2	$7,733.6	$5,288.0	$(11,762.8)	$8,633.0

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2006
(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$1,459.5	$4,067.9	$5,016.3	$—	$10,543.7
Related party sales	310.4	325.0	941.7	(1,497.2)	79.9

Total revenues	1,769.9	4,392.9	5,958.0	(1,497.2)	10,623.6
Cost of goods sold	1,420.6	3,947.4	5,188.0	(1,488.9)	9,067.1

Gross profit	349.3	445.5	770.0	(8.3)	1,556.5
Selling, general and administrative	140.8	145.8	508.9	(0.7)	794.8
Research and development	37.5	29.8	48.1	—	115.4
Other operating expense (income)	58.3	(173.9)	(12.1)	—	(127.7)
Restructuring, impairment and plant closing (credits) costs	(0.1)	7.4	12.7	—	20.0

Operating income	112.8	436.4	212.4	(7.6)	754.0
Interest expense, net	(138.4)	(82.2)	(134.6)	—	(355.2)
Gain (loss) on accounts receivable securitization program	12.1	(12.3)	(15.9)	—	(16.1)
Equity in income of investment in affiliates and subsidiaries	302.0	(19.5)	3.7	(282.6)	3.6
Other (expense) income	(42.0)	10.8	0.1	(6.6)	(37.7)

Income from continuing operations before income taxes and minority interest	246.5	333.2	65.7	(296.8)	348.6
Income tax benefit	7.0	7.1	15.9	—	30.0
Minority interest in subsidiaries' income	—	(39.8)	(1.0)	37.9	(2.9)

Income from continuing operations	253.5	300.5	80.6	(258.9)	375.7
Loss from discontinued operations, net of tax	(17.4)	—	(180.6)	—	(198.0)
Extraordinary (loss) gain on the acquisition of a business, net of tax	(2.5)	—	58.4	—	55.9

Net income (loss)	$233.6	$300.5	$(41.6)	$(258.9)	$233.6

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2005
(Dollars in Millions)

	Parent Company	Guarantors	Non- guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$1,364.0	$4,737.3	$4,469.4	$—	$10,570.7
Related party sales	248.9	255.9	965.1	(1,363.7)	106.2

Total revenues	1,612.9	4,993.2	5,434.5	(1,363.7)	10,676.9
Cost of goods sold	1,290.5	4,445.7	4,665.2	(1,357.5)	9,043.9

Gross profit	322.4	547.5	769.3	(6.2)	1,633.0
Selling, general and administrative	117.8	158.4	385.9	(0.7)	661.4
Research and development	34.9	26.0	34.6	—	95.5
Other operating (income) expense	(26.3)	6.7	49.8	—	30.2
Restructuring, impairment and plant closing costs	5.0	23.7	85.4	—	114.1

Operating income	191.0	332.7	213.6	(5.5)	731.8
Interest expense, net	(220.7)	(67.9)	(137.0)	—	(425.6)
(Gain) loss on accounts receivable securitization program	15.7	(2.8)	(21.9)	—	(9.0)
Equity in income of investment in affiliates and subsidiaries	273.5	167.7	8.2	(441.2)	8.2
Other (expense) income	(119.7)	(54.1)	11.4	(5.1)	(167.5)

Income from continuing operations before income taxes and minority interest	139.8	375.6	74.3	(451.8)	137.9
Income tax benefit (expense)	25.0	(28.0)	(10.2)	—	(13.2)
Minority interest in subsidiaries' income	—	(20.0)	(0.8)	19.1	(1.7)

Income from continuing operations	164.8	327.6	63.3	(432.7)	123.0
(Loss) income from discontinued operations, net of tax	(43.9)	—	69.1	—	25.2
Cumulative effect of changes in accounting principle, net of tax	(0.2)	(2.0)	(25.3)	—	(27.5)

Net income	$120.7	$325.6	$107.1	$(432.7)	$120.7

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
YEAR ENDED DECEMBER 31, 2004
(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International LLC
Revenues:
Trade sales, services and fees	$1,177.8	$4,136.7	$4,192.4	$—	$9,506.9
Related party sales	181.3	266.4	141.3	(533.4)	55.6

Total revenues	1,359.1	4,403.1	4,333.7	(533.4)	9,562.5
Cost of goods sold	1,126.6	4,012.3	3,719.1	(520.7)	8,337.3

Gross profit	232.5	390.8	614.6	(12.7)	1,225.2
Selling, general and administrative	78.3	179.5	399.1	(21.4)	635.5
Research and development	32.2	27.3	36.7	—	96.2
Other operating income	(9.1)	(30.2)	(37.7)	—	(77.0)
Restructuring, impairment and plant closing costs	2.4	14.4	266.1	—	282.9

Operating income (loss)	128.7	199.8	(49.6)	8.7	287.6
Interest expense, net	(369.0)	(46.7)	(176.9)	—	(592.6)
(Gain) loss on accounts receivable securitization program	3.6	(2.0)	(14.9)	—	(13.3)
Equity in income (loss) of investment in affiliates and subsidiaries	68.7	(21.4)	3.9	(47.2)	4.0
Other (expense) income	(35.0)	9.9	5.8	(6.5)	(25.8)

(Loss) income from continuing operations before income taxes and minority interest	(203.0)	139.6	(231.7)	(45.0)	(340.1)
Income tax benefit (expense)	23.1	(52.9)	96.1	—	66.3
Minority interest in subsidiaries' income	—	(10.5)	(1.0)	4.3	(7.2)

(Loss) income from continuing operations	(179.9)	76.2	(136.6)	(40.7)	(281.0)
(Loss) income from discontinued operations, net of tax	(7.8)	—	101.1	—	93.3

Net (loss) income	$(187.7)	$76.2	$(35.5)	$(40.7)	$(187.7)

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2006
(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by (used in) operating activities	$1,496.5	$(980.8)	$374.1	$(6.3)	$883.5

Investing activities:
Capital expenditures	(31.1)	(112.7)	(406.1)	—	(549.9)
Acquisition of a business, net of cash acquired	(10.1)	—	(166.8)	—	(176.9)
Proceeds from sale of businesses/assets	—	200.6	693.9	—	894.5
Investment in affiliates, net	714.6	(7.4)	(13.8)	(705.3)	(11.9)
Other, net	—	—	3.4	—	3.4

Net cash provided by investing activities	673.4	80.5	110.6	(705.3)	159.2

Financing activities:
Net repayments under revolving loan facilities	—	—	(6.3)	—	(6.3)
Net repayments on overdraft facility	—	—	(6.8)	—	(6.8)
Repayment of long-term debt	(1,755.1)	(8.7)	(20.2)	—	(1,784.0)
Proceeds from long-term debt	810.3	—	62.1	—	872.4
Intercompany (repayments) borrowings	(1,190.8)	912.5	(422.8)	701.1	—
Net borrowings (repayments) on note payable	17.0	(0.9)	(2.2)	—	13.9
Debt issuance costs paid	(12.8)	—	—	—	(12.8)
Call premiums related to early extinguishment of debt	(30.4)	—	—	—	(30.4)
Contribution from minority shareholder	—	—	6.2	—	6.2
Dividends paid	—	(10.5)	—	10.5	—
Other, net	—	—	4.0	—	4.0

Net cash (used in) provided by financing activities	(2,161.8)	892.4	(386.0)	711.6	(943.8)

Effect of exchange rate changes on cash	—	—	14.6	—	14.6

Increase (decrease) in cash and cash equivalents	8.1	(7.9)	113.3	—	113.5
Cash and cash equivalents at beginning of period	10.0	7.9	114.6	—	132.5

Cash and cash equivalents at end of period	$18.1	$—	$227.9	$—	$246.0

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31, 2005
(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash provided by operating activities	$288.0	$456.0	$248.2	$(11.2)	$981.0

Investing activities:
Capital expenditures	(32.9)	(70.2)	(235.6)	—	(338.7)
Proceeds from sale of assets	6.4	7.1	10.2	—	23.7
Investment in affiliates, net	(114.0)	(5.8)	(6.3)	124.3	(1.8)
Change in restricted cash	0.3	8.6	—	—	8.9
Other, net	—	(1.6)	0.7	—	(0.9)

Net cash used in investing activities	(140.2)	(61.9)	(231.0)	124.3	(308.8)

Financing activities:
Net (repayment) borrowings under revolving loan facilities	(125.0)	—	6.3	—	(118.7)
Repayment of long-term debt	(3,004.6)	(453.3)	(3.2)	—	(3,461.1)
Proceeds from long term debt	2,203.6	—	31.4	—	2,235.0
Net borrowings (repayments) on notes payable	(30.5)	(1.9)	0.8	—	(31.6)
Debt issuance costs paid	(16.9)	(0.4)	—	—	(17.3)
Call premiums related to early extinguishment of debt	(64.2)	(50.8)	10.3	—	(104.7)
Dividend to parent for acquisition of minority interest	(124.8)	—	—	—	(124.8)
Capital contribution from parent	837.6	—	—	—	837.6
Intercompany advances, net of repayments	179.7	116.0	(172.9)	(122.8)	—
Dividends paid	—	(9.7)	—	9.7	—
Other, net	—	(0.1)	4.8	—	4.7

Net cash used in financing activities	(145.1)	(400.2)	(122.5)	(113.1)	(780.9)
Effect of exchange rate changes on cash	—	—	(2.3)	—	(2.3)

Increase (decrease) in cash and cash equivalents	2.7	(6.1)	(107.6)	—	(111.0)
Cash and cash equivalents at beginning of period	7.3	14.0	222.2	—	243.5

Cash and cash equivalents at end of period	$10.0	$7.9	$114.6	$—	$132.5

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOW
YEAR ENDED DECEMBER 31, 2004
(Dollars in Millions)

	Parent Company	Guarantors	Non-Guarantors	Eliminations	Consolidated Huntsman International LLC
Net cash (used in) provided by operating activities	$(334.1)	$452.0	$70.7	$(7.5)	$181.1

Investing activities:
Capital expenditures	(22.8)	(60.8)	(143.0)	—	(226.6)
Proceeds from sale of assets	0.1	—	5.1	—	5.2
Investment in affiliates, net	(2.6)	8.6	(11.8)	—	(5.8)
Change in restricted cash	0.6	1.0	—	—	1.6
Other, net	—	2.2	0.9	—	3.1

Net cash used in investing activities	(24.7)	(49.0)	(148.8)	—	(222.5)

Financing activities:
Net borrowings under revolving loan facilities	90.8	—	23.0	—	113.8
Net repayments of overdraft facility	(7.5)	(0.9)	(2.2)	—	(10.6)
Repayments of long-term debt	(2,701.1)	(37.7)	(84.0)	—	(2,822.8)
Proceeds from long term debt	2,839.1	—	30.7	—	2,869.8
Net repayments on notes payable	(19.6)	—	—	—	(19.6)
Debt issuance costs paid	(35.6)	—	—	—	(35.6)
Call premiums related to early extinguishment of debt	(17.0)	—	—	—	(17.0)
Intercompany advances, net of repayments	199.6	(355.9)	156.3	—	—
Dividends paid	—	(4.9)	(2.6)	7.5	—
Other, net	—	—	5.4	—	5.4

Net cash provided by (used in) financing activities	348.7	(399.4)	126.6	7.5	83.4
Effect of exchange rate changes on cash	—	(0.9)	12.0	—	11.1

(Decrease) increase in cash and cash equivalents	(10.1)	2.7	60.5	—	53.1
Cash and cash equivalents at beginning of period	17.4	11.3	161.7	—	190.4

Cash and cash equivalents at end of period	$7.3	$14.0	$222.2	$—	$243.5

28. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA

        A summary of selected unaudited quarterly financial data for the years ended December 31, 2006 and 2005 is as follows (dollars in millions):

	Three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006
Revenues	$2,656.7	$2,745.0	$2,686.0	$2,535.9
Gross profit	397.8	430.6	378.2	349.9
Restructuring, impairment and plant closing costs	7.7	8.8	3.5	—
Income from continuing operations	84.4	155.3	72.8	63.2
Income (loss) before extraordinary gain and accounting changes	67.3	174.5	(166.6)	102.5
Net income (loss)	67.3	220.6	(157.7)	103.4
	Three months ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
Revenues	$2,746.7	$2,786.4	$2,587.9	$2,555.9
Gross profit	493.8	461.0	408.5	269.7
Restructuring, impairment and plant closing costs	8.3	16.7	66.6	22.5
Income (loss) from continuing operations	60.6	116.8	(13.4)	(41.0)
Income (loss) before accounting changes	117.9	104.7	(27.9)	(46.5)
Net income (loss)	122.1	104.7	(27.9)	(78.2)

        On December 29, 2006, we sold our European base chemicals and polymers business. The results of operations of our European base chemicals and polymers business for current and prior periods have been classified as discontinued operations. For further information, see "Note 3. Discontinued Operations."

        On June 27, 2006, we sold the assets comprising our U.S. butadiene and MTBE operations operated by our Base Chemicals segment. On June 30, 2006, we completed the Textile Effects Acquisition. For further information, see "Note 4. Business Dispositions and Combinations."

29. SUBSEQUENT EVENTS

AGREEMENT TO SELL U.S. BASE CHEMICALS AND POLYMERS BUSINESS

        On February 15, 2007, we entered into the Pending U.S. Petrochemicals Disposition, pursuant to which Flint Hills Resources, a wholly owned subsidiary of Koch, will acquire our U.S. base chemicals and polymers business. Under the agreement, Flint Hills Resources will acquire our U.S. base chemicals and polymers manufacturing assets for approximately $456 million in cash, plus the value of inventory (approximately $286 million at December 31, 2006) on the date of closing. We will retain other elements of working capital, including accounts receivables, accounts payable and certain accrued liabilities (net, approximately $19 million at December 31, 2006), which will be liquidated for cash in the ordinary course of business. Subject to customary regulatory approvals and other closing conditions, the transaction is expected to close during the third quarter of 2007, following the re-start of our Port

Arthur, Texas, olefins manufacturing facility. For more information, see "Note 22. Casualty Losses and Insurance Recoveries—Port Arthur, Texas Plant Fire."

        We expect to incur a loss in connection with the anticipated 2007 sale of our U.S. base chemicals and polymers business. As of December 31, 2006, these assets were classified as held and used in accordance with SFAS No. 144, Accounting for the impairment or Disposal of Long-Lived Assets, because these assets were not immediately available for sale in their present condition due to the required repair and restart of the Port Arthur facility. We tested these assets for recoverability using expected future cash flows together with expected proceeds from the Port Arthur fire insurance recovery and concluded that these expected future cash flows were in excess of the carrying value of the business expected to be sold. Therefore, we did not recognize an impairment charge as of December 31, 2006. We will continue to assess these assets for recoverability during 2007. As the date of sale completion nears and insurance proceeds are received, future cash flows associated with these assets will diminish and, at some point in 2007, we expect that future cash flows will no longer be sufficient to recover the carrying value of the business to be sold, which will increase as we rebuild the plant, and we expect to recognize an impairment charge.

        The transaction includes our olefins and polymers manufacturing assets located at five U.S. sites: Port Arthur, Odessa and Longview, Texas; Peru, Illinois; and Marysville, Michigan. The business employs about 900 associates. The captive ethylene unit at our retained Port Neches, Texas, site of our Performance Products segment operations is not included in the sale. This asset, along with a long-term post-closing arrangement for the supply of ethylene and propylene from Flint Hills to us, will continue to provide feedstock for our downstream derivative units.

SALE OF AUSTRALIAN POLYESTER RESINS ASSETS

        On January 4, 2007, we completed the sale of our Australian polyester resins assets to Nuplex for A$9.6 million (approximately $7.5 million) in cash, plus the value of inventory at the sale date, for a total transaction value of A$20.3 million (approximately $15.8 million), subject to post closing adjustments. The transaction further includes additional consideration to be received over a three year period upon achieving certain associated earnings targets. The sale includes our Australian polyesters, vinylesters and gelcoats manufacturing assets. In connection with the sale agreement, we also entered into a tolling agreement with Nuplex whereby we will continue to manufacture product using the Australian polyester resins assets. Nuplex will own the assets located on our site. The tolling agreement expires January 2009.

        The results of operations of these assets were not classified as a discontinued operation under applicable accounting rules because we expect significant continuing cash flows from the Australian polyester resins assets through the tolling arrangement with Nuplex.

HUNTSMAN INTERNATIONAL LLC AND SUBSIDIARIES

Schedule II—Valuation and Qualifying Accounts

(Dollars in Millions)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to cost and expenses	Charged to other accounts	Deductions	Balance at End of Period
Allowance for Doubtful Accounts:
Year ended December 31, 2006	$33.7	$6.4	$—	$(1.1)	$39.0
Year ended December 31, 2005	25.8	4.2	3.7	—	33.7
Year ended December 31, 2004	26.5	2.0	—	(2.7)	25.8

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Ciba Specialty Chemicals Holding Inc.

        We have audited the accompanying combined balance sheets of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the "Company", as defined in Note 1) as of December 31, 2005, 2004 and 2003, and the related combined statements of income and cash flows and the statement of net investment for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. at December 31, 2005, 2004 and 2003 and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 16 to the combined financial statements, the Company changed its accounting principles to adopt, as of January 1, 2003, the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". As discussed in Note 16 to the combined financial statements, the Company changed its accounting principles to adopt, as of July 1, 2005, the provisions of Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment".

        As discussed in Note 1 to the combined financial statements, in 2003 the Company adopted Financial Accounting Standards Board Interpretation No. 46 "Consolidation of Variable Interest Entities".

Ernst & Young Ltd

/s/ CHERRIE CHIOMENTO Cherrie Chiomento	/s/ MARTIN MATTES Martin Mattes

Zurich, Switzerland
June 22, 2006

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF INCOME

(in millions of Swiss francs)

		Year ended December 31,
	Notes	2005	2004	2003
Net sales		1,276	1,293	1,395
Cost of goods sold		(922)	(922)	(991)

Gross profit		354	371	404
Selling, general and administrative		(273)	(301)	(325)
Research and development		(29)	(29)	(32)
Amortization of other intangible assets	8	(2)	(2)	(2)
Restructuring and impairment charges	9, 10	(626)	(31)	0

Operating income (loss)		(576)	8	45
Interest expense		(1)	(1)	(1)
Other financial income (expense), net		8	(6)	(11)

Income (loss) before income taxes and minority interest		(569)	1	33
Provision for income taxes	14	2	(5)	(17)
Minority interest		(1)	0	0

Net income (loss)		(568)	(4)	16

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED BALANCE SHEETS

(in millions of Swiss francs)

		December 31,
	Notes	2005	2004	2003
Assets
Current assets
Cash and cash equivalents		6	3	8
Accounts receivable, net	4	245	224	242
Inventories	5	309	302	309
Prepaid and other current assets		24	25	29
Prepaid pension costs	17	47	42	28
Deferred income taxes	14	8	27	26

Total current assets		639	623	642

Property, plant and equipment, net	6	0	287	292
Goodwill	7	0	156	156
Other intangible assets, net	8	1	46	48
Other assets	11	30	15	21

Total assets		670	1,127	1,159

Liabilities and net investment
Current liabilities
Accounts payable		115	115	112
Short-term debt	13	10	12	14
Short-term debt from related parties	18	10	2	6
Accruals and other current liabilities	12	130	114	105

Total current liabilities		265	243	237
Deferred income taxes	14	2	8	0
Other liabilities	15	75	70	69

Total liabilities		342	321	306
Minority interest		2	3	3
Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business		326	803	850

Total liabilities and net investment		670	1,127	1,159

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF CASH FLOWS

(in millions of Swiss francs)

	Year ended December 31,
	2005	2004	2003
Cash flows from operating activities
Net income (loss)	(568)	(4)	16
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	52	56	60
Deferred income taxes	4	15	5
Restructuring and impairment charges	626	31	0
Minority interest and other non-cash items, net	(144)	(46)	(17)
Changes in operating assets and liabilities:
Accounts receivable, net	(4)	10	26
Inventories	11	(1)	54
Accounts payable	(5)	6	2
Other operating assets and liabilities	11	(3)	(12)

Net cash provided by (used in) operating activities	(17)	64	134

Cash flows from investing activities
Capital expenditures	(22)	(42)	(20)
Proceeds from sale of assets	1	1	2
Loans and other long-term assets	(8)	3	0

Net cash used in investing activities	(29)	(38)	(18)

Cash flows from financing activities
Increase (decrease) in short-term debt, net	(4)	(2)	4
Increase (decrease) in short-term debt from related parties, net	7	(3)	3
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	46	(26)	(117)

Net cash provided by (used in) financing activities	49	(31)	(110)

Effect of exchange rate changes on cash and cash equivalents	0	0	(2)

Net increase (decrease) in cash and cash equivalents	3	(5)	4
Cash and cash equivalents, beginning of year	3	8	4

Cash and cash equivalents, end of year	6	3	8

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

STATEMENT OF NET INVESTMENT

(in millions of Swiss francs)

        Since the Textile Effects Business is not a separate legal entity, the following statement of net investment is presented in lieu of a statement of shareholders equity:

	Paid-in capital and retained earnings	Accumulated other comprehensive income (loss)	Total
Net investment at December 31, 2002	927	60	987
Net income (loss)	16	0	16
Currency translation adjustments	0	(36)	(36)

Comprehensive income (loss)	16	(36)	(20)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	(117)	0	(117)

Net investment at December 31, 2003	826	24	850
Net income (loss)	(4)	0	(4)
Currency translation adjustments	0	(17)	(17)

Comprehensive income (loss)	(4)	(17)	(21)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	(26)	0	(26)

Net investment at December 31, 2004	796	7	803
Net income (loss)	(568)	0	(568)
Currency translation adjustments	0	45	45
Minimum pension liability adjustment, net of tax of CHF 1	0	(3)	(3)

Comprehensive income (loss)	(568)	42	(526)
Net contributions/(withdrawals) by Ciba Specialty Chemicals Holding Inc.	49	0	49

Net investment at December 31, 2005	277	49	326

        The after-tax components of accumulated other comprehensive income (loss) are as follows:

	Year ended December 31,
	2005	2004	2003
Currency translation adjustment	52	7	24
Minimum pension liability, net of tax	(3)	0	0

Accumulated other comprehensive income	49	7	24

        The deferred tax effect on the minimum pension liability adjustment is a deferred tax benefit of CHF 1 million in 2005 (2004 and 2003: CHF 0 million). The currency translation adjustment is not adjusted for income taxes as it relates primarily to indefinite investments in non-Swiss operations.

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

(in millions of Swiss francs)

1. BASIS OF PRESENTATION

CIBA SPECIALTY CHEMICALS HOLDING INC.

        Ciba Specialty Chemicals Holding Inc. and its consolidated subsidiaries ("Ciba Specialty Chemicals" or the "Company") is a global leader in the discovery and manufacture of innovative specialty chemicals that provide color, performance and care for plastics, coatings, textile, paper and other products. The Company's products and services are also used to provide clean water and to treat water streams in industrial and municipal applications.

TEXTILE EFFECTS SEGMENT

        The segment Textile Effects ("Segment") serves customers throughout the textile value chain, offering full, integrated solutions for textile processing and value adding effects. The Segment's products include dyes and chemicals for preparation, dyeing, printing, whitening and finishing of all major textiles, as well as sizing agents for fabric weaving. The Segment also provides comprehensive services to help customers achieve their color, comfort and performance requirements.

DIVESTMENT OF TEXTILE EFFECTS BUSINESS

        On February 20, 2006, the Company announced that it had entered into a definitive agreement to sell the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the "Textile Effects Business") to Huntsman Corporation ("Huntsman") for a consideration of CHF 322 million in cash and assumed debt. The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment. The assets and liabilities allocated to the Textile Effects Business include certain assets and liabilities of the Textile Effect Segment as well as certain assets and liabilities of the Company's other reporting segments and group service units that have been assigned to the Textile Effects Business in accordance with the Share and Asset Purchase Agreement ("SAPA") between the Company and Huntsman, dated February 20, 2006.

BASIS OF COMBINATION AND PRESENTATION

        The accompanying combined financial statements of the Textile Effects Business include the assets, liabilities, results of operations and cash flows attributable to the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. and its wholly owned and majority owned subsidiaries. These financial statements have been derived from the Company's December 31, 2005, 2004 and 2003 consolidated financial statements and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

        The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment of Ciba Specialty Chemicals. The Textile Effects Business is not a separate legal entity and has not been separately financed. The majority of the operations of the Textile Effects Business is operated in legal entities that include some of the business operations of the Company's other operating segments. For these legal entities, the assets, liabilities, results of operations and cash flows that relate to the operations, affairs and conduct of the Textile Effects Business operations have been allocated to the Textile Effects Business according to the procedures and methods described below and are included in the accompanying combined financial statements. The assets, liabilities, results of operations and cash flows of legal entities that are exclusive to the Textile Effects Business, in which Ciba Specialty Chemicals has a controlling interest, have been consolidated and any applicable minority interest has been recorded. The position "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business", included in the accompanying combined financial statements, represents the residual net investment in the Textile Effects Business contributed by Ciba Specialty Chemicals. All significant intercompany accounts and transactions between Textile Effects Business operating units have been eliminated in the combined financial statements.

        Assets and liabilities have been attributed in the Combined Balance Sheets according to the SAPA. Accordingly, property, plant and equipment, accounts receivable and inventories that are directly related to the Textile Effects Business as defined in the SAPA have been directly attributed in the Combined Balance Sheets. Prepaid and other current assets, other assets, accounts payable, accruals and other current liabilities and other liabilities include amounts specifically identified as they relate to the Textile Effects Business operations and also include allocations of shared assets and liabilities that have been allocated to the Textile Effects Business primarily according to sales and headcount keys.

        "Restructuring and impairment charges" includes restructuring expenses that were incurred by the Company and are directly related to the Textile Effects Business operations. These costs were not previously charged to the Textile Effects Segment of the Company.

        Allocations of corporate headquarters expenses have been included in the line "Selling, general and administrative" in the Combined Statements of Income. These expenses relate to corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs have been allocated based on the Textile Effects Business sales in each year relative to the Company's.

        "Other financial expense, net" includes allocations of treasury and risk management costs that were not previously charged to the Company's reporting segments. These costs have been allocated based on the relative sales and raw material costs of the Textile Effects Business to the Company's.

        The Textile Effects Business, as part of Ciba Specialty Chemicals, receives IT infrastructure services rendered by the Company. These services relate mainly to the provision of wide area network ("WAN") and enterprise resource planning ("ERP") systems. The services are charged at cost of providing the service primarily according to number of users. The Textile Effects Segment also provides manufacturing services to and receives manufacturing services from the Company. Costs charged between the Textile Effects Segment and the Company are for the costs of providing the services and include total manufacturing cost incurred by the operating unit providing the service.

        Taxes are closely linked with the legal structure of the Company and are affected by operational and non-operational transactions. The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. Income taxes payable or receivable that would have been incurred by the Company on behalf of the Textile Effects Business are included in the line "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business" in the Combined Balance Sheets. Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the tax paying jurisdictions in which Textile Effects Business operates.

        Management of the Company believes the allocations reflected in the 2005, 2004 and 2003 combined financial statements are reasonable under the circumstances, however, the costs allocated to the Textile Effects Business are not necessarily indicative of the costs that would have been incurred if the Textile Effects Business had incurred these costs and performed these functions as a stand-alone entity. In addition, there can be no assurances that such allocations will necessarily be indicative of the future results of operations or what the financial position and results of operations of the Textile Effects Business would have been had it been a separate stand-alone entity during the periods covered.

USE OF ESTIMATES

        The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management of the Company's best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY TRANSLATION

        The Textile Effects Business' financial statements are prepared in millions of Swiss francs (CHF million). For most operations outside of Switzerland, where the functional currency is the local currency, income, expense and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at period-end exchange rates. The translation adjustments are included as a component of other comprehensive income in "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business" in the accompanying Combined Balance Sheets. The financial statements of subsidiaries that operate in economic environments that are highly inflationary maintain financial information for reporting purposes in U.S. dollars or Swiss francs and include gains and losses from translation in income. For foreign currency transactions, changes in exchange rates that arise between transaction, reporting and settlement dates resulted in both realized and unrealized exchange gains and losses.

CASH EQUIVALENTS

        All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

        Accounts receivable are recorded at their net realizable value after deducting an allowance for doubtful accounts. Such deductions reflect either specific cases or estimates based on historical incurred losses. This also includes an allowance for country specific transfer risks.

INVENTORIES

        The Company values its inventories at the lower of cost, determined principally on a first-in, first-out (FIFO) method, or market. Costs include all costs of production, including applicable portions of plant overhead. Allowances are made for obsolete and slow-moving inventory.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from approximately 20 to 50 years for buildings, 5 to 20 years for machinery and equipment, and 3 to 10 years for office furniture and fixtures and other equipment. The Company assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. In such cases, if the sum of the asset's expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset's carrying amount over its fair value.

        Property, plant and equipment acquired through finance lease arrangements are recorded as assets at the lesser of the present value of the minimum future lease payments or their fair value at the date of acquisition and depreciated over the useful life of the asset or, if the lease does not provide for the transfer of ownership of the assets to the Company, the lease term if it is shorter than the useful life of the asset. The corresponding obligation is recorded as a liability in the Combined Balance Sheets.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

        Goodwill acquired in business combinations is capitalized at acquisition cost and annually evaluated at the reporting unit level for impairment using a two-step impairment test. In the first step, the book value of the reporting unit's assets, including goodwill and other intangibles, and liabilities (the "net assets") is compared to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the book value of its net assets, goodwill is deemed not impaired and the second step is not required. If, however, the fair value of the reporting unit is less than the book value of its net assets, the second step is required to measure the amount of impairment loss, if any.

        In the second step, the current fair value of the reporting unit is allocated to all of its tangible assets, other intangible assets (including unrecognized intangible assets but excluding goodwill) and liabilities (the "assets and liabilities"). This fair value allocation to the assets and liabilities is made as if the reporting unit had been acquired as of the impairment testing date in a business combination and the fair value of the reporting unit was the price that would have been paid to acquire the reporting unit. The excess, if any, of the total current fair value of the reporting unit over the sum of the individual fair values assigned to its assets and liabilities is considered to be the current implied fair value of goodwill of the reporting unit. If the book value of the reporting unit's goodwill exceeds this implied fair value of goodwill, that excess is an impairment loss, which is recorded as a component of operating income in the Combined Statements of Income. If the book value of the reporting unit's goodwill is less than the implied fair value of goodwill, goodwill is not impaired.

        During 2005, the Company completed the annual impairment test of goodwill and determined that the Textile Effects Business reported goodwill was fully impaired. See note 7.

Other intangible assets

        Purchased identifiable intangible assets ("other intangible assets") are capitalized at acquisition cost. Other intangible assets with finite lives are amortized on a straight-line basis over the estimated periods that such assets are expected to contribute to the cash flows of the Company (5 to 36 years). Other intangible assets with indefinite lives are not amortized.

        The Company assesses other intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For such assets that are tested for impairment, if the sum of the asset's expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset's carrying amount over its fair value.

        Other intangible assets with indefinite lives are reviewed annually for impairment, or on an interim basis if indications of possible impairment are present. For such assets, if the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that difference. Intangible assets with indefinite lives are reviewed annually to determine whether their useful lives remain indefinite. If such an asset is then determined to have a finite life, the asset is tested for impairment. The carrying amount of the intangible asset after recognition of an impairment charge, if any, is then amortized over the asset's remaining useful life and further accounted for in the same manner as other intangible assets with finite lives.

FINANCIAL INSTRUMENTS

        The Company determines that, due to their short-term nature, financial assets and liabilities such as cash equivalents, accounts receivable, accounts payable and short-term debt, have book values approximating their fair values.

REVENUE RECOGNITION

        Revenue is recognized upon shipment of goods to customers. Provisions for discounts and rebates to customers, product returns and other adjustments are provided for in the same period the related sales are recorded.

INCOME TAXES

        The provision for income taxes has been determined using the asset and liability approach and consists of allocated income taxes currently paid or payable to taxing authorities in the jurisdictions in which the Textile Effects Business operates plus allocated deferred taxes for the current year. Deferred taxes represent the estimated future tax consequences of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a future tax benefit will not be realized.

RESTRUCTURING

        Costs associated with exit or disposal activities that do not involve discontinued operations are included in "Restructuring and impairment charges" in the Textile Effects Business' Combined Statements of Income. Liabilities for costs associated with exit or disposal activities are initially recognized and measured at fair value in the period in which the liability is incurred. Liabilities for one-time termination benefits provided to employees that are involuntarily terminated are recognized and measured at their fair value at the communication date unless the employees are required to render service beyond a minimum retention period in order to receive the termination benefits. If employees are required to render service beyond a minimum retention period, liabilities for the termination benefits are measured initially at the communication date based on the fair value of the liabilities as of the termination date and recognized ratably over the future service period.

        Liabilities for costs to terminate contracts before the end of their term are recognized and measured at their fair value when the contracts are terminated. Liabilities for costs that continue to be incurred under contracts for their remaining term without economic benefit to the Company are recognized and measured at their fair value when the Company ceases using the rights conveyed by the contracts. Liabilities for other costs associated with exit or disposal activities are recognized and measured at their fair value in the periods in which the liabilities are incurred.

ENVIRONMENTAL COMPLIANCE AND EXPENDITURES

        The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Environmental operations and maintenance as well as remediation costs are accrued when environmental assessments and the need for remediation are probable and the costs can be reasonably estimated. The estimated liability is not discounted. Actual costs to be incurred at identified sites in future periods may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

NEW ACCOUNTING STANDARDS

        In 2003, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 46, as revised ("FIN No. 46R") "Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51". FIN No. 46R introduced a variable interests model to determine control and consolidation of variable interest entities. Adoption of FIN No. 46R did not have a material effect on the financial statements of the Textile Effects Business.

        There were no new accounting standards issued by the FASB or other authoritative standard setters that became effective during 2005 and that had a material effect on the Textile Effects Business' financial statements. In addition, several other new accounting standards were issued by the FASB as of December 31, 2005 that were not required to be adopted during 2005, but will require adoption in 2006 or later. None of these issued but not yet adopted new accounting standards are expected to have a material effect on the Textile Effects Business' results of operations or financial position when adopted in the future.

3. EXCHANGE RATES OF PRINCIPAL CURRENCIES

			Statement of income average rates			Balance sheet year-end rates
			2005	2004	2003	2005	2004	2003
1	U.S. dollar	(USD)	1.24	1.24	1.35	1.31	1.15	1.25
1	British pound	(GBP)	2.26	2.27	2.20	2.28	2.21	2.21
1	Euro	(EUR)	1.55	1.54	1.52	1.56	1.54	1.56
100	Japanese yen	(JPY)	1.13	1.15	1.16	1.12	1.11	1.17

4. ACCOUNTS RECEIVABLE

	December 31,
	2005	2004	2003
Accounts receivable	284	261	282
Allowance for doubtful accounts	(39)	(37)	(40)

Total	245	224	242

5. INVENTORIES

	December 31,
	2005	2004	2003
Raw materials	44	39	38
Work in process and finished goods	265	263	271

Total	309	302	309

        Work in process and finished goods are shown after deducting allowances for obsolete, slow-moving and lower of cost or market adjustments of CHF 11 million in 2005, CHF 11 million in 2004 and CHF 13 million in 2003.

6. PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2005	2004	2003
Land	0	3	3
Buildings	0	225	224
Machinery and equipment	0	726	725
Construction in progress	0	15	8

Gross carrying amount	0	969	960
Less: accumulated depreciation	0	(682)	(668)

Total	0	287	292

        In 2005, the carrying value of the Textile Effects Business' fixed assets of CHF 288 million was determined to be fully impaired. See note 9.

        Depreciation expenses recorded in the Combined Statements of Income in 2005 were CHF 50 million, 2004 CHF 54 million and in 2003 CHF 58 million.

7. GOODWILL

        In 2005, the carrying value of the Textile Effects Business' goodwill of CHF 161 million was determined to be fully impaired with the result that no amounts for goodwill are remaining in the 2005 Combined Balance Sheet. Other than the impairment and the impact of foreign currency movements, there was no other change to goodwill in 2005. See note 9. In 2004 and 2003, the carrying amount of goodwill was CHF 156 million.

8. OTHER INTANGIBLE ASSETS

        Excluding the intangible assets of CHF 1 million recognized from the recording of a minimum pension liability, in 2005, the carrying value of the Textile Effects Business' other intangible assets of CHF 45 million was determined to be fully impaired. See note 9. In 2004, other intangible assets consisted of developed technology with a gross carrying amount of CHF 69 million (2003: CHF 69 million), accumulated amortization of CHF 23 million (2003: CHF 21 million) and net carrying amount of CHF 46 million (2003: CHF 48 million).

9. IMPAIRMENT CHARGES

        The global textiles market has been characterized in recent years by fierce competitive conditions, accelerated by the ending in 2005 of the WTO quotas that resulted in a rapid shift of the global textile business to Asia. This resulted in a marked decline in sales and profitability levels during 2005. The Company implemented various cost reduction initiatives aimed at restoring profitability levels. Despite these initiatives, profit levels remained low and triggered the testing of certain of the Business' long-lived assets for impairment of their carrying values compared to their underlying fair values.

        The Textile Effects Business' fair value was estimated using an expected discounted cash flow technique that incorporated various probability-weighted scenarios including estimates as to future market growth, revenue development and profitability levels for the Textile Effects Business. The resulting overall fair value was determined to be lower than carrying value. Consequently, an impairment charge for property, plant and equipment, goodwill and intangibles of CHF 583 million was recorded in the 2005 Combined Statement of Income.

10. RESTRUCTURING CHARGES

PROJECT SHAPE

        In 2004, the Company implemented the restructuring plan Project Shape to improve the Company's profitability. For the Textile Effects Business, the focus of Project Shape was acceleration of the shift of the Textile Effects Business' focus to growth regions in Asia by reducing its European presence. The project involved the closure of a manufacturing facility in the U.K. and the rightsizing of plants in Europe and the U.S. with an expected reduction of approximately 420 positions. The cost of the program was initially expected to be CHF 64 million before tax comprised of employee severance costs of CHF 46 million, asset impairment charges of CHF 14 million and other costs of CHF 4 million. During 2004, Textile Effects Business costs for Project Shape totalled CHF 31 million before tax comprised of employee severance costs of CHF 9 million, asset impairment charges of CHF 21 million and other costs of CHF 1 million. The CHF 14 million expected asset impairment charges are net of anticipated gains on assets to be disposed of in connection with the project. The planned project completion date is 2007.

        During 2005, the Company expanded the scope of Project Shape and also accelerated the timing of certain elements of the project. This impacted Textile Effects Business with expected costs increasing by CHF 37 million from CHF 64 million to CHF 101 million before taxes. Of these amounts, employee severance costs increased by CHF 32 million from CHF 46 million to CHF 78 million due to the number of reductions of positions having increased by 40 to approximately 460. In addition, Project Shape asset impairment charges increased by CHF 3 million from CHF 14 million to CHF 17 million net of expected sales proceeds and other costs increased by CHF 1 million from CHF 4 million to CHF 5 million. During 2005, Textile Effects Business costs for Project Shape totalled CHF 43 million before tax comprised of employee severance costs of CHF 32 million, asset impairment charges of CHF 9 million and other costs of CHF 2 million.

11. OTHER ASSETS

	December 31,
	2005	2004	2003
Deferred income taxes	22	9	11
Loans to third parties, net of allowance	4	1	3
Other	4	5	7

Total	30	15	21

        Loans to third parties, net of allowance is shown after deducting allowances for potential credit losses of CHF 0 million in 2005, CHF 5 million in 2004 and CHF 4 million in 2003. Additions to the allowance charged to costs and expenses were CHF 4 million in 2003 and CHF 1 million in 2004. In 2005, the entire allowance of CHF 5 million was eliminated and credited to costs and expenses as the loan was deemed to be fully collectible.

12. ACCRUALS AND OTHER CURRENT LIABILITIES

	December 31,
	2005	2004	2003
Payroll and employee benefits	34	33	37
Taxes other than income taxes	14	8	4
Rebates	5	6	7
Retirement and postemployment benefits	6	4	4
Deferred income taxes	37	35	27
Other accruals	34	28	26

Total	130	114	105

13. SHORT-TERM DEBT

	December 31,
	2005		2004		2003
	Average interest rate	Balance	Average interest rate	Balance	Average interest rate	Balance
Loans	4.7%	10	4.6%	12	4.4%	14

        Short-term debt of CHF 10 million, CHF 12 million and CHF 14 million as of December 31, 2005, 2004 and 2003, respectively, represent the short-term debt held by legal entities that are exclusive to the Textile Effects Business. These entities had unused bank credit lines of CHF 13 million at December 31, 2005.

14. INCOME TAXES

        Income before income taxes and minority interest for 2005, 2004 and 2003 consists of the following:

	December 31,
	2005	2004	2003
Domestic	(172)	(2)	34
Foreign	(397)	3	(1)

Total income before taxes and minority interest	(569)	1	33

        The provision (benefit) for income taxes in 2005, 2004 and 2003 consists of the following:

	December 31,
	2005	2004	2003
Domestic	0	3	14
Foreign	(6)	(14)	(4)

Total current provision	(6)	(11)	10

Domestic	(18)	(3)	(4)
Foreign	22	19	11

Total deferred provision	4	16	7

Total provision for income taxes	(2)	5	17

        The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. The effective tax rate applicable to the Textile Effects Segment of Ciba Specialty Chemicals was approximately 0 percent in 2005, 365 percent in 2004 and 50 percent in 2003. Any resulting income taxes payable or receivable which have been paid or received by the Company on behalf of the Textile Effects Business are included in the line "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business" in the Combined Balance Sheets.

        The Company is incorporated in Switzerland, but operates in numerous countries with differing tax laws and rates. Consequently, a substantial portion of the Company's income before income taxes and provision for income taxes are generated outside of Switzerland. The Textile Effects Business' expected tax rate consists of the weighted average rate applicable in the countries in which the Textile Effects Business operates. The main factors causing the effective tax rate to differ from the expected tax rate are:

	2005	2004	2003
	(in percent)
Expected tax rate	30	32	30
Amortization non-deductible	0	129	5
Change in valuation allowance	(19)	45	0
Other	(11)	159	15

Effective tax rate	0	365	50

        "Amortization non-deductible" represents the tax effect of other intangible assets amortization expenses that are not deductible for tax purposes.

        "Changes in valuation allowance" reflect increases in valuation allowances for deferred tax assets arising in certain jurisdictions, recorded to reduce the deferred tax assets to an amount that more likely than not will not be realized in the future.

        In 2005, "Other" includes (11) percent for the permanently non tax-deductible elements of the impairments incurred in connection with the Textile Effects Business.

        In 2004, "Other" includes 158 percent for tax reserves for pending tax cases in Europe and 1 percent for a variety of allocated permanent differences, none of which are individually significant.

        In 2003, "Other" includes 10 percent for tax reserves related to a pending tax case in Europe and 5 percent for a variety of allocated permanent differences, none of which are individually significant.

        The significant components of activities that gave rise to deferred tax assets and liabilities on the balance sheet at December 31, 2005, 2004 and 2003, were as follows:

	December 31,
	2005	2004	2003
Deferred tax assets
Pensions and other employee compensation	6	5	6
Inventory	5	7	3
Property, plant and equipment	81	0	0
Tax loss carryforwards	10	0	0
Other	16	25	24

Gross deferred tax assets	118	37	33
Valuation allowance	(107)	(1)	0

Net deferred tax assets	11	36	33

Deferred tax liabilities
Property, plant and equipment	0	(20)	(7)
Other	(20)	(23)	(16)

Gross deferred tax liabilities	(20)	(43)	(23)

Net deferred tax assets (liabilities)	(9)	(7)	10

        Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the Company's tax paying jurisdictions in which Textile Effects Business operates. The deferred tax assets and liabilities allocated to the Textile Effects Business therefore reflect the amounts that would have been reported by the Textile Effects Business if it had reported its operations on separate tax returns in the various jurisdictions where it has operations.

        Valuation allowances have been established against deferred tax assets mainly on property, plant and equipment that arose as a result of the impairment of the Textile Effects Segment of Ciba Specialty Chemicals in 2005. These valuation allowances were required due to lack of sufficient profitability in those jurisdictions in order to realize these assets. In management's opinion, the remainder of the deferred tax assets are realizable on a more likely than not basis using the criteria described in SFAS 109. "Accounting for Income Taxes".

        The Textile Effects Business had available tax loss carry-forwards of approximately CHF 43 million, which expire in 2013.

15. OTHER LIABILITIES

	December 31,
	2005	2004	2003
Environmental remediation and compliance	6	6	6
Retirement and postemployment benefits	60	53	52
Other	9	11	11

Total	75	70	69

16. STOCK-BASED COMPENSATION

        Effective July 1, 2005, the Company adopted SFAS No. 123(R) "Share-Based Payment". The use of the modified prospective transition method did not have a material impact because the Company had elected to adopt the fair value method of accounting for its stock-based compensation plans in 2003 in accordance with SFAS No. 123 "Accounting for Stock-Based Compensation" under the modified prospective method. Descriptions of the terms of the Company's stock-based plans are presented in the following paragraphs.

        LTIP—The Company has a Long-Term Incentive Plan (LTIP), which grants restricted shares of common stock of the Company to senior management and other key employees. Shares granted are restricted from being sold by the grantee for three years from the date of grant. The details that follow include awards granted to employees of the Textile Effects Segment of the Company. Details of awards granted to group services employees of the Company to be transferred to the Textile Effects Business who are not currently employees of the Textile Effects Segment are not available as the individual employees transferring have not been identified. However, the number of awards granted to such individuals, when identified, is not expected to be significant.

        In connection with the LTIP 2005, the Company granted 20 243 restricted shares of common stock with a market value of CHF 78.60 per share to 90 participants and recognized compensation expense of approximately CHF 1.6 million in 2005 related to these grants. In connection with the LTIP 2004, the Company granted 20 655 restricted shares of common stock with a market value at date of grant of CHF 95.30 per share to 97 participants and recognized compensation expense of approximately CHF 2.0 million in 2004 related to these grants. In connection with the LTIP 2003, the Company granted 20 878 restricted shares of common stock with a market value at date of grant of CHF 85.30 per share to 95 participants and recognized compensation expense of approximately CHF 1.8 million in 2003 related to these grants.

        The LTIP until 2005 also provided for the granting of options to participants to purchase shares of common stock. In 2005 no options were granted. In 2004 and 2003, option grants were made with vesting and the right to exercise occurring over three years and expiration dates of ten years from date of grant. Options granted in years prior to 2003 expire either five years or ten years after the date of grant. As a result of the adoption by the Company in 2003 of SFAS No. 123, compensation expense of approximately CHF 0.1 million in 2005 (CHF 0.1 million in 2004 and CHF 0.3 million in 2003) was recorded comprising the vested portion of current year and prior year awards.

        MAB—The Company has a "Mitarbeiterbeteiligungsplan" (Employee Investment Plan) which grants annually to most employees in Switzerland (as an enhancement to their pension plan arrangements) the right to purchase 25 shares of common stock at CHF 15 per share (as long as the share price is not greater than CHF 200, at which level the Employee Investment Plan price may be adjusted). The rights vest at the grant date and become exercisable at the date of the employees' retirement or termination. In 2005, the Company granted 27 900 rights (2004: 27 100, 2003: 28 350) to employees of the Textile Effects Segment of the Company. Compensation expense is recorded in the year the rights are granted and, in 2005, CHF 2.3 million (2004: CHF 2.2 million; 2003: CHF 2.0 million) of compensation expense was recorded under this plan.

17. RETIREMENT BENEFITS

PENSION PLANS

        The Company sponsors pension and other postretirement benefits in accordance with the applicable laws and customs in the countries where the Company operates in which employees of the Textile Effects Business participate. The Company has both contributory and non-contributory defined benefit and defined contribution plans.

DEFINED CONTRIBUTION PENSION PLANS

        In countries in which Textile Effects Business employees are covered by defined contribution plans, employer contributions charged to operating income were CHF 2 million in 2005, CHF 2 million in 2004 and CHF 2 million in 2003.

DEFINED BENEFIT PENSION PLANS

        With the exception of certain employees in Germany, the majority of the Textile Effects Business employees participate in the Company's pension plans which includes other non Textile Effects Business employees of the Company. As the Company does not perform separate actuarial calculations on a reporting segment or group service unit level for its pension plans, insufficient actuarial information for purposes of plan asset allocations is available. Accordingly, these plans are treated herein as multi-employer plans. The Company has allocated pension costs and contributions of each plan to the Textile Effects Business based on an allocation of total headcount of the Textile Effects Business employees covered by any such plan in relation to total headcount of all Company employees covered by that plan. Annual contributions to these plans made by the Company and charged to the Textile Effects

Business during 2005, 2004 and 2003 were CHF 22 million, CHF 21 million and CHF 13 million, respectively.

        Assets and liabilities included in the Combined Balance Sheets related to the multi-employer plans that reflect the difference between pension expense and actual contributions for the Textile Effects Business employees are as follows: "Prepaid pension costs" of approximately CHF 47 million in 2005, (CHF 42 million in 2004; CHF 28 million in 2003) and pension liability in 2005 of CHF 3 million (CHF 2 million in 2004; CHF 2 million in 2003) included in "Accruals and other current liabilities".

DEFINED BENEFIT PENSION PLANS—GERMANY

        Certain employees of the Textile Effects Business in Germany participate in a Company defined benefit pension plans that is exclusive only to the employees of the Textile Effects Business. This plan provides benefits based on employees' years of service and levels of compensation.

        This pension plan, as is local practice, is not funded by the Company or the participants. The Textile Effects Business charges operating income for employee benefits earned in each period with a corresponding increase in pension liability. Benefit payments made each period to retirees are charged against this liability.

        Each year the projected benefit obligation ("PBO"), which is the present value of projected future benefits payable to current plan participants allowing for estimated future employee compensation increases, is calculated for the plan. The measurement date for this pension plans is December 31st for each year presented.

        The following table provides a reconciliation from beginning of year to end of year of the changes in PBO and the changes in the fair value of plan assets, as well as the PBO funded status of the plans:

	December 31,
	2005	2004	2003
Change in benefit obligation (PBO)
PBO, beginning of year	49	49	45
Service cost	1	1	1
Interest cost	3	3	3
Actuarial (gain) loss	7	0	0
Benefits paid	(2)	(2)	(2)
Foreign currency translation	1	(2)	2

PBO, end of year	59	49	49

Change in plan assets
Fair value plan assets, beginning of year	0	0	0
Employer contributions	2	2	2
Benefits paid	(2)	(2)	(2)

Fair value plan assets, end of year	0	0	0

PBO funded status	(59)	(49)	(49)

        The table below shows the accumulated benefit obligation ("ABO") and related liabilities recorded at December 31, 2005, 2004 and 2003 for this plan:

	December 31,
	2005	2004	2003
Accumulated benefit obligation	54	46	45
Accrued pension liability	49	47	46

Liability recognized in excess of ABO	(5)	1	1

        In 2005, the existing unfunded ABO exceeds the amount of accrued pension liability, therefore a minimum pension liability is required. For 2004 and 2003, the accrued pension liability exceeds the amount of existing unfunded ABO, therefore no additional minimum pension liability is required. The table below shows the components of the additional minimum pension liability as of December 31, 2005:

December 31, 2005
Unrecognized prior service cost recorded as intangible asset	1
Recorded as other comprehensive income	4

Additional minimum pension liability	5
Accrued pension liability already recorded	49

ABO status	54

        The components of net pension expense for the plan during the years ended December 31, 2005, 2004 and 2003 were:

	Year ended December 31,
	2005	2004	2003
Service cost	1	1	1
Interest cost	3	3	3

Total net pension expense	4	4	4

        The weighted average key actuarial assumptions used to determine the Company's pension benefit obligations were as follows:

	December 31,
	2005	2004	2003
Discount (interest) rate	4.5%	5.5%	5.5%
Rate of increase in compensation levels	2.5%	2.5%	2.5%

        The weighted average key actuarial assumptions used to determine the Company's net periodic benefit cost were as follows:

	December 31,
	2005	2004	2003
Discount (interest) rate	5.5%	5.5%	6.0%
Rate of increase in compensation levels	2.5%	2.5%	3.0%

OTHER POSTRETIREMENT BENEFITS

        The employees of the Textile Effects Business participate in postretirement benefit plans of the Company. The Textile Effects Business' share of the net liability for other postretirement benefits at December 31, 2005 was CHF 6 million (December 31, 2004: CHF 5 million; December 31, 2003: CHF 5 million) resulting principally from the postretirement healthcare plan in the United States. The Company's other postretirement plans in which employees of the Textile Effects Business participate in are not funded by the Company, did not require significant amounts to be recognized in the Combined Statements of Income for 2005, 2004 or 2003, and are not expected to require significant future annual benefit payments.

18. RELATED PARTY TRANSACTIONS

TRANSACTIONS WITH CIBA SPECIALTY CHEMICALS AND ITS AFFILIATES

        The Textile Effects Business, as part of Ciba Specialty Chemicals, receives services from the Company. These services relate mainly to the provision of wide area network ("WAN") access and enterprise resource planning ("ERP") systems used in the Textile Effects Business operations. Services received are charged at cost of providing the service and are allocated based mainly on number of users. Costs charged to the Textile Effects Business in 2005 were approximately CHF 25 million, CHF 25 million in 2004 and CHF 24 million in 2003, and have been included in "Selling, general and administrative" in the Combined Statements of Income.

        The Textile Effects Business provides manufacturing services to and receives these services from other operating units of the Company. These arrangements comprise both toll manufacturing and supply services. Toll manufacturing services comprise the provision of raw materials by one operating unit to be processed by another operating unit of the Company. The recipient of the processed goods is charged a service fee for the cost of manufacture, including labor and manufacturing overhead costs incurred. Supply arrangements involve the provision of complete manufactured items from one operating unit to another. Costs charged comprise raw material costs, labor and manufacturing overhead costs incurred. Net manufacturing services received by the Textile Effects Business were approximately CHF 27 million in 2005, CHF 21 million in 2004 and CHF 16 million in 2003.

        Corporate headquarters expenses have been allocated to the Textile Effects Business based on the Textile Effects Business sales relative to the Company's, as an approximation of costs of usage of these services. These activities principally include corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs allocated to the Textile Effects Business in 2005 were

CHF 15 million; CHF 15 million in 2004, and CHF 18 million in 2003. These costs are included in "Selling, general and administrative" in the Combined Statements of Income.

        Management believes these allocations to be reasonable under the circumstances, however, there can be no assurances that such allocations will be indicative of future net costs related to these services or what these net costs would have been had the Textile Effects Business been a separate stand-alone entity during the periods covered.

        Legal entities of the Textile Effects Business had short-term debt with the Company of:

	December 31,
	2005		2004		2003
	Average interest rate	Balance	Average interest rate	Balance	Average interest rate	Balance
Short-term debt—from related parties	4.4%	10	3.0%	2	3.0%	6

19. COMMITMENTS AND CONTINGENCIES

LEASE COMMITMENTS

        The Company leases certain facilities and equipment under operating leases. The future minimum lease commitments under fixed term leases that are attributable to the Textile Effects Business are: 2006 CHF 1 million; 2007 CHF 0 million; 2008 CHF 0 million; 2008 CHF 0 million, 2009 CHF 0 million, and thereafter CHF 0 million.

PURCHASE COMMITMENTS

        The Textile Effects Business has incurred in the ordinary course of business various purchase commitments for materials, supplies and items of permanent investment. In the aggregate, these commitments are not in excess of current market prices and reflect normal business operations.

GUARANTEES

        In the normal course of business, the Company has provided certain trade and other guarantees to third parties. The Company estimates that the fair value of these guarantees is not material and does not expect to incur losses as a result of these guarantees. As of December 31, 2005, guarantees provided by the Company and attributed to the Textile Effects Business that have been provided to third parties for indebtedness of others were approximately CHF 1 million, of which CHF 0 million expire in 2006 and CHF 1 million expire in 2007 or thereafter.

CONTINGENCIES

        The Textile Effects Business operates in countries where political, economic, social, and legal developments could have an impact on the operational activities. The effects of such risks on the Textile Effects Business' results, which arise during the normal course of business, are not foreseeable and are therefore not included in the accompanying financial statements.

        In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, commercial, environmental, and health and safety matters that could affect the Textile Effects Business. There are no such matters pending that the Company expects to be material in relation to the Textile Effects Business' business, financial position or results of operations.

ENVIRONMENTAL

        The specialty chemicals business is highly regulated in many countries. A number of increasingly stringent regulations govern the manufacturing processes used and the waste and emissions created by the Company, including the Textile Effects Business, in all of its jurisdictions in which it does business and will create significant ongoing costs for the Company, including the Textile Effects Business. In addition, many of the Company's manufacturing sites, including the Textile Effects Business, have an extended history of industrial, chemical and other processes.

        The Company continues to participate in environmental assessments and clean-ups at a number of locations, including operating facilities, previously owned facilities and United States Superfund sites. The Company accrues for all known environmental liabilities for remediation costs when a clean-up program becomes probable and costs can be reasonably estimated. The Textile Effects Business has been allocated environmental liabilities related to manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. The contractual terms of the pending sale of the Textile Effects Business (see note 1) stipulate that the Company will retain responsibility at certain sites and under certain circumstances for environmental claims related to the operations of the Textile Effects Business that have occurred prior to the sale date.

        The Company believes that the environmental reserves allocated to the Textile Effects Business are sufficient to meet all currently known environmental claims and contingencies at those subsidiary locations and manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. Because of the nature of the Company's operations, including the Textile Effects Business, however, there can be no assurance that significant costs and liabilities from ongoing or past operations will not be incurred in the future. In addition, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations.

20. VALUATION AND QUALIFYING ACCOUNTS

	December 31,
	2005	2004	2003
Allowance for doubtful accounts
Balance at beginning of year	37	40	41
Additions charged to cost and expenses	17	12	13
Deductions credited to cost and expenses	(10)	(3)	(4)
Use of allowance and other, net	(7)	(11)	(9)
Currency adjustments	2	(1)	(1)

Balance at end of year	39	37	40

	December 31,
	2005	2004	2003
Allowance for obsolete and slow moving inventory
Balance at beginning of year	11	13	15
Additions charged to cost and expenses	6	4	5
Deductions credited to cost and expenses	(5)	(5)	(5)
Use of allowance and other, net	(2)	(1)	(1)
Currency adjustments	1	0	(1)

Balance at end of year	11	11	13

	December 31,
	2005	2004	2003
Deferred income tax valuation allowance
Balance at beginning of year	1	0	0
Additions charged to cost and expenses	106	1	0

Balance at end of year	107	1	0

21. GEOGRAPHIC DATA

	Year ended December 31,
	2005	2004	2003
Net sales to customers
Europe
Germany	71	81	85
United Kingdom	27	31	36
Italy	89	101	110
France	44	44	48
Rest of European Union(i)	128	132	142
Switzerland	11	11	14
Rest of Europe	72	79	78

Total Europe	442	479	513

Americas
United States of America	153	174	205
Canada	7	7	9
Central America	56	58	71
South America	88	78	83

Total Americas	304	317	368

Asia Pacific
Japan	31	32	36
Region China	190	176	170
Rest of Asia	254	230	240
Australia and New Zealand	13	16	16
Africa and Middle East	42	43	52

Total Asia Pacific	530	497	514

Total net sales to customers	1,276	1,293	1,395

Net sales to customers are based on final destination of the sale.

	December 31,
	2005	2004	2003
Long-lived assets
Europe
Germany	0	60	56
Italy	0	0	1
Rest of European Union(i)	0	1	1
Switzerland	0	154	161
Rest of Europe	0	1	0

Total Europe	0	216	219

Americas
United States of America	0	1	1
Central America	0	22	24
South America	0	2	2

Total Americas	0	25	27

Asia Pacific
Region China	0	33	37
Rest of Asia	0	13	9

Total Asia Pacific	0	46	46

Total long-lived assets	0	287	292

        Long lived assets represent property, plant and equipment, net and are shown by location of the assets.

(i)
Rest of European Union includes all other European Union member countries as of December 31, 2005, that are not specifically listed.

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF INCOME

Unaudited

(in millions of Swiss francs)

		Six Months Ended
	Notes	June 30, 2006	June 30, 2005
Net sales		661	643
Cost of goods sold		(453)	(464)

Gross profit		208	179
Selling, general and administrative		(147)	(145)
Research and development		(16)	(15)
Amortization of other intangible assets	8	0	(1)
Restructuring and impairment charges	9, 10	(27)	(23)

Operating income (loss)		18	(5)
Other financial (expense) income, net		(2)	6

Income before income taxes and minority interest		16	1
Provision for income taxes	13	(6)	(2)
Minority interest		2	(1)

Net income (loss)		12	(2)

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED BALANCE SHEETS

Unaudited

(in millions of Swiss francs)

	Notes	June 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents		10	6
Accounts receivable, net	4	268	245
Inventories	5	316	309
Prepaid and other current assets		22	24
Prepaid pension costs	16	41	47
Deferred income taxes		6	8

Total current assets		663	639
Property, plant and equipment, net	6	0	0
Goodwill	7	0	0
Other intangible assets, net	8	1	1
Other assets	11	26	30

Total assets		690	670

Liabilities and net investment
Current liabilities
Accounts payable		122	115
Short-term debt		1	10
Short-term debt from related parties		6	10
Accruals and other current liabilities	12	119	130

Total current liabilities		248	265
Deferred income taxes		0	2
Other liabilities	14	71	75

Total liabilities		319	342
Minority interest		1	2
Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business		370	326

Total liabilities and net investment		690	670

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

COMBINED STATEMENTS OF CASH FLOWS

Unaudited

(in millions of Swiss francs)

	Six Months Ended
	June 30, 2006	June 30, 2005
Cash flows from operating activities
Net income (loss)	12	(2)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	0	22
Deferred income taxes	(6)	7
Restructuring and impairment charges	27	23
Minority interest and other non-cash items, net	0	(23)
Changes in operating assets and liabilities:
Accounts receivable, net	(31)	(33)
Inventories	(13)	(27)
Accounts payable	10	(2)
Other operating assets and liabilities	(20)	7

Net cash used in operating activities	(21)	(28)

Cash flows from investing activities
Capital expenditures	(9)	(5)
Loans and other long-term assets	3	(6)

Net cash used in investing activities	(6)	(11)

Cash flows from financing activities
Decrease in short-term debt, net	(9)	0
(Decrease) increase in short-term debt from related parties, net	(3)	1
Net contributions by Ciba Specialty Chemicals Holding Inc.	44	37

Net cash provided by financing activities	32	38

Effect of exchange rate changes on cash and cash equivalents	(1)	0

Net increase (decrease) in cash and cash equivalents	4	(1)
Cash and cash equivalents, beginning of year	6	3

Cash and cash equivalents, end of period	10	2

TEXTILE EFFECTS BUSINESS OF CIBA SPECIALTY CHEMICALS HOLDING INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Unaudited

(in millions of Swiss francs)

1. BASIS OF PRESENTATION

CIBA SPECIALTY CHEMICALS HOLDING INC.

        Ciba Specialty Chemicals Holding Inc. and its consolidated subsidiaries ("Ciba Specialty Chemicals" or the "Company") is a global leader in the discovery and manufacture of innovative specialty chemicals that provide color, performance and care for plastics, coatings, textile, paper and other products. The Company's products and services are also used to provide clean water and to treat water streams in industrial and municipal applications.

TEXTILE EFFECTS SEGMENT

        The segment Textile Effects ("Segment") serves the textile industry, offering dyes and chemicals, services and integrated solutions to customers along the whole textile value chain. The Segment's products include dyes and chemicals for dyeing and printing of almost all textile fibres, optical brighteners and textile finishing products for protection and easy-care. Services offered by the Segment include color matching via the internet and technical consultancy regarding textile color and effects management for international brand houses and retailers.

DIVESTMENT OF TEXTILE EFFECTS BUSINESS

        On February 20, 2006, the Company announced that it had entered into a definitive agreement to sell the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. (the "Textile Effects Business") to Huntsman Corporation ("Huntsman") for a consideration of CHF 322 million in cash and assumed debt. The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment. The assets and liabilities allocated to the Textile Effects Business include certain assets and liabilities of the Textile Effects Segment as well as certain assets and liabilities of the Company's other reporting segments and group service units that have been assigned to the Textile Effects Business in accordance with the Share and Asset Purchase Agreement ("SAPA") between the Company and Huntsman, dated February 18, 2006.

        The sale of the Textile Effects Business to Huntsman was completed on June 30, 2006.

BASIS OF COMBINATION AND PRESENTATION

        The accompanying combined financial statements of the Textile Effects Business include the assets, liabilities, results of operations and cash flows attributable to the Textile Effects Business of Ciba Specialty Chemicals Holding Inc. and its wholly owned and majority owned subsidiaries. These financial statements have been derived from the Company's interim consolidated financial statements in 2005 and 2006 and have been prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP").

        The Textile Effects Business comprises substantially all of the operations of the Textile Effects Segment of Ciba Specialty Chemicals. The Textile Effects Business is not a separate legal entity and has not been separately financed. The majority of the operations of the Textile Effects Business is operated in legal entities that include some of the business operations of the Company's other operating segments. For these legal entities, the assets, liabilities, results of operations and cash flows that relate to the operations, affairs and conduct of the Textile Effects Business operations have been allocated to the Textile Effects Business according to the procedures and methods described below and are included in the accompanying combined financial statements. The assets, liabilities, results of operations and cash flows of legal entities that are exclusive to the Textile Effects Business, in which Ciba Specialty Chemicals has a controlling interest, have been consolidated and any applicable minority interest has been recorded. The position "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business", included in the accompanying combined financial statements, represents the residual net investment in the Textile Effects Business contributed by Ciba Specialty Chemicals. All significant intercompany accounts and transactions between Textile Effects Business operating units have been eliminated in the combined financial statements.

        Assets and liabilities have been attributed in the Combined Balance Sheets according to the SAPA. Accordingly, property, plant and equipment, accounts receivable and inventories that are directly related to the Textile Effects Business as defined in the SAPA have been directly attributed in the Combined Balance Sheets. Prepaid and other current assets, other assets, accounts payable, accruals and other current liabilities and other liabilities include amounts specifically identified as they relate to the Textile Effects Business operations and also include allocations of shared assets and liabilities that have been allocated to the Textile Effects Business primarily according to sales and headcount keys.

        "Restructuring and impairment charges" includes restructuring expenses that were incurred by the Company and are directly related to the Textile Effects Business operations. These costs were not previously charged to the Textile Effects Segment of the Company.

        Allocations of corporate headquarters expenses have been included in the line "Selling, general and administrative" in the Combined Statements of Income. These expenses relate to corporate accounting and treasury, legal and environmental advisory, corporate technology, human resources, corporate communications, internal audit and executive committee activities. Costs have been allocated based on the Textile Effects Business sales in each year relative to the Company's.

        "Other financial expense, net" includes allocations of treasury and risk management costs that were not previously charged to the Company's reporting segments. These costs have been allocated based on the relative sales and raw material costs of the Textile Effects Business to the Company's.

        The Textile Effects Business, as part of Ciba Specialty Chemicals, receives IT infrastructure services rendered by the Company. These services relate mainly to the provision of wide area network ("WAN") and enterprise resource planning ("ERP") systems. The services are charged at cost of providing the service primarily according to number of users. The Textile Effects Segment also provides manufacturing services to and receives manufacturing services from the Company. Costs charged between the Textile Effects Segment and the Company are for the costs of providing the services and include total manufacturing cost incurred by the operating unit providing the service.

        Taxes are closely linked with the legal structure of the Company and are affected by operational and non-operational transactions. The provision (benefit) for income taxes attributable to the Textile Effects Business has been computed on the separate return method. This included an allocation of the Ciba Specialty Chemicals group tax provision which was computed using an effective tax rate excluding the effects of items that would be specifically related to the Textile Effects Segment had they filed a separate income tax return in the years presented. The specifically identified items were then added to the allocated tax expense to compute the full allocable tax expense for the Textile Effects Business. Income taxes payable or receivable that would have been incurred by the Company on behalf of the Textile Effects Business are included in the line "Net investment of Ciba Specialty Chemicals Holding Inc in the net assets of the Textile Effects Business" in the Combined Balance Sheets. Deferred income taxes have been allocated based on the underlying allocation of the assets and liabilities of the Textile Effects Business in each of the tax paying jurisdictions in which Textile Effects Business operates.

        Management of the Company believes the allocations reflected in the combined financial statements are reasonable under the circumstances, however, the costs allocated to the Textile Effects Business are not necessarily indicative of the costs that would have been incurred if the Textile Effects Business had incurred these costs and performed these functions as a stand-alone entity. In addition, there can be no assurances that such allocations will necessarily be indicative of the future results of operations or what the financial position and results of operations of the Textile Effects Business would have been had it been a separate stand-alone entity during the periods covered.

USE OF ESTIMATES

        The preparation of financial statements in conformity with U.S. GAAP requires management of the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management of the Company's best knowledge of current events and actions the Company may undertake in the future, actual results ultimately may differ from those estimates.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

FOREIGN CURRENCY TRANSLATION

        The Textile Effects Business' financial statements are prepared in millions of Swiss francs (CHF million). For most operations outside of Switzerland, where the functional currency is the local currency, income, expense and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at period-end exchange rates. The translation adjustments are included as a component of other comprehensive income in "Net investment of Ciba Specialty Chemicals Holding Inc. in the net assets of the Textile Effects Business" in the accompanying Combined Balance Sheets. The financial statements of subsidiaries that operate in economic environments that are highly inflationary maintain financial information for reporting purposes in U.S. dollars or Swiss francs and include gains and losses from translation in income. For foreign currency transactions, changes in exchange rates that arise between transaction, reporting and settlement dates resulted in both realized and unrealized exchange gains and losses.

CASH EQUIVALENTS

        All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

ACCOUNTS RECEIVABLE

        Accounts receivable are recorded at their net realizable value after deducting an allowance for doubtful accounts. Such deductions reflect either specific cases or estimates based on historical incurred losses. This also includes an allowance for country specific transfer risks.

INVENTORIES

        The Company values its inventories at the lower of cost, determined principally on a first-in, first-out (FIFO) method, or market. Costs include all costs of production, including applicable portions of plant overhead. Allowances are made for obsolete and slow-moving inventory.

PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets ranging from approximately 20 to 50 years for buildings, 5 to 20 years for machinery and equipment, and 3 to 10 years for office furniture and fixtures and other equipment. The Company assesses its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. In such cases, if the sum of the asset's expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset's carrying amount over its fair value.

        Property, plant and equipment acquired through finance lease arrangements are recorded as assets at the lesser of the present value of the minimum future lease payments or their fair value at the date of acquisition and depreciated over the useful life of the asset or, if the lease does not provide for the transfer of ownership of the assets to the Company, the lease term if it is shorter than the useful life of the asset. The corresponding obligation is recorded as a liability in the Combined Balance Sheets.

GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

        Goodwill acquired in business combinations is capitalized at acquisition cost and annually evaluated at the reporting unit level for impairment using a two-step impairment test. In the first step, the book value of the reporting unit's assets, including goodwill and other intangibles, and liabilities (the "net assets") is compared to the fair value of the reporting unit. If the fair value of the reporting unit exceeds the book value of its net assets, goodwill is deemed not impaired and the second step is not required. If, however, the fair value of the reporting unit is less than the book value of its net assets, the second step is required to measure the amount of impairment loss, if any.

        In the second step, the current fair value of the reporting unit is allocated to all of its tangible assets, other intangible assets (including unrecognized intangible assets but excluding goodwill) and liabilities (the "assets and liabilities"). This fair value allocation to the assets and liabilities is made as if the reporting unit had been acquired as of the impairment testing date in a business combination and the fair value of the reporting unit was the price that would have been paid to acquire the reporting unit. The excess, if any, of the total current fair value of the reporting unit over the sum of the individual fair values assigned to its assets and liabilities is considered to be the current implied fair value of goodwill of the reporting unit. If the book value of the reporting unit's goodwill exceeds this implied fair value of goodwill, that excess is an impairment loss, which is recorded as a component of operating income in the Combined Statements of Income. If the book value of the reporting unit's goodwill is less than the implied fair value of goodwill, goodwill is not impaired.

        During 2005, the Company completed the annual impairment test of goodwill and determined that the Textile Effects Business reported goodwill was fully impaired. See note 7.

OTHER INTANGIBLE ASSETS

        Purchased identifiable intangible assets ("other intangible assets") are capitalized at acquisition cost. Other intangible assets with finite lives are amortized on a straight-line basis over the estimated periods that such assets are expected to contribute to the cash flows of the Company (5 to 36 years). Other intangible assets with indefinite lives are not amortized.

        The Company assesses other intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. For such assets that are tested for impairment, if the sum of the asset's expected future undiscounted cash flows is less than the carrying amount of the asset, a loss is recognized for the excess of the asset's carrying amount over its fair value.

        Other intangible assets with indefinite lives are reviewed annually for impairment, or on an interim basis if indications of possible impairment are present. For such assets, if the carrying amount exceeds its fair value, an impairment loss is recognized in an amount equal to that difference. Intangible assets with indefinite lives are reviewed annually to determine whether their useful lives remain indefinite. If such an asset is then determined to have a finite life, the asset is tested for impairment. The carrying amount of the intangible asset after recognition of an impairment charge, if any, is then amortized over the asset's remaining useful life and further accounted for in the same manner as other intangible assets with finite lives.

FINANCIAL INSTRUMENTS

        The Company determined that, due to their short-term nature, financial assets and liabilities such as cash equivalents, accounts receivable, accounts payable and short-term debt, have book values approximating their fair values.

REVENUE RECOGNITION

        Revenue is recognized upon shipment of goods to customers. Provisions for discounts and rebates to customers, product returns and other adjustments are provided for in the same period the related sales are recorded.

INCOME TAXES

        The provision for income taxes has been determined using the asset and liability approach and consists of allocated income taxes currently paid or payable to taxing authorities in the jurisdictions in which the Textile Effects Business operates plus allocated deferred taxes for the current year. Deferred taxes represent the estimated future tax consequences of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a future tax benefit will not be realized.

RESTRUCTURING

        Costs associated with exit or disposal activities that do not involve discontinued operations are included in "Restructuring and impairment charges" in the Textile Effects Business' Combined Statements of Income. Liabilities for costs associated with exit or disposal activities are initially recognized and measured at fair value in the period in which the liability is incurred. Liabilities for one-time termination benefits provided to employees that are involuntarily terminated are recognized and measured at their fair value at the communication date unless the employees are required to render service beyond a minimum retention period in order to receive the termination benefits. If employees are required to render service beyond a minimum retention period, liabilities for the termination benefits are measured initially at the communication date based on the fair value of the liabilities as of the termination date and recognized ratably over the future service period.

        Liabilities for costs to terminate contracts before the end of their term are recognized and measured at their fair value when the contracts are terminated. Liabilities for costs that continue to be incurred under contracts for their remaining term without economic benefit to the Company are recognized and measured at their fair value when the Company ceases using the rights conveyed by the contracts. Liabilities for other costs associated with exit or disposal activities are recognized and measured at their fair value in the periods in which the liabilities are incurred.

ENVIRONMENTAL COMPLIANCE AND EXPENDITURES

        The measurement of environmental liabilities is based on an evaluation of currently available facts with respect to each individual site and considers factors such as existing technology, presently enacted laws and regulations and prior experience in remediation of contaminated sites. Environmental operations and maintenance as well as remediation costs are accrued when environmental assessments and the need for remediation are probable and the costs can be reasonably estimated. The estimated liability is not discounted. Actual costs to be incurred at identified sites in future periods may vary from the estimates given the inherent uncertainties in evaluating environmental exposures.

NEW ACCOUNTING STANDARDS

        There were no new accounting standards issued by the FASB or other authoritative standard setters that became effective in either 2005 or 2006 that had a material effect on the Textile Effects Business' financial statements.

3. EXCHANGE RATES OF PRINCIPAL CURRENCIES

	Statement of income average rates
	Six Months Ended		Balance sheet period-end rates
	June 30, 2006	June 30, 2005	June 30, 2006	December 31, 2005
1 U.S. dollar (USD)	1.27	1.20	1.24	1.31
1 British pound (GBP)	2.27	2.25	2.26	2.28
1 Euro (EUR)	1.56	1.55	1.56	1.56
100 Japanese yen (JPY)	1.10	1.13	1.07	1.12

4. ACCOUNTS RECEIVABLE

	June 30, 2006	December 31, 2005
Accounts receivable	301	284
Allowance for doubtful accounts	(33)	(39)

Total	268	245

5. INVENTORIES

	June 30, 2006	December 31, 2005
Raw materials	46	44
Work in process and finished goods	270	265

Total	316	309

        Work in process and finished goods are shown after deducting allowances for obsolete, slow-moving and lower of cost or market adjustments of CHF 7 million at June 30, 2006, and CHF 11 million at December 31, 2005.

6. PROPERTY, PLANT AND EQUIPMENT

        In 2005, the carrying value of the Textile Effects Business' fixed assets of CHF million was determined to be fully impaired. See note 9.

        Depreciation expenses recorded in the Combined Statements of Income for the six months ended June 30, 2005 was CHF 26 million. No depreciation expense was recorded in 2006.

7. GOODWILL

        During 2005, there was no change to the carrying amounts of goodwill of CHF 164 million at June 30, 2005, other than the impact of foreign currency movements between these periods. At December 31, 2005 the entire carrying amount of the Textile Effects Business' goodwill balance of CHF 161 million was determined to be fully impaired and was written off during that period. See note 9.

8. OTHER INTANGIBLE ASSETS

        In 2005, intangible assets consisted of developed technology with a gross carrying amount of CHF 71 million at June 2005 (March 2005 CHF 69 million), and accumulated amortization of CHF 24 million at June 2005 (March 2005 CHF 23 million). At December 31, 2005 the intangible asset was determined to be fully impaired and the entire carrying amount was written off. See note 9. In 2006, a balance of CHF 1 million has been recognized from the recording of a minimum pension liability.

9. IMPAIRMENT CHARGES

        The global textiles market has been characterized in recent years by fierce competitive conditions, accelerated by the ending in 2005 of the WTO quotas that resulted in a rapid shift of the global textile business to Asia. This resulted in a marked decline in sales and profitability levels during 2005. The Company implemented various cost reduction initiatives aimed at restoring profitability levels. Despite these initiatives, profit levels remained low and triggered the testing of certain of the Business' long-lived assets for impairment of their carrying values compared to their underlying fair values.

        The Textile Effects Business' fair value was estimated using an expected discounted cash flow technique that incorporated various probability-weighted scenarios including estimates as to future market growth, revenue development and profitability levels for the Textile Effects Business. The resulting overall fair value was determined to be lower than carrying value. Consequently, an impairment charge for property, plant and equipment, goodwill and intangibles of CHF 583 million was recorded in the 2005 Combined Statement of Income.

10. RESTRUCTURING CHARGES

PROJECT SHAPE

        In 2004, the Company implemented the restructuring plan Project Shape to improve the Company's profitability. For the Textile Effects Business, the focus of Project Shape was acceleration of the shift of the Textile Effects Business' focus to growth regions in Asia by reducing its European presence. The project involved the closure of a manufacturing facility in the U.K. and the rightsizing of plants in Europe and the U.S. with an expected reduction of approximately 420 positions. The cost of the program was initially expected to be CHF 64 million before tax comprised of employee severance costs of CHF 46, asset impairment charges of CHF 14 million and other costs of 4 CHF million. The planned project completion date is 2007.

        During 2005, the Company expanded the scope of Project Shape and also accelerated the timing of certain elements of the project. This impacted Textile Effects Business with expected costs increasing by CHF 37 million from CHF 64 million to CHF 101 million before taxes. Of these amounts, employee severance costs increased by CHF 32 million from CHF 46 million to CHF 78 million due to the number of reductions of positions having increased by 40 to approximately 460. In addition, Project Shape asset impairment charges increased by CHF 3 million from CHF 14 million to CHF 17 million net of expected sales proceeds and other costs increased by CHF 1 million from CHF 4 million to CHF 5 million.

        Amounts charged to "Restructuring and impairment charges" in the Combined Statements of Income in 2006 and 2005 consisted of:

	Six Months Ended
	June 30, 2006	June 30, 2005
Severance	11	20
Asset impairment	13	3
Other costs	3	0

Total	27	23

11. OTHER ASSETS

	June 30, 2006	December 31, 2005
Deferred income taxes	20	22
Loans to third parties, net of allowance	2	4
Other	4	4

Total	26	30

12. ACCRUALS AND OTHER CURRENT LIABILITIES

	June 30, 2006	December 31, 2005
Payroll and employee benefits	35	34
Taxes other than income taxes	16	14
Rebates	4	5
Retirement and postemployment benefits	4	6
Deferred income taxes	29	37
Other accruals	31	34

Total	119	130

13. INCOME TAXES

        Factors causing the effective income tax provision to differ from the statutory rates at June 30, 2006 included an increase in valuation allowance of CHF 2 million (June 2005 CHF 0 million) in connection with the restructuring and impairment charges incurred in 2006 and allocated permanent differences of CHF 2 million (June 2005, CHF 2 million).

14. OTHER LIABILITIES

	June 30, 2006	December 31, 2005
Environmental remediation and compliance	6	6
Retirement and postemployment benefits	56	60
Other	9	9

Total	71	75

15. OTHER COMPREHENSIVE INCOME

        The after-tax components of other comprehensive income were:

	June 30, 2006	Dcember 31, 2005
Currency translation adjustment	40	52
Minimum pension liability, net of tax	(3)	(3)

Accumulated other comprehensive income	37	49

16. RETIREMENT BENEFITS

DEFINED BENEFIT PENSION PLANS

        With the exception of certain employees in Germany, the majority of the Textile Effects Business employees participate in the Company's pension plans which includes other non Textile Effects Business employees of the Company. As the Company does not perform separate actuarial calculations on a reporting segment or group service unit level for its pension plans, insufficient actuarial information for purposes of plan asset allocations is available. Accordingly, these plans are treated herein as multi-employer plans. The Company has allocated pension costs and contributions of each plan to the Textile Effects Business based on an allocation of total headcount of the Textile Effects Business employees covered by any such plan in relation to total headcount of all Company employees covered by that plan. Annual contributions to these plans made by the Company and charged to the Textile Effects Business during June 30, 2006 and 2005 were CHF 9 million and CHF 11 million, respectively.

DEFINED BENEFIT PENSION PLANS-GERMANY

        Certain employees of the Textile Effects Business in Germany participate in a Company defined benefit pension plans that is exclusive only to the employees of the Textile Effects Business.

        The components of net pension expense were:

	Six Months Ended
	June 30, 2006	June 30, 2005
Service cost	1	1
Interest cost	1	1

Total net pension expense	2	2

        During the six months ended June 30, 2006 and 2005, the Company contributed CHF 1 million and CHF 1 million, respectively.

OTHER POSTRETIREMENT BENEFITS

        The employees of the Textile Effects Business participate in postretirement benefit plans of the Company. The Company's other postretirement plans in which employees of the Textile Effects Business participate in are not funded by the Company, did not require significant amounts to be recognized in the Combined Statements of Income for the periods ended June 30, 2006 and 2005, and are not expected to require significant future annual benefit payments.

17. COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

        The Textile Effects Business operates in countries where political, economic, social, and legal developments could have an impact on the operational activities. The effects of such risks on the Textile Effects Business' results, which arise during the normal course of business, are not foreseeable and are therefore not included in the accompanying financial statements.

        In the ordinary course of business, the Company is involved in lawsuits, claims, investigations and proceedings, including product liability, commercial, environmental, and health and safety matters that could affect the Textile Effects Business. There are no such matters pending that the Company expects to be material in relation to the Textile Effects Business' business, financial position or results of operations.

ENVIRONMENTAL

        The specialty chemicals business is highly regulated in many countries. A number of increasingly stringent regulations govern the manufacturing processes used and the waste and emissions created by the Company, including the Textile Effects Business, in all of its jurisdictions in which it does business and will create significant ongoing costs for the Company, including the Textile Effects Business. In addition, many of the Company's manufacturing sites, including the Textile Effects Business, have an extended history of industrial, chemical and other processes.

        The Company continues to participate in environmental assessments and clean-ups at a number of locations, including operating facilities, previously owned facilities and United States Superfund sites. The Company accrues for all known environmental liabilities for remediation costs when a clean-up program becomes probable and costs can be reasonably estimated. The Textile Effects Business has been allocated environmental liabilities related to manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. The contractual terms of the sale of the Textile Effects Business (see note 1) stipulate that, in general, the Company will retain responsibility for environmental claims relating to the operations of the Textile Effects Business prior to June 30, 2006. With respect to any such environmental liabilities, the Company's obligation to indemnify is unlimited in amount and to a period of fifteen years following June 30, 2006, except for off-site releases, liabilities resulting from non-compliance, and certain risk management assessments and upgrades to buildings at one specific site, which are unlimited in time.

        The Company believes that the environmental reserves allocated to the Textile Effects Business are sufficient to meet all currently known environmental claims and contingencies at those subsidiary locations and manufacturing sites that are exclusive to the Textile Effects Business and where the land is also owned by the Textile Effects Business. Because of the nature of the Company's operations, including the Textile Effects Business, however, there can be no assurance that significant costs and liabilities from ongoing or past operations will not be incurred in the future. In addition, environmental clean-up periods are protracted in length and environmental costs in future periods are subject to changes in environmental remediation regulations.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

PROSPECTUS

Huntsman International LLC

Exchange Offer for
$347,000,000 7.875% Senior Subordinated Notes due 2014,
$175,000,000 7.375% Senior Subordinated Notes due 2015 and
€135,000,000 7.5% Senior Subordinated Notes due 2015

May 1, 2007

PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Huntsman International LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement. Huntsman International LLC's amended and restated limited liability company agreement contains no indemnification provisions.

        Each of Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC,Huntsman International Financial LLC, Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Petrostar Fuels LLC and Petrostar Industries LLC is empowered by Section 18-108 of the Delaware Limited Liability Company Act, subject to the procedures and limitations therein, to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its respective limited liability company agreement.

        Huntsman International Financial LLC's limited liability company agreement contains no indemnification provisions. Article 12.2 of the limited liability company agreement of each of Huntsman Propylene Oxide Holdings LLC, Huntsman EA Holdings LLC, Huntsman Texas Holdings LLC, Eurofuels LLC, Eurostar Industries LLC, Petrostar Fuels LLC and Petrostar Industries LLC each of which is filed as an exhibit to this registration statement, authorizes the respective company to indemnify its managers, members, officers, directors, stockholders, employees, representatives and agents, to the extent permitted by law, from and against all losses and claims arising from any suits or proceedings in which these persons may be involved by reason of their management of or relation to the business and affairs of the respective company and to reimburse these persons for expenses incurred in advance of a final disposition of a proceeding upon receipt of an undertaking by or on behalf of such persons to repay such amounts if so required.

        Each of Huntsman Advanced Materials Americas Inc., Huntsman International Trading Corporation ("International Trading"), JK Holdings Corporation ("JK Holdings"), Huntsman Petrochemical Corporation ("Petrochemical"), and Huntsman Polymers Corporation ("Polymers") is a Delaware corporation. Section 145 ("Section 145") of the Delaware General Corporation Law (the "DGCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Section 145 also provides that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify the person under Section 145.

        The bylaws of each of Huntsman Advanced Materials Americas Inc., International Trading, JK Holdings, Petrochemical, and Polymers provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws further provide that, subject to appropriate authorization, the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the respective corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Such bylaws also provide that any indemnification thereunder (unless ordered by a court) shall be made by the respective corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made (i) by a majority vote of the directors who were not parties to such action, suit, or proceeding, even though less than a quorum, or (ii) if there are not such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. To the extent, however, that a director or officer of the respective corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection therewith, without the necessity of authorization in the specific case. Notwithstanding any contrary determination in the specific case according to the procedures outlined above, and notwithstanding the absence of any determination thereunder, any director or officer may apply to any court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under the bylaws. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because the person has met the applicable standards of conduct. Neither a contrary determination in the specific case according to the procedures outlined above, nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expenses of prosecuting such application.

        Such bylaws also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

        Such bylaws further provide that the indemnification and advancement of expenses provided thereby shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, it being the policy of the respective corporation that indemnification of the persons specified in such bylaws shall be made to the fullest extent permitted by law. This provision of such bylaws shall not be deemed to preclude the indemnification of any person not specified in such bylaws but whom the respective corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the respective corporation, or is or was a director or officer of the respective corporation serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the respective corporation would have the power or obligation to indemnify him against such liability under the bylaws.

        In addition, such bylaws provide that the indemnification and advancement of expenses provided thereby shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. Also, notwithstanding anything contained in such bylaws to the contrary, except for proceedings to enforce rights to indemnification, the respective corporation shall not be obligated to indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the board of directors of the respective corporation. Such bylaws also authorize the respective corporation, to the extent authorized from time to time by the board of directors of the respective corporation, to provide rights to indemnification and to the advancement of expenses to employees and agents of the respective corporation similar to those conferred in such bylaws to directors and officers of the respective corporation.

        Each of Huntsman Expandable Polymers Company LC ("Expandable Polymers") and Huntsman Chemical Company LLC ("Chemical") is a Utah limited liability company. Sections 1801 through 1809 of the Utah Revised Limited Liability Company Act (the "URLLCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a limited liability company's managers, members and other personnel, and related matters.

        Section 1802 of the URLLCA provides that a company may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a manager of a company or, while a manager of the company, is or was serving at its request as a manager, member, director, officer, partner, trustee, employee, fiduciary or agent of another company or other person or of an employee benefit plan (an "Indemnifiable Manager"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the company; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 1802 of the URLLCA further provides, however, that the company may not indemnify an Indemnifiable Manager thereunder: (i) in connection with a Proceeding by or in the right of the company in which the Indemnifiable Manager was adjudged liable to the company; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Manager, whether or not in the individual's official capacity, in which the individual was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Manager.

        Section 1803 of the URLLCA provides that, unless limited by its articles of organization, a company shall indemnify an Indemnifiable Manager who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Manager was a Party because of being an Indemnifiable Manager of the company, against reasonable expenses, including attorneys' fees, incurred by the Indemnifiable Manager in connection with the Proceeding or claim to which the individual has been successful.

        In addition, Section 1805 of the URLLCA provides that, unless otherwise limited by a company's articles of organization, an Indemnifiable Manager of the company who is or was a Party to a Proceeding may apply for indemnification to the court or other decision-maker conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Manager is entitled to mandatory indemnification under Section 1803 of the URLLCA, in which case the court shall also order the company to pay the Indemnifiable Manager's reasonable expenses, including attorneys' fees incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Manager is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the individual met the standard of conduct set forth in Section 1802 of the URLLCA or was adjudged liable as described in that Section 1802, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 1802 of the URLLCA.

        Section 1804 of the URLLCA provides that a company may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Manager who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the company (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 1801 through 1809 of the URLLCA.

        Section 1807 of the URLLCA provides that, unless a company's articles of organization provide otherwise, to the same extent as an Indemnifiable Manager, (i) a member of the company is entitled to mandatory indemnification under Section 1803 thereof and is entitled to apply for court-ordered indemnification under Section 1805 thereof; and (ii) that the company may indemnify and advance expenses to a member, employee, fiduciary or agent of the company to the same extent as an Indemnifiable Manager.

        Section 1808 of the URLLCA provides further that a company may purchase and maintain liability insurance on behalf of an individual who is or was a manager, member, employee, fiduciary, or agent of the company or who, while serving as a manager, member, employee, fiduciary, or agent of the company, is or was serving at the request of the company as a manager, member, director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic limited liability company or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the company would have the power to indemnify the individual against the same liability under Sections 1802, 1803, and 1807 of the URLLCA.

        Section 1809 of the URLLCA provides that a provision relating to a company's indemnification of or advance for expenses that is contained in its articles of organization or operating agreement or in a resolution of its members or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 1801 through 1809 of the URLLCA. If the articles of organization limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The operating agreement of Chemical provides that, to the fullest extent permitted by law, Chemical shall indemnify and hold harmless each "Covered Person" (defined therein as any members, or any officers, directors, stockholders, employees, representatives, or agents of any member, or any manager of the respective company, or any officer, employee, representative, or agent of Chemical) from and against any and all losses, claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative (defined therein as "Claims"), in which the Covered Person may be involved or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of Chemical or which related to or arises out of Chemical or its property, business, or affairs. However, it is also provided that a Covered Person shall not be entitled to indemnification thereunder with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith, or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (a) was brought to enforce such Covered Person's rights to indemnification thereunder, or (b) was authorized or consented to by the members of Chemical. It is further provided that expenses incurred by a Covered Person in defending any Claim shall be paid by Chemical in advance of the final disposition of such claim upon receipt by Chemical of an undertaking, in form and content reasonably satisfactory to the board of managers of Chemical, by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by Chemical as authorized therein.

        The operating agreement of Expandable Polymers provides that it will indemnify its manager for all expenses, losses, liabilities, and damages its manager actually and reasonably incurs in connection with the defense or settlement of any action or claim arising out of or relating to the conduct of Expandable Polymers' business, activities, or affairs, except an action with respect to which its manager is adjudged in a final nonappealable judgment by a court to be liable for breach of a fiduciary duty owed to Expandable Polymers or its members under the URLLCA or its operating agreement.

        Each of Airstar Corporation ("Airstar"), Huntsman Australia Inc. ("Australia"), Huntsman Chemical Finance Corporation ("Chemical Finance"), Huntsman Chemical Purchasing Corporation ("Chemical Purchasing"), Huntsman Enterprises, Inc. ("Enterprises"), Huntsman Family Corporation ("Family"), Huntsman Group Holdings Finance Corporation ("Group Holdings Finance"), Huntsman Group Intellectual Property Holdings Corporation ("Intellectual Property Holdings"), Huntsman Headquarters Corporation ("Headquarters"), Huntsman International Chemicals Corporation ("International Chemicals"), Huntsman MA Investment Corporation ("MA Investment"), Huntsman MA Services Corporation ("MA Services"), Huntsman Petrochemical Canada Holdings Corporation ("Canada"), Huntsman Petrochemical Finance Corporation ("Petrochemical Finance"), Huntsman Petrochemical Purchasing Corporation ("Petrochemical Purchasing"), Huntsman Polymers Holdings Corporation ("Polymers Holdings"), Huntsman Procurement Corporation ("Procurement") and Polymers Materials, Inc. ("Polymers Materials") is a Utah corporation. Sections 901 through 909 of the Utah Revised Business Corporation Act (the "URBCA"), subject to the limitations and procedures contained therein, provide for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Section 902 of the URBCA provides that a corporation may indemnify an individual who was, is or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because the individual is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary, or agent of another corporation or other person or of an employee benefit plan (an "Indemnifiable Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses (including attorneys' fees), incurred in the Proceeding if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual's conduct was in, or not opposed to, the best interests of the corporation; and (iii) in the case of any criminal Proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. Section 902 of the URBCA further provides, however, that the corporation may not indemnify an Indemnifiable Director thereunder: (i) in connection with a Proceeding by or in the right of the corporation in which the Indemnifiable Director was adjudged liable to the corporation; or (ii) in connection with any other Proceeding charging improper personal benefit to the Indemnifiable Director, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by the Indemnifiable Director. Section 902 further provides that indemnification thereunder in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding.

        Section 903 of the URBCA provides that, unless limited by its articles of incorporation, a corporation shall indemnify an Indemnifiable Director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in defense of any claim, issue, or matter in the Proceeding, to which the Indemnifiable Director was a Party because of being an Indemnifiable Director of the corporation against reasonable expenses (including attorneys' fees) incurred by the Indemnifiable Director in connection with the Proceeding or claim with respect to which the individual has been successful.

        In addition, Section 905 of the URBCA provides that, unless otherwise limited by a corporation's articles of incorporation, an Indemnifiable Director of the corporation who is a Party to a Proceeding may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. The court may order indemnification if it determines that: (i) the Indemnifiable Director is entitled to mandatory indemnification under Section 903 of the URBCA, in which case the court shall also order the corporation to pay the Indemnifiable Director's reasonable expenses incurred to obtain court-ordered indemnification; or (ii) the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in Section 902 of the URBCA or was adjudged liable as described in Section 902, except that the indemnification with respect to any proceeding in which liability has been adjudged in the circumstances described in subsection (4) of Section 902 of the URBCA.

        Section 904 of the URBCA provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by an Indemnifiable Director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if the individual furnishes the corporation (i) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (ii) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct, which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Sections 901 through 909 of the URBCA.

        Section 907 of the URBCA provides that, unless a corporation's articles of incorporation provide otherwise, to the same extent as an Indemnifiable Director, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof; and (ii) that the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as an Indemnifiable Director.

        Section 908 of the URBCA provides further that a corporation may purchase and maintain liability insurance on behalf of an individual who is or was a director, officer, employee, fiduciary, or agent of the corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as such, whether or not the corporation would have the power to indemnify the individual against the same liability under Sections 902, 903, and 907 of the URBCA.

        Section 909 of the URBCA provides that a provision relating to a corporation's indemnification of or advance for expenses that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors or in a contract, except an insurance policy, or otherwise, is valid only if and to the extent the provision is not inconsistent with Sections 901 through 909 of the URBCA. If the articles of incorporation limit indemnification or advancement of expenses, indemnification and advancement of expenses are valid only to the extent not inconsistent with the articles.

        The articles of incorporation of each of Petrochemical Purchasing, Chemical Finance, Enterprises, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, and Polymers Holdings provide that the respective corporation shall indemnify and advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the respective corporation's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by Utah law.

        The bylaws of each of Chemical Purchasing, Petrochemical Purchasing, Procurement, Australia, Chemical Finance, Enterprises, Family, Group Holdings Finance, Intellectual Property Holdings, MA Investment, MA Services, Petrochemical Finance, Canada, Polymers Holdings, and Headquarters provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify any individual made a party to a proceeding because the individual is or was a director of the respective corporation against liability incurred in the proceeding. Provided, however, the respective corporation shall only indemnify an individual if it has authorized the indemnification in accordance with the URBCA and a determination has been made in accordance with the procedures set forth in the URBCA that indemnification is in accordance with the following requirements: (i) The respective corporation shall determine that: (a) the individual's conduct was in good faith; (b) the individual reasonably believed that the individual's conduct was in, or not opposed to, the respective corporation's best interests; and (c) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual's conduct was unlawful. (ii) The respective corporation shall not indemnify an individual thereunder: (a) in connection with a proceeding by or in the right of the respective corporation in which the individual was adjudged liable to the respective corporation; or (b) in connection with any other proceeding charging that the individual derived an improper personal benefit, whether or not involving action in the individual's official capacity, in which proceeding he or she was adjudged liable on the basis that he or she derived an improper personal benefit. Such bylaws further provide that indemnification thereunder in connection with a proceeding by or in the right of the respective corporation is limited to reasonable expenses (including attorneys' fees) incurred in connection with the proceeding.

        Such bylaws provide further that, unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation may pay for or reimburse in advance of final disposition of any proceeding the reasonable expenses incurred by an individual who is a party to a proceeding because he or she is or was a director of the respective corporation if (i) in accordance with the procedures and standards set forth in the URBCA, an authorization of payment is made; and (ii) in accordance with the procedures of the URBCA, a determination is made that the following has occurred: the individual has furnished to the respective corporation (a) a written affirmation of the individual's good faith belief that the individual has met the prescribed standard of conduct; and (b) a written undertaking, executed personally or on the individual's behalf, to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct (which undertaking must be an unlimited obligation of the individual but need not be secured and may be accepted without reference to financial ability to make repayment); and (iii) a determination has been made that the facts then known to those making the determination would not preclude indemnification thereunder or under Sections 901 through 909 of the URBCA.

        Such bylaws further provide that unless otherwise provided in the respective corporation's articles of incorporation, the respective corporation shall indemnify and advance expenses to any individual made a party to a proceeding because the individual is or was an officer, employee, fiduciary, or agent of the respective corporation to the same extent as to an individual made a party to a proceeding because the individual is or was a director of the respective corporation, or to a greater extent, if not inconsistent with public policy, if provided for by general or specific action of the board of directors of the respective corporation.

        Such bylaws also provide further that the respective corporation may purchase and maintain liability insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the respective corporation or who, while serving as a director, officer, employee, fiduciary, or agent of the respective corporation, is or was serving at the request of the respective corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as such, whether or not the respective corporation would have power to indemnify the individual against the same liability under Sections 902, 903, or 907 of the URBCA.

        The bylaws of each of International Chemicals, Polymer Materials, and Airstar provide that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the respective corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Such bylaws provide further that the respective corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the respective corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the respective corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the respective corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Such bylaws further provide that, to the extent that a director, officer, employee, or agent of the respective corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such person in connection therewith. Any other indemnification under such bylaws shall be made by the respective corporation upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because the person has met the applicable standard of conduct. Such determination shall be made either (i) by the board of directors of the respective corporation by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or (ii) by independent legal counsel in a written opinion, or (iii) by the shareholders of the respective corporation by a majority vote of a quorum of shareholders at any meeting duly called for such purpose.

        Such bylaws also provide that expenses incurred in defending a civil or criminal action, suit, or proceeding as contemplated in such bylaws shall be paid by the respective corporation in advance of the final disposition of such action, suit or proceeding upon a majority vote of a quorum of the board of directors of the respective corporation and upon receipt of an undertaking by or on behalf of the director, officer, employee, or agent to repay such amount unless it ultimately be determined that such person is entitled to be indemnified by the respective corporation as authorized by such bylaws.

        Such bylaws further provide that the indemnification provided thereby shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision in the respective corporation's articles of incorporation, bylaws, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such a person.

        Such bylaws also authorize the respective corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the respective corporation, or is or was serving at the request of the respective corporation as a director, officer, employee or agent, of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the respective corporation would otherwise have the power to indemnify him against such liability under the laws of the State of Utah, as the same may hereafter be amended or modified.

        Huntsman Purchasing, LTD., a Utah limited partnership ("Purchasing"), is empowered by Section 1006 of the Utah Revised Uniform Limited Partnership Act ("URULPA") to indemnify, to the extent that a general partner has been successful on the merits or otherwise in defense of any action, suit, or proceeding brought against the general partner under Section 1001 of the URULPA (relating to derivative actions), or in defense of any claim, issue, or matter therein, the general partner against expenses, including attorneys' fees, which the general partner actually and reasonably incurred.

        Purchasing's agreement of limited partnership provides that it shall indemnify and hold harmless its general partner and its employees, agents, and representatives, and the respective agents and employees of any of the foregoing persons or entities, from and against any loss, expense, damage or injury suffered by it, or them, by reason of any acts, omissions or alleged acts or omissions arising out of its or their activities on behalf of Purchasing or in furtherance of the interests of Purchasing, including specifically, but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim; provided that the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claims are based were in good faith and were not performed or omitted fraudulently or in bad faith or did not constitute willful misconduct on the part of Purchasing's general partner or such other person or entity.

        Each of Huntsman Ethyleneamines Ltd., Huntsman Propylene Oxide Ltd., Huntsman Fuels, L.P. and Huntsman International Fuels, L.P. is empowered by Article 11 of the Texas Revised Limited Partnership Act ("TRLPA"), subject to the procedures and limitations therein, to indemnify any partner, agent or employee who is or has been a party to or is threatened to be made a party to litigation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses.

        Section 11.02 of the TRLPA provides that, if provided in a written partnership agreement, a limited partnership may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person, who, while a general partner of a limited partnership, is or was serving at the request of the limited partnership as a partner, director, officer, venturer, proprietor, trustee, employee, or agent (a "Representative") of a foreign or domestic limited partnership, corporation, employee benefit plan, or similar entity (an "Enterprise") or serving a similar function for an Enterprise; and a Representative of an Enterprise that is a general partner of the limited partnership (an "Indemnifiable General Partner"), only if it is determined that the person: (i) acted in good faith; (ii) reasonably believed: (a) in the case of conduct in the person's official capacity as an Indemnifiable General Partner of the limited partnership, that the person's conduct was in the limited partnership's best interests, and (b) in all other cases, that the person's conduct was at least not opposed to the limited partnership's best interests; and (iii) in the case of a criminal Proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Section 11.03 of the TRLPA provides, however, except to the extent described below, that a limited partnership may not indemnify an Indemnifiable General Partner under Section 11.02 thereof in respect of a Proceeding in which: (i) the person is found liable on the basis that the person improperly received personal benefit, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) the person is found to be liable to the limited partnership or the limited partners. Under Section 11.05 of the TRLPA, an Indemnifiable General Partner may be indemnified under Section 11.02 thereof against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses (including court costs and attorneys' fees) in connection with the Proceeding, except that if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding; and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of the person's duty to the limited partnership or the limited partners.

        Section 11.08 of the TRLPA provides that a limited partnership shall indemnify an Indemnifiable General Partner against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable General Partner if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Section 11.09 of the TRLPA provides that if, in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable General Partner is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable General Partner the expenses incurred in securing the indemnification.

        In addition, Section 11.10 of the TRLPA provides that if, upon application of an Indemnifiable General Partner, a court of competent jurisdiction determines that the Indemnifiable General Partner is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the limited partnership or the limited partners or is found liable on the basis that personal benefit was improperly received by the person, whether or not the benefit resulted from an action taken in the person's official capacity, the indemnification shall be limited to reasonable expenses.

        Section 11.11 of the TRLPA provides that reasonable expenses incurred by an Indemnifiable General Partner who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required under Article 11, after the limited partnership receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification under Article 11 and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that indemnification of the person against expenses incurred by him in connection with the Proceeding is prohibited under Section 11.05 of the TRLPA, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment.

        Section 11.13 of the TRLPA provides that a provision for a limited partnership to indemnify or advance expenses to an Indemnifiable General Partner who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the limited partnership agreement, a resolution of the general partners or the limited partners, an agreement, or otherwise, except an insurance policy in accordance with Section 11.18 of the TRLPA, is valid only to the extent that it is consistent with Article 11 or the applicable reimbursement provisions of the Texas Uniform Partnership Act, or the Texas Revised Partnership Act, and its subsequent amendments as limited by the limited partnership agreement, if such a limitation exists.

        Section 11.15 of the TRLPA provides that a limited partnership may indemnify and advance expenses to a limited partner, employee, or agent of the limited partnership to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Section 11.16 of the TRLPA provides that a limited partnership may indemnify and advance expenses to persons who were not limited partners, employees, or agents of the limited partnership but who are or were serving at the request of the limited partnership as a Representative of another Enterprise to the same extent that it may indemnify and advance expenses to an Indemnifiable General Partner under Article 11. Under Section 11.17 of the TRLPA, a limited partnership may further indemnify and advance expenses to a limited partner, employee, agent, or person identified in Section 11.16 thereof and who is not an Indemnifiable General Partner, to the extent, consistent with law, provided by its partnership agreement, by general or specific action of its general partner, by contract, or as permitted or required by common law.

        Section 11.18 of the TRLPA provides further that, except as otherwise provided by Article 11, and unless otherwise provided by the partnership agreement, a limited partnership may purchase and maintain insurance or another arrangement on behalf of any person who is or was a general partner, limited partner, employee, or agent of the limited partnership, or who is or was serving at the request of the limited partnership as a Representative of another Enterprise, against any liability asserted against the person and incurred by the person in such a capacity or arising out of the person's status in that capacity, regardless of whether the limited partnership would have the power to indemnify the person against that liability under Article 11.

        Article XII of the Articles of Limited Partnership of Huntsman Ethyleneamines Ltd., and Article XII of the First Amended and Restated Articles of Limited Partnership of each of Huntsman Propylene Oxide Ltd. and Huntsman International Fuels, L.P., each of which is filed as an exhibit to this registration statement, indemnifies its general partner and its officers to the extent permitted by law from and against all claims and liabilities in which they became involved be reason of their management of the business or affairs of the respective limited partnership.

        Fuels' articles of limited partnership provide that its general partner and officers shall be indemnified and held harmless by Fuels to the fullest extent permitted by law from and against any and all claims, demands, liabilities, costs, damages, suits, proceedings, and actions, administrative or investigative, of any nature whatsoever, in which they become involved, as a party or otherwise, by reason of their management of the business or affairs of Fuels. Fuels may indemnify employees and agents upon authorization, to the extent authorized, by the general partner, whereupon such indemnified employees or agents are also included as indemnities thereby. The rights of indemnification provided therein shall be cumulative of and in addition to any and all rights to which the general partner or any officers, agents, or employees of the partnership may otherwise be entitled by contract or as a matter of law or equity and shall extend to their respective successors and legal representatives.

        Huntsman International Services Corporation ("International Services") is a Texas corporation. Article 2.02-1 ("Article 2.02-1") of the Texas Business Corporation Act ("TBCA"), subject to the limitations and procedures contained therein, provides for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

        Sections (B) through (D) of Article 2.02-1 provide that a corporation may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding (a "Proceeding"), because the person is or was a director of the corporation or, while a director of the corporation, is or was serving at its request as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, employee benefit plan, other enterprise, or other entity (an "Indemnifiable Director"), against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the Proceeding, only if it is determined that the person: (i) conducted himself in good faith; (ii) reasonably believed: (a) in the case of conduct in his official capacity as a director of the corporation, that the person's conduct was in the corporation's best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal Proceeding, had no reasonable cause to believe the person's conduct was unlawful. Those Sections (B) through (D) further provide, however, except to the extent described below, that the corporation may not indemnify an Indemnifiable Director thereunder in respect of a Proceeding: (i) in which the person is found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from action taken in the person's official capacity; or (ii) in which the person is found to be liable to the corporation. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (i) is limited to reasonable expenses actually incurred by the person in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

        Article 2.02-1(H) provides that a corporation shall indemnify an Indemnifiable Director against reasonable expenses (including court costs and attorneys' fees) incurred by the person in connection with a Proceeding in which the person is a named defendant or respondent because the person is or was an Indemnifiable Director if the person has been wholly successful, on the merits or otherwise, in the defense of the Proceeding. Article 2.02-1(I) provides that if in such a suit for indemnification, a court of competent jurisdiction determines that the Indemnifiable Director is entitled to indemnification thereunder, the court shall order indemnification and shall award to the Indemnifiable Director the expenses incurred in securing the indemnification.

        In addition, Article 2.02-1(J) provides that if, upon application of an Indemnifiable Director, a court of competent jurisdiction determines that the Indemnifiable Director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person has met the requirements set forth above or has been found liable in the circumstances described above, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the Proceeding.

        Article 2.02-1(K) provides that reasonable expenses incurred by a present Indemnifiable Director who was or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation in advance of the final disposition of the Proceeding, without further authorization or any other determinations as required thereunder, after the corporation receives a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification thereunder and a written undertaking by or on the person's behalf, to repay the amount paid or reimbursed if it is ultimately determined that the person has not met the standard or it is determined that indemnification of the person against expenses incurred by the person in connection with the Proceeding is otherwise prohibited under Article 2.02-1, which undertaking must be an unlimited obligation of the person but need not be secured and may be accepted without reference to financial ability to make repayment. Notwithstanding any authorization or determination specified in Article 2.02-1, reasonable expenses incurred by a former director or officer or a present or former employee or agent of the corporation, who was, is, or is threatened to be made a named defendant or respondent in a Proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the Proceeding, on any terms the corporation considers appropriate.

        Article 2.02-1(O) provides that an officer of the corporation shall be indemnified as, and to the same extent, provided by Section (H), (I) and (J) of Article 2.02-1 for an Indemnifiable Director and is entitled to seek indemnification under those sections to the same extent as an Indemnifiable Director. A corporation may also indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it may indemnify and advance expenses to an Indemnifiable Director under Article 2.02-1. Also, to the same extent as an Indemnifiable Director, an officer of the corporation is entitled to mandatory indemnification under Section 903 thereof and is entitled to apply for court-ordered indemnification under Section 905 thereof.

        Article 2.02-1(R) provides further that a corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise, or other entity, against any liability asserted against the person and incurred by the person in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify the person against that liability under Article 2.02-1.

        Article 2.02.-1 provides further that a provision for a corporation to indemnify or to advance expenses to an Indemnifiable Director who was, is, or is threatened to be made a named defendant or respondent in a Proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, except as relates to an insurance policy as described above, or otherwise, is valid only to the extent it is consistent with Article 2.02-1 as limited by the articles of incorporation, if such a limitation exists.

        The articles of incorporation and bylaws of International Services do not contain any indemnification or insurance provisions.

        Tioxide Group is an unlimited company having share capital registered in England and Wales. Section 310 of the U.K. Companies Act of 1985 (as amended) nullifies any provision contained in a company's articles of association or in any other contract with the company for exempting any director, officer or auditor of the company, or indemnifying such person against, any liability that would attach to him by rule of law in respect of any negligence, default, breach of duty or breach of trust for which such person may be guilty with respect to such company. However, Section 310 permits a company to purchase or maintain insurance for its directors, officers and auditors against liabilities of this nature and permits a company to indemnify any director, officer or auditor against any liability incurred by such person that results from defending any proceedings (civil or criminal) in which a judgment is given in such person's favor or such person is acquitted or application is made under Section 144(3) or (4) of the Companies Act (acquisition of shares by innocent nominee) or Section 727 of the Companies Act (general power to grant relief in the case of honest and reasonable conduct) where relief is granted to such director, officer or auditor by the court.

        Article 22(a) of the Articles of Association of Tioxide Group indemnifies every director, officer and auditor of Tioxide Group out of the assets of Tioxide Group against all losses and liabilities that such person may sustain in the performance of the duties of his office to the extent permitted by Section 310 of the Companies Act. Furthermore, Article 22(b) empowers the directors of Tioxide

Group to purchase insurance for any director, officer or auditor of Tioxide Group as permitted by the Companies Act.

        Tioxide Americas Inc. is incorporated in the Cayman Islands. Cayman Islands law does not specifically limit the extent to which a company's articles of association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be able to enforce indemnification for his own dishonesty or willful neglect or default.

        Article 123 of the Articles of Association of Tioxide Americas Inc., which is filed as an exhibit to this registration statement, contain provisions providing for the indemnification by Tioxide Americas of an officer, director or trustee of Tioxide Americas for all actions, proceedings, claims, costs, charges, losses, damages and expenses which they incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own respective willful neglect or default.

ITEM 21.     EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Number	Description of Exhibits
2.1	Asset Purchase Agreement, dated as of April 5, 2006, by and among Texas Petrochemicals L.P., Huntsman Petrochemical Corporation and Huntsman Fuels, L.P. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on April 11, 2006.
2.2
Second Amendment to Asset Purchase Agreement, dated as of June 14, 2006, by and among Texas Petrochemicals L.P., Huntsman Petrochemical Corporation and Huntsman Fuels, L.P. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on June 16, 2006)
2.3
Asset Purchase Agreement, dated February 15, 2007 among Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on February 20, 2007)
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.4	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.5	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.6	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.7	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.8	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.9	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.10
Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344) )

3.11
Certificate of Amendment to Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.12
Second Amended and Restated Limited Liability Company Agreement for Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.13†	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials LLC
3.14†	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials LLC
3.15
Certificate of Incorporation of Avanti USA Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.16
Certificate of Amendment of Certificate of Incorporation of Avanti USA Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.17
Certificate of Amendment of Certificate of Incorporation of Avanti USA (Specialty Chemicals) Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.18
Certificate of Merger of Vantico A&T US Inc. into Vantico Inc. (including Amendment to the Certificate of Incorporation of Vantico Inc. (now known as Huntsman Advanced Materials Americas Inc.)) (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.19
By-laws of Vantico Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.20†	Certificate of Formation of Volcano Holdco 1 LLC (now known as Huntsman Advanced Materials Holdings LLC)
3.21†	Certificate of Amendment to Certificate of Formation of Volcano Holdco 1 LLC (now known as Huntsman Advanced Materials Holdings LLC)
3.22†	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials Holdings LLC
3.23†	Certificate of Merger of Huntsman Advanced Materials Investment LLC into Huntsman Advanced Materials Holdings LLC
3.24†	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials Holdings LLC
3.25	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.26	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.27
Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.28
Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.29
First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.30	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.31
First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.32	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.33	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.34	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.35	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.36	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.37
Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.38
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.39	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.40	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))

3.41	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.42
Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.43
First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.44	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.45
Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.46	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.47	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.48
First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.49
Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.50
First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.51	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.52
Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.53
Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.54	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.55	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.56
Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.57
Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.58
Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.59
Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.60	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))
3.61
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.62
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.63	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.64
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.65
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
3.66
Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.67
Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.68
Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.69
Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.70	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.71	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.72
Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.73
Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.74
Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.75	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.76	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.77
Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.78	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.79
Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333- 112279)
3.80
Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.81
Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.82	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.83
First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.84	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.85	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.86	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.87
Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.88
Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.89
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.90	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.91	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.92	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.93	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.94	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))

3.95
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.96	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.97
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.98	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.99	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.100
Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.101
First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.102	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.103	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.103	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.105
Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.106	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.107	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.108
Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.109	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.110
Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.111	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.112	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.113	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.114	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.115	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.116	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
4.1
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.6
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.7	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.6)
4.8
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

4.9
Second Supplemental Indenture, dated as of August 5, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.10
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.11	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.10)
4.12	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.10)
4.13	Form of Guarantee relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (included as Exhibit F to Exhibit 4.10)
4.14
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.15
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.16
Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.17	Form of Unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.16)
4.18	Form of Guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.16)
4.19
Indenture, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, as Issuer, each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee relating to 11% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2008 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.20	Form of Unrestricted Fixed Rate Note (included as Exhibit A-3 to Exhibit 4.19)

4.21	Form of Unrestricted Floating Rate Note (included as Exhibit A-4 to Exhibit 4.19)
4.22	Form of Guarantee (included as Exhibit E to Exhibit 4.19)
4.23
Registration Rights Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC and the Guarantors named therein, as Issuers, and Deutsche Bank Securities Inc. and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.24
First Supplemental Indenture, dated as of April 10, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to the registration statement of Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.25
Second Supplemental Indenture, dated as of June 17, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.8 to the registration statement of Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.26
Third Supplemental Indenture, dated as of June 30, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.51 to the registration statement on Form S-4 of HMP Equity Holdings Corporation (File No. 333-116100))
4.27
Indenture, dated as of June 22, 2004, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended June 30, 2004)
4.28	Form of Restricted Fixed Rate Note due 2012 (included as Exhibit A-1 to Exhibit 4.27)
4.29	Form of Restricted Floating Rate Note due 2011 (included as Exhibit A-2 to Exhibit 4.27)
4.30	Form of Guarantee relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (included as Exhibit E to Exhibit 4.45)
4.31
Indenture, dated as of December 17, 2004, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed December 23, 2004)
4.32	Form of Restricted 7 3/8% Senior Subordinated Note denominated in dollars due 2015 (included as Exhibit A-1 to Exhibit 4.31)
4.33	Form of Restricted 7 1/2% Senior Subordinated Note denominated in euros due 2015 (included as Exhibit A-2 to Exhibit 4.31)
4.34	Form of Unrestricted 7 3/8% Senior Subordinated Note denominated in dollars due 2015 (included as Exhibit A-3 to Exhibit 4.31)
4.35	Form of Unrestricted 7 1/2% Senior Subordinated Note denominated in euros due 2015 (included as Exhibit A-4 to Exhibit 4.31)
4.36	Form of Guarantee (included as Exhibit E to Exhibit 4.31)

4.37
Registration Rights Agreement dated as of February 10, 2005 by and among the Company and the stockholders signatory thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.38	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.39
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.40
Supplemental Indenture, dated as of July 11, 2005, among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee, relating to the 11 1/2% Huntsman LLC Senior Notes due 2012 and Huntsman LLC Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.41
Supplemental Indenture, dated as of July 13, 2005 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee, relating to the 11 5/8% Huntsman LLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.42
Supplemental Indenture dated August 16, 2005 to Indenture dated March 13, 2001, as amended, by and among Huntsman International LLC, the guarantors named therein, and The Bank of New York, as trustee, relating to Huntsman International LLC's euro denominated 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed August 22, 2005)
4.43
Supplemental Indenture dated August 16, 2005 to Indenture dated as December 17, 2004 by and among Huntsman International LLC, the guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to Huntsman International LLC's dollar denominated 7 3/8% Senior Subordinated Notes due 2015 and euro denominated 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed August 22, 2005)
4.44
Supplemental Indenture dated August 16, 2005, to Indenture dated as of September 30, 2003 by and among Huntsman International LLC (as successor to Huntsman LLC), the guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to Huntsman International LLC's 11 5/8% Senior Secured Notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.7 to our current report on Form 8-K filed August 22, 2005)
4.45
Supplemental Indenture dated August 16, 2005, to Indenture dated as of June 22, 2004 by and among Huntsman International LLC (as successor to Huntsman LLC), the guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to Huntsman International LLC's 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011, originally issued by Huntsman LLC (incorporated by reference at Exhibit 4.10 to our current report on Form 8-K filed August 22, 2005)
4.46	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))

4.47
Form of Restricted Stock Unit Agreement for Outside Directors (incorporated be reference to Exhibit 4.8 of the registration statement on Form S-8 of Huntsman Corporation filed February 10, 2006 (File No. 333-131729))
4.48
Indenture, dated as of November 13, 2006, among Huntsman International LLC, as Issuer, the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the $200,000,000 7 7/8% Senior Subordinated Notes due 2014 and the €400,000,000 6 7/8% Senior Subordinated Notes due 2013 (incorporated by reference to Exhibit 4.1 to our quarterly report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006)
4.49	Form of Restricted 7 7/8% Senior Subordinated Note denominated in dollars due 2014 (included as Exhibit A-1 to Exhibit 4.48)
4.50	Form of Restricted 6 7/8% Senior Subordinated Note denominated in euros due 2013 (included as Exhibit A-2 to Exhibit 4.48)
4.51	Form of Unrestricted 7 7/8% Senior Subordinated Note denominated in dollars due 2014 (included as Exhibit A-3 to Exhibit 4.48)
4.52	Form of Unrestricted 6 7/8% Senior Subordinated Note denominated in euros due 2013 (included as Exhibit A-4 to Exhibit 4.48)
4.53
Exchange and Registration Rights Agreement, dated as of November 13, 2006, among Huntsman International LLC, as Issuer, the Guarantors party thereto, and the Purchasers as defined therein, relating to $200,000,000 aggregated principal amount of the 7 7/8% Senior Subordinated Notes due 2014 (incorporated by reference to Exhibit 4.2 to our quarterly report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Expandable Ploymers Company, LC, Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2††
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Fuels, L.P., Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman Propylene Oxide Ltd. and Tioxide Group in the exchange offer
5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer

10.1
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.2
Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
10.3
Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)
10.4
Gift Agreement by and among Huntsman Group Inc. and the Jon and Karen Huntsman Foundation (incorporated by reference to Exhibit 10.17 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.5
Pledge, Assignment and Collateral Agency Agreement dated February 16, 2005 between the Company and Citibank, N.A. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
10.6	Huntsman Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.7	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.8	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.9	Form of Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.22 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.10	Form of Phantom Share Agreement (incorporated by reference to Exhibit 10.23 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.11
Form of Executive Severance Plan (incorporated by reference to Exhibit 10.24 to amendment No. 3 to the registration statement on Form S-1 of Huntsman Corporation dated February 8, 2005 (File No. 333-120749))
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.13
Employment Agreement with Paul Hulme (incorporated by reference to Exhibit 10.24 to amendment No. 1 to the registration statement on Form S-1 of Huntsman Corporation dated January 6, 2005 (File No. 333-120749))
10.14	Employment Agreement with Anthony Hankins (incorporated by reference to Exhibit 10.27 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.15
Huntsman Supplemental Executive Retirement Plan, as amended through the sixth amendment, April 21, 2005 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman Corporation for the three-months ended March 31, 2005)
10.16
Credit Agreement dated August 16, 2005 among Huntsman International LLC, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)

10.17
Intercreditor Agreement dated August 16, 2005 among Deutsche Bank AG New York Branch as collateral agent and administrative agent under the above referenced credit agreement, and HSBC Bank USA, National Association as trustee under the indenture governing Huntsman International LLC's 11 5/8% Senior Secured Notes (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed August 22, 2005)
10.18
Second Amendment to Amended and Restated Pooling Agreement, dated August 16, 2005, among Huntsman Receivables France LLC, Huntsman (Europe), BVBA and J.P. Morgan Bank (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on August 22, 2005)
10.19
Fourth Amendment to 2000-1 Supplement, dated August 16, 2005, among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan (Ireland) Plc (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed on August 22, 2005)
10.20
Form of Non-qualified Stock Option Agreement for Outside Directors (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman Corporation filed November 8, 2005 (File No. 001-32427))
10.21
Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.22	Huntsman Supplemental Executive MPP Plan (incorporated be reference to Exhibit 10.2 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.23
Amended and Restated Huntsman Supplemental Savings Plan (incorporated be reference to Exhibit 10.3 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.24	Huntsman Outside Directors Elective Deferral Plan (incorporated be reference to Exhibit 10.4 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.25
Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland), as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.26
Amended and Restated 2000-1 Supplement to Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, Jupiter Securitization Corporation, the several financial institutions party thereto as funding agents, the Series 2000-1 Conduit Purchasers party thereto, the several financial institutions party thereto as Series 2000-1 APA Banks, J.P.Morgan Securities Ltd., JPMorgan Chase Bank, N.A., and J.P.Morgan (Ireland) plc, as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.27
Amended and Restated Contribution Agreement, between Huntsman International LLC and Huntsman Receivables Finance LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)

10.28
Second Amended and Restated Servicing Agreement, dated as of April 18, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.29
Consent and Second Amendment to Credit Agreement and Amendment to Security Documents, dated June 30, 2006, by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on July 7, 2006)
10.30
Withdrawal of Originator, dated November 28, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007)
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007)
23.1††	Consent of Deloitte & Touche LLP
23.2††	Consent of Ernst & Young Ltd
23.3††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.4††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.5††	Consent of Walkers (included in Exhibit 5.3)
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the 7.375% Senior Subordinated Notes due 2015
99.2††	Form of Letter of Transmittal for the 7.5% Senior Subordinated Notes due 2015
99.3††	Form of Letter of Transmittal for the 7.875% Senior Subordinated Notes due 2014
99.4††	Letter to Brokers for the 7.375% Senior Subordinated Notes due 2015
99.5††	Letter to Brokers for the 7.875% Senior Subordinated Notes due 2014
99.6††	Letter to Clients for the 7.375% Senior Subordinated Notes due 2015
99.7††	Letter to Clients for the 7.875% Senior Subordinated Notes due 2014
99.8††	Notice of Guaranteed Delivery for the 7.375% Senior Subordinated Notes due 2015
99.9††	Notice of Guaranteed Delivery for the 7.5% Senior Subordinated Notes due 2015
99.10††	Notice of Guaranteed Delivery for the 7.875% Senior Subordinated Notes due 2014

†
Filed previously.

††
Filed herewith.

(B) Financial Statement Schedules

        Huntsman International LLC Schedule II—Valuation and Qualifying Accounts (see page F-82)

        All other schedules have been omitted because they are not required, not applicable, or the information is otherwise set forth in the financial statements or notes therein.

ITEM 22.     UNDERTAKINGS

        The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers to sell are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of the receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President, Chief Financial Officer and Manager (Principal Financial Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel, Secretary and Manager
* L. Russell Healy	Vice President and Controller (Principal Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

AIRSTAR CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

EUROFUELS LLC
By:	* Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Anthony P. Hankins	President and Manager (Principal Executive Officer)
* Steven L. Hostetter	Manager (Principal Financial and Accounting Officer)
* David S. Parkin	Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

EUROSTAR INDUSTRIES LLC
By:	* Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President, Treasurer and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN ADVANCED MATERIALS AMERICAS INC.
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN ADVANCED MATERIALS HOLDINGS LLC
By:	* Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President, and Chief Financial Officer and Manager (Principal Financial and Accounting Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel and Secretary and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN ADVANCED MATERIALS LLC
By:	* Peter R. Huntsman President, Chief Financial Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Manager and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer and Manager (Principal Financial and Accounting Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel, Secretary and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN AUSTRALIA INC.
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN CHEMICAL COMPANY LLC
By:	* Peter R. Huntsman President, Chief Executive Officer and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN CHEMICAL FINANCE CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN CHEMICAL PURCHASING CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Director
*
Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN EA HOLDINGS LLC
By:	* Donald J. Stanutz President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Donald J. Stanutz	President and Manager (Principal Executive Officer)
* Sean Douglas	Vice President and Treasurer (Principal Financial and Accounting Officer)
* Steve Hostetter	Manager
* Duncan Emerson	Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN ENTERPRISES, INC.
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel, Secretary and Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN ETHYLENEAMINES LTD.
By:	HUNTSMAN EA HOLDINGS LLC, its General Partner
By:	* Donald J. Stanutz President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Donald J. Stanutz	Manager of General Partner and President (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
* Steve Hostetter	Manager of General Partner
* Duncan Emerson	Manager of General Partner
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN EXPANDABLE POLYMERS COMPANY, LC
By:	HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION, its Sole Member and Manager
By:	* Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director of Manager
* Peter R. Huntsman	President and Director of the Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Director of the Manager (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN FAMILY CORPORATION
By:	* Jon M. Huntsman Chairman of the Board of Directors, President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors, President and Director (Principal Executive Officer)
* Peter R. Huntsman	Vice President and Director
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN FUELS, L.P.
By:	PETROSTAR FUELS LLC, its General Partner
By:	* Kevin J. Ninow President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Kevin J. Ninow	President and Manager of General Partner and President (Principal Executive Officer)
* Samuel D. Scruggs	Vice President and Secretary (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN GROUP HOLDINGS FINANCE CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN GROUP INTELLECTUAL PROPERTY HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN HEADQUARTERS CORPORATION
By:	* Peter R. Huntsman President

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL CHEMICALS CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Director (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL FINANCIAL LLC
By:	* Jon M. Huntsman Chairman of the Board of Managers and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Managers and Manager
* Peter R. Huntsman	President, Chief Executive Officer and Manager (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL FUELS, L.P.
By:	EUROFUELS LLC, its General Partner
By:	* Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
* Steven L. Hostetter	Manager of General Partner (Principal Financial and Accounting Officer)
/s/ DAVID S. PARKIN David S. Parkin	Manager of General Partner
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL SERVICES CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President, Treasurer and Director (Principal Financial and Accounting Officer)
* David S. Parkin	Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN INTERNATIONAL TRADING CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
* Paul G. Hulme	Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN MA INVESTMENT CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN MA SERVICES CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PETROCHEMICAL CANADA HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PETROCHEMICAL CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PETROCHEMICAL FINANCE CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PETROCHEMICAL PURCHASING CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN POLYMERS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN POLYMERS HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PROCUREMENT CORPORATION
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC
By:	* Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Anthony P. Hankins	President and Manager (Principal Executive Officer)
* Sean Douglas	Vice President and Treasurer (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PROPYLENE OXIDE LTD.
By:	HUNTSMAN PROPYLENE OXIDE HOLDINGS LLC, its General Partner
By:	* Anthony P. Hankins President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Anthony P. Hankins	Manager of General Partner and President (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN PURCHASING, LTD.
By:	HUNTSMAN PROCUREMENT CORPORATION, its General Partner
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director of General Partner
* Peter R. Huntsman	President and Director of General Partner (Principal Executive Officer)
* J. Kimo Esplin	Vice President of General Partner (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

HUNTSMAN TEXAS HOLDINGS LLC
By:	* Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President, Treasurer and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

JK HOLDINGS CORPORATION
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Vice President (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

PETROSTAR FUELS LLC
By:	* Kevin J. Ninow President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Kevin J. Ninow	President and Manager (Principal Executive Officer)
* Samuel D. Scruggs	Executive Vice President, General Counsel and Secretrary (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

PETROSTAR INDUSTRIES LLC
By:	* Peter R. Huntsman President and Manager

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	President and Manager (Principal Executive Officer)
* J. Kimo Esplin	Vice President and Manager (Principal Financial and Accounting Officer)
* Sean Douglas	Vice President, Treasurer and Manager
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

POLYMER MATERIALS INC.
By:	* Peter R. Huntsman President, Chief Executive Officer and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Jon M. Huntsman	Chairman of the Board of Directors and Director
* Peter R. Huntsman	President, Chief Executive Officer and Director (Principal Executive Officer)
* J. Kimo Esplin	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

TIOXIDE AMERICAS INC.
By:	*
Peter R. Huntsman President and Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	President and Director (Principal Executive Officer)
* J. Kimo Esplin	Director (Principal Financial Officer)
* L. Russell Healy	Vice President, Treasurer and Director (Principal Accounting Officer)
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, state of Utah, on the 1st day of May, 2007.

TIOXIDE GROUP
By:	* Peter R. Huntsman Director

POWER OF ATTORNEY

        We, the undersigned, do hereby constitute and appoint Jon M. Huntsman, Peter R. Huntsman, J. Kimo Esplin and Samuel D. Scruggs and each of them, our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our names and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, or any registration statement for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, including specifically, but without limitation, the power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2007:

Name	Capacities

* Peter R. Huntsman	Director (Principal Executive Officer)
* J. Kimo Esplin	Director
* Thomas G. Fisher	Director
* Michael C. Dixon	The Controller and Director (Principal Financial and Accounting Officer)
* L. Russell Healy	Director
*By:	/s/ SAMUEL D. SCRUGGS Samuel D. Scruggs Attorney-in-Fact

EXHIBIT INDEX

Number	Description of Exhibits
2.1	Asset Purchase Agreement, dated as of April 5, 2006, by and among Texas Petrochemicals L.P., Huntsman Petrochemical Corporation and Huntsman Fuels, L.P. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on April 11, 2006.
2.2
Second Amendment to Asset Purchase Agreement, dated as of June 14, 2006, by and among Texas Petrochemicals L.P., Huntsman Petrochemical Corporation and Huntsman Fuels, L.P. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on June 16, 2006)
2.3
Asset Purchase Agreement, dated February 15, 2007 among Flint Hills Resources, LLC, Huntsman International LLC, Huntsman Petrochemical Corporation, Huntsman International Chemicals Corporation, Huntsman Polymers Holdings Corporation, Huntsman Expandable Polymers Company, LLC, Huntsman Polymers Corp. and Huntsman Chemical Company of Canada, Inc. (incorporated by reference to Exhibit 2.1 to our current report on Form 8-K filed on February 20, 2007)
3.1	Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.1 to our registration statement on Form S-4 (File No. 333-85141))
3.2
Second Amended and Restated Limited Liability Company Agreement of Huntsman International LLC dated December 20, 2001 (incorporated by reference to Exhibit 3.2 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
3.3	Certificate of Amendment to Certificate of Formation of Huntsman International LLC (incorporated by reference to Exhibit 3.9 to our annual report on Form 10-K for the year ended December 31, 2000)
3.4	Articles of Incorporation of Airstar Corporation (incorporated by reference to Exhibit 3.9 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.5	Bylaws of Airstar Corporation (incorporated by reference to Exhibit 3.10 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.6	Certificate of Formation of Eurofuels LLC (incorporated by reference to Exhibit 3.13 to our registration statement on Form S-4 (File No. 333-58578))
3.7	Limited Liability Company Agreement of Eurofuels LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.14 to our registration statement on Form S-4 (File No. 333-58578))
3.8	Certificate of Formation of Eurostar Industries LLC (incorporated by reference to Exhibit 3.15 to our registration statement on Form S-4 (File No. 333-58578))
3.9	Limited Liability Company Agreement of Eurostar Industries LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.16 to our registration statement on Form S-4 (File No. 333-58578))
3.10
Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344) )
3.11
Certificate of Amendment to Certificate of Formation of Volcano Holdco 2 LLC (now known as Huntsman Advanced Materials LLC) (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.12
Second Amended and Restated Limited Liability Company Agreement for Huntsman Advanced Materials LLC (incorporated by reference to Exhibit 3.3 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))

3.13†	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials LLC
3.14†	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials LLC
3.15
Certificate of Incorporation of Avanti USA Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.4 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.16
Certificate of Amendment of Certificate of Incorporation of Avanti USA Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.5 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.17
Certificate of Amendment of Certificate of Incorporation of Avanti USA (Specialty Chemicals) Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.6 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.18
Certificate of Merger of Vantico A&T US Inc. into Vantico Inc. (including Amendment to the Certificate of Incorporation of Vantico Inc. (now known as Huntsman Advanced Materials Americas Inc.)) (incorporated by reference to Exhibit 3.7 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.19
By-laws of Vantico Inc. (now known as Huntsman Advanced Materials Americas Inc.) (incorporated by reference to Exhibit 3.8 to the Registration Statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
3.20†	Certificate of Formation of Volcano Holdco 1 LLC (now known as Huntsman Advanced Materials Holdings LLC)
3.21†	Certificate of Amendment to Certificate of Formation of Volcano Holdco 1 LLC (now known as Huntsman Advanced Materials Holdings LLC)
3.22†	Third Amended and Restated Limited Liability Company Agreement of Huntsman Advanced Materials Holdings LLC
3.23†	Certificate of Merger of Huntsman Advanced Materials Investment LLC into Huntsman Advanced Materials Holdings LLC
3.24†	Certificate of Amendment to Certificate of Formation of Huntsman Advanced Materials Holdings LLC
3.25	Articles of Incorporation of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.11 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.26	Bylaws of Huntsman Australia, Inc. (incorporated by reference to Exhibit 3.12 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.27
Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC) (incorporated by reference to Exhibit 3.13 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.28
Articles of Merger (including an amendment to the Articles of Organization of Huntsman Mergerco LLC (now known as Huntsman Chemical Company LLC)) (incorporated by reference to Exhibit 3.14 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.29
First Amended and Restated Operating Agreement of Huntsman Chemical Company LLC dated August 12, 2002 (incorporated by reference to Exhibit 3.15 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.30	Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.16 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.31
First Articles of Amendment to the Articles of Incorporation of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.17 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.32	Bylaws of Huntsman Chemical Finance Corporation (incorporated by reference to Exhibit 3.18 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.33	Articles of Incorporation of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.19 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.34	Bylaws of Huntsman Chemical Purchasing Corporation (incorporated by reference to Exhibit 3.20 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.35	Certificate of Formation of Huntsman EA Holdings LLC (incorporated by reference to Exhibit 3.9 to our registration statement on Form S-4 (File No. 333-58578))
3.36	Limited Liability Company Agreement of Huntsman EA Holdings LLC dated December 22, 2000 (incorporated by reference to Exhibit 3.10 to our registration statement on Form S-4 (File No. 333-58578))
3.37
Articles of Restatement of the Articles of Incorporation of Huntsman Centennial Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.21 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.38
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Enterprises, Inc.) (incorporated by reference to Exhibit 3.22 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.39	Certificate of Limited Partnership of Huntsman Ethyleneamines Ltd. (incorporated by reference to Exhibit 3.17 to our registration statement on Form S-4 (File No. 333-58578))
3.40	Articles of Limited Partnership of Huntsman Ethyleneamines Ltd. dated January 5, 2001 (incorporated by reference to Exhibit 3.18 to our registration statement on Form S-4 (File No. 333-58578))
3.41	Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.23 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.42
Certificate of First Amendment to Articles of Organization of Huntsman Expandable Polymers Company, LC (incorporated by reference to Exhibit 3.24 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.43
First Amended Operating Agreement of Huntsman Expandable Polymers Company, LC, dated January 1, 1999 (incorporated by reference to Exhibit 3.25 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.44	Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.26 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.45
Articles of Correction of the Articles of Incorporation of Huntsman Family Corporation (incorporated by reference to Exhibit 3.27 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.46	Bylaws of Huntsman Family Corporation (incorporated by reference to Exhibit 3.28 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.47	Certificate of Limited Partnership of Huntsman Fuels, L.P. (incorporated by reference to Exhibit 3.29 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.48
First Amended and Restated Articles of Limited Partnership of Huntsman Fuels, L.P., dated January 2, 2001 (incorporated by reference to Exhibit 3.30 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.49
Articles of Restatement of the Articles of Incorporation of Huntsman Group Holdings Finance Corporation (including the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation) (incorporated by reference to Exhibit 3.31 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.50
First Articles of Amendment to the Amended and Restated Articles of Incorporation of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.32 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.51	Bylaws of Huntsman Group Holdings Finance Corporation (incorporated by reference to Exhibit 3.33 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.52
Articles of Restatement of the Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation (including Amended and Restated Articles of Incorporation of Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.34 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.53
Bylaws of Ipstar Corporation (now known as Huntsman Group Intellectual Property Holdings Corporation) (incorporated by reference to Exhibit 3.35 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.54	Articles of Incorporation of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.36 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.55	Bylaws of Huntsman Headquarters Corporation (incorporated by reference to Exhibit 3.37 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.56
Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.38 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.57
Articles of Amendment to the Articles of Incorporation of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.39 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.58
Articles of Amendment to the Articles of Incorporation of Huntsman International Corporation (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.40 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.59
Bylaws of Huntsman International Ltd. (now known as Huntsman International Chemicals Corporation) (incorporated by reference to Exhibit 3.41 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.60	Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.3 to our registration statement on Form S-4 (File No. 333-85141))

3.61
Limited Liability Company Agreement of Huntsman International Financial LLC dated June 18, 1999, as amended by the First Amendment dated June 19, 1999 (incorporated by reference to Exhibit 3.4 to our registration statement on Form S-4 (File No. 333-85141))
3.62
Certificate of Amendment to Certificate of Formation of Huntsman International Financial LLC (incorporated by reference to Exhibit 3.10 to our annual report on Form 10-K for the year ended December 31, 2000)
3.63	Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.21 to our registration statement on Form S-4 (File No. 333-58578))
3.64
Certificate of First Amendment to Certificate of Limited Partnership of Huntsman International Fuels, L.P. (incorporated by reference to Exhibit 3.22 to our registration statement on Form S-4 (File No. 333-58578))
3.65
First Amended and Restated Articles of Limited Partnership of Huntsman International Fuels, L.P. dated October 1, 2000 (incorporated by reference to Exhibit 3.23 to our registration statement on Form S-4 (File No. 333-58578))
3.66
Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.42 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.67
Articles of Amendment to the Articles of Incorporation of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.43 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.68
Articles of Amendment to the Articles of Incorporation of Rexene International Services Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.44 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.69
Bylaws of El Paso Product Sales Corporation (now known as Huntsman International Services Corporation) (incorporated by reference to Exhibit 3.45 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.70	Certificate of Incorporation of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.46 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.71	Bylaws of Huntsman International Trading Corporation (incorporated by reference to Exhibit 3.47 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.72
Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.48 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.73
Articles of Amendment to the Articles of Incorporation of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.49 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.74
Bylaws of Huntsman Ethylene Corporation (now known as Huntsman MA Investment Corporation) (incorporated by reference to Exhibit 3.50 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.75	Articles of Incorporation of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.51 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.76	Bylaws of Huntsman MA Services Corporation (incorporated by reference to Exhibit 3.52 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.77
Articles of Incorporation of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.53 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.78	Bylaws of Huntsman Petrochemical Canada Holdings Corporation (incorporated by reference to Exhibit 3.54 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.79
Certificate of Ownership and Merger (including the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation)) (incorporated by reference to Exhibit 3.55 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.80
Certificate of Amendment of the Certificate of Incorporation of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.56 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.81
Bylaws of Huntsman Corporation (now known as Huntsman Petrochemical Corporation) (incorporated by reference to Exhibit 3.57 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.82	Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.58 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.83
First Articles of Amendment to the Articles of Incorporation of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.59 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.84	Bylaws of Huntsman Petrochemical Finance Corporation (incorporated by reference to Exhibit 3.60 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.85	Articles of Incorporation of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.61 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.86	Bylaws of Huntsman Petrochemical Purchasing Corporation (incorporated by reference to Exhibit 3.62 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.87
Certificate of Merger (including the Restated Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation)) (incorporated by reference to Exhibit 3.63 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.88
Certificate of Amendment to the Certificate of Incorporation of Rexene Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.64 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.89
Bylaws of Huntsman Centennial Corporation (now known as Huntsman Polymers Corporation) (incorporated by reference to Exhibit 3.65 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.90	Articles of Incorporation of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.66 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.91	Bylaws of Huntsman Polymers Holdings Corporation (incorporated by reference to Exhibit 3.67 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.92	Articles of Incorporation of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.68 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.93	Bylaws of Huntsman Procurement Corporation (incorporated by reference to Exhibit 3.69 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.94	Certificate of Formation of Huntsman Propylene Oxide Holdings LLC (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-58578))
3.95
Limited Liability Company Agreement of Huntsman Propylene Oxide Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-58578))
3.96	Certificate of Limited Partnership of Huntsman Propylene Oxide Ltd. (incorporated by reference to Exhibit 3.19 to our registration statement on Form S-4 (File No. 333-58578))
3.97
First Amended and Restated Articles of Limited Partnership of Huntsman Propylene Oxide Ltd. dated October 1, 2000 (incorporated by reference to Exhibit 3.20 to our registration statement on Form S-4 (File No. 333-58578))
3.98	Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.70 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.99	Amended Certificate of Limited Partnership of Huntsman Purchasing, Ltd. (incorporated by reference to Exhibit 3.71 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.100
Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 1999 (incorporated by reference to Exhibit 3.72 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.101
First Amendment to Amended Agreement of Limited Partnership of Huntsman Purchasing, Ltd., dated January 1, 2000 (incorporated by reference to Exhibit 3.73 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.102	Certificate of Formation of Huntsman Texas Holdings LLC (incorporated by reference to Exhibit 3.11 to our registration statement on Form S-4 (File No. 333-58578))
3.103	Limited Liability Company Agreement of Huntsman Texas Holdings LLC dated July 12, 2000 (incorporated by reference to Exhibit 3.12 to our registration statement on Form S-4 (File No. 333-58578))
3.104	Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.80 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.105
Certificate of Amendment to the Certificate of Incorporation of JK Holdings Corporation (incorporated by reference to Exhibit 3.81 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.106	Bylaws of JK Holdings Corporation (incorporated by reference to Exhibit 3.82 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.107	Certificate of Formation of Petrostar Fuels LLC (incorporated by reference to Exhibit 3.83 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)

3.108
Limited Liability Company Agreement of Petrostar Fuels LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.84 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.109	Certificate of Formation of Petrostar Industries LLC (incorporated by reference to Exhibit 3.85 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.110
Limited Liability Company Agreement of Petrostar Industries LLC dated September 21, 2000 (incorporated by reference to Exhibit 3.86 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.111	Articles of Incorporation of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.87 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.112	Bylaws of Polymer Materials, Inc. (incorporated by reference to Exhibit 3.88 to the Registration Statement on Form S-4 of Huntsman LLC (File No. 333-112279)
3.113	Memorandum of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.7 to our registration statement on Form S-4 (File No. 333-85141))
3.114	Articles of Association of Tioxide Americas Inc. (incorporated by reference to Exhibit 3.8 to our registration statement on Form S-4 (File No. 333-85141))
3.115	Memorandum of Association of Tioxide Group (incorporated by reference to Exhibit 3.5 to our registration statement on Form S-4 (File No. 333-85141))
3.116	Articles of Association of Tioxide Group (incorporated by reference to Exhibit 3.6 to our registration statement on Form S-4 (File No. 333-85141))
4.1
Indenture, dated as of March 13, 2001, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.6 to amendment no. 1 to our annual report on Form 10-K/A of for the year ended December 31, 2001)
4.2	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in dollars (included as Exhibit A-3 to Exhibit 4.1)
4.3	Form of 10 1/8% Senior Subordinated Note due 2009 denominated in euros (included as Exhibit A-4 to Exhibit 4.1)
4.4	Form of Guarantee relating to the 10 1/8% Senior Subordinated Notes due 2009 (included as Exhibit E of Exhibit 4.1)
4.5
First Supplemental Indenture, dated as of January 11, 2002, among Huntsman International LLC, as Issuer, the Guarantors named therein and The Bank of New York, as Trustee, relating to 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.7 to amendment no. 1 to our annual report on Form 10-K/A for the year ended December 31, 2001)
4.6
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.27 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.7	Form of Amended and Restated $200,000,000 9 1/2% Senior Subordinated Note due 2007 (included as Exhibit A to Exhibit 4.6)

4.8
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.29 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.9
Second Supplemental Indenture, dated as of August 5, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $200,000,000 9 1/2% Senior Subordinated Notes due 2007 (incorporated by reference to Exhibit 4.30 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.10
Amended and Restated Indenture, dated as of June 14, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.31 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.11	Form of Amended and Restated Fixed Rate Note due 2007 (included as Exhibit A to Exhibit 4.10)
4.12	Form of Amended and Restated Floating Rate Note due 2007 (included as Exhibit B to Exhibit 4.10)
4.13	Form of Guarantee relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (included as Exhibit F to Exhibit 4.10)
4.14
First Supplemental Indenture, dated as of July 11, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.34 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.15
Second Supplemental Indenture, dated as of August 15, 2002, among Huntsman Corporation (now known as Huntsman LLC), as Issuer, each of the Guarantors party thereto and Wilmington Trust Company, as Trustee, relating to the $275,000,000 9 1/2% Senior Subordinated Notes due 2007 and the $125,000,000 Senior Subordinated Floating Rate Notes due 2007 (incorporated by reference to Exhibit 4.35 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.16
Indenture, dated as of September 30, 2003, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 5/8% Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.36 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))
4.17	Form of Unrestricted 11 5/8% Senior Secured Note due 2010 (included as Exhibit A-2 to Exhibit 4.16)
4.18	Form of Guarantee relating to the 11 5/8% Senior Secured Notes due 2010 (included as Exhibit E to Exhibit 4.16)
4.19
Indenture, dated as of June 30, 2003, among Huntsman Advanced Materials LLC, as Issuer, each of the Guarantors named therein and Wells Fargo Bank Minnesota, National Association, as Trustee relating to 11% Senior Secured Notes due 2010 and Senior Secured Floating Rate Notes due 2008 (incorporated by reference to Exhibit 4.1 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.20	Form of Unrestricted Fixed Rate Note (included as Exhibit A-3 to Exhibit 4.19)

4.21	Form of Unrestricted Floating Rate Note (included as Exhibit A-4 to Exhibit 4.19)
4.22	Form of Guarantee (included as Exhibit E to Exhibit 4.19)
4.23
Registration Rights Agreement, dated as of June 30, 2003, among Huntsman Advanced Materials LLC and the Guarantors named therein, as Issuers, and Deutsche Bank Securities Inc. and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.5 to the registration statement on Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.24
First Supplemental Indenture, dated as of April 10, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.7 to the registration statement of Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.25
Second Supplemental Indenture, dated as of June 17, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.8 to the registration statement of Form S-4 of Huntsman Advanced Materials LLC (File No. 333-115344))
4.26
Third Supplemental Indenture, dated as of June 30, 2003, between Vantico Group S.A., as issuer, and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.51 to the registration statement on Form S-4 of HMP Equity Holdings Corporation (File No. 333-116100))
4.27
Indenture, dated as of June 22, 2004, among Huntsman LLC, the Guarantors party thereto and HSBC Bank USA, as Trustee, relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the quarterly report on Form 10-Q of Huntsman LLC for the three months ended June 30, 2004)
4.28	Form of Restricted Fixed Rate Note due 2012 (included as Exhibit A-1 to Exhibit 4.27)
4.29	Form of Restricted Floating Rate Note due 2011 (included as Exhibit A-2 to Exhibit 4.27)
4.30	Form of Guarantee relating to the 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011 (included as Exhibit E to Exhibit 4.45)
4.31
Indenture, dated as of December 17, 2004, among Huntsman International LLC, as Issuer, the Guarantors named therein and Wells Fargo Bank, National Association, as Trustee, relating to the 7 3/8% Senior Subordinated Notes due 2015 and the 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.1 to our current report on Form 8-K filed December 23, 2004)
4.32	Form of Restricted 7 3/8% Senior Subordinated Note denominated in dollars due 2015 (included as Exhibit A-1 to Exhibit 4.31)
4.33	Form of Restricted 7 1/2% Senior Subordinated Note denominated in euros due 2015 (included as Exhibit A-2 to Exhibit 4.31)
4.34	Form of Unrestricted 7 3/8% Senior Subordinated Note denominated in dollars due 2015 (included as Exhibit A-3 to Exhibit 4.31)
4.35	Form of Unrestricted 7 1/2% Senior Subordinated Note denominated in euros due 2015 (included as Exhibit A-4 to Exhibit 4.31)
4.36	Form of Guarantee (included as Exhibit E to Exhibit 4.31)
4.37
Registration Rights Agreement dated as of February 10, 2005 by and among the Company and the stockholders signatory thereto (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))

4.38	Form of stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
4.39
Form of mandatory convertible preferred stock certificate of Huntsman Corporation (incorporated by reference to Exhibit A to Exhibit 3.01 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
4.40
Supplemental Indenture, dated as of July 11, 2005, among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee, relating to the 11 1/2% Huntsman LLC Senior Notes due 2012 and Huntsman LLC Senior Floating Rate Notes due 2011 (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.41
Supplemental Indenture, dated as of July 13, 2005 among Huntsman LLC, the Guarantors named therein and HSBC Bank USA, National Association, as Trustee, relating to the 11 5/8% Huntsman LLC Senior Secured Notes due 2010 (incorporated by reference to Exhibit 4.2 to the current report on Form 8-K of Huntsman LLC filed July 15, 2005)
4.42
Supplemental Indenture dated August 16, 2005 to Indenture dated March 13, 2001, as amended, by and among Huntsman International LLC, the guarantors named therein, and The Bank of New York, as trustee, relating to Huntsman International LLC's euro denominated 10 1/8% Senior Subordinated Notes due 2009 (incorporated by reference to Exhibit 4.2 to our current report on Form 8-K filed August 22, 2005)
4.43
Supplemental Indenture dated August 16, 2005 to Indenture dated as December 17, 2004 by and among Huntsman International LLC, the guarantors named therein, and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association), as trustee, relating to Huntsman International LLC's dollar denominated 7 3/8% Senior Subordinated Notes due 2015 and euro denominated 7 1/2% Senior Subordinated Notes due 2015 (incorporated by reference to Exhibit 4.4 to our current report on Form 8-K filed August 22, 2005)
4.44
Supplemental Indenture dated August 16, 2005, to Indenture dated as of September 30, 2003 by and among Huntsman International LLC (as successor to Huntsman LLC), the guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to Huntsman International LLC's 11 5/8% Senior Secured Notes due 2010, originally issued by Huntsman LLC (incorporated by reference to Exhibit 4.7 to our current report on Form 8-K filed August 22, 2005)
4.45
Supplemental Indenture dated August 16, 2005, to Indenture dated as of June 22, 2004 by and among Huntsman International LLC (as successor to Huntsman LLC), the guarantors named therein, and HSBC Bank USA, National Association, as trustee, relating to Huntsman International LLC's 11 1/2% Senior Notes due 2012 and Senior Floating Rate Notes due 2011, originally issued by Huntsman LLC (incorporated by reference at Exhibit 4.10 to our current report on Form 8-K filed August 22, 2005)
4.46	Form of Restricted Stock Agreement for Outside Directors (incorporated by reference to Exhibit 4.7 of our registration statement on Form S-8 filed February 10, 2006 (File No. 333-131729))
4.47
Form of Restricted Stock Unit Agreement for Outside Directors (incorporated be reference to Exhibit 4.8 of the registration statement on Form S-8 of Huntsman Corporation filed February 10, 2006 (File No. 333-131729))

4.48
Indenture, dated as of November 13, 2006, among Huntsman International LLC, as Issuer, the Guarantors party thereto, and Wells Fargo Bank, National Association, as Trustee, relating to the $200,000,000 7 7/8% Senior Subordinated Notes due 2014 and the €400,000,000 6 7/8% Senior Subordinated Notes due 2013 (incorporated by reference to Exhibit 4.1 to our quarterly report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006)
4.49	Form of Restricted 7 7/8% Senior Subordinated Note denominated in dollars due 2014 (included as Exhibit A-1 to Exhibit 4.48)
4.50	Form of Restricted 6 7/8% Senior Subordinated Note denominated in euros due 2013 (included as Exhibit A-2 to Exhibit 4.48)
4.51	Form of Unrestricted 7 7/8% Senior Subordinated Note denominated in dollars due 2014 (included as Exhibit A-3 to Exhibit 4.48)
4.52	Form of Unrestricted 6 7/8% Senior Subordinated Note denominated in euros due 2013 (included as Exhibit A-4 to Exhibit 4.48)
4.53
Exchange and Registration Rights Agreement, dated as of November 13, 2006, among Huntsman International LLC, as Issuer, the Guarantors party thereto, and the Purchasers as defined therein, relating to $200,000,000 aggregated principal amount of the 7 7/8% Senior Subordinated Notes due 2014 (incorporated by reference to Exhibit 4.2 to our quarterly report on Form 10-Q for the three months ended September 30, 2006, filed on November 14, 2006
5.1††
Opinion and consent of Stoel Rives LLP as to the legality of the notes to be issued by Huntsman International LLC, and the guarantees to be issued by Airstar Corporation, Eurofuels LLC, Eurostar Industries LLC, Huntsman Advanced Materials Americas Inc., Huntsman Advanced Materials Holdings LLC, Huntsman Advanced Materials LLC, Huntsman Australia Inc., Huntsman Chemical Company LLC, Huntsman Chemical Finance Corporation, Huntsman Chemical Purchasing Corporation, Huntsman EA Holdings LLC, Huntsman Enterprises, Inc., Huntsman Expandable Ploymers Company, LC, Huntsman Family Corporation, Huntsman Group Holdings Finance Corporation, Huntsman Group Intellectual Property Holdings Corporation, Huntsman Headquarters Corporation, Huntsman International Chemicals Corporation, Huntsman International Financial LLC, Huntsman International Trading Corporation, Huntsman MA Investment Corporation, Huntsman MA Services Corporation, Huntsman Petrochemical Canada Holdings Corporation, Huntsman Petrochemical Corporation, Huntsman Petrochemical Finance Corporation, Huntsman Petrochemical Purchasing Corporation, Huntsman Polymers Corporation, Huntsman Polymers Holdings Corporation, Huntsman Procurement Corporation, Huntsman Propylene Oxide Holdings LLC, Huntsman Purchasing Ltd., Huntsman Texas Holdings LLC, JK Holdings Corporation, Petrostar Fuels LLC, Petrostar Industries LLC and Polymer Materials Inc. in the exchange offer
5.2††
Opinion and consent of Vinson & Elkins L.L.P. as to the legality of the guarantees to be issued by Huntsman Ethyleneamines Ltd., Huntsman Fuels, L.P., Huntsman International Fuels, L.P., Huntsman International Services Corporation, Huntsman Propylene Oxide Ltd. and Tioxide Group in the exchange offer
5.3††	Opinion and consent of Walkers as to the legality of the guarantees to be issued by Tioxide Americas Inc. in the exchange offer
10.1
Business Consulting Agreement, dated as of June 3, 2003, between Huntsman International LLC and Jon M. Huntsman (incorporated by reference to Exhibit 10.41 to our registration statement on Form S-4 (File No. 333-106482))
10.2
Aircraft Dry Lease, dated as of September 14, 2001, between Jstar Corporation and Airstar Corporation (incorporated by reference to Exhibit 10.10 to the registration statement on Form S-4 of Huntsman LLC (File No. 333-112279))

10.3
Huntsman Cost Reduction Incentive Plan and Form of Participation Agreement (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of HMP Equity Holdings Corporation filed on November 23, 2004)
10.4
Gift Agreement by and among Huntsman Group Inc. and the Jon and Karen Huntsman Foundation (incorporated by reference to Exhibit 10.17 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.5
Pledge, Assignment and Collateral Agency Agreement dated February 16, 2005 between the Company and Citibank, N.A. (incorporated by reference to Exhibit 10.2 to the current report on Form 8-K of Huntsman Corporation filed February 16, 2005 (File No. 001-32427))
10.6	Huntsman Corporation Stock Incentive Plan (incorporated by reference to Exhibit 10.19 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.7	Form of Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.8	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.9	Form of Stock Appreciation Rights Agreement (incorporated by reference to Exhibit 10.22 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.10	Form of Phantom Share Agreement (incorporated by reference to Exhibit 10.23 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.11
Form of Executive Severance Plan (incorporated by reference to Exhibit 10.24 to amendment No. 3 to the registration statement on Form S-1 of Huntsman Corporation dated February 8, 2005 (File No. 333-120749))
10.12	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.25 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.13
Employment Agreement with Paul Hulme (incorporated by reference to Exhibit 10.24 to amendment No. 1 to the registration statement on Form S-1 of Huntsman Corporation dated January 6, 2005 (File No. 333-120749))
10.14	Employment Agreement with Anthony Hankins (incorporated by reference to Exhibit 10.27 to the registration statement on Form S-1 of Huntsman Corporation (File No. 333-120749))
10.15
Huntsman Supplemental Executive Retirement Plan, as amended through the sixth amendment, April 21, 2005 (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Huntsman Corporation for the three-months ended March 31, 2005)
10.16
Credit Agreement dated August 16, 2005 among Huntsman International LLC, Deutsche Bank AG New York Branch as Administrative Agent and the other financial institutions named therein (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed August 22, 2005)
10.17
Intercreditor Agreement dated August 16, 2005 among Deutsche Bank AG New York Branch as collateral agent and administrative agent under the above referenced credit agreement, and HSBC Bank USA, National Association as trustee under the indenture governing Huntsman International LLC's 11 5/8% Senior Secured Notes (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed August 22, 2005)
10.18
Second Amendment to Amended and Restated Pooling Agreement, dated August 16, 2005, among Huntsman Receivables France LLC, Huntsman (Europe), BVBA and J.P. Morgan Bank (incorporated by reference to Exhibit 10.4 to our current report on Form 8-K filed on August 22, 2005)

10.19
Fourth Amendment to 2000-1 Supplement, dated August 16, 2005, among Huntsman Receivables Finance LLC, Huntsman (Europe), BVBA and J.P. Morgan (Ireland) Plc (incorporated by reference to Exhibit 10.5 to our current report on Form 8-K filed on August 22, 2005)
10.20
Form of Non-qualified Stock Option Agreement for Outside Directors (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Huntsman Corporation filed November 8, 2005 (File No. 001-32427))
10.21
Amended and Restated Huntsman Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.22	Huntsman Supplemental Executive MPP Plan (incorporated be reference to Exhibit 10.2 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.23
Amended and Restated Huntsman Supplemental Savings Plan (incorporated be reference to Exhibit 10.3 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.24	Huntsman Outside Directors Elective Deferral Plan (incorporated be reference to Exhibit 10.4 of the current report on Form 8-K of Huntsman Corporation filed December 30, 2005 (File No. 001-32427))
10.25
Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA and J.P. Morgan Bank (Ireland), as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.1 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.26
Amended and Restated 2000-1 Supplement to Second Amended and Restated Pooling Agreement, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, Jupiter Securitization Corporation, the several financial institutions party thereto as funding agents, the Series 2000-1 Conduit Purchasers party thereto, the several financial institutions party thereto as Series 2000-1 APA Banks, J.P.Morgan Securities Ltd., JPMorgan Chase Bank, N.A., and J.P.Morgan (Ireland) plc, as trustee, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.2 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.27
Amended and Restated Contribution Agreement, between Huntsman International LLC and Huntsman Receivables Finance LLC, dated as of April 18, 2006 (incorporated by reference to Exhibit 10.3 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.28
Second Amended and Restated Servicing Agreement, dated as of April 18, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC (incorporated by reference to Exhibit 10.4 to our quarterly report on Form 10-Q for the three months ended March 31, 2006, filed on May 9, 2006)
10.29
Consent and Second Amendment to Credit Agreement and Amendment to Security Documents, dated June 30, 2006, by and among Huntsman International LLC, as Borrower, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, and the other financial institutions party thereto (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on July 7, 2006)

10.30
Withdrawal of Originator, dated November 28, 2006, among Huntsman Receivables Finance LLC, Huntsman (Europe) BVBA, the various affiliates of Huntsman International LLC party thereto as local servicers, J.P.Morgan Bank (Ireland), as Trustee, PricewaterhouseCoopers LLP, and Huntsman International LLC (incorporated by reference to Exhibit 10.30 to our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed on March 1, 2007)
21.1	Subsidiaries of Huntsman International LLC (incorporated by reference to Exhibit 21.1 to our annual report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007)
23.1††	Consent of Deloitte & Touche LLP
23.2††	Consent of Ernst & Young Ltd
23.3††	Consent of Stoel Rives LLP (included in Exhibit 5.1)
23.4††	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.2)
23.5††	Consent of Walkers (included in Exhibit 5.3)
24.1†	Powers of Attorney (included in the Signature Pages)
25.1†	Form T-1 Statement of Eligibility of Wells Fargo Bank, N.A. to act as Trustee under the Indenture
99.1††	Form of Letter of Transmittal for the 7.375% Senior Subordinated Notes due 2015
99.2††	Form of Letter of Transmittal for the 7.5% Senior Subordinated Notes due 2015
99.3††	Form of Letter of Transmittal for the 7.875% Senior Subordinated Notes due 2014
99.4††	Letter to Brokers for the 7.375% Senior Subordinated Notes due 2015
99.5††	Letter to Brokers for the 7.875% Senior Subordinated Notes due 2014
99.6††	Letter to Clients for the 7.375% Senior Subordinated Notes due 2015
99.7††	Letter to Clients for the 7.875% Senior Subordinated Notes due 2014
99.8††	Notice of Guaranteed Delivery for the 7.375% Senior Subordinated Notes due 2015
99.9††	Notice of Guaranteed Delivery for the 7.5% Senior Subordinated Notes due 2015
99.10††	Notice of Guaranteed Delivery for the 7.875% Senior Subordinated Notes due 2014

†
Filed previously.

††
Filed herewith.